     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2005



                                                     REGISTRATION NO. 333-120751


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO



                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                               PAV REPUBLIC, INC.
               TO BE KNOWN AS REPUBLIC ENGINEERED PRODUCTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                               3312                              13-4268940
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)             Identification Number)

                             ---------------------
                              3770 EMBASSY PARKWAY
                           FAIRLAWN, OHIO 44333-8367
                                 (330) 670-3000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
                               JOSEPH F. LAPINSKY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       REPUBLIC ENGINEERED PRODUCTS, INC.
                              3770 EMBASSY PARKWAY
                           FAIRLAWN, OHIO 44333-8367
                                 (330) 670-3000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------
                                   COPIES TO:

                JOSHUA N. KORFF, ESQ.                                 ROBERT A. ZUCCARO, ESQ.
                 KIRKLAND & ELLIS LLP                                   LATHAM & WATKINS LLP
                   CITIGROUP CENTER                                       885 THIRD AVENUE
                 153 EAST 53RD STREET                              NEW YORK, NEW YORK 10022-4834
            NEW YORK, NEW YORK 10022-4611                                  (212) 906-1200
                    (212) 446-4800

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                           AGGREGATE                AMOUNT OF
                SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)       REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share......................       $115,000,000              $14,570.50
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


(1) Includes shares that the underwriter has the option to purchase from the Registrant to cover over-allotments, if any. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.


(2) Previously paid with the filing of the original registration statement being amended hereby.

                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PRELIMINARY PROSPECTUS            Subject to completion           March 22, 2005

--------------------------------------------------------------------------------

              Shares

(REPUBLIC LOGO)

Common Stock
--------------------------------------------------------------------------------

We are offering           shares of our common stock. This is our initial public
offering of our common stock. Prior to this offering, there has been no public market for shares of our common stock. We expect the public offering price to be
between $     and $     per share.


We have applied to list our common stock on the Nasdaq National Market under the symbol "RSBQ."



INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING ANY SHARES, YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
----------------------------------------------------------------------------------
Public offering price                                         $           $
----------------------------------------------------------------------------------
Underwriting discounts and commissions                        $           $
----------------------------------------------------------------------------------
Proceeds, before expenses, to us                              $           $
----------------------------------------------------------------------------------

The underwriter may also purchase up to an additional           shares of our
common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus. If the underwriter exercises this option in full, the total
underwriting discounts and commissions will be $     , and the total proceeds,
before expenses, to us will be $     .


The underwriter is offering the common stock as set forth under "Underwriting."
Delivery of the shares will be made on or about           , 2005.


                              UBS INVESTMENT BANK


                The date of this prospectus is           , 2005.

          [MAP GRAPHIC DEMONSTRATING FLEXIBLE MANUFACTURING FOOTPRINT]


FLEXIBLE MANUFACTURING FOOTPRINT


           LORAIN, OH                               HAMILTON, ONT                        LACKAWANNA, NY
------------------------------------    ------------------------------------    ------------------------------------
- Blast Furnace and Leaded              - Cold Drawing                          - 13" Rolling Mill
  Steel Production Facility
                                        - Turning                               - Bar Inspection & Finishing Operations

- Bloom and Billet Casting              - Thermal Treatment

                                        - Short Cutting

- Billet Inspection and Conditioning

          LORAIN, OH                                   [MAP]                              CANTON, OH
------------------------------------                                            ------------------------------------
- 9"/10" Rolling Mill                                                           - Electric Arc Furnace Melt Shop

- 20" Rolling Mill                                                              - Bloom Casting and Billet Rolling

                                                                                - Billet Inspection and Conditioning

          GARY, IN                                                                       MASSILLON, OH
------------------------------------                                            ------------------------------------
- Cold Drawing                                                                  - Cold Drawing

- Turning                                                                       - Turning

- Grinding                                                                      - Grinding

- Thermal Treating                                                              - Thermal Treating


----------
*    Corporate Headquarters [in Fairlawn, OH]

[ ]  Over 70% of PAV Republic's products are shipped to 12 states

--------------------------------------------------------------------------------


TABLE OF CONTENTS

--------------------------------------------------------------------------------


Prospectus summary....................    1
Summary consolidated financial and
  operating data......................    5
Risk factors..........................    8
Special note regarding forward-looking
  statements..........................   21
Industry and market data..............   21
Dividend policy.......................   22
Use of proceeds.......................   23
Capitalization........................   24
Dilution..............................   25
Selected historical consolidated
  financial and other data............   26
Management's discussion and analysis
  of financial condition and results
  of operations.......................   28
Business..............................   51
Management............................   67
Related party transactions............   81
Description of indebtedness...........   82
Principal stockholders................   87
Description of capital stock..........   89
Shares eligible for future sale.......   92
Material US federal tax considerations
  to non-US holders...................   94
Underwriting..........................   97
Legal matters.........................  100
Experts...............................  100
Where you can find additional
  information.........................  101
Index to financial statements.........  F-1


--------------------------------------------------------------------------------


Through and including           , 2005, (the 25th date after the date of this
prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                      (This page intentionally left blank)

Prospectus summary


This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. Although this summary contains important information about our company, our predecessors, and this offering, you should read the entire prospectus carefully, including the risk factors, our audited and unaudited financial statements and related notes and other financial and operating data to understand this offering fully. In this prospectus, "Republic," "we," "us," "our company" and "our" refer to PAV Republic, Inc., to be known as Republic Engineered Products, Inc. upon the consummation of the transactions described below under "Prospectus summary--Corporate Reorganization" and its consolidated subsidiaries and predecessors unless the context otherwise requires.


COMPANY OVERVIEW


We are the leading domestic producer of special bar quality steel, or "SBQ," products with shipments of approximately 1.8 million tons for the year ended December 31, 2004 and have an aggregate annual liquid steelmaking capacity of
2.3 million tons. Our SBQ products are used across a broad range of highly engineered end-user applications, including axles, hubs and crankshafts for automobiles and light trucks, machine tools and off-highway equipment. Through our predecessors, we have been producing high quality, value-added SBQ products for over 100 years and we believe we offer the most complete range of SBQ products in the industry.



We have long-standing customer relationships with nearly all of our more than 250 customers, including all leading domestic and U.S.-based Japanese transplant automotive and industrial equipment manufacturers and their first tier suppliers. We are the only U.S.-based SBQ producer to employ both electric arc furnace, or "EAF," and integrated blast furnace technology. This enables us to proactively manage our product mix and more efficiently utilize raw material inputs. For a more detailed description of our manufacturing process and products, see "Business--Our steel manufacturing process" and "Business--Our products and product mix."



As a result of significant capital investments, we operate seven modern and well-maintained facilities in the U.S. and Canada. The proximity of our strategically located facilities to the majority of our customers provides us with a significant competitive advantage to other SBQ producers. In addition to our liquid steelmaking capacity, we have aggregate annual hot-rolling production capacity of approximately 1.5 million tons, tube casting semi-finished capacity of approximately 0.8 million tons and cold finishing production capacity of approximately 0.3 million tons. For the year ended December 31, 2004 our sales and operating income totaled $1.2 billion and $66.0 million, respectively.


INDUSTRY OVERVIEW


SBQ products, which sell at a substantial premium to merchant or commodity grade steel products, are high quality carbon, alloy and leaded steel bar products used primarily for critical safety applications in automotive and industrial equipment. The market for these value-added products in the U.S. totaled approximately 8.0 million tons shipped in 2003. Due to a number of factors, there is a tremendous investment of capital required to start up operations in the SBQ industry and the barriers to entry in this market are high. Moreover, imports have represented less of a threat to SBQ producers than to commodity steel producers because of the high quality nature of SBQ products.


COMPETITIVE STRENGTHS


Leading market position and long-standing customer relationships. We believe we have maintained the leading market position in the SBQ steel industry for over 20 years. In 2003, we supplied approximately 30% and 85% of all high quality, critical safety application SBQ products consumed by domestic and U.S.-based Japanese transplant automotive manufacturers, respectively.

Higher value-added products with enhanced margins and pricing policy that mitigates margin volatility. We actively focus our production on higher value-added products that increase operating margins, the demand for which has enabled us to implement a favorable pricing policy. All of our customers are subject to either annual price increases or spot prices and we have surcharges in place for key alloys and other key raw materials. This pricing policy aids in stabilizing operating margins against raw material price fluctuations.



Flexible manufacturing operations. The two EAFs in Canton and the blast furnace operation located in Lorain provide us with the operational flexibility to alternate between EAF production and traditional integrated blast furnace production. This flexibility allows us to respond to changes in raw material input prices and utilize the lowest production cost structure available.



Absence of onerous legacy liabilities. We believe that the absence of legacy liabilities including environmental, pension and other post-retirement benefit obligations, coupled with the debt reduction expected from this transaction, will provide us with one of the strongest balance sheets in the SBQ industry.



Favorable labor agreements. Our favorable labor agreements have enhanced our ability to maximize workforce flexibility and reduce costs by providing flexible scheduling of our workforce and eliminating legacy costs. We believe our labor agreements are among the best in the industry and allow us to maintain low cost labor operations.



Modern, well-maintained facilities with modest capital expenditures going forward. We believe our strategically located plants are among the most modern and well-maintained SBQ steelmaking facilities in North America. As a result of investments in our existing steelmaking facilities, we believe modest capital expenditures will be required to support our ongoing operations.



Strong and experienced management team and sponsor. Our experienced senior management team and Perry Capital, our equity sponsor, provide industry expertise vital to our stability and success in the SBQ industry.


OUR BUSINESS STRATEGY


Our business strategy focuses on achieving additional operational flexibility, enhancing margins, strengthening our customer relationships and maintaining a conservative capital management policy.



Enhance EAF production capability to provide additional operational flexibility. Our planned installation of a new caster at our Canton facility, which will enhance our EAF production capability, should be completed by the end of 2005 and in conjunction with our existing blast furnace capability, will increase our operating flexibility and allow us to more efficiently allocate production and further minimize the cost of raw material inputs.



Focus on products with higher engineering content to command premium margins. We will continue to manage our product mix by focusing on higher value-added products with more engineering content and metallurgical specificity which command premium margins.



Build upon our strong customer relationships. We intend to strengthen our long-standing customer relationships by maintaining strong customer service and proactively responding to changing customer needs.



Maintain financial flexibility. Through this offering, we expect to repay debt, increase liquidity and achieve one of the lowest debt to total capitalization levels in the SBQ industry. This will permit us to prudently invest in internal and external strategic growth opportunities.



RECENT DEVELOPMENTS


On October 11, 2004, as a result of expected continued strong demand for our products and in an effort to further enhance our operating flexibility, our Board of Directors approved the installation of a new five-strand combination billet/bloom caster and associated equipment at our Canton facility. We received the requisite permit for, and began the preparation for installation of this new equipment in December 2004. We anticipate that this project will cost approximately $50.0 million to complete and will become fully operational by the fourth quarter of 2005.



On November 10, 2004, we and General Electric Capital Corporation, as lender and agent for the lenders, amended the revolving credit facility to expand the borrowing capacity under the revolving credit facility from $200.0 million to $250.0 million and to provide for a possible further increase in borrowing capacity of $100.0 million in the future. In addition, the amended revolving credit facility has a lower interest rate than our original revolving credit facility.


CORPORATE REORGANIZATION

Concurrent with this offering, we will merge our wholly-owned subsidiary, Republic Engineered Products, Inc. with and into us. We will survive this merger and continue to operate our business. Upon consummation of the merger, we will adopt the name Republic Engineered Products, Inc. Unless the context indicates otherwise, the information in this prospectus relating to us assumes that the merger transaction described above has been completed.

Our company was formed on October 7, 2003 and purchased substantially all of the operating assets of REPH LLC pursuant to Section 363 of the Bankruptcy Code in December 2003. In August 2002, REPL LLC, a wholly owned subsidiary of REPH LLC, had purchased certain of the operating assets of Republic Technologies International, LLC ("RTI") pursuant to Section 363 of the Bankruptcy Code.

OUR PRINCIPAL INVESTOR


Perry Partners LP, which we refer to as "Perry Partners" and Perry Partners International, Inc., which we refer to as "Perry International," (collectively, "Perry Capital") own substantially all of our capital stock. Perry Capital is a private investment firm formed in 1988 to focus on alternative investments. Perry Capital currently manages over $10.0 billion allocated across a variety of asset classes including publicly traded equity and debt securities, private equity, and real estate. The firm manages dedicated industry-focused portfolios and seeks to develop strong relationships with management of companies in which it invests. Perry Capital employs over 95 professionals and support staff in offices in New York, Hong Kong and London.


PRINCIPAL EXECUTIVE OFFICES

PAV Republic, Inc. is a Delaware corporation. Our corporate headquarters are located at 3770 Embassy Parkway, Fairlawn, Ohio 44333-8367 and our telephone number is (330) 670-3000. Our internet address is www.republicengineered.com. The information found on our website is not a part of this prospectus. We were incorporated on October 7, 2003 under Delaware law.

The offering

Common stock offered by us..........               shares.

Common stock to be outstanding after
the offering........................               shares.

Proposed Nasdaq National Market
symbol..............................     "RSBQ."

Use of proceeds.....................     We estimate that the net proceeds of
                                         this offering will be $     million. We
                                         intend to use the net proceeds from
                                         this offering to repay all amounts
                                         outstanding under our 11% Senior
                                         Secured Promissory Note due 2009 (which
                                         is held by an affiliate of Perry
                                         Capital) and our 10% Senior Secured
                                         Notes due 2009 (a portion of which is
                                         held by an affiliate of Perry Capital).
                                         We expect to use the remaining net
                                         proceeds to repay amounts outstanding
                                         under our revolving credit facility.
                                         See "Use of Proceeds."


Over-allotment option...............     We have granted the underwriter a
                                         30-day option to purchase up to
                                                   additional shares of our
                                         common stock to cover over-allotments,
                                         if any.



The number of shares of our common stock to be outstanding after this offering is based on 50,000 shares of our common stock outstanding as of February 28,
2005, and has been adjusted to reflect a   -for-1 stock split. This number does
not include:



options to acquire an aggregate of 4,167 shares outstanding as of February 28, 2005; and



          shares that may be purchased by the underwriter to cover over-allotments, if any.


Unless we indicate otherwise, the share information in this prospectus assumes the underwriter's over-allotment option is not exercised. See "Underwriting."

Summary consolidated financial and operating data


The following table presents summary historical consolidated financial information for PAV Republic, Inc. ("PAV Republic") and its predecessors REPH LLC, (formerly known as Republic Engineered Products Holdings, LLC) ("REPH LLC") and Republic Technologies International Holdings, LLC ("RTI"), which has been derived from PAV Republic's, REPH LLC's, and Republic Technologies International Holdings, LLC's consolidated financial statements appearing elsewhere in this prospectus. In October 2003, REPH LLC filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code. In April 2001, RTI filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code. The following financial information should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations," "Selected historical consolidated financial and other data" and PAV Republic's, REPH LLC's and Republic Technologies International Holdings, LLC's consolidated and combined financial statements included elsewhere in this prospectus.



The summary financial data presented below under the captions "Consolidated statement of operations data", "Consolidated balance sheet data", and "Other Financial Data" for, and as of the end of, the periods ended December 31, 2004 and 2003, is derived from the consolidated financial statements of PAV Republic and subsidiaries, which financial statements have been audited by KPMG LLP, Independent Registered Public Accounting Firm, unless otherwise noted. The consolidated financial statements as of December 31, 2004 and for the year then ended, and as of December 31, 2003, and for the period October 7, 2003 (inception) through December 31, 2003, and the reports thereon, are included elsewhere in this prospectus.



The summary financial data presented below under the caption "Consolidated statement of operations data" and "Other Financial Data" for the period from January 1, 2003 through December 18, 2003, is derived from the consolidated statement of operations REPH LLC and subsidiaries (formerly known as Republic Engineered Products Holdings LLC), which financial statement has been audited by KPMG LLP, Independent Registered Public Accounting Firm, unless otherwise noted. The consolidated statement of operations, members' interest, and cash flows, and the report thereon, are included elsewhere in this prospectus. The summary data should be read in conjunction with the consolidated financial statements for the period January 1, 2003 through December 18, 2003, and the related notes, and the Independent Registered Public Accounting Firm's report which contains an explanatory paragraph. The Independent Registered Public Accounting Firm's report states that as of December 19, 2003, REPH LLC sold substantially all of its operating assets to PAV Republic and is in the process of winding down its estates and affairs and distributing the proceeds of its liquidated assets. The consolidated financial statements do not include any adjustments related to the sale of the assets or the ultimate wind down or distribution of liquidated assets.



The summary consolidated financial data of REPH LLC and subsidiaries (formerly known as Republic Engineered Products Holdings, LLC) for the period August 16, 2002 to December 31, 2002 is derived from the consolidated financial statements appearing elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, Independent Registered Public Accounting Firm. The summary consolidated financial data of Republic Technologies International Holdings, LLC and subsidiaries for the period from January 1, 2002 to August 15, 2002 are derived from the consolidated financial statements appearing elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP.



On December 19, 2003, PAV Republic's wholly-owned subsidiary, Republic Engineered Products, Inc. acquired substantially all of the operating assets and assumed certain liabilities of REPH LLC. The historical consolidated financial information for REPH LLC may not be comparable to the consolidated financial information of PAV Republic and may be of limited value in evaluating our financial and operating prospects in the future. Furthermore, the historical information for Republic Technologies International Holdings, LLC may not be comparable to the historical financial information of REPH LLC, as REPH LLC acquired certain specified assets and assumed certain liabilities of Republic Technologies International Holdings, LLC in August 2002.

                                                  PREDECESSOR COMPANIES
                                     -----------------------------------------------
                                           RTI
                                       PERIOD FROM               REPH LLC
                                     JANUARY 1, 2002    PERIOD FROM     PERIOD FROM
                                      TO AUGUST 15,     AUGUST 16,      JANUARY 1,
                                          2002            2002 TO         2003 TO
                                      (LIQUIDATION     DECEMBER 31,    DECEMBER 18,
                                         BASIS)            2002            2003
     CONSOLIDATED STATEMENT OF                         (DOLLARS IN THOUSANDS EXCEPT
         OPERATIONS DATA:                                     PER SHARE DATA)
------------------------------------------------------------------------------------
Net sales..........................         $611,983       $300,131       $ 723,730
Cost of goods sold(1)..............          588,841        293,824         698,672
                                     ---------------   ------------    ------------
Gross profit(1)....................           23,142          6,307          25,058
Selling, general and administrative
 expense...........................           23,401         15,558          44,700
Depreciation and amortization
 expense(2)........................           28,345          2,586           9,467
Special charges(3).................           10,541             --              --
Goodwill impairment charge.........               --             --          58,910
Asset impairment charge............               --             --          53,885
Insurance recoveries, net..........               --             --         (14,616)
Other operating expense, net.......              615            423             378
                                     ---------------   ------------    ------------
Operating income (loss)(1).........          (39,760)       (12,260)       (127,666)
Interest expense, net..............           17,721          8,551          24,356
Reorganization items...............            2,377             --           9,704
                                     ---------------   ------------    ------------
Income (loss) before income
 taxes.............................          (59,858)       (20,811)       (161,726)
Provisions for income taxes........               45             --              --
                                     ---------------   ------------    ------------
Income (loss) from continuing
 operations........................          (59,903)       (20,811)       (161,726)
                                     ---------------   ------------    ------------
Extraordinary income, net of tax
 due to purchase price
 accounting........................               --             --              --
                                     ---------------   ------------    ------------
Net income (loss)(1)...............        $ (59,903)     $ (20,811)      $(161,726)
                                     ===============   ============    ============
Basic net income (loss) per
 share/unit of members' interest...         $(59,903)      $(20,811)      $(161,726)
                                     ===============   ============    ============
Diluted net income (loss) per
 share/unit of members' interest...               --             --              --
                                     ===============   ============    ============

                                                    PAV REPUBLIC
                                     ------------------------------------------

                                       PERIOD FROM
                                     OCTOBER 7, 2003
                                     (INCEPTION) TO                 YEAR ENDED
                                      DECEMBER 31,                 DECEMBER 31,
                                          2003                         2004
     CONSOLIDATED STATEMENT OF
         OPERATIONS DATA:
-----------------------------------  ------------------------------------------
Net sales..........................          $11,688                 $1,190,673
Cost of goods sold(1)..............           10,321                  1,070,841
                                     ---------------               ------------
Gross profit(1)....................            1,367                    119,832
Selling, general and administrative
 expense...........................            1,245                     53,350
Depreciation and amortization
 expense(2)........................              234                        910
Special charges(3).................               --                         --
Goodwill impairment charge.........               --                         --
Asset impairment charge............               --                         --
Insurance recoveries, net..........               --                         --
Other operating expense, net.......               29                       (382)
                                     ---------------               ------------
Operating income (loss)(1).........             (141)                    65,954
Interest expense, net..............              617                     18,706
Reorganization items...............               --                         --
                                     ---------------               ------------
Income (loss) before income
 taxes.............................             (758)                    47,248
Provisions for income taxes........               --                     18,084
                                     ---------------               ------------
Income (loss) from continuing
 operations........................             (758)                    29,164
                                     ---------------               ------------
Extraordinary income, net of tax
 due to purchase price
 accounting........................               --                     10,162
                                     ---------------               ------------
Net income (loss)(1)...............           $ (758)                  $ 39,326
                                     ===============               ============
Basic net income (loss) per
 share/unit of members' interest...          $(25.27)                   $928.60
                                     ===============               ============
Diluted net income (loss) per
 share/unit of members' interest...          $(25.27)                   $921.16
                                     ===============               ============



                                                              AS OF DECEMBER 31, 2004
                                                              ------------------------
                                                               ACTUAL     AS ADJUSTED
              CONSOLIDATED BALANCE SHEET DATA:                 (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------------
Working capital.............................................  $286,164       $
Total assets(2).............................................   441,626
Debt........................................................   219,914
Other liabilities(4)........................................    16,748
Shareholders equity.........................................    94,654



                                                  PREDECESSOR COMPANIES                               PAV REPUBLIC
                                     --------------------------------------------------------------------------------------------
                                           RTI
                                       PERIOD FROM               REPH LLC
                                     JANUARY 1, 2002    PERIOD FROM     PERIOD FROM      PERIOD FROM
                                      TO AUGUST 15,     AUGUST 16,      JANUARY 1,     OCTOBER 7, 2003
                                          2002            2002 TO         2003 TO      (INCEPTION) TO                 YEAR ENDED
                                      (LIQUIDATION     DECEMBER 31,    DECEMBER 18,     DECEMBER 31,                 DECEMBER 31,
                                         BASIS)            2002            2003             2003                         2004
                                                       (dollars in thousands except
                                                               per ton data)
---------------------------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA:
Gross margin per ton shipped
 (unaudited)(1)....................         $   19          $    11         $    18          $    53                       $   67
EBITDA(1)(5).......................        (13,792)          (9,674)       (127,903)              93                       66,864
EBITDA per ton shipped
 (unaudited)(1)....................            (11)             (17)            (91)               4                           37
Capital expenditures...............          8,180           17,297           8,032               24                       18,354
Net cash flow provided/ (utilized)
 by:
 Operating activities..............         17,889           23,817          15,486          (12,099)                     (36,835)
 Investing activities..............         (1,175)        (340,896)         (8,032)        (102,556)                     (18,354)
 Financing activities..............        (20,718)         319,186          (8,715)         120,327                       53,103
OPERATING DATA (unaudited):
Tons shipped.......................        1,238.5            587.5           1,405             25.8                      1,800.0
Tons produced (raw steel)..........        1,353.1            648.3         1,411.0             70.2                      2,054.2
Employees (at end of period)(6)....          2,347            2,494           2,266            2,266                        2,535


------------

(1) PAV Republic has elected to change its method of accounting for inventory from first-in, first-out (FIFO) to last-in, first-out (LIFO) effective January 1, 2004. The adoption of the LIFO method of accounting for inventory more accurately matches current revenues with current costs. As of December 31, 2004, the LIFO inventory reserve was $52.6 million. This change in accounting method affects the comparability of the costs of goods sold and the operating results of PAV Republic as compared to prior periods.



(2) PAV Republic's property, plant and equipment, which was acquired on December 19, 2003 from REPH, LLC, included in total assets as of December 31, 2004 is recorded at zero book value as a result of purchase price accounting.


(3)  Includes workforce reduction and facility shutdown charges.

(4)  Includes other accrued liabilities and accrued environmental liabilities.


(5) PAV Republic, RTI and REPH LLC define EBITDA as income (loss) from continuing operations before net interest expense, income taxes, and depreciation and amortization expense. PAV Republic presents EBITDA because PAV Republic considers it an important supplemental measure of performance and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in PAV Republic's industry, many of which present EBITDA when reporting their results.

    PAV Republic's revolving credit facility uses EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. Further, EBITDA is a common method of valuing companies in the steel industry.

    EBITDA is a non-GAAP measure used by management as a comparative measure, in particular on a per ton basis, with respect to the operating results of other companies in the same industry. Significant differences between companies relative to capital investment and financial leverage often render comparisons based on other measures difficult. EBITDA comparisons allow management to eliminate or minimize the effect of these potentially non-comparable variables. PAV Republic believes investors also find EBITDA to be a useful measure to compare operating results of companies in PAV Republic's industry.

    EBITDA is a non-GAAP measure that does not include interest expense, taxes on income and depreciation and amortization expense. Because PAV Republic relies on debt to finance operations, interest is a necessary and ongoing cost of operations and any measure that excludes interest expense has material limitations. Because operations are capital intensive, depreciation and amortization expense is a significant, necessary and ongoing cost of operations and any measure that excludes them has material limitations. Additionally, EBITDA does not include changes in working capital, which can have a material effect on cash flows.

    EBITDA should not be considered in isolation or as a substitute for net income, net cash flow from operating activities or net cash flow from investing and financing activities. In addition, investors should exercise caution comparing similarly titled measures used by other companies as other companies define and calculate EBITDA differently.

    Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to PAV Republic to invest in the growth of PAV Republic's business. These limitations are compensated for by relying primarily on GAAP results and using EBITDA only supplementally. See the consolidated financial statements and related footnotes located elsewhere in this prospectus.


The following table reconciles income (loss) from continuing operations to
EBITDA:



                                                                PREDECESSOR COMPANIES                       PAV REPUBLIC
                                                      ------------------------------------------   ------------------------------
                                                          RTI                 REPH LLC
                                                      PERIOD FROM
                                                       JANUARY 1,                                     PERIOD FROM
                                                        2002 TO       PERIOD FROM    PERIOD FROM       OCTOBER 7,
                                                       AUGUST 15,      AUGUST 16,     JANUARY 1,             2003            YEAR
                                                          2002            2002 TO        2003 TO   (INCEPTION) TO           ENDED
                                                      (LIQUIDATION   DECEMBER 31,   DECEMBER 18,     DECEMBER 31,    DECEMBER 31,
                                                         BASIS)              2002           2003             2003            2004
                                                                        (dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations(a).........     $(59,903)       $(20,811)     $(161,726)          $(758)         $29,164
Depreciation and amortization expenses(b)...........       28,345           2,586          9,467             234              910
Interest expense, net...............................       17,721           8,551         24,356             617           18,706
Income tax expense, net.............................           45              --             --              --           18,084
                                                      -----------    ------------   ------------    ------------    -------------
EBITDA(a)...........................................     $(13,792)       $ (9,674)     $(127,903)           $ 93          $66,864
                                                      ===========    ============   ============    ============    =============


------------

(a) PAV Republic has elected to change its method of accounting for inventory from first-in, first-out (FIFO) to last-in, first-out (LIFO) effective January 1, 2004. The adoption of the LIFO method of accounting for inventory more accurately matches current revenues with current costs. As of December 31, 2004, the LIFO inventory reserve was $52.6 million. This change in accounting method affects the comparability of the costs of goods sold and the operating results of PAV Republic as compared to prior periods.



(b) PAV Republic's property, plant and equipment, which was acquired on December 19, 2003 from REPH, LLC, included in total assets as of December 31, 2004 is recorded at zero book value as a result of purchase price accounting.


(6) The number of employees in 2003 was low due to layoffs resulting from the outages at the Lorain, Ohio #3 blast furnace. The number of employees increases in subsequent periods due to the recalling of laid off employees. See "Management's discussion and analysis of financial condition and results of operations -- Our Predecessors."

--------------------------------------------------------------------------------

Risk factors

You should carefully consider each of the risks described below and all of the other information contained in this prospectus before deciding to invest in our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment. See "Special note regarding forward looking statements."

RISK FACTORS RELATED TO OUR BUSINESS

THE RAW MATERIALS USED IN OUR PRODUCTION PROCESS ARE SUBJECT TO PRICE AND SUPPLY FLUCTUATIONS THAT COULD INCREASE OUR COSTS OF PRODUCTION AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Our supply of raw materials could be interrupted for a variety of reasons, including availability, pricing, the operation of force majeure provisions in supply agreements and expiration of contracts. In addition, to the extent alternative supplies of raw materials exist on the open market, the terms of such purchases may be less favorable and the quality of such materials may be lower. For example, in 2004, we experienced a supply reduction pursuant to the terms of our coke supply agreement with US Steel which resulted in purchases of lower quality coke at higher prices from alternative suppliers.



In early 2004, we were informed by US Steel that they did not intend to renew their supply agreement with us, which expired at the end of December 2004. On October 22, 2004, we executed supply contracts with US Steel which will provide us with our iron ore requirements and a portion of our coke requirements from January 1, 2005 through June 30, 2005. We cannot assure you that we will be able to extend our agreements with US Steel beyond June 30, 2005 and our failure to do so may have a material adverse effect on our operations. Our current contract with US Steel contains pricing terms that have been beneficial to us and we cannot assure you that we will be able to obtain these raw materials on similarly advantageous terms in the future. If we are unable to extend our supply agreements with US Steel beyond June 30, 2005, we will be forced to obtain iron ore and coke in the open market. We cannot guarantee that we will be able to find a supplier of these raw materials or that the prices at which we obtain these materials on the open market or the quality of these materials will be on substantially the same terms and quality as those previously offered by US Steel. A failure to obtain such raw materials could force us to stop production at our steelmaking facilities, prevent us from meeting our delivery obligations to our customers and cause us to lose those customers.



A SIGNIFICANT INTERRUPTION OR CASUALTY LOSS AT ANY OF OUR FACILITIES COULD INCREASE OUR PRODUCTION COSTS AND REDUCE OUR SALES AND EARNINGS.


Our steel making facilities may experience interruptions or major accidents and may be subject to unplanned events such as explosions, fires, inclement weather, acts of God, terrorism, accidents and transportation interruptions. A significant portion of our capacity is generated by each of our six steel making facilities and a shutdown, interruption or casualty loss at any of our facilities could substantially impair our business. Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings. In addition to the revenue losses, longer term business disruption could result in a loss of customers. Although we maintain business interruption insurance, any recovery under this insurance policy may not offset the lost revenues or increased costs that we experience during the disruption of our operations. In addition to the revenue losses, which may not be recoverable under the policy, longer-term business disruption could result in a loss of customers. If this were to occur, our future sales levels, and therefore our profitability, could be adversely affected. Losses which are valued at less than our $2.0 million deductible are not covered by our insurance and, therefore, must be paid or absorbed by us. In the past, such uncovered losses have included, and in the future would include, damage to our plant and equipment in the ordinary course of business.


--------------------------------------------------------------------------------
 8

RISK FACTORS
--------------------------------------------------------------------------------

WE MAY NOT BE ABLE TO PASS ALONG PRICE INCREASES FOR RAW MATERIALS TO OUR CUSTOMERS TO COMPENSATE FOR FLUCTUATIONS IN PRICE AND SUPPLY.
Prices for raw materials necessary for production have fluctuated significantly in the past and significant increases could adversely affect our margins. During periods when prices for scrap metal, iron ore, alloys, coke and other important raw materials have increased, our industry historically has sought to maintain profit margins and pass along increased raw materials costs to customers by means of surcharges. We have experienced substantially higher prices for scrap metal and other raw materials in recent months and have implemented surcharges to offset this increased raw materials cost.


We may not be able to pass along these and other possible cost increases in the future and, therefore, our margins and profitability may be adversely affected. Even when we can successfully apply surcharges, interim reductions in profit margins frequently occur due to a time lag between the increase in raw material prices and the market acceptance of higher selling prices for finished steel products. We cannot assure you that any of our future customers will agree to pay increased prices based on surcharges or that any of our current customers will continue to pay such surcharges.


We do not currently engage in commodity price hedging transactions with respect to any of the raw materials discussed above.

THE ENERGY COSTS INVOLVED IN OUR PRODUCTION PROCESSES ARE SUBJECT TO FLUCTUATIONS THAT ARE BEYOND OUR CONTROL AND COULD SIGNIFICANTLY INCREASE OUR COSTS OF PRODUCTION.


Steel manufacturing is an energy intensive industry. Our manufacturing processes are dependent on adequate supplies of electricity and natural gas. A substantial increase in the cost of natural gas or electricity could have a material adverse effect on our margins. We experienced substantially higher natural gas costs in 2003 and in 2004. We could continue to experience higher than anticipated gas costs in 2005 and in the future, which could adversely affect our results of operations. In addition, a disruption or curtailment in supply could have a material adverse effect on our production and sales levels. See "Business--Energy sources."



OUR SALES ARE HIGHLY CONCENTRATED AND COULD BE SIGNIFICANTLY REDUCED IF ONE OF OUR MAJOR CUSTOMERS REDUCED ITS PURCHASES OF OUR PRODUCTS OR WAS UNABLE TO FULFILL ITS FINANCIAL OBLIGATIONS TO US.



Our sales are concentrated among a relatively small number of customers. Any of our major customers can stop purchasing our products or significantly reduce their purchases at any time. For the year ended December 31, 2004, direct sales of our products to two of our customers, US Steel and American Axle & Manufacturing, each accounted for approximately 10% of our revenue. A disruption in sales to either of these customers could adversely effect our cash flow and results of operations.



There can be no assurance that we will be able to maintain our current level of sales to these customers or that we will be able to sell our products to other customers on terms that will be favorable. The loss of, or substantial decrease in the amount of purchases by, or a write-off of any significant receivables from, any of our major customers would adversely affect our business, results of operations, liquidity and financial condition.


THE INSTALLATION OF NEW EQUIPMENT AT OUR CANTON FACILITY MAY NOT PRODUCE EXPECTED RESULTS.


On October 11, 2004, our Board of Directors authorized the installation of a new five-strand combination billet/bloom caster and associated equipment at our Canton facility. We received the necessary air and water permits from the Ohio Environmental Protection Agency and preparation for construction began in December 2004. We cannot assure you that we will be able to install this new equipment on schedule, or at all. We also cannot assure you that this new equipment will result in the anticipated increased operational flexibility at the facility. In addition, we cannot assure you that a significant shutdown of this new equipment will not occur in the future or that such a shutdown


--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

would not have a material adverse effect on our results of operations. We cannot assure you that a shutdown of the new equipment resulting from equipment damage will be covered by any warranty or business interruption insurance. Such damage could result in significant cost to us and have a material adverse effect on our results of operations.

BECAUSE A SIGNIFICANT PORTION OF OUR SALES IS TO THE AUTOMOTIVE INDUSTRY, A DECREASE IN THE DEMAND OF THIS INDUSTRY COULD REDUCE OUR CASH FLOW AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Demand for our products is affected by, among other things, the relative strength or weakness of the U.S. automotive industry. The U.S. automotive industry is highly cyclical and may be adversely affected by international competition. In addition, the U.S. automotive industry is significantly unionized and subject to work slowdowns and stoppages resulting from labor disputes. Direct sales of products to automotive assemblers and manufacturers accounted for approximately 34% of our total net sales for the year ended December 31, 2004. We also sell to independent forgers, components suppliers and steel service centers, all of which sell to the automotive market as well as other markets. Considering both direct and indirect sales, approximately 47% of our total net sales were to the U.S. automotive market for the year ended December 31, 2004. In addition, six of our ten largest customers are in the automotive industry. Direct sales of our products to these customers accounted for approximately 26% of our total net sales during the year ended December 31, 2004. A disruption of sales to any of these customers could adversely affect our cash flow and results of operations.



OUR MANAGEMENT AND OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAVE IDENTIFIED CONTROL DEFICIENCIES AND MATERIAL WEAKNESSES IN OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING. IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS OVER FINANCIAL REPORTING, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS.


During their SAS 100 review of our interim consolidated financial statements for the nine months ended September 30, 2004, KPMG LLP ("KPMG"), our Independent Registered Public Accounting Firm, identified significant deficiencies that constituted material weaknesses in our controls over financial reporting. These material weaknesses included:



          - Inadequate and ineffective controls relating to the review of financial information, including lack of written policies and procedures relating to the application of accounting principles generally accepted in the United States relating to the accounting for contingent liabilities, the change in accounting related to our adoption of the LIFO method of inventory and the capitalization of costs related to debt financing transactions;



          - Ineffective or deficient controls relating to the financial statement closing process that did not ensure the timely identification of material errors to accounts that involve significant estimates, including accrued workers compensation and other contingent liabilities;



          - Lack of controls to evaluate whether a contemplated contractual arrangement was consummated and to ensure that non-standard accounting entries were supported by appropriate documentation; and



          - Inadequate controls relating to the monitoring and oversight of the work of specialists engaged by us in connection with our change in accounting for inventory to the LIFO method.


--------------------------------------------------------------------------------
 10

RISK FACTORS
--------------------------------------------------------------------------------


In preparing our consolidated financial statements for the year ended December 31, 2004, we identified additional significant deficiencies that constituted material weaknesses in our controls over financial reporting. These material weaknesses included:



          - Ineffective controls relating to expenditures which met the criteria to be recorded as capital assets and capital leases but were initially incorrectly recorded to expense instead of being capitalized;



          - Lack of correspondence and communication between our corporate headquarters, plant operations, and between and within certain corporate departments which resulted in a delay of identifying two items which should have been recorded in connection with the initial allocation of purchase price related to our December 2003 purchase of REPH LLC.



During KPMG's audit of our consolidated financial statements for the year ended December 31, 2004, we and KPMG identified an additional significant deficiency that constituted a material weakness in our controls over financial reporting. This material weakness related to:



          - Inadequate and ineffective controls relating to the interpretation and application of accounting principles initially applied by us during 2004.



We are currently implementing processes and procedures to mitigate the effect of each of the material weaknesses identified by KPMG and communicated to our Audit Committee in November 2004 and March 2005 and the additional material weaknesses identified by management in preparing our consolidated financial statements for the year ended December 31, 2004. These material weaknesses and the remedial actions taken or being considered by us are further discussed as follows:



Policies and Procedures. KPMG noted that there was an absence of consistently applied policies and procedures in our financial reporting. To address this issue, in preparing our external financial statements, we have included additional review by the more experienced members of our financial reporting team to provide reasonable assurance that our accounting policies and procedures are consistently applied. We are developing an accounting policies and procedures manual which will provide the organization a clear understanding of our policies and to ensure they are consistently applied. This will provide the management and employees with an objective basis for evaluating adherence to policies and procedures.



Period-end Accruals. KPMG noted that we have not established sufficient procedures to ensure the timely identification of material errors in certain accruals that involve significant estimates, such as accrued workers compensation liabilities and other contingent liabilities. To ensure that these items are accrued in accordance with accounting principles generally accepted in the United States, we are establishing written policies and are implementing additional review procedures and controls.



Journal Entry Preparation, Review and Approval. KPMG noted that controls were inadequate to ensure that non-standard journal entries were supported with appropriate documentation. To address this, in the preparation of our consolidated financial statements, our management and employees spent additional time reviewing and documenting significant account balances and transactions for reasonableness.



Oversight of Work Performed by a Specialist. KPMG noted that controls relating to the monitoring of work performed by a third party specialist engaged by us in connection with our change in accounting for inventories were inadequate. Management has committed to researching and understanding the impact and implementation of new and existing accounting standards which apply to accounting changes adopted by us. We are in the process of adding a Manager of Accounting Research and External Reporting to supplement our existing accounting staff.


--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------


Accounting for Capital Expenditures. We noted that certain expenditures which met the criteria to be recorded as capital assets and capital leases were initially, and incorrectly recorded, to cost of goods sold as repair and maintenance or recorded as operating leases. Our Audit Committee engaged a third party to independently determine the reasons for such incorrect accounting, and to make recommendations for modifications to our practices and procedures. As a result, we have reviewed our capital policy and have implemented recommended controls and procedures for capital expenditures. We have modified our capital policy manual, reviewed our capital policies with all personnel involved with capital reporting and established a monthly review process for capital expenditures, contracts and lease arrangements. The decision regarding classification of any expenditure as either capital or expense, or leases classified as capital versus operating, will be made by accounting personnel at the plant level, with the assistance of corporate finance personnel, if necessary.



Interdepartmental Communication. We have concluded that our internal controls relating to interdepartmental communications were inadequate or ineffective. We noted instances of delays and lack of correspondence and communication between our corporate headquarters, plant operations and between and within certain corporate departments. The lack of internal controls resulted in a delay in identifying two items that should have been recorded in connection with the preliminary allocation of purchase price related to our December 2003 purchase of REPH LLC.



These items are:



          - We acquired nitrogen oxides emission allowances. These allowances are allocated to manufacturers, who participate in this program by the Environmental Protection Agency. Allowances may be bought, sold or retained for future use. It is our accounting policy not to value these allowances because they are granted at no cost to us. However, to the extent these allowances were acquired in connection with December 2003 purchase, value should have been assigned to these acquired assets.



          - We assumed a collective bargaining agreement with the Bricklayers & Allied Craftsman International Union that covers approximately 14 hourly employees. Under the terms of this labor contract we are obligated to provide postretirement health care benefits to employees covered by this agreement. In applying purchase price allocations, a liability should have been recognized for this obligation.



To address the issue of lack of correspondence and communication between our corporate headquarters, plant operations and between and within certain corporate departments, we are implementing monthly meetings with department heads and have formalized department head participation in the monthly financial closing process.



Interpretation and application of accounting principles. We have concluded that our internal controls related to the initial application of accounting principles were inadequate or ineffective. We noted that there were incorrect interpretations and applications of accounting principals. The items identified included:



          - We identified an error in calculating our LIFO inventory reserve. The error resulted when the impact of an obsolescence reserve, previously established when we accounted for inventories on the FIFO method, was not taken into consideration when determining the cost of our inventory. We did not adjust the cost basis of the affected inventory items, causing an error in the calculation of our LIFO inventory reserve.



          - We and KPMG identified an error in our calculation of compensation expense in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 Accounting for Stock Based Compensation, as it relates to the adoption of our 2004 Equity Incentive Plan.


--------------------------------------------------------------------------------
 12

RISK FACTORS
--------------------------------------------------------------------------------


Management has committed to researching and understanding the impact and implementation of new and existing accounting standards that apply to accounting changes adopted by us. We are in the process of adding a Manager of Accounting Research and External Reporting to supplement our existing accounting staff. We are implementing management review procedures for areas which require significant accounting judgments and estimates which impact our consolidated financial statements.



In addition to the specific actions discussed above to address identified material weaknesses, we have enhanced our documented closing process to include written representations and supporting documentation that provides reasonable assurance that all corporate departments and plant operations have adequately communicated and provided relevant information which could impact our financial reporting. We have established deadlines and checklists which have been incorporated into our monthly closing process.



The growth of our business and external financial reporting requirements has placed a strain on our accounting staff. As a result, management has concluded additional qualified personnel are needed. During 2005, we will hire additional experienced accounting personnel and place employees with significant accounting expertise in new supervisory assignments. Our financial management and employees have spent a substantial amount of additional time reviewing account balances, entries, account reconciliations and the required disclosures that are included in our consolidated financial statements. Our senior and financial management have devoted, and will continue to devote in the future, significant time, attention and effort to address deficiencies in our internal controls and to mitigate the effects of material weaknesses, as we complete our transition from a private to a publicly-traded company.



With the assistance of a third party consultant, we are developing an internal plan of action to comply with the Sarbanes-Oxley Act of 2002 and the corporate governance rules of the NASDAQ National Market.



We will continue to evaluate the effectiveness of our internal controls and procedures on an ongoing basis, taking corrective actions as appropriate. These actions are designed to strengthen our internal control over financial reporting. Our Audit Committee resolved to monitor closely the progress of these corrective actions. Our Audit Committee meetings commence with a report from management on the process of these corrective actions.



Failure to maintain adequate controls over financial reporting could result in financial statements that do not fairly present our financial condition and results of operations and could negatively impact your investment.



WE MAY BE SUBJECT TO REGULATORY SCRUTINY IF WE ARE UNABLE TO SATISFY REGULATORY REQUIREMENTS RELATING TO INTERNAL CONTROLS OVER FINANCIAL REPORTING AS REQUIRED BY SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002.



We are evaluating our internal controls over financial reporting in order to allow management to report on, and KPMG to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder, which we refer to as
Section 404. We are currently performing the system and process evaluation in an effort to comply with the management certification and auditor attestation requirements of Section 404. As we are still in the evaluation process, we may identify conditions that may be categorized as significant deficiencies or material weaknesses in the future. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, KPMG may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by


--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------


regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations.



WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN BECAUSE WE MAY BE UNABLE TO FUND THE SUBSTANTIAL ONGOING CAPITAL AND MAINTENANCE EXPENDITURES THAT OUR OPERATIONS REQUIRE.



Our operations are capital intensive. We require capital for, among other purposes, acquiring new equipment, maintaining the condition of existing equipment and maintaining compliance with environmental laws and regulations. We may not be able to fund our capital expenditures from operating cash flow or from the proceeds of borrowings available for capital expenditures under our revolving credit facility. If we are unable to fund our capital requirements, we may be unable to implement our business plan.


OPERATIONS AT OUR LACKAWANNA, NEW YORK FACILITY DEPEND ON OUR RIGHT TO USE CERTAIN PROPERTY AND ASSETS OF AN ADJOINING FACILITY OWNED BY THE INTERNATIONAL STEEL GROUP INC. THE TERMINATION OF ANY SUCH RIGHTS COULD INTERRUPT OUR OPERATIONS AND HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.


The operations at our Lackawanna, New York facility are dependent on certain easements and other recorded agreements made by the International Steel Group Inc. in favor of us relating to, among other things, use of certain oxygen pipelines, engine rooms, water pipelines, natural gas and compressed air distribution systems and electrical equipment. Currently we and International Steel Group Inc. are in negotiations to extend these services and utility arrangements for a period of three years. Our respective rights under these agreements may be terminated in the event of force majeure or plant closures by either party. In the event that a plant closure occurs and affects the supply of utilities or services, either party, upon notice, has the right of ingress, egress and regress to enter the other party's premises for the sole purpose of continuing the supply of the utility affected. All of these rights are assignable in the event of a sale of either of the parties. These rights are essential to the use and operation of the Lackawanna facility. In the event of a termination of any of these rights, we could be required to cease some or all of our operations at the Lackawanna facility. The Lackawanna facility produces certain types of products that are not produced by our other facilities. As a result, an interruption of production at the Lackawanna facility would not only result in a material loss of revenue but, if such interruption were prolonged, could also damage our relationships with customers.


IF WE ARE UNABLE TO OBTAIN OR MAINTAIN QUALITY AND ENVIRONMENTAL MANAGEMENT CERTIFICATIONS FOR OUR FACILITIES, WE MAY LOSE EXISTING CUSTOMERS AND FAIL TO ATTRACT NEW CUSTOMERS.

In order to continue to serve the premium part of the SBQ products market, we will need to maintain existing quality certifications such as QS-9000, the quality system standard established by The Chrysler, Ford and General Motors Supplier Quality Requirements Task Force, and to update our certification standards where necessary to remain current. The QS-9000 standard will no longer be a certification standard as of December 15, 2006. Suppliers currently certified under QS-9000 will need to update their certifications to comply with the ISO/TS 16949 standard, which was developed by the International Automotive Task Force and provides for a single quality management system of continuous improvement, defect prevention and reduction of variation and waste in the supply chain. We are currently working toward transitioning to this standard.


ISO 14001 is the international standard defining the organizational structure, responsibilities, procedures, processes and resources for implementing environmental management systems. Most of our automotive customers require that we have this certification. All of our facilities are currently ISO 14001 certified.


--------------------------------------------------------------------------------
 14

RISK FACTORS
--------------------------------------------------------------------------------

If our certifications are canceled or approvals withdrawn, or if necessary additional standards are not obtained in a timely fashion, our ability to continue to serve our targeted market, retain our customers or attract new customers may be impaired. For example, most of our automotive customers require that we maintain these certifications; our failure to do so could cause them to refuse our shipments, which could materially affect our revenue and results of operations.


OUR PREDECESSORS, REPL LLC AND RTI, SOUGHT PROTECTION UNDER CHAPTER 11 OF THE U.S. BANKRUPTCY CODE AND HAVE, IN THE PAST, SUSTAINED LOSSES.



In August 2002, REPL LLC purchased certain of the operating assets of RTI pursuant to Section 363 of the Bankruptcy Code. In December 2003, we purchased substantially all of REPL LLC's operating assets pursuant to Section 363 of the Bankruptcy Code after REPL LLC filed for bankruptcy in October 2003. Because our predecessors sought protection under Chapter 11 of the U.S. Bankruptcy Code and have in the past sustained substantial net losses, we cannot assure you that we will, in the future, be able to achieve the profitability that our predecessors were unable to achieve. If we are unable to achieve such profitability, we might not be able to implement our business plan and, as a result, your investment could be adversely impacted.



YOU MAY NOT BE ABLE TO COMPARE OUR PREDECESSORS' HISTORICAL FINANCIAL INFORMATION TO OUR CURRENT FINANCIAL INFORMATION.



We are currently operating our business under a new capital structure. As a result, our financial condition and results of operations are not comparable in some material respects to the financial condition and results of operations reflected in our predecessors' historical financial statements appearing elsewhere in this prospectus. This may make it difficult to assess our future prospects based on historical performance. Therefore, your investment in this offering is speculative.


ORGANIZED LABOR ACTION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.


As of December 31, 2004, approximately 2,070 of our employees were unionized. We cannot provide you with any assurances that organized labor action, such as a work stoppage by the United Steelworkers of America, or the "USWA," at one or more of our facilities will not occur, or that any such activities or any other labor difficulties at our facilities or the facilities of any company upon which we are dependent for raw materials or other services, would not materially affect us. Such organized labor action could force us to stop production at our steelmaking facilities, prevent us from meeting our delivery obligations to our customers and cause us to lose those customers. See "Business--Employees."



IN THE EVENT OF ENVIRONMENTAL VIOLATIONS AT OUR FACILITIES, WE MAY INCUR SIGNIFICANT LIABILITIES.



Our operations are subject to a broad range of environmental laws and regulations regulating our impact on air, water, soil and groundwater and exposure to hazardous substances. We cannot assure you that we will at all times operate in compliance with environmental laws and regulations. If we fail to comply with these laws and regulations, we may be assessed fines or penalties, be required to make large expenditures to comply with such laws and regulations and/or be forced to shut down non-compliant operations. You should also consider that environmental laws and regulations are becoming increasingly stringent and it is possible that future laws and regulations may require us to incur material environmental compliance liabilities and costs. In addition, we need to maintain existing and obtain future environmental permits in order to operate our facilities. The failure to obtain necessary permits or consents or the loss of any permits could result in significant fines or penalties or prevent us from operating our facilities. We may also be subject, from time to time, to legal proceedings brought by private parties or governmental agencies with respect to environmental matters, including matters involving alleged property damage or personal injury that could result in significant liability.


--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------


IF WE ARE REQUIRED TO REMEDIATE CONTAMINATION AT OUR FACILITIES, WE MAY INCUR SIGNIFICANT LIABILITIES.



We may be required to remediate contamination at our facilities. Our reserve to cover environmental remediation liabilities that are probable and reasonably estimable was $4.9 million as of December 31, 2004. However, we cannot assure you that our environmental reserves will be adequate to cover such liabilities or that our environmental expenditures will not differ significantly from our estimates or materially increase in the future. Failure to comply with any legal obligations requiring remediation of contamination could result in liabilities, imposition of cleanup liens and fines, and we could incur large expenditures to bring the facilities into compliance.



WE DEPEND HEAVILY ON OUR SENIOR MANAGEMENT'S KNOWLEDGE OF THE SBQ INDUSTRY, AND WE MAY BE UNABLE TO REPLACE KEY EXECUTIVES IF THEY LEAVE.



The loss of the services of one or more members of our senior management team or our inability to attract, retain and maintain additional senior management personnel could harm our business, financial condition, results of operations and future prospects. Our operations and prospects depend in large part on the knowledge of the SBQ industry possessed by our senior management team, including Joseph F. Lapinsky, our president and chief executive officer. We may not be able to find replacements with sufficient knowledge of, and experience in, the SBQ industry for any of these individuals if their services are no longer available. Of all of the members of our management team, only Mr. Lapinsky is subject to an employment agreement. Mr. Lapinsky's employment agreement is scheduled to expire on December 31, 2007 and provides for automatic one-year extensions unless either party terminates by written notice by September 30 of any given year.


WE COULD INCUR LOSSES DUE TO PRODUCT LIABILITY CLAIMS, AND WE MAY BE UNABLE TO MAINTAIN PRODUCT LIABILITY INSURANCE AT ACCEPTABLE COSTS.


We could experience losses from defects or alleged defects in our steel products that subject us to claims for damages. For example, many of our products are used in automobiles and light trucks and it is possible that a defect in one of these vehicles could result in product liability claims against us. In accordance with normal commercial sales, some of our products include implied warranties that such products are free from defect, are suitable for their intended purposes and meet certain agreed upon manufacturing specifications. We cannot provide you with any assurance that future product liability claims will not be made against us, that we will not incur product liability in excess of our insurance coverage, or that we will be able to maintain product liability insurance with adequate coverage levels and at acceptable costs.


RISKS RELATING TO OUR INDUSTRY


OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY THE CYCLICAL NATURE OF THE SBQ INDUSTRY AND THE INDUSTRIES WE SERVE.



The SBQ industry is highly cyclical, sensitive to general economic conditions and dependent on the condition of certain other industries. As a result, the prices of SBQ steel and SBQ products may fluctuate significantly due to many factors beyond our control. The demand for SBQ products is generally affected by macroeconomic fluctuations in the U.S. and global markets in which SBQ companies sell their products. Future economic downturns, stagnant economies or currency fluctuations in the U.S. or globally could have an adverse impact on our results of operations.



In the recent past, the steel industry as a whole faced weakened demand, overcapacity and low prices for products. These conditions caused a significant number of companies in the broader steel industry to file for bankruptcy, including some that are substantially larger than us. We believe that a number


--------------------------------------------------------------------------------
 16

RISK FACTORS
--------------------------------------------------------------------------------

of factors contributed to the substantial losses of many U.S. steel producers since 1998, including the following:

a high level of steel imports;

currency fluctuations;

worldwide production overcapacity;

increased domestic and international competition in the industry;

high labor costs, including pension and retiree healthcare;

environmental compliance and remediation costs;

inefficient physical plants; and

high maintenance and capital costs.


Although these factors impact the steel industry as a whole, they also effect the SBQ industry which is a subset of the broader steel industry.


If the domestic steel industry experiences weak demand and overcapacity in the future, competitive pricing will further intensify and result in additional pressures on capacity utilization and profit margins. In addition, service centers, which play a significant role in determining steel prices in the spot market, could look to liquidate inventories in the face of weakened demand, thereby causing prices to drop quickly and sharply. Price decreases also could result from the liquidation of inventory by bankrupt steel manufacturers. As a result of these factors, the price of our steel products will likely decrease and our ability to realize our target profit margins will be impaired.

In addition, we are particularly sensitive to changing conditions and adverse events, including strikes and labor unrest, that may impact the automotive and industrial equipment industries. These industries are significant markets for our products and are themselves highly cyclical. A disruption or downturn in the business of any of these industries could have a material adverse effect upon our production, sales, financial condition and results of operations.


WE FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES IN THE SBQ INDUSTRY, MANY OF WHICH MAY HAVE GREATER RESOURCES OR LOWER COST STRUCTURES THAN WE HAVE.



We compete in the SBQ market, an area of the steel industry that is highly competitive and that includes a number of companies with greater financial and other resources than we have. In addition, many of our competitors have invested heavily in new plants and equipment, which have improved their efficiency and increased their productivity. These improvements together with the achievement of other production efficiencies, such as man-power utilization and other work rule changes, provide cost savings to these competitors.


We face competitive pressures from mini-mills, which are generally smaller volume electric furnace steel producers serving regional markets. A number of mini-mills have begun to improve their products in an attempt to penetrate the SBQ market. The product costs faced by electric arc furnace steel producers are more sensitive to fluctuations in scrap prices than those faced by blast furnace steel producers. Mini-mills enjoy a cost advantage in periods of depressed scrap prices and a cost disadvantage when scrap prices are high.

New participants in, or producers expanding into, our product markets could materially adversely affect the prices and sales volumes of our products. This competition could exert significant pressure on us to lower prices for our products. Foreign competition also can be significant in segments of the SBQ market, particularly where certifications are not required and during periods of currency fluctuation. We may also face competition from producers of other products, particularly in cases where technological developments permit product substitution.

Due primarily to declining market prices and under-utilization of capacity, over the past few years, more than 42 domestic steel companies have entered bankruptcy proceedings. A few of these

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

companies are producers of SBQ products and have idled their operations. If a buyer is found for the assets of these SBQ producers, it is possible that the assets could be restarted with lower and more competitive cost structures. If this happens, it may further increase the competitive environment in the SBQ industry and contribute to price declines for our products.

If our competitors are able to offer steel products at lower costs than us or the general overall supply of steel products is significantly increased, our sales and margins may be adversely affected.

RISK FACTORS RELATED TO THIS OFFERING


WE ARE AND WILL CONTINUE TO BE CONTROLLED BY PERRY CAPITAL AND ITS AFFILIATES AS LONG AS THEY OWN A MAJORITY OF OUR OUTSTANDING COMMON STOCK. YOU WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME AND THE INTERESTS OF PERRY CAPITAL MAY DIFFER FROM OUR INTERESTS OR THE INTERESTS OF OTHER STOCKHOLDERS.



Prior to the offering, our largest stockholder, Perry Capital, beneficially owned 48,225 shares or 96.3% of our outstanding common stock, and following the
offering, Perry Capital will own           shares or   % of our outstanding
common stock, assuming no exercise of the underwriters' over-allotment option. As long as Perry Capital and its affiliates own, directly or indirectly, a majority of our outstanding common stock, they will be able to exert significant control over us, including the ability to elect all of our Board of Directors other than the director that is elected by the USWA pursuant to our labor agreement with the USWA. Investors in this offering, by themselves, will not be able to affect the outcome of any stockholder vote. As a result, Perry Capital, subject to any fiduciary duty owed to our minority stockholders under Delaware law, will be able to control all matters affecting us, including:



the composition of our Board of Directors, which has the authority to direct our business and to appoint and remove our officers;



the determination of incentive compensation which may affect our ability to retain key employees;



approving or rejecting a merger, consolidation or other business combination;



our acquisition or disposition of assets;



the payment of dividends on our common stock, if any;



our financing decisions and our capital raising activities; and



amendments to our certificate of incorporation or bylaws, which govern the rights associated with our common stock.



This concentration of ownership of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our common stock. Perry Capital is a private investment firm whose purpose is to maximize the value of its assets and, as a result, the interests of Perry Capital may be different from our interests or the interests of other holders of our common stock, including investors who purchase common stock in this offering.


FUTURE SALES OF OUR COMMON STOCK BY PERRY CAPITAL, OR OTHER EXISTING OR FUTURE STOCKHOLDERS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND ISSUANCES BY US MAY DILUTE YOUR OWNERSHIP INTEREST IN US.

Prior to the offering, our largest stockholder, Perry Capital, beneficially owned 96.3% of our outstanding common stock. We are unable to predict whether significant amounts of our common stock will be sold by Perry Capital after this offering. Sales of our common stock in the public market, or the perception that such sales might occur, could lower the market price of our common stock. These factors could also make it difficult for us to raise funds through future offerings of our common stock. If one or more of our existing or future stockholders sells or offers to sell a significant number of shares of common stock, the market price of our stock could decline substantially. In this regard,

--------------------------------------------------------------------------------
 18

RISK FACTORS
--------------------------------------------------------------------------------

Perry Capital, which is expected to own   % of our common stock immediately upon
completion of this offering, may sell its shares of our common stock over time. Any resulting increase to the selling volume of shares of our common stock may adversely affect the trading price of our common stock. Upon completion of this
offering, there will be approximately           million shares of our common
stock outstanding,           of which have been registered under the Securities
Act and sold to the public. A total of 5,556 shares of our common stock may be issued pursuant to the 2004 Equity Incentive Plan. Further, if we issue additional common stock to raise additional capital, your ownership interest in our company may be diluted and the value of your investment reduced.

TRANSFERS OF OUR COMMON STOCK BY PERRY CAPITAL COULD ADVERSELY AFFECT YOUR RIGHTS AS A STOCKHOLDER AND CAUSE OUR STOCK PRICE TO DECLINE.


Perry Capital will be permitted to transfer a controlling interest in us without allowing you to participate or realize a premium for your shares of common stock. Other holders of our common stock will not be able to prevent such transfers. A sale of a controlling interest to a third party may adversely affect the market price of our common stock and our business and results of operations because the change in control may result in a change of management decisions and business policy. Should Perry Capital transfer a controlling interest in us to a third party unfamiliar with the steel industry, the market price of our common stock could decrease and your investment would be adversely impacted.


THE MARKET FOR OUR COMMON STOCK MAY BE VOLATILE.

The market price of our common stock could be subject to significant fluctuations after this offering and may decline below the initial public offering price. You may not be able to resell your shares at or above the initial public offering price. Among the factors that are likely to affect our common stock price are:

our operating and financial performance and prospects;

quarterly variations in the rate of growth of our financial indicators, such as revenues, net sales and operating results;

volatility in spot market prices for our steel products or raw materials and energy costs;

changes in revenue or earnings estimates or publication of research reports by analysts;

speculation in the press or investment community;

global and domestic economic conditions;

unanticipated interruptions of our operations for any reason;

variations in the maintenance needs for our facilities and steel making operations;

unanticipated changes in our labor relations;

seasonal aspects impacting demand for our steel products;

sales of our common stock by stockholders; and

actions by institutional investors or by Perry Capital.

The stock markets in general have experienced extreme volatility that has, at times, been unrelated to the operating performance of particular companies. These broad market fluctuations may lower the trading price of our common stock.


THERE HAS BEEN NO PUBLIC MARKET, AND IT IS POSSIBLE THAT NO TRADING MARKET WILL DEVELOP OR BE MAINTAINED, FOR OUR COMMON STOCK AND, THEREFORE, YOU MAY NOT BE ABLE TO RESELL SHARES OF OUR COMMON STOCK FOR AN AMOUNT EQUAL TO OR MORE THAN YOUR PURCHASE PRICE.


Prior to this offering there has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop, how liquid that market might become or whether it will be maintained. Future trading prices of our common stock will depend on many factors, including,

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

among other things, our operating results and the market for similar securities. The initial public offering price will be determined by negotiation between the underwriter and us and may not be indicative of prices that will prevail in the trading market. This price may not be indicative of the market price at which our common stock will trade after this initial public offering. If an active trading market fails to develop or be maintained, you may be unable to sell the shares of common stock purchased in this offering at an acceptable price or at all.

PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE.


Dilution per share represents the difference between the initial public offering price and the net consolidated tangible book value per share immediately after this offering. Purchasers of our common stock in this offering will experience immediate dilution of $ in pro forma net tangible book value per share as of December 31, 2004 and, as a result of the greater number of shares outstanding after this offering, each share of our common stock will be entitled to a smaller pro rata amount of our net tangible assets as a result of such dilution.


WE DO NOT CURRENTLY INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.


Since our inception, we have not declared or paid dividends on our common stock and we do not intend to pay dividends on our common stock for the foreseeable future. The payment of any future dividends will be determined by our Board of Directors and will depend upon our financial condition and requirements, future prospects, business conditions and other factors our Board of Directors deems relevant. In addition, our existing indebtedness contains provisions that restrict the payment of dividends. Consequently, investors must rely on price appreciation on sales of their common stock in order to realize any gain on their investment. Because investors may not rely on the payment of dividends on our common stock and, instead, must rely on price appreciation on sales of their common stock in order to realize any gain on their investment, investment in our common stock is speculative. There is no guarantee that the price of our common stock will increase after the offering or ever exceed the price you pay.



PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE ACQUISITION PROPOSALS OR DELAY A CHANGE IN CONTROL INVOLVING US, EVEN IF THAT CHANGE OF CONTROL WOULD BE BENEFICIAL.


Our certificate of incorporation and by-laws, as well as Delaware corporate law, contain provisions that could delay or prevent a change in control or changes in management that a stockholder might consider favorable. These provisions apply even if the offer may be considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

--------------------------------------------------------------------------------
 20

--------------------------------------------------------------------------------

Special note regarding forward-looking statements

This prospectus contains statements that are "forward-looking statements." These statements often include words such as "anticipate," "believe," "continue," "ongoing," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project" or similar expressions or the negatives thereof, and may contain projections or other statements regarding future events or our future financial performance that involves risks and uncertainties. These statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations with respect to, among other things:

domestic and international economic market conditions;

industry trends;

restrictions contained in our debt agreements;

our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt and the incurrence of substantial indebtedness in the future;

increased competition in the markets in which we operate;

changes in the supply and demand for steel and our specific products;

changes in business strategy, development plans or cost savings plans;

availability, terms and deployment of capital;

changes in the supply and demand of our raw materials;

changes in industry standard certifications and regulations;

changes in rights regarding our use of property not owned by us;

compliance with environmental regulations;

liabilities stemming from damage caused by us, including environmental liabilities;

our ability to achieve the specific goals of our business plan; and

other risks described under "Risk factors."

You are cautioned that these forward looking statements are based on current expectations and projections about future events, and are subject to various risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. You are referred to the discussion in this prospectus under the heading "Risk factors," which identifies certain risk factors that could cause actual results to differ materially from those contained in any forward looking statements. These risk factors include the risks enumerated under "Risk factors."

Forward-looking statements represent our views only as of the date of this prospectus and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements from time to time, we specifically disclaim any obligation to do so.

Industry and market data


Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dividend policy


Since our inception on October 7, 2003, we have not declared or paid any dividends on our common stock and we do not intend to do so for the foreseeable future. The payment of any future dividends will be determined by our Board of Directors and will depend upon our financial condition and requirements, future prospects, business conditions and other factors our Board of Directors deems relevant. In addition, our existing indebtedness contains provisions that restrict the payment of dividends. See "Description of indebtedness."


--------------------------------------------------------------------------------
 22

--------------------------------------------------------------------------------

Use of proceeds

We estimate that the net proceeds from the sale of           shares of common
stock will be approximately $     million or approximately $     million if the
underwriter exercises its over-allotment option in full, and after deducting all of the underwriting discounts and commissions and estimated offering expenses which are payable by us.

We intend to use the net proceeds of this offering in the following manner and priority:


To repay all amounts outstanding under our 11% Senior Secured Promissory Note due 2009, held by Perry Principals Investments, L.L.C., an affiliate of Perry
 Capital, our principal stockholder, as required under the terms of the 11% Senior Secured Promissory Note due 2009. As of December 31, 2004, $61.8 million was outstanding under our 11% Senior Secured Promissory Note due 2009. We are required to pay a $1.9 million prepayment premium in connection with the repayment of our 11% Senior Secured Promissory Note due 2009;



To repay all amounts outstanding under our 10% Senior Secured Notes due 2009, a portion of which is held by Perry Principals, L.L.C., an affiliate of Perry
 Capital, our principal stockholder. As of December 31, 2004, $10.9 million was outstanding under our 10% Senior Secured Notes due 2009; and



To repay approximately $18.0 million of indebtedness outstanding under our revolving credit facility. As of December 31, 2004, borrowings of $142.2 million were outstanding under the revolver. An affiliate of UBS Securities LLC is a lender under our revolving credit facility and will receive its proportionate share of the net proceeds used to repay indebtedness under our revolving credit facility. The maturity date of the revolving credit facility is May 20, 2009. Revolving loans under the revolving credit facility bear interest, at Republic Engineered Products, Inc.'s option, either at a floating rate equal to the reserve adjusted London Interbank Offered Rate ("LIBOR") plus a margin of 2.75% per year, or the base rate equal to the higher of the prime rate as reported by The Wall Street Journal or the overnight federal funds rate plus 50 basis points plus a margin of 1.00% per year. Commencing on April 1, 2005, the margins may be adjusted based on the average availability quarterly on a prospective basis. The base rate margins may be reduced to an amount between 0.00% and 1.00%, and the LIBOR margins may be adjusted to an amount between 1.75% and 2.75%. In addition, the lenders under the revolving credit facility are paid a monthly fee on a proportion of the unused commitments under that facility at a rate of 0.50% per annum. For so long as any default under the revolving credit facility continues, interest on the revolving loans will increase by 2.00% per year. As of December 31, 2004, our interest rate for our base rate borrowings was 6.25%, which includes a 1.00% margin and the interest rate for the LIBOR loans outstanding was 5.11%, which includes a 2.75% margin.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Capitalization


The following table sets forth our capitalization as of December 31, 2004:


on an actual basis; and

on an as adjusted basis to give effect to (i) the sale of           shares of
common stock at an assumed public offering price of $     per share, after
 deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the application of the estimated net proceeds as described under "Use of proceeds."

You should read this table together with the "Selected historical consolidated financial data," "Management's discussion and analysis of financial condition and results of operations," "Description of indebtedness" and our consolidated financial statements and related notes, included elsewhere in this prospectus.


                                                              AS OF DECEMBER 31, 2004
                                                              -----------------------
                                                              ACTUAL      AS ADJUSTED
-------------------------------------------------------------------------------------
                                                               (DOLLARS IN MILLIONS)
Debt (including current installments):
  Revolving credit facility(1)..............................  $142.2      $
  11% Senior Secured Promissory Note due 2009(2)............    61.8
  10% Senior Secured Notes due 2009.........................    10.9
  Ohio Department of Development Loan.......................     5.0
                                                              ------      -----------
     Total debt.............................................   219.9
Shareholder's equity:
  Common Stock, par value $0.01 per share, 60,000 shares
     authorized, 50,000 shares outstanding,      shares
     outstanding as adjusted................................      .1
  Preferred Stock, par value $0.01 per share, no shares
     authorized,      shares outstanding actual and as
     adjusted(3)............................................      --
  Additional paid-in capital................................    55.9
  Retained earnings.........................................    38.5
  Other comprehensive income................................     0.2
                                                              ------      -----------
Total shareholder's equity..................................    94.7
                                                              ------      -----------
Total capitalization........................................  $314.6      $
                                                              ======      ===========



(1) On November 10, 2004, we and General Electric Capital Corporation, as lender and agent for the lenders, amended the revolving credit facility to expand the borrowing capacity under the revolving credit facility from $200.0 million to $250.0 million and reduce the interest rate under the revolving credit facility.


(2)  Does not include $1.9 million prepayment premium.


(3) In order to comply with the terms of our labor agreement with the USWA going forward, prior to this offering, we will issue one share of preferred stock of PAV Republic, Inc.


--------------------------------------------------------------------------------
 24

--------------------------------------------------------------------------------

Dilution

Dilution is the amount by which the offering price paid by the purchasers of the common stock offered hereby will exceed the net tangible book value per share of common stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.


Our net tangible book value as of December 31, 2004 was $86.7 million, or $1,733.58 per share outstanding immediately prior to the offering. After giving
effect to the receipt of approximately $     million of estimated net proceeds
from the sale of      shares of common stock in this offering, our net tangible
book value at December 31, 2004 would have been approximately $     million, or
$     per share. Net tangible book value per share after the offering gives
effect to the issuance of           shares in the offering at the public
offering price of $     per share. This amount represents an immediate increase
in net tangible book value of $     per share to existing stockholders and an
immediate dilution of $     per share to new investors purchasing shares of
common stock in this offering. The following table illustrates the substantial and immediate per share dilution to new investors.



Public offering price per share.............................  $          $
  Net tangible book value per share before this offering....
  Increase per share attributable to this offering..........
Net tangible book value per share after this offering.......
Pro forma as adjusted net tangible book value per share
  after this offering.......................................
                                                              --------   --------
Dilution per share to new investors.........................  $          $
                                                              ========   ========



The following table summarizes, as of December 31, 2004, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing common stock in this offering, after adjustment for our sale of shares of common stock at the initial public offering price of $ per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.


                                                                                   AVERAGE
                                       TOTAL SHARES       TOTAL CONSIDERATION       PRICE
                                     NUMBER           %    AMOUNT           %     PER SHARE
---------------------------------------------------------------------------------------------
Existing stockholders.............                     %  $                  %    $
New investors.....................
                                    --------   --------   --------   --------     --------
  Total...........................                     %  $                  %    $
                                    ========   ========   ========   ========     ========


The preceding tables assume no issuance of shares of common stock under our
stock plans after December 31, 2004. As of December 31, 2004,      shares were
subject to outstanding options at an exercise price of $     per share. To the
extent outstanding options are exercised, there will be further dilution to new investors.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected historical consolidated financial and other data

The following table presents selected historical consolidated financial information for PAV Republic, Inc. ("PAV Republic") and its predecessors REPH LLC (formerly known as Republic Engineered Products Holdings, LLC) ("REPH LLC") and Republic Technologies International Holdings, LLC, which has been derived from PAV Republic's, REPH LLC's, and Republic Technologies International Holdings, LLC's consolidated financial statements. In October 2003, REPH LLC filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code. In April 2001, RTI filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code. The following financial information should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations", "Selected historical consolidated financial and other data" and PAV Republic's, REPH LLC's and Republic Technologies International Holdings, LLC's consolidated and combined financial statements included elsewhere in this prospectus.


The selected financial data presented below under the captions "Consolidated statement of operations data" and "Consolidated balance sheet data" for, and as of the end of, the periods ended December 31, 2004 and 2003, is derived from the consolidated financial statements of PAV Republic and subsidiaries, which financial statements have been audited by KPMG LLP, Independent Registered Public Accounting Firm, unless otherwise noted. The consolidated financial statements as of December 31, 2004 and for the year then ended, and as of December 31, 2003, and for the period October 7, 2003 (inception) through December 31, 2003, and the reports thereon, are included elsewhere in this prospectus.



The selected financial data presented below under the caption "Consolidated statement of operations data" for the period from January 1, 2003 through December 18, 2003, is derived from the consolidated statement of operations of REPH LLC and subsidiaries (formerly known as Republic Engineered Products Holdings LLC), which financial statement has been audited by KPMG LLP, Independent Registered Public Accounting Firm, unless otherwise noted. The consolidated statement of operations, members' interest, and cash flows, and the report thereon, are included elsewhere in this prospectus. The selected data should be read in conjunction with the consolidated financial statements for the period January 1, 2003 through December 18, 2003, and the related notes, and the Independent Registered Public Accounting Firm's report which contains an explanatory paragraph. The Independent Registered Public Accounting Firm's report states that as of December 19, 2003, REPH LLC sold substantially all of its operating assets to PAV Republic and is in the process of winding down its estates and affairs and distributing the proceeds of its liquidated assets. The consolidated financial statements do not include any adjustments related to the sale of the assets or the ultimate wind down or distribution of liquidated assets.



The selected consolidated financial data of REPH LLC and subsidiaries (formerly known as Republic Engineered Products Holdings, LLC) for the period August 16, 2002 to December 31, 2002 is derived from the consolidated financial statements appearing elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, Independent Registered Public Accounting Firm. The selected consolidated statement of operations data of Republic Technologies International Holdings, LLC and subsidiaries for the period from January 1, 2002 to August 15, 2002 are derived from the consolidated financial statements appearing elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP.



On December 19, 2003, PAV Republic's wholly-owned subsidiary, Republic Engineered Products, Inc. acquired substantially all of the operating assets and assumed certain liabilities of REPH LLC. The historical consolidated financial information for REPH LLC may not be comparable to the consolidated financial information of our company and may be of limited value in evaluating our financial and operating prospects in the future. Furthermore, the historical information for Republic Technologies International Holdings, LLC may not be comparable to the historical financial information of REPH LLC, as REPH LLC acquired certain specified assets and assumed certain liabilities of Republic Technologies International Holdings, LLC in August 2002.


--------------------------------------------------------------------------------
 26

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

                                                               PREDECESSOR COMPANIES
                                     --------------------------------------------------------------------------
                                                        RTI                                 REPH LLC
                                                                         PERIOD
                                                                           FROM
                                                                     JANUARY 1,
                                                                        2002 TO     PERIOD FROM
                                                                     AUGUST 15,      AUGUST 16,      JANUARY 1,
                                       YEAR ENDED     YEAR ENDED           2002         2002 TO         2003 TO
                                     DECEMBER 31,   DECEMBER 31,   (LIQUIDATION    DECEMBER 31,    DECEMBER 18,
                                             2000           2001         BASIS)            2002            2003
      CONSOLIDATED STATEMENT                                                      (dollars in thousands except
        OF OPERATIONS DATA                                                                PER TON DATA)
---------------------------------------------------------------------------------------------------------------
Net sales..........................   $1,265,401      $ 993,707       $611,983        $300,131       $ 723,730
Cost of goods sold(1)..............    1,140,750        985,640        588,841         293,824         698,672
                                     -----------    -----------    -----------     -----------     -----------
Gross profit (loss)(1).............      124,651          8,067         23,142           6,307          25,058
Selling, general and administrative
 expense...........................       58,709         44,440         23,401          15,558          44,700
Depreciation and amortization
 expense(2)........................       61,475         56,846         28,345           2,586           9,467
Special charges(3).................      155,019         11,633         10,541              --              --
Goodwill impairment charges........           --             --             --              --          58,910
Asset impairment charges...........           --             --             --              --          53,885
Insurance recoveries, net..........           --             --             --              --         (14,616)
Other operating expense, net.......        1,888          5,145            615             423             378
                                     -----------    -----------    -----------     -----------     -----------
Operating income (loss)(1).........     (152,440)      (109,997)       (39,760)        (12,260)       (127,666)
Interest expense, net..............      117,495         56,052         17,721           8,551          24,356
Reorganization items...............           --         16,031          2,377              --           9,704
                                     -----------    -----------    -----------     -----------     -----------
Income (loss) before income
 taxes.............................     (269,935)      (182,080)       (59,858)        (20,811)       (161,726)
Provisions for income taxes........          468             18             45              --              --
                                     -----------    -----------    -----------     -----------     -----------
Income (loss) from continuing
 operations........................     (270,403)      (182,098)       (59,903)        (20,811)       (161,726)
Loss from disposition of
 discontinued operations...........       16,831            457             --              --              --
                                     -----------    -----------    -----------     -----------     -----------
Income (loss) before extraordinary
 items.............................     (287,234)      (182,555)       (59,903)        (20,811)       (161,726)
Extraordinary income, net of tax
 due to purchase price
 accounting........................           --             --             --              --              --
                                     -----------    -----------    -----------     -----------     -----------
Net income (loss)(1)...............   $ (287,234)     $(182,555)      $(59,903)       $(20,811)      $(161,726)
                                     ===========    ===========    ===========     ===========     ===========
Basic net income (loss) per
 share/unit of members' interest...   $ (287,234)     $(182,555)      $(59,903)       $(20,811)      $(161,726)
                                     ===========    ===========    ===========     ===========     ===========
Diluted net income (loss) per
 share/unit of members' interest...           --             --             --              --              --
                                     ===========    ===========    ===========     ===========     ===========
Gross margin per ton shipped
 (unaudited)(1)....................    $      49      $       4        $    19       $      11       $      18


                                            PAV REPUBLIC
                                     ---------------------------
                                           PERIOD
                                             FROM
                                       OCTOBER 7,
                                             2003
                                      (INCEPTION)           YEAR
                                               TO          ENDED
                                     DECEMBER 31,   DECEMBER 31,
                                             2003           2004
      CONSOLIDATED STATEMENT
        OF OPERATIONS DATA
-----------------------------------  ---------------------------
Net sales..........................       $11,688    $1,190,673
Cost of goods sold(1)..............        10,321     1,070,841
                                     ------------   -----------
Gross profit (loss)(1).............         1,367       119,832
Selling, general and administrative
 expense...........................         1,245        53,350
Depreciation and amortization
 expense(2)........................           234           910
Special charges(3).................            --            --
Goodwill impairment charges........            --            --
Asset impairment charges...........            --            --
Insurance recoveries, net..........            --            --
Other operating expense, net.......            29          (382)
                                     ------------   -----------
Operating income (loss)(1).........          (141)       65,954
Interest expense, net..............           617        18,706
Reorganization items...............            --            --
                                     ------------   -----------
Income (loss) before income
 taxes.............................          (758)       47,248
Provisions for income taxes........            --        18,084
                                     ------------   -----------
Income (loss) from continuing
 operations........................          (758)       29,164
Loss from disposition of
 discontinued operations...........            --            --
                                     ------------   -----------
Income (loss) before extraordinary
 items.............................          (758)       29,164
Extraordinary income, net of tax
 due to purchase price
 accounting........................            --        10,162
                                     ------------   -----------
Net income (loss)(1)...............        $ (758)     $ 39,326
                                     ============   ===========
Basic net income (loss) per
 share/unit of members' interest...      $ (25.27)     $ 928.60
                                     ============   ===========
Diluted net income (loss) per
 share/unit of members' interest...      $ (25.27)     $ 921.16
                                     ============   ===========
Gross margin per ton shipped
 (unaudited)(1)....................     $      53     $      67



                                                        PREDECESSOR COMPANIES
                                              ------------------------------------------                PAV REPUBLIC
                                                          RTI                 REPH LLC     --------------------------------------
                                                     AS OF          AS OF          AS OF           AS OF           AS OF
            CONSOLIDATED BALANCE              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,     DECEMBER 31, 2004
                SHEET DATA:                           2000           2001           2002            2003    ACTUAL    AS ADJUSTED
---------------------------------------------------------------------------------------------------------------------------------
Working capital (deficit)...................  $   (328,578)  $    (88,370)  $   (116,965)  $     177,318   $286,164    $
Total assets(2).............................     1,197,084      1,049,559        474,398         272,412    441,626
Debt........................................       842,970        838,393        348,378         197,852    219,914
Other liabilities(4)........................       107,821         62,349         25,020          17,100     16,748
Members' interest/Shareholders' equity
 (deficit)..................................      (406,213)      (674,832)        31,189          29,242     94,654


------------


(1) PAV Republic has elected to change its method of accounting for inventory from first-in, first-out (FIFO) to last-in, first-out (LIFO) effective January 1, 2004. The adoption of the LIFO method of accounting for inventory more accurately matches current revenues with current costs. As of December 31, 2004, the LIFO inventory reserve was $52.6 million. This change in accounting method affects the comparability of the costs of goods sold and the operating results of PAV Republic as compared to our predecessor companies.



(2) PAV Republic's property, plant and equipment, which was acquired on December 19, 2003 from REPH LLC, included in total assets as of December 31, 2004 is recorded at zero book value as a result of purchase price accounting.


(3)  Includes workforce reduction and facility shutdown charges.

(4)  Includes other accrued liabilities and accrued environmental liabilities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

The following discussion should be read in conjunction with "Selected historical consolidated financial and other data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This prospectus contains, in addition to historical information, forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

GENERAL


We are the leading domestic producer of SBQ products with shipments of approximately 1.8 million tons for the year ended December 31, 2004 and we have an aggregate annual liquid steelmaking capacity of 2.3 million tons. Our SBQ products are used across a broad range of highly engineered end-user applications, including axles, hubs and crankshafts for automobiles and light trucks, machine tools and off-highway equipment. Through our predecessors, we have been producing high quality, value-added SBQ products for over 100 years and we believe we offer the most complete range of SBQ products in the industry today.



We have long-standing customer relationships with nearly all of our more than 250 customers, including all leading domestic and U.S.-based Japanese transplant automotive and industrial equipment manufacturers and their first tier suppliers. Our SBQ products add value to our customers through various finishing operations such as straightening, surface and ultrasonic inspection, thermal treatment and extensive cold finishing operations. We offer over 5,000 combinations of grades, finishes, sizes, shapes and end uses, including hot-rolled bars, cold finished bars, semi-finished bars and tube rounds. We are the only U.S.-based SBQ producer to employ both EAF and integrated blast furnace technology. We began installing equipment at our Canton facility in December 2004 which we expect will further enhance our ability to utilize our EAF production capacity, which we refer to as our "EAF flexibility," and be fully operational by the end of the fourth quarter of 2005. This addition will allow for additional manufacturing flexibility and further enable us to proactively manage our product mix and more efficiently utilize raw material inputs.



As a result of our significant capital investments, we operate seven modern and well-maintained facilities in the U.S. and Canada. The proximity of our strategically located facilities to the majority of our customers provides us with a significant competitive advantage to other SBQ producers. These facilities include electric arc furnace and blast furnace melt shops located in Canton and Lorain, Ohio, respectively, hot-rolling and processing mills located in Canton and Lorain, Ohio and Lackawanna, New York, cold finishing facilities located in Massillon, Ohio, Gary, Indiana and Ontario, Canada, and a machine shop located in Massillon, Ohio. In addition to our liquid steelmaking capacity, we have aggregate annual hot-rolling production capacity of approximately 1.5 million tons, tube casting semi-finished capacity of approximately 0.8 million tons and cold finishing production capacity of approximately 0.3 million tons. The difference between our liquid steelmaking capacity and finished product capacity (comprised of hot-rolling, semi-finished and cold finishing production capacity) is the inherent loss of steel associated with the steelmaking process. For the year ended December 31, 2004, our sales and operating income totaled $1.2 billion and $66.0 million, respectively.


FORMATION OF THE COMPANY


The SBQ industry is cyclical, highly competitive and affected by excess production capacity, which has restricted price increases during periods of economic growth and led to price decreases during economic contraction. Over 42 domestic companies in the steel industry have filed for bankruptcy protection in the past six years. Our predecessors participated in the consolidation and selective rationalization of the domestic steel industry.


--------------------------------------------------------------------------------
 28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


In December 2003, Republic Engineered Products, Inc., our wholly-owned subsidiary, acquired substantially all of the operating assets and assumed certain liabilities of REPL LLC pursuant to Section 363 of the Bankruptcy Code. Specifically, we acquired the following assets from REPL LLC: melt shops located in Canton and Lorain, Ohio, hot-rolling and processing mills located in Canton and Lorain, Ohio and Lackawanna, New York, cold finishing facilities located in Massillon, Ohio and Gary, Indiana, and a machine shop located in Massillon, Ohio, each of which are among the most modern and well-maintained SBQ steelmaking facilities in North America, as well as other related assets used in or necessary for the operation of our business. We also acquired the rights to significant proceeds from business interruption and property insurance claims and an option to purchase certain assets associated with a cold finishing plant in Ontario, Canada (which we subsequently exercised in January 2004). See "Management's discussion and analysis of financial condition and results of operations--Our Predecessors."



We agreed to hire all of the approximately 2,300 employees of REPL LLC active at the acquisition on December 19, 2003. On January 29, 2004 we hired approximately 70 active employees of Canadian Drawn Steel Inc., which we refer to as "Canadian Drawn Steel," through our exercise of an option relating to the Ontario, Canada facility). As of December 31, 2004, we had approximately 2,070 hourly employees and approximately 465 salaried employees, which includes our employees at our plant in Ontario, Canada.



During the last fiscal year, several factors, including an overall increase in the demand for steel and higher raw material input costs, have impacted our financial results. Improving world economies, especially those of the United States and China, have strongly influenced domestic steel industry pricing. With the significant growth in both production of and demand for steel in China, raw materials such as coke, pellets, alloys, and steel scrap have been in short supply, driving up prices for these commodities. The cost to produce SBQ bar products has increased principally due to the increases in the prices of these raw materials. Due to the relatively strong market demand for our products, we have been able to increase base prices and implement surcharges to recover these increased raw material costs, resulting in a favorable impact on our operating results.



The shipping and operating levels and realized selling prices of our products will continue to be influenced by the strength of the domestic economy, principally the automotive and light truck industry, and fluctuations in raw material costs. The recent increase in steel product prices, improving worldwide demand for steel, and rising raw material costs could reverse just as rapidly as it arose.



RESTATEMENT OF FINANCIAL STATEMENTS



RESTATEMENT OF UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2004



We previously issued unaudited consolidated financial statements as of and for the nine-months ended September 30, 2004. These unaudited consolidated financial statements were included in our Registration Statement under the Securities Act of 1933 on Form S-1, which was filed November 24, 2004. Subsequent to this filing, errors have been identified which require the restatement of the previously issued September 30, 2004 unaudited consolidated financial statements. We have also determined that the internal control deficiencies that gave rise to this restatement constitute material weaknesses as defined by the PCAOB's Auditing Standard No. 2.



These errors include: the accounting for items that were incorrectly accounted for as repair and maintenance expenses and which were subsequently determined should have been capitalized; the accounting related to the allocation of purchase price in connection with the our December 2003 purchase of substantially all of the assets of Republic Engineered Products LLC; the accounting for leases (originally considered as operating but upon further analysis, should have been accounted for as capital leases); and the calculation of LIFO inventories.


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


The following tables summarize the effect of restatement on our unaudited consolidated financial statements as of and for the nine-months ended September 30, 2004, (in thousands, except per share data):



                                                                    AT SEPTEMBER 30, 2004
                                                           ---------------------------------------
                                                           AS REPORTED   ADJUSTMENTS   AS RESTATED
                                                                   (dollars in thousands)
--------------------------------------------------------------------------------------------------
Inventories..............................................  $   180,990   $      (586)  $   180,404
Prepaid expenses and other current assets................       15,321            85        15,406
Total current assets.....................................      348,194          (501)      347,693
Land and improvements....................................           83            26           109
Buildings and improvements...............................        1,315         1,179         2,494
Machinery and equipment..................................        8,475         2,120        10,595
Construction-in-progress.................................          764           682         1,446
Total property, plant, and equipment.....................       10,637         4,007        14,644
Accumulated depreciation.................................         (261)         (181)         (442)
Net property, plant and equipment........................       10,376         3,826        14,202
Deferred income taxes....................................          477           224           701
Other assets.............................................        4,682           (24)        4,658
Total assets.............................................      370,732         3,525       374,257
Accrued compensation and benefits........................       29,454           869        30,323
Deferred income taxes....................................        4,361        (1,020)        3,341
Accrued income taxes.....................................          423         1,800         2,223
Other accrued liabilities................................       13,743           217        13,960
Total current liabilities................................      104,932         1,866       106,798
Other long-term liabilities..............................        2,764           575         3,339
Long-term capital lease..................................          199           215           414
Total liabilities........................................      301,804         2,656       304,460
Retained earnings........................................       18,928           869        19,797
Total stockholders' equity...............................       68,928           869        69,797
Total liabilities and stockholders' equity...............  $   370,732   $     3,525   $   374,257


--------------------------------------------------------------------------------
 30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
                                                       ----------------------------------------------
                                                       AS REPORTED      ADJUSTMENTS      AS RESTATED
                                                                   (dollars in thousands)
-----------------------------------------------------------------------------------------------------
Cost of goods sold...................................  $   771,332      $      (734)     $   770,598
Gross profit.........................................       68,512              734           69,246
Selling, general, and administrative expense.........       32,656             (334)          32,322
Depreciation and amortization expense................          260              182              442
Other operating expense, net.........................        2,972              127            3,099
Operating income.....................................       32,624              759           33,383
Interest expense.....................................       14,985               13           14,998
Income before income taxes...........................       17,890              746           18,636
Provision for income taxes...........................        6,624              291            6,915
Net income before extraordinary gain.................       11,266              455           11,721
Extraordinary gain, net of tax due to purchase price
  accounting.........................................        8,420              414            8,834
Net income...........................................       19,686              869           20,555
Income per share before extraordinary gain...........       283.20            11.44           294.64
Extraordinary gain per share.........................       211.66            10.41           222.07
Basic net income per share...........................  $    494.86      $     21.84      $    516.70


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
                                                  ----------------------------------------------
                                                  AS REPORTED     ADJUSTMENTS       AS RESTATED
                                                              (dollars in thousands)
------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income......................................  $    19,686     $       869       $    20,555
Adjustments to reconcile net cash provided
  by (used in) operating activities:
Extraordinary gain, net of tax due to purchase
  price accounting..............................       (8,420)           (414)           (8,834)
Depreciation and amortization...................          260             182               442
Deferred income taxes...........................        4,471          (1,244)            3,227
Changes in operating assets and liabilities:
(Increase)/decrease in inventory................      (48,050)            586           (47,464)
(Increase)/decrease in prepaid and other
  assets........................................       41,295           1,156            42,451
Increase/(decrease) in compensation
  and benefits..................................        9,535             869            10,404
Increase/(decrease) in other current
  liabilities...................................       (2,141)          1,752              (389)
NET CASH FLOWS USED IN OPERATING ACTIVITIES.....      (19,936)          3,755           (16,181)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures............................       (8,804)         (4,007)          (12,811)
NET CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES....................................       (8,804)         (4,007)          (12,811)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital lease...................................          199             215               414
OPEB............................................           --              38                38
NET CASH FLOWS PROVIDED BY FINANCING
  ACTIVITIES....................................  $    23,093     $       253       $    23,346



INTERNAL REMEDIATION OF INTERNAL CONTROLS OVER FINANCIAL REPORTING



During their SAS 100 review of our interim consolidated financial statements for the nine months ended September 30, 2004, KPMG, our Independent Registered Public Accounting Firm, identified significant deficiencies that constituted material weaknesses in our controls over financial reporting. These material weaknesses included:



          - Inadequate and ineffective controls relating to the review of financial information, including lack of written policies and procedures relating to the application of accounting principles generally accepted in the United States relating to the accounting for contingent liabilities, the change in accounting related to our adoption of the LIFO method of inventory and the capitalization of costs related to debt financing transactions;



          - Ineffective or deficient controls relating to the financial statement closing process that did not ensure the timely identification of material errors to accounts that involve significant estimates, including accrued workers compensation and other contingent liabilities;



          - Lack of controls to evaluate whether a contemplated contractual arrangement was consummated and to ensure that non-standard accounting entries were supported by appropriate documentation; and



          - Inadequate controls relating to the monitoring and oversight of the work of specialists engaged by us in connection with our change in accounting for inventory to the LIFO method.


--------------------------------------------------------------------------------
 32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


In preparing our consolidated financial statements for the year ended December 31, 2004, we identified additional significant deficiencies that constituted material weaknesses in our controls over financial reporting. These material weaknesses included:



          - Ineffective controls relating to expenditures which met the criteria to be recorded as capital assets and capital leases but were initially incorrectly recorded to expense instead of being capitalized; and



          - Lack of correspondence and communication between our corporate headquarters, plant operations, and between and within certain corporate departments which resulted in a delay of identifying two items which should have been recorded in connection with the initial allocation of purchase price related to our December 2003 purchase of REPH LLC.



During KPMG's audit of our consolidated financial statements for the year ended December 31, 2004, we and KPMG identified an additional significant deficiency that constituted a material weakness in our controls over financial reporting. This material weakness related to:



          - Inadequate and ineffective controls relating to the interpretation and application of accounting principles initially applied by us during 2004.



We are currently implementing processes and procedures to mitigate the effect of each of the material weaknesses identified by KPMG and communicated to our Audit Committee in November 2004 and March 2005 and the additional material weaknesses identified by management in preparing our consolidated financial statements for the year ended December 31, 2004. These material weaknesses and the remedial actions taken or being considered by us are further discussed as follows:



Policies and Procedures. KPMG noted that there was an absence of consistently applied policies and procedures in our financial reporting. To address this issue, in preparing our external financial statements, we have included additional review by the more experienced members of our financial reporting team to provide reasonable assurance that our accounting policies and procedures are consistently applied. We are developing an accounting policies and procedures manual which will provide the organization a clear understanding of our policies and to ensure they are consistently applied. This will provide the management and employees with an objective basis for evaluating adherence to policies and procedures.



Period-end Accruals. KPMG noted that we have not established sufficient procedures to ensure the timely identification of material errors in certain accruals that involve significant estimates, such as accrued workers compensation liabilities and other contingent liabilities. To ensure that these items are accrued in accordance with accounting principles generally accepted in the United States, we are establishing written policies and are implementing additional review procedures and controls.



Journal Entry Preparation, Review and Approval. KPMG noted that controls were inadequate to ensure that non-standard journal entries were supported with appropriate documentation. To address this, in the preparation of our consolidated financial statements, our management and employees spent additional time reviewing and documenting significant account balances and transactions for reasonableness.



Oversight of Work Performed by a Specialist. KPMG noted that controls relating to the monitoring of work performed by a third party specialist engaged by us in connection with our change in accounting for inventories were inadequate. Management has committed to researching and understanding the impact and implementation of new and existing accounting standards which apply to accounting changes adopted by us. We are in the process of adding a Manager of Accounting Research and External Reporting to supplement our existing accounting staff.



Accounting for Capital Expenditures. We noted that certain expenditures which met the criteria to be recorded as capital assets and capital leases were initially, and incorrectly recorded, to cost of goods sold as repair and maintenance or recorded as operating leases. Our Audit Committee engaged a third


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


party to independently determine the reasons for such incorrect accounting, and to make recommendations for modifications to our practices and procedures. As a result, we have reviewed our capital policy and have implemented recommended controls and procedures for capital expenditures. We have modified our capital policy manual, reviewed our capital policies with all personnel involved with capital reporting and established a monthly review process for capital expenditures, contracts and lease arrangements. The decision regarding classification of any expenditure as either capital or expense, or leases classified as capital versus operating, will be made by accounting personnel at the plant level, with the assistance of corporate finance personnel, if necessary.



Interdepartmental Communication. We have concluded that our internal controls relating to interdepartmental communications were inadequate or ineffective. We noted instances of delays and lack of correspondence and communication between our corporate headquarters, plant operations and between and within certain corporate departments. The lack of internal controls resulted in a delay in identifying two items that should have been recorded in connection with the preliminary allocation of purchase price related to our December 2003 purchase of REPH LLC.



These items are:



          - We acquired nitrogen oxides emission allowances. These allowances are allocated to manufacturers, who participate in this program by the Environmental Protection Agency. Allowances may be bought, sold or retained for future use. It is our accounting policy not to value these allowances because they are granted at no cost to us. However, to the extent these allowances were acquired in connection with December 2003 purchase, value should have been assigned to these acquired assets.



          - We assumed a collective bargaining agreement with the Bricklayers & Allied Craftsman International Union that covers approximately 14 hourly employees. Under the terms of this labor contract we are obligated to provide postretirement health care benefits to employees covered by this agreement. In applying purchase price allocations, a liability should have been recognized for this obligation.



To address the issue of lack of correspondence and communication between our corporate headquarters, plant operations and between and within certain corporate departments, we are implementing monthly meetings with department heads and have formalized department head participation in the monthly financial closing process.



Interpretation and application of accounting principles. We have concluded that our internal controls related to the initial application of accounting principles were inadequate or ineffective. We noted that there were incorrect interpretations and applications of accounting principles. The items identified included:



          - We identified an error in calculating our LIFO inventory reserve. The error resulted when the impact of an obsolescence reserve, previously established when we accounted for inventories on the FIFO method, was not taken into consideration when determining the cost of our inventory. We did not adjust the cost basis of the affected inventory items, causing an error in the calculation of our LIFO inventory reserve.



          - We and KPMG identified an error in our calculation of compensation expense in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 Accounting for Stock Based Compensation, as it relates to the adoption of our 2004 Equity Incentive Plan.



Management has committed to researching and understanding the impact and implementation of new and existing accounting standards that apply to accounting changes adopted by us. We are in the process of adding a Manager of Accounting Research and External Reporting to supplement our existing accounting staff. We are implementing management review procedures for areas which require significant accounting judgments and estimates which impact our consolidated financial statements.


--------------------------------------------------------------------------------
 34

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


In addition to the specific actions discussed above to address identified material weaknesses, we have enhanced our documented closing process to include written representations and supporting documentation that provides reasonable assurance that all corporate departments and plant operations have adequately communicated and provided relevant information which could impact our financial reporting. We have established deadlines and checklists which have been incorporated into our monthly closing process.



The growth of our business and external financial reporting requirements has placed a strain on our accounting staff. As a result, management has concluded additional qualified personnel are needed. During 2005, we will hire additional experienced accounting personnel and place employees with significant accounting expertise in new supervisory assignments. Our financial management and employees have spent a substantial amount of additional time reviewing account balances, entries, account reconciliations and the required disclosures that are included in our consolidated financial statements. Our senior and financial management have devoted, and will continue to devote in the future, significant time, attention and effort to address deficiencies in our internal controls and to mitigate the effects of material weaknesses, as we complete our transition from a private to a publicly-traded company.



With the assistance of a third party consultant, we are developing an internal plan of action to comply with the Sarbanes-Oxley Act of 2002 and the corporate governance rules of the NASDAQ National Market.



We will continue to evaluate the effectiveness of our internal controls and procedures on an ongoing basis, taking corrective actions as appropriate. These actions are designed to strengthen our internal control over financial reporting. Our Audit Committee resolved to monitor closely the progress of these corrective actions. Our Audit Committee meetings commence with a report from management on the process of these corrective actions.



Failure to maintain adequate controls over financial reporting could result in financial statements that do not fairly present our financial condition and results of operations and could negatively impact your investment.


CRITICAL ACCOUNTING POLICIES

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accounting estimates are an integral part of the financial statements prepared by management and are based on management's current judgments. Those judgments are based on knowledge and experience about past and current events and on assumptions about future events.

We believe the following to be our critical accounting policies because they are both important to the portrayal of our financial condition and results of operations and they require critical management judgments and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our results of operations for future periods could be materially affected.


USE OF ESTIMATES


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include valuation allowances for receivables, inventories,


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


long-lived assets, deferred income tax assets and liabilities, environmental liabilities, obligations related to employee healthcare and incentive and stock based compensation. Actual results could differ materially from the estimates and assumptions used.



STOCK-BASED COMPENSATION



We account for stock based compensation under the fair value method as permitted under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation. Compensation expense is measured at fair value at the grant date using the Black-Scholes option pricing model using the following assumptions: recognized over the vesting period; dividend yield of 0.0%; volatility of 40.1%; risk-free interest rate of 2.6%; and average expected lives of 3 years.


INVENTORIES


Inventories are valued at the lower of cost or market applied on a last in, first out (LIFO) method of inventory costing which was adopted January 1, 2004. This method was applied to 99% of our inventories at December 31, 2004. We believe that the LIFO method of valuing inventories is preferable because it more closely matches current costs with revenues in periods when we experience significant and sustained market driven variation in the cost of raw materials used for our products.


GOODWILL

Goodwill represents the excess of costs over fair values of assets of businesses acquired. Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Negative goodwill is created by the fair values of net assets of businesses acquired exceeding the purchase prices. Accordingly, the negative goodwill created should be first allocated to the remaining non-current assets acquired which are principally property, plant, and equipment. Any remaining unallocated negative goodwill is written off as an extraordinary gain.

INCOME TAXES

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ENVIRONMENTAL COSTS


We and other steel companies have in recent years become subject to increasingly stringent environmental laws and regulations, including requirements relating to environmental remediation. It is our policy to comply with applicable environmental laws and regulations. We recognize a liability for environmental remediation when it is probable that such remediation will be required and we can reasonably estimate such amount, consistent with Statement of Financial Accounting Standards No. 5 on contingent liabilities and the AICPA's Statement of Position 96-1 on environmental remediation liabilities. The identification of contingent liabilities relating to environmental matters, including environmental remediation liabilities, that are both probable and reasonably estimable is conducted


--------------------------------------------------------------------------------
 36

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


through our corporate-wide ISO 14001 Environmental Management System. We develop cost estimates for probable environmental remediation liabilities based on our prior experience with similar matters, work plans to the extent available and approved by the regulatory agency, currently available facts, existing technology, and presently enacted laws and regulations, and we take into consideration the likely effects of inflation and other societal and economic factors. Significant judgment is required in making these estimates and it is reasonable that others may reach different conclusions than us. Because the precise timing of future events confirming the costs of environmental remediation liabilities cannot be reliably determined at this time due to the absence of detailed deadlines for remediation under the applicable environmental laws and regulations pursuant to which such remediation costs will be expended, we do not discount the recorded amounts to the present value of estimated future payments. No claims for recovery are netted against the stated amount. Our actual costs for environmental remediation liabilities could differ from these estimates if the facts on which our estimates are based change, or if the existing laws and regulations change or become more stringent. In addition, we may record significant additional liabilities in the future if environmental remediation liabilities not presently known to us become probable and reasonably estimable.


REVENUE RECOGNITION


We recognize revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and determinable. Our customers have no rights to return product, other than for defective materials. As sales are recognized, reserves for defective materials are recorded as a percentage of sales. This percentage is based on historical experience. The adequacy of reserve estimates is periodically reviewed by comparison to actual experience. Our actual results could differ from those estimates.


ALLOWANCES FOR DOUBTFUL ACCOUNTS


Allowances for doubtful accounts are maintained to provide for estimated losses resulting from the inability of customers to make required payments. If the financial condition of these customers deteriorates, resulting in their inability to make payments, additional allowances may be required. We also record allowance for accounts receivable for all other customers based on a variety of factors, including pricing discrepancies, length of time the receivables are past due, historical experience and the current business environment. If circumstances related to specific customers change, our estimates of the recoverability of receivables are adjusted.


COMPENSATION COSTS


Incentive compensation costs are significant expense categories that are highly dependent upon management estimates and judgments, particularly at each interim reporting date. In arriving at the amount of expense to recognize, management believes it makes reasonable estimates and judgments using all significant information available. Incentive compensation costs are accrued on a monthly basis, and the ultimate determination is made after our year-end results are finalized; thus, estimates are subject to change. We have a number of employee benefit plans, including self-insured health plans, which require management to make estimates. The accrual relating to these plans is adjusted as further information develops or circumstances change.


RESULTS OF OPERATIONS OF OUR COMPANY AND OUR PREDECESSORS

The historical consolidated financial information of RTI, REPH LLC and PAV Republic may not be comparable and may be of limited value in evaluating our financial and operating prospects in the future.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


YEAR ENDED DECEMBER 31, 2004 COMPARED WITH YEAR ENDED DECEMBER 31, 2003



The following discussion provides a comparison of the results of operations of PAV Republic for the year ended December 31, 2004 with the historical results of operation of PAV Republic and REPH LLC on a combined basis through gross profit for the year ended December 31, 2003. The discussion is provided for comparative purposes only, but the value of such a comparison may be limited. The results of operations for the year ended December 31, 2003 combines the results of operations through gross profit for REPH LLC for the period from January 1, 2003 to December 18, 2003 with the results of operations of PAV Republic for the period from October 7, 2003 (inception) to December 31, 2003. Such combined financial information does not reflect the results of operations that either PAV Republic or REPH LLC would have achieved during the period. The combined financial information through gross profit for the year ended December 31, 2003 is merely additive and does not give pro forma effect to the acquisition of assets of REPH LLC and the related transactions. In addition, although PAV Republic acquired substantially all of the operating assets of REPH LLC and PAV Republic hired all of its active employees, PAV Republic has significantly fewer liabilities than REPH LLC. You should not interpret the combined financial information for the year ended December 31, 2003 as the result of operations that PAV Republic would have achieved had the acquisition occurred prior to January 1, 2003.



The following table sets forth a comparison of the historical financial information of PAV Republic for the year ended December 31, 2004 with the historical financial information of PAV Republic and REPH LLC on a combined basis through gross profit for the year ended December 31, 2003.



                                                       PAV REPUBLIC/REPH LLC              PAV REPUBLIC
                                                         COMBINED YEAR ENDED                YEAR ENDED
                                                           DECEMBER 31, 2003         DECEMBER 31, 2004
------------------------------------------------------------------------------------------------------
Net sales..........................................                 $735,418                $1,190,673
Cost of goods sold.................................                  708,993                 1,070,841
                                                     -----------------------   -----------------------
Gross profit.......................................                 $ 26,425                $  119,832
                                                     =======================   =======================



Net Sales. Net sales increased by $455.3 million, or 61.9%, for the year ended December 31, 2004 compared to the year ended December 31, 2003. Net sales for the year ended December 31, 2004 totaled $1,190.7 million on shipments of approximately 1.8 million net tons compared with PAV Republic's and REPH LLC's net sales on a combined basis of $735.4 million for the year December 31, 2003 on shipments of approximately 1.4 million net tons on a combined basis. Net sales in the year ended December 31, 2004 for our four product lines include:
Hot rolled SBQ products of $834.8 million and 1.17 million net tons, equaling 70.1% of sales dollars and 65% of shipment tons; Cold finished SBQ products of $164.1 million and 0.17 million net tons, equaling 13.8% of sales dollars and 9.4% of shipment tons; Seamless tube round products of $128.9 million and 0.37 million net tons, equaling 10.8% of sales dollars and 20.4% of shipment tons; Semi-finished products of $62.9 million and 0.09 million net tons, equaling 5.3% of sales dollars and 5.2% of shipment tons. The higher sales volume of 0.4 million tons resulted in increased net sales of $175.7 million. Net sales increased $44.6 million due to higher transaction prices. Increased raw material price surcharges amounted to $235.0 million.



Cost of Sales. Cost of sales increased by $361.8 million, or 51.0% for the year ended December 31, 2004 compared to PAV Republic's and REPH LLC's cost of goods sold on a combined basis for the year ended December 31, 2003. Cost of sales totaled $1,070.8 million, or 89.9% of net sales, for the year ended December 31, 2004 compared with cost of sales on a combined basis of $709.0 million, or 96.4% of net sales, for the similar period ended December 31, 2003. We have elected to change our method of inventory valuation to last-in, first-out (LIFO) effective January 1, 2004 because we have experienced inflation in raw material prices for the commodities we purchase and use to produce steel products. We have adopted the LIFO method to more accurately match revenues with current costs.


--------------------------------------------------------------------------------
 38

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


This change in accounting method affects the comparability of the costs of sales for the year ended December 31, 2004 to the year ended December 31, 2003.



The change in cost of sales from the year ended December 31, 2004 compared to the year ended December 31, 2003 was due to increased costs of sales associated with higher sales volume of $178.4 million offset by $20.8 million in decreased costs resulting from operating efficiencies due to higher facility utilization. We experienced an increase of $221.8 million in liquid steel costs resulting from increased raw material and fuel prices. In 2004, we have implemented surcharges to offset increased raw material costs. The results for the year ended December 31, 2003, were negatively impacted by unplanned outages at the Lorain, Ohio blast furnace.



Selling, general and administrative expense. Selling, general and administrative expenses were $53.4 million, or 4.5% of net sales, for the year ended December 31, 2004 compared with $1.2 million, or $10.7% of net sales, for the period from October 7, 2003 (inception) to December 31, 2003, and $44.7 million, or 6.2%, for the period from January 1, 2003 to December 18, 2003. The increase in selling, general and administrative expenses for the year ended December 31, 2004 was primarily due to $1.5 million in legal and professional expenses, $2.4 million for salaried employee profit sharing, $3.6 million for management incentive compensation and $5.9 million for stock-based compensation. These increases were offset by a decrease in business insurance of $1.6 million and a decrease in bad debt expense of $3.3 million. REPH LLC recorded a management services agreement expense of $0.8 million for 2003. Our company has no such agreement for 2004. The current period selling, general and administrative expense decreased as a percentage of sales due to increased net sales as discussed above.



Depreciation and amortization. Depreciation expense was $0.9 million for the year ended December 31, 2004, compared with $0.2 million for the period from October 7, 2003 (inception) to December 31, 2003, and $9.5 million for the period from January 1, 2003 to December 18, 2003. The reduction in depreciation in the current year is primarily a result of the write down of the property, plant and equipment which was acquired on December 19, 2003 from REPH LLC, and is currently recorded at zero book value as a result of purchase price accounting.



Goodwill impairment charge. During the third quarter of 2003, REPH LLC recognized a non-cash impairment charge of $58.9 million related to the write-off of its goodwill balance. REPH LLC's liquidity position had been negatively impacted by the loss of the Lorain, Ohio #3 blast furnace. On October 6, 2003, REPH LLC filed petitions for reorganization under Chapter 11. Accordingly, the carrying value of the REPH LLC's goodwill balance was reduced to zero.



Asset impairment charge. Prior to the sale of REPH LLC's operating assets to PAV Republic on December 19, 2003 REPH LLC recorded an asset impairment charge in the amount of $53.9 million to reduce the value of property, plant and equipment.



Property insurance recoveries, net. In the fourth quarter of 2003, REPH LLC recovered $14.7 million, representing a partial recovery of claims made for property damage of the Lorain, Ohio #3 blast furnace.



Net interest expense. Net interest expense was $18.7 million for the year ended December 31, 2004 compared with $0.6 million for the period from October 7, 2003 (inception) to December 18, 2003, and $24.4 million for the period from January 1, 2003 to December 18, 2003. The decrease in net interest expense was primarily a result of our maintenance of a lower average balance in its revolving credit facility in the year ended December 31, 2004 as compared to REPH LLC in the period ended December 18, 2003.


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


Reorganization items. Reorganization items represent costs relating to REPH LLC's Chapter 11 proceedings. These costs amounted to $9.7 million for the period from January 1, 2003 to December 18, 2003. The amount included various legal and consulting fees related to the bankruptcy proceedings.



Income taxes. PAV Republic's effective tax rate for the year ended December 31, 2004 was 38.3%. We recorded a total tax expense of $18.1 million for the year. For the period October 7, 2003(inception) to December 31, 2003 our effective tax rate was 0.0%. Based on the lack of objective available evidence at December 31, 2003 as to the future results of operations and the historical performance of REPH LLC, it was considered more likely than not that no tax benefit resulting from the net loss would be realized; therefore no provision was recorded at December 31, 2003. REPH LLC was a limited liability company that was treated as a partnership for federal and state income tax purposes and accordingly during the period from January 1, 2003 to December 18, 2003 no tax provision was recorded.



Extraordinary gain. In 2003, REPH LLC incurred significant damage to its #3 blast furnace located in Lorain, Ohio, as a result of a fire and explosion. PAV Republic acquired the right to any insurance proceeds resulting from the damage incurred to the #3 blast furnace under the terms of the asset purchase agreement. We received $34.2 million from insurance proceeds during the year ended December 31, 2004. The insurance proceeds were recorded as a $16.0 million reduction of the remaining opening property, plant and equipment, reducing the net book value to zero, a $0.4 million reduction in other assets and a $10.2 million extraordinary gain, which is net of $6.5 million of income taxes.



Net income (loss). As a result of all of the above, we reported net income of $39.3 million for the year ended December 31, 2004 compared with PAV Republic's net loss of ($0.8) million for the period from October 7, 2003 (inception) to December 31, 2003, and REPH LLC's net loss of ($161.7) million for the period from January 1, 2003 to December 18, 2003.


YEAR ENDED DECEMBER 31, 2003 COMPARED WITH YEAR ENDED DECEMBER 31, 2002

The following discussion provides a comparison of the results of operations of PAV Republic and REPH LLC on a combined basis through gross profit for the year ended December 31, 2003 with the historical results of operations of REPH LLC and RTI on a combined basis through gross profit for the year ended December 31, 2002. The discussion is provided for comparative purposes only, but the value of such a comparison may be limited. The results of operations for the year ended December 31, 2003 combines the results of operations through gross profit for REPH LLC for the period from January 1, 2003 to December 18, 2003 with the results of operations of PAV Republic for the period from October 7, 2003 (inception) to December 31, 2003. Such combined financial information does not reflect the results of operations that either PAV Republic or REPH LLC would have achieved during the period. The combined financial information through gross profit for the year ended December 31, 2003 is merely additive and does not give pro forma effect to the acquisition of assets of REPH LLC and the related transactions. In addition, although PAV Republic acquired all of the operating assets of REPH LLC and PAV Republic hired all of its active employees, PAV Republic has significantly fewer liabilities than REPH LLC. You should not interpret the combined financial information for the year ended December 31, 2003 as the results of operations that PAV Republic would have achieved had the acquisition occurred prior to January 1, 2003. The results of operations for the year ended December 31, 2002 combines the results of operations through gross profit for RTI for the period from January 1, 2002 to August 15, 2002 with the results of operations of REPH LLC for the period from August 16, 2002 to December 31, 2002. Such combined financial information does not reflect the results of operations that either REPH LLC or RTI would have achieved during the period. The combined financial information through gross profit for the year ended December 31,


--------------------------------------------------------------------------------
 40

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

2002 is merely additive and does not give pro forma effect to REPH LLC's acquisition of assets of RTI and the related transactions. You should not interpret the combined financial information for the year ended December 31, 2002 as the results of operations that PAV Republic would have achieved had the acquisition occurred prior to January 1, 2002.


The following table sets forth a comparison of the historical financial information of PAV Republic and REPH LLC on a combined basis through gross profit for the year ended December 31, 2003 with the historical financial information of REPH LLC and RTI on a combined basis for the year ended December 31, 2002.



                                                                REPH LLC/RTI     PAV REPUBLIC/REPH LLC
                                                         COMBINED YEAR ENDED       COMBINED YEAR ENDED
                                                           DECEMBER 31, 2002         DECEMBER 31, 2003
                                                                 (UNAUDITED)               (UNAUDITED)
------------------------------------------------------------------------------------------------------
Net sales..........................................               $  912,114                 $ 735,418
Cost of goods sold.................................                  882,665                   708,993
                                                     -----------------------   -----------------------
Gross profit.......................................              $    29,449                 $  26,425
                                                     =======================   =======================


Net sales. Net sales decreased by $176.7 million, or 19.4%, for the year ended December 31, 2003 compared to the year ended December 31, 2002. Net sales on a combined basis for the year ended December 31, 2003 totaled $735.4 million on shipments of approximately 1.4 million net tons on a combined basis. Net sales on a combined basis for the year ended December 31, 2002 were $912.1 million on shipments of approximately 1.8 million net tons on a combined basis. Net sales for the year ended December 31, 2003 were comprised of $612.2 million, or 83.3% of hot-rolled net sales and $123.2 million, or 16.7% of cold finished net sales on a combined basis. Hot-rolled sales were $749.5 million, or 82.2% and cold finished net sales were $162.6 million, or 17.8% for the year ended December 31, 2002 on a combined basis. The decrease in net sales and tons shipped reflects the elimination of bar capacity resulting from the idling or sale of two rolling mills and four bar facilities. Net sales and shipments were also adversely impacted by the lost production related to the loss of our blast furnace at the Lorain, Ohio facility in 2003, as described below.

Cost of Sales. Cost of sales decreased by $173.7 million, or 19.7%, for the year ended December 31, 2003 compared to the year ended December 31, 2002. Cost of sales totaled $709.0 million, or 96.4% of net sales, on a combined basis for the year ended December 31, 2003, compared with cost of sales of $882.7 million, or 96.8% of net sales, for the year ended December 31, 2002. Cost of sales for the year ended December 31, 2003 consisted of $589.4 million on hot-rolled products and $119.6 million on cold finished products on a combined basis, compared with $717.1 million on hot-rolled products and $165.6 million on cold finished products for the year ended December 31, 2002. Increased natural gas and scrap prices and the loss of one of the two blast furnaces at our Lorain, Ohio facility offset the benefits of increased utilization of production facilities and reduced labor costs associated with REPH LLC's new labor contract implemented in August 2002. During 2003, REPH LLC recorded a $17.0 million reduction to cost of goods sold as a result of the partial reimbursement from business interruption and property insurance claims. These claims were filed due to the following unplanned outages at the Lorain, Ohio #3 blast furnace: (a) an outage in the first fiscal quarter of 2003 caused by debris from the Black River which damaged barrier screens that protect cooling water intake; (b) a second outage in June 2003 associated with cooling circuits throughout the blast furnace failing at a rate in excess of normal due to the stress associated with the January outage; and (c) a fire and explosion on August 14, 2003.


Selling, general and administrative expense. Selling, general and administrative expenses were $1.2 million, or 10.7% of net sales, for the period from October 7, 2003 (inception) to December 31,


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


2003, and $44.7 million, or 6.2% of net sales, for the period from January 1, 2003 to December 18, 2003 compared with $15.6 million, or 5.2% of net sales, for the period from August 16, 2002 to December 31, 2002, and $23.4 million, or 3.8% of net sales, for the period from January 1, 2002 to August 15, 2002. These amounts are not comparable due to the differences in the time periods along with the seasonality of our business which effects the amount as a percentage of sales. During the period of January 1, 2002 to August 15, 2002 we were operating in bankruptcy and the discretionary costs were very low due to financial constraints.



Depreciation and amortization. Depreciation and amortization expense was $0.2 million, or 2.0% of net sales, for the period from October 7, 2003 (inception) to December 31, 2003, and $9.5 million, or 1.3% of net sales, for the period from January 1, 2003 to December 18, 2003 compared with $2.6 million, or 0.9% of net sales, for the period from August 16, 2002 to December 31, 2002, and $28.3 million, or 4.6% of net sales, for the period from January 1, 2002 to August 15, 2002. The depreciation and amortization expense in these periods is not comparable as a result of the change in basis in fixed assets and intangible assets of RTI to their fair market value when acquired by REPH LLC in August of 2002. Theses fixed assets were subsequently acquired by PAV Republic in December 2003 at which time the value was again restated to fair market value at that time.



Special charges. Special charges, recorded by RTI, were $10.5 million for the period from January 1, 2002 to August 15, 2002. These charges included $8.8 million relating to 43 voluntary early retirement buyouts being accepted during 2002. The remaining 2002 charges consisted of $1.9 million of severance-related costs and $0.6 million of miscellaneous facility closure costs. A gain of $0.8 million as a result of RTI's sale of its Willimantic, Connecticut plant and the reversal of a substantial portion of RTI's related shutdown reserve offset these charges.



Goodwill impairment charge. During the third quarter of 2003, REPH LLC recognized a non-cash impairment charge of $58.9 million related to the write-off of its goodwill balance. REPH LLC's liquidity position had been negatively impacted by the loss of the Lorain, Ohio #3 blast furnace. On October 6, 2003, REPH LLC filed petitions for reorganization under Chapter 11. Accordingly, the carrying value of the REPH LLC's goodwill balance was reduced to zero.



Asset impairment charge. Prior to the sale of its operating assets to PAV Republic on December 19, 2003 REPH LLC recorded an asset impairment charge in the amount of $53.9 million to reduce the value of property, plant and equipment.



Property insurance recoveries, net. In the third quarter of 2003 REPH LLC received $14.7 million representing a partial recovery of claims made for property damage to the Lorain, Ohio #3 blast furnace.



Net interest expense. Net interest expense was $0.6 million, or 5.3% of net sales, for the period from October 7, 2003 (inception) to December 31, 2003, and $24.4 million, or 3.4% of net sales, for the period from January 1, 2003 to December 18, 2003 compared with $8.6 million, or 2.9% of net sales, for the period from August 16, 2002 to December 31, 2002, and $17.6 million, or 2.9% of net sales, for the period from January 1, 2002 to August 15, 2002. The change in interest expense as a percentage of net sales is due to the change in the debt structure as of result of the RTI and REPH LLC bankruptcies.


Income taxes. PAV Republic's effective tax rate for fiscal 2003 was zero. PAV Republic is a new taxpayer and did not acquire any tax attributes associated with REPH LLC or RTI. REPH LLC was a limited liability company that was treated as a partnership for federal and state income tax purposes and, accordingly, had no income tax provision or deferred income tax assets or liabilities related to taxes imposed by these jurisdictions. RTI was a limited liability company that was treated as a partnership for federal and state income tax purposes and accordingly had no income tax provision or

--------------------------------------------------------------------------------
 42

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

deferred income tax assets or liabilities related to taxes imposed by these jurisdictions. Amounts for income taxes consisted primarily of a provision for foreign taxes relating to RTI's Canadian Subsidiary, Canadian Drawn Steel Company, Inc.


Reorganization items. Reorganization items represent costs relating to REPH LLC's and RTI's Chapter 11 proceedings. These costs amounted to $9.7 million for the year ended December 31, 2003 for REPH LLC and $2.4 million for the period from January 1, 2002 to August 15, 2002 for RTI. The amounts were primarily incurred for various consulting and legal fees that are related to the bankruptcy proceedings.



Net loss. The results of operations were ($0.8) million, or (6.5%) of net sales, for the period from October 7, 2003 (inception) to December 31, 2003, and ($161.7) million, or (22.3%) of net sales, for the period from January 1, 2003 to December 18, 2003 compared with ($20.8) million, or (6.9%) of net sales, for the period from August 16, 2002 to December 31, 2002, and ($59.9) million, or (9.8%) of net sales, for the period from January 1, 2002 to August 15, 2002.



OUR LIQUIDITY AND CAPITAL RESOURCES


LIQUIDITY

Our liquidity is comprised of cash, cash equivalents and funds available under our revolving credit facility. At December 31, 2004, we had approximately $78.7 million of availability under our revolving credit facility in excess of the $25.7 million minimum availability requirement, compared to $30.5 million of availability at December 31, 2003. The increase in liquidity is primarily the result of the replacement of our $150.0 million revolving working capital credit facility with Perry Partners with our $250.0 million revolving credit facility with General Electric Capital Corporation. Other items affecting our liquidity as of December 31, 2004 compared to December 31, 2003 include a decrease in cash on hand of $1.9 million, an increase in the borrowing under our revolving credit facility of $50.3 million and an increase in our outstanding letters of credit of $3.3 million. On November 10, 2004, we and General Electric Capital Corporation, as lender and agent for the lenders, amended the revolving credit facility to expand the borrowing capacity under the revolving credit facility from $200.0 million to $250.0 million and to provide for a possible further increase in borrowing capacity of $100.0 million in the future. In addition, the amended revolving credit facility contains a lower interest rate than our original revolving credit facility.



Cash flow used in operations for the year ended December 31, 2004 was $36.8 million. For the year ended December 31, 2004 we generated cash flow from net income of $39.3 million. In 2003, REPH LLC, as a result of a fire and explosion, lost its #3 blast furnace located in Lorain, Ohio. We acquired the right to any insurance proceeds resulting from the damage incurred to the #3 blast furnace under the terms of the asset purchase agreement pursuant to which we acquired substantially all of REPH LLC's operating assets. During the year ended December 31, 2004, we received $34.2 million from insurance proceeds. The insurance proceeds were recorded as a $15.4 million reduction of the remaining opening property, plant and equipment, a reduction to other non-current assets of $0.4 million, and a $10.2 million extraordinary gain which is net of $6.5 million of income taxes. This increase in cash flow was offset by changes in working capital including an increase in accounts receivable of $75.2 million, an increase in inventory of $110.4 million, and an increase in accounts payable of $41.7 million.



Net working capital at December 31, 2004 increased $108.8 million compared to December 31, 2003, reflecting a $190.2 million increase in current assets and a $81.4 million increase in current liabilities. The increase in current assets was primarily due to an increase in accounts receivable of $75.2 million and an increase in inventories of $110.4 million. The increase in accounts receivable was primarily due to increased sales and sales prices during the year ended December 31, 2004. We have reduced our average days outstanding during fiscal 2003 from 51 to 41 in fiscal 2004. The increase in inventory is


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


due to higher inventory levels required to support our increased sales volume. We have elected to change our method of accounting for inventory from the first in, first out (FIFO) method to the last-in, first-out (LIFO) effective January 1, 2004 because we have experienced inflation in raw material prices for the commodities we purchase and use to produce steel products. We have adopted the LIFO method to more accurately match current revenues with current costs. The inventory value at December 31, 2004 reflects a $52.6 million LIFO reserve. The change in current liabilities was due primarily to an increase in accounts payable of $41.7 million and an increase in accrued compensation of $14.6 million. The increase in accounts payable is the result of improved credit terms from our vendors. The increase in accrued compensation is primary due to the unpaid balance of profit sharing for union and salary employees and management and executive bonuses amounting to $12.1 million which was paid in February 2005.



Net cash used by investing activities to acquire property and equipment during the year ended December 31, 2004 totaled $18.4 million.



Net cash provided by financing activities during the year ended December 31, 2004 was $53.1 million. During the year ended December 31, 2004, we entered into our revolving credit facility with General Electric Capital Corporation, issued the 11% Senior Secured Promissory Note in favor of Perry Principals Investments, L.L.C. and issued a $8.4 million Senior Subordinated Promissory Note in favor of Perry Principals Investments, L.L.C. (which was repaid in full in July 2004). In addition, we received a total of $20.0 million equity contribution from Perry Partners and Perry International, repaid the outstanding revolving working capital credit facility with Perry Partners and exercised our option to redeem the $80.0 million aggregate face amount of our 10% Senior Secured Notes held by U.S. Bank National Association for 75% of the aggregate face amount. As a result of redeeming these notes, $14.1 million of insurance proceeds held as collateral became available to us. We received $34.2 million of additional insurance proceeds during the year ended December 31, 2004. In accordance with the terms of our 10% Senior Secured Notes due 2009, $10.0 million of the insurance proceeds were applied to the outstanding principal balance of these notes during the year ended December 31, 2004.



CAPITAL EXPENDITURES


REPH LLC invested $8.0 million in capital expenditures during the period from January 1, 2003 to December 18, 2003 and our capital expenditures for the period from December 19, 2003 to December 31, 2003 were $0.1 million. Capital expenditures were limited under our credit facility for the period from December 19, 2003 to December 31, 2003 to $4.5 million. Capital expenditures for the year ended December 31, 2004 were $18.4 million. This includes $3.2 million of capital expenditures for the new five strand combined billet/bloom caster located at our Canton, Ohio facility. The total cost of this capital project is estimated to be $50.0 million. As of February 25, 2005 we had purchase commitments for this project totaling $24.2 million and we estimate additional expenditures required to complete this project to be $22.6 million. We expect this project will be completed in the fourth quarter of 2005. These expenditures are expected to be funded using cash from operations and borrowings under our revolving credit facility. Planned capital expenditures for the year ending December 31, 2005 are estimated to be $62.0 million to $65.0 million, which include approximately $46.8 million in costs associated with five strand combined billet/bloom caster project. The remainder is associated with maintenance capital and infrastructure improvements and modernization. Capital expenditures for any fiscal year are limited under our revolving credit facility to $40.0 million, excluding capital expenditures financed by proceeds of any insurance recoveries received.


DEBT SERVICE REQUIREMENTS
Republic Engineered Products, Inc., our wholly-owned subsidiary, currently has significant debt repayment obligations under its revolving credit facility, the 11% Senior Secured Promissory Note and

--------------------------------------------------------------------------------
 44

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

the 10% Senior Secured Notes. The 11% Senior Secured Promissory Note due August 20, 2009 and the 10% Senior Secured Notes due August 31, 2009 will be repaid with the proceeds of this offering.


The 11% Senior Secured Promissory Note requires interest payments monthly, in arrears, on the last day of each month. The notes are secured, subject to exceptions and limitations, by a first priority lien on, and security interest lien on certain personal property or other assets of each of Republic Engineered Products, Inc., PAV Republic, Inc., Republic N&T Railroad, Inc. and Republic Machine LLC as specified in the security agreement executed in connection with the issuance of the senior secured promissory note. Republic Engineered Products, Inc.'s obligations under the notes are unconditionally and fully guaranteed jointly and severally on a senior secured basis by us and each of Republic Engineered Products, Inc.'s direct domestic subsidiaries. Republic N&T Railroad, Inc. and Republic Machine LLC are wholly-owned direct domestic subsidiaries of Republic Engineered Products, Inc.



The purchase agreement governing the 11% Senior Secured Promissory Note contains significant affirmative and negative covenants including separate provisions imposing restrictions on Republic Engineered Products, Inc.'s ability to pay dividends on, redeem or repurchase its capital stock; make investments and other restricted payments; incur additional indebtedness or issue preferred stock; create liens; permit dividend or other payment restrictions on its subsidiaries; sell all or substantially all of its assets or consolidate or merge with or into other companies; engage in transactions with affiliates; and engage in sale-leaseback transactions in each case, subject to certain exceptions. As of December 31, 2004 and December 31, 2003, we were in compliance with all of these covenants.



The 10% Senior Secured Notes require interest payments on March 31, June 30, September 30 and December 31 of each year. Pursuant to the terms of the senior secured notes, provided that Republic Engineered Products, Inc. has not repaid at least $1.0 million of principal under the senior secured notes, on the last day of each quarter up to and including June 30, 2009, Republic Engineered Products, Inc. is required to pay 0.25% of the original principal amount (or such lesser principal amount as shall then be outstanding) of the senior secured notes at par and without payment of any premium. In addition, pursuant to the terms of the senior secured notes, 50% of any insurance proceeds related to the loss events at the Lorain facility greater than $5.0 million and less than $25.0 million must be directly applied toward the reduction of the aggregate principal amount of the senior secured notes upon receipt of such proceeds. As of December 31, 2004, Republic Engineered Products, Inc. had applied $10.0 million of such proceeds toward reduction of the principal amount of the senior secured notes and, therefore, is no longer required to make any repayments of principal under the senior secured notes until August 31, 2009. The notes are secured, subject to exceptions and limitations, by (i) a first priority interest in the real estate and fixtures related to our Canton cast roll facility and related properties, rights and assets subject to the mortgage under the related security agreement and (ii) 50% of business interruption insurance proceeds related to the loss events at the Lorain facility greater than $5.0 million and less than $25.0 million provided that such security interest in business interruption insurance proceeds shall in no event exceed $10.0 million.



The purchase agreement governing the 10% Senior Secured Notes also contains significant affirmative and negative covenants including separate provisions imposing restrictions on Republic Engineered Products, Inc.'s ability to pay dividends on, redeem or repurchase its capital stock; make investments and other restricted payments; incur additional indebtedness or issue preferred stock; create liens; permit dividend or other payment restrictions on its subsidiaries; sell all or substantially all of its assets or consolidate or merge with or into other companies; engage in transactions with affiliates; and engage in sale-leaseback transactions in each case, subject to certain exceptions. As of December 31, 2004 and December 31, 2003, we were in compliance with all of these covenants.


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

On May 20, 2004, Republic Engineered Products, Inc. entered into its revolving credit facility with General Electric Capital Corporation. On November 10, 2004, we and General Electric Capital Corporation, as lender and agent for the lenders, amended the revolving credit facility to expand the borrowing capacity under the revolving credit facility from $200.0 million to $250.0 million and to provide for a possible further increase in borrowing capacity of $100.0 million in the future. In addition, the amended revolving credit facility contains a lower interest rate than our original revolving credit facility. The facility consists of a 5-year revolving credit facility of up to $250.0 million (containing sub-facilities available for the issuance of letters of credit of up to $25.0 million and a swing line of up to $25.0 million) and requires us to maintain borrowing availability of at least $25.7 million. The revolving credit facility may be terminated at any time, and if it is terminated prior to May 20, 2008, the termination may result in certain early termination fees. After giving effect to our use of the proceeds of this offering, the amount available under
our revolving credit facility is expected to be approximately $     million.
Concurrent with this offering and upon the consummation of the merger of Republic Engineered Products, Inc. into PAV Republic, Inc., we will assume Republic Engineered Products, Inc.'s obligations under the revolving credit facility.


All of the obligations under the revolving credit facility are unconditionally guaranteed on a senior secured basis by each of Republic Engineered Products, Inc.'s domestic subsidiaries and by us. The obligations under the revolving credit facility (including the guarantees) are secured by a first priority lien on substantially all of Republic Engineered Products, Inc.'s and the guarantors' accounts receivable and inventory and by a second priority lien on all of Republic Engineered Products, Inc.'s property, plants and equipment, subject to certain exceptions.



Revolving loans under the revolving credit facility bear interest, at Republic Engineered Products, Inc.'s option, either at a floating rate equal to the reserve adjusted London Interbank Offered Rate ("LIBOR") plus a margin of 2.75% per year, or the base rate equal to the higher of the prime rate as reported by The Wall Street Journal or the overnight federal funds rate plus 50 basis points plus a margin of 1.00% per year. Commencing on April 1, 2005, the margins may be adjusted based on the average availability quarterly on a prospective basis. The base rate margins may be reduced to an amount between 0.00% and 1.00%, and the LIBOR margins may be adjusted to an amount between 1.75% and 2.75%. In addition, the lenders under the revolving credit facility are paid a monthly fee on a proportion of the unused commitments under that facility at a rate of 0.50% per annum. For so long as any default under the revolving credit facility continues, interest on the revolving loans will increase by 2.00% per year. As of December 31, 2004, our interest rate for our base rate borrowings was 6.25%, which includes a 1.00% margin and the interest rate for the LIBOR loans outstanding was 5.11%, which includes a 2.75% margin.



Concurrently with this offering and upon the consummation of the merger of Republic Engineered Products, Inc. into PAV Republic, Inc., we will assume Republic Engineered Products, Inc.'s obligations under the revolving credit facility.



The revolving credit facility contains customary representations and warranties and customary covenants restricting Republic Engineered Products, Inc.'s and its subsidiaries' ability to, among other things and subject to various exceptions, alter the nature of its business, engage in mergers, acquisitions and asset sales, permit the creation of any security interests on any of its assets, incur additional indebtedness, declare dividends, make distributions or redeem or repurchase capital stock, prepay, redeem or repurchase other debt, make loans and investments or conduct transactions with affiliates. Our revolving credit facility also contains the following covenants:



restrict unfinanced capital expenditures during any fiscal year that exceeds $40.0 million in the aggregate


--------------------------------------------------------------------------------
 46

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


a minimum fixed charge coverage ratio not less than 1.25:1.0 for each 12-months most recently ended minimum borrowing availability of $25.7 million



Events of default under the revolving credit facility include, but are not limited to, failure to pay principal, interest, fees or other amounts under the revolving credit facility when due or after expiration of a grace period, covenant defaults, any representation or warranty proving to have been materially incorrect when made, the revocation or purported revocation of any guarantee by any of the guarantors, unsatisfied final judgments over a threshold, bankruptcy events, the invalidity or impairment of any loan document or any security interest, a cross default to certain other debt, a change of control and certain ERISA defaults. In the event of default, there are provisions for remedies from the agent of the revolving credit facility, which include: suspension of additional advances, an increase in the interest rate to the default rate, declaration of all or any portion of the loans due and payable, or we may request and be granted a waiver. We violated the indebtedness covenant in our revolving credit facility with General Electric Capital Corporation. We incurred $0.4 million in debt relating to a promissory note and $0.6 million in debt relating to capital lease financing, which we failed to disclose to General Electric Capital Corporation, as lender and agent for the lenders. On February 25, 2005 we were granted a waiver by General Electric Capital Corporation. As of February 25, 2005, we were in compliance with all covenants under our revolving credit facility.



Republic Engineered Products, Inc. assumed a $5.0 million loan from the Ohio Department of Development through the acquisition. The term of the loan is five years, and the interest rate is 3%, payable monthly. Principal payments begin on August 6, 2005. The loan is collateralized by the 20" mill modernization project at the Lorain facility by a first priority lien to the extent of the principal amount of the loan. The 20" mill modernization project at our Lorain facility was undertaken in order to replace our antiquated large bar (3" to 6 1/4" diameter) production facility in Massillon, Ohio that was owned by RTI and closed in December 2002. The size and straightness capability of this 1920 vintage cross-country mill was marginal. Because of the age of the mill, it was difficult to find replacement parts and costly to maintain. The Massillon mill was shut down in December 2002. The 20" mill upgrade was completed in January 2003. It included new mill stand electric drives, tension free rolling, quick size change capability, turn-over walking beam cooling beds, in-line saws, and bundling capability. The mill is capable of producing 3" to 6 1/2" diameter rounds that meet or exceed American Iron and Steel Association size tolerance and commercial straightness requirements. The total cost of the project was $19.2 million.



On January 7, 2005, we filed an application with the Ohio Department of Development for a loan of up to $2.0 million. This financing is contingent upon us meeting certain program guidelines, our capital investment in a new caster at our Canton facility, completion of due diligence, satisfactory review of our financial statements, and the approval of the Development Financing Advisory Council and the State Controlling Board. This commitment is also based on certain assumptions such as the creation of new jobs and the maintenance of certain existing jobs by us. In addition, through the Ohio Investment in Training Program, the State of Ohio has offered a preliminary commitment of up to $350,000 to help us with specific training and other workforce development needs. This commitment is contingent upon the future appropriations to this program by the Ohio General Assembly.



Our ability to meet our debt service obligations and reduce our total debt will depend upon our future performance, which in turn, will depend upon general economic, financial, and business conditions; along with competition, legislation and regulation -- factors that are largely beyond our control. We believe that cash flow from operations, together with other available sources of funds, including additional borrowings under our credit facility, will be adequate for at least the next twelve months for making required payments of principal and interest on our indebtedness and for funding


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

anticipated capital expenditures and working capital requirements. However, we cannot assure you that our operating results, cash flow and capital resources will be sufficient for repayment of our debt in the future.

NEW ACCOUNTING PRONOUNCEMENTS


In December 2003, the FASB revised SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postemployment Benefits. SFAS No. 132 (revised 2003) requires additional disclosure on the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans in the notes to consolidated financial statements. The disclosures include describing the types of plan assets, investment strategy, measurement dates, plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. We adopted SFAS No. 132 (revised 2003) in the fourth quarter of 2003 and since this Statement requires changes in disclosure only, it did not impact our consolidated financial statements.



In November 2004, Statement of Financial Accounting Standards No. 151, "Inventory Costs-an amendment of ARB No. 43, Chapter 4" (SFAS No. 151), was issued. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect adoption of this standard to have a material impact on our consolidated financial statements.



In December 2004, the FASB revised SFAS No. 123 (revised 2004), Share Based Payment. SFAS No. 123 (revised 2004) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award; the requisite service period (usually the vesting period). We will adopt SFAS No. 123 (revised
2004) during the year ended December 31, 2005. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.


--------------------------------------------------------------------------------
 48

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES


The following table summarizes our contractual obligations at December 31, 2004, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.





                                                  LESS THAN                           MORE THAN
                                        TOTAL      1 YEAR     1-3 YEARS   3-5 YEARS    5 YEARS
-----------------------------------------------------------------------------------------------
Revolving credit facility(1).........  $166,795   $  7,282     $14,564    $144,950     $    --
Existing senior notes(2)(3)..........   109,788      7,888      15,776      86,125          --
Ohio Dept of Dev Loan(4).............     5,322        814       3,490       1,018          --
Operating/capital leases (5).........     7,855      3,323       2,527       1,361         644
Purchase obligations(6)..............   130,378     84,902      13,176      13,100      19,200
Long-term liabilities(7).............     7,024         50       2,531       1,316       3,127
                                       --------   --------     -------    --------     -------
Total contractual obligations........  $427,162   $104,258     $52,064    $247,869     $22,971
                                       ========   ========     =======    ========     =======


------------


(1) Includes interest obligations at an average rate of 5.12% per year accrued through May 20, 2008.



(2) Includes 11% Senior Secured Promissory Note of $61.8 million due August 20, 2009.



(3) 10% Senior Secured Bank Notes of $10.9 million due August 31, 2009.



(4) Includes interest accrued at 3% per year through July 31, 2008 in the amount of $0.3 million.



(5) Capital leases are amortized using the incremental borrowing rate at the lease inception date.



(6) In September 2004, we entered into a contract for the design, engineering and installation of equipment relating to the new five-strand combination billet/bloom caster at the Canton facility. The estimated cost of this project is $50 million. Capital commitments as of December 31, 2004 amounted to $24.2 million. The balance of the purchase obligations represents contracts for various goods and services.



(7) Includes environmental liabilities (which excludes current portion of $1.3 million in other accrued liabilities), USWA benefit liabilities and OPEB liabilities.



The following table summarizes our contractual obligations at December 31, 2004, as adjusted for this offering, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.



                                                     LESS THAN                           MORE THAN
                                             TOTAL    1 YEAR     1-3 YEARS   3-5 YEARS    5 YEARS
                                                            (dollars in thousands)
--------------------------------------------------------------------------------------------------
Revolving credit facility..................  $       $            $           $          $
Existing senior notes......................
Ohio Dept. of Dev. Loan....................
Operating/capital leases...................
                                             -----   --------     -------     -------    --------
Total contractual obligations..............  $       $            $           $          $
                                             =====   ========     =======     =======    ========


In addition to the above, we are, in the ordinary course of business, the subject of or party to various pending or threatened legal and environmental actions. We provide for the costs related to these matters when a loss is probable and the amount is reasonably estimable. Based on information presently known to us, management believes that any ultimate liability resulting from these actions will not have a material adverse affect on our consolidated financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


Our interest expense is sensitive to changes in the general level of interest rates in the U.S. At December 31, 2004, we had $61.8 million aggregate principal amount of our 11% Senior Secured Promissory Note outstanding, $10.9 million aggregate principal amount of our 10% Senior Secured


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


Notes outstanding, $5.0 million aggregate amount of our Ohio Department of Development Loan outstanding and $142.2 million outstanding under our revolving credit facility. Our 11% Senior Secured Promissory Note bears interest at a fixed rate of 11% per year, our 10% Senior Secured Notes bear interest at a fixed rate of 10% per year and our Ohio Department of Development Loan bears interest at a rate of 3% per year, but the interest rate on additional borrowings under our existing credit facility may vary. As a result, our primary exposure to market risk for changes in interest rates relates to our revolving credit facility. Revolving loans under the revolving credit facilities will bear interest, at our option, either at a floating rate equal to the reserve adjusted London Interbank Offered Rate ("LIBOR") plus a margin of 2.75% per year, or the base rate equal to the higher of the prime rate as reported by The Wall Street Journal or the overnight federal funds rate plus 50 basis points plus a margin of 1.00% per year. Commencing on April 1, 2005, the margins may be adjusted based on the average availability quarterly on a prospective basis. The base rate margins may be reduced to an amount between 0.00% and 1.00%, and the LIBOR margins may be adjusted to an amount between 1.75% and 2.75%. As of December 31, 2004, borrowings under the revolving credit facility are accruing interest at the rate of 5.11% per year. If the average interest rate for our borrowings under the revolving credit facility were to increase by 100 basis points, our interest expense on average borrowings of $120.0 million would increase by approximately $1.2 million annually and reduce our net earnings, if any.


After giving effect to the use of proceeds of this offering, we will have $ million aggregate principal amount of our Ohio Department of Development Loan
outstanding and $   million outstanding under our revolving credit facility in
excess of the current $   million minimum availability requirement.

Almost all of our transactions are denominated in U.S. dollars, and, as a result, we do not have material exposure to currency exchange-rate risks.


We do not currently engage in any interest rate, commodity price or foreign currency exchange rate hedging transactions, although we may do so in the future. We purchase natural gas under short term supply contracts. In an effort to manage the risks associated with fluctuations in market prices, we may employ the use of call options, which will allow us to purchase a portion of our natural gas at predetermined rates. Changes to the fair value of the premiums paid for these call option contracts are recorded as a change in the value of the prepaid asset and as an increase or offset to cost of goods sold. At December 31, 2004, we had purchased call options for natural gas purchases to be made between January 2005 and March 2005. We have also prepaid a portion of our natural gas transportation costs for January 2005 to March 2005.


--------------------------------------------------------------------------------
 50

--------------------------------------------------------------------------------

BUSINESS


We are the leading domestic producer of SBQ products with shipments of approximately 1.8 million tons for the year ended December 31, 2004 and we have an aggregate annual liquid steelmaking capacity of 2.3 million tons. Our SBQ products are used across a broad range of highly engineered end-user applications, including axles, hubs and crankshafts for automobiles and light trucks, machine tools and off-highway equipment. Through our predecessors, we have been producing high quality, value-added SBQ products for over 100 years and we believe we offer the most complete range of SBQ products in the industry today.



We have long-standing customer relationships with nearly all of our more than 250 customers, including all leading domestic and U.S.-based Japanese transplant automotive and industrial equipment manufacturers and their first tier suppliers. Our SBQ products add value to our customers through various finishing operations such as straightening, surface and ultrasonic inspection, thermal treatment and extensive cold finishing operations. We offer over 5,000 combinations of grades, finishes, sizes, shapes and end uses, including hot-rolled bars, cold finished bars, semi-finished bars and tube rounds. We are the only U.S.-based SBQ producer to employ both EAF and integrated blast furnace technology. We began installing equipment at our Canton facility in December 2004 which we expect will further enhance our EAF flexibility and be fully operational by the end of the fourth quarter of 2005. This addition will allow for additional manufacturing flexibility and further enable us to proactively manage our product mix and more efficiently utilize raw material inputs.



As a result of our significant capital investments, we operate seven modern and well-maintained facilities in the U.S. and Canada. The proximity of our strategically located facilities to the majority of our customers provides us with a significant competitive advantage to other SBQ producers. These facilities include electric arc furnace and blast furnace melt shops located in Canton and Lorain, Ohio, respectively, hot-rolling and processing mills located in Canton and Lorain, Ohio and Lackawanna, New York, cold finishing facilities located in Massillon, Ohio, Gary, Indiana and Ontario, Canada, and a machine shop located in Massillon, Ohio. In addition to our liquid steelmaking capacity, we have aggregate annual hot-rolling production capacity of approximately 1.5 million tons, tube casting semi-finished capacity of approximately 0.8 million tons and cold finishing production capacity of approximately 0.3 million tons. The difference between our liquid steelmaking capacity and finished product capacity (comprised of hot-rolling, semi-finished and cold finishing production capacity) is the inherent loss of steel associated with the steelmaking process. For the year ended December 31, 2004, our sales and operating income totaled $1.2 billion and $66.0 million, respectively.



For more information regarding our history, including our predecessors' Chapter 11 filings, see "Management's discussion and analysis of financial condition and results of operations--Formation of the company."


OUR COMPETITIVE STRENGTHS

We believe we have the following competitive strengths:


Leading market position and long-standing customer relationships. We believe we have maintained the leading market position in the SBQ steel industry for over 20 years. In 2003, we supplied approximately 30% and 85% of all SBQ products consumed by domestic and U.S.-based Japanese transplant automotive manufacturers, respectively, many of which are for critical applications for drive train, steering and suspension systems. Our leading market position, along with our long-standing customer relationships, is largely the result of our customer service, our comprehensive product offerings and our technology agreements with other international steel producers. Our technology agreement with Kobe Technologies Propriety provides ongoing engineering support at our facilities in


--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------


order to support continuous improvement and technical development with our Japanese transplant customers. Our relationship with Daido is project specific and is related to the technology transfer required to produce certain materials required by our Japanese transplant customers.



Higher value-added products with enhanced margins and pricing policy that mitigates margin volatility. We actively focus our production on higher value-added products that increase operating margins, the demand for which has enabled us to implement a favorable pricing policy. All of our customers are subject to either annual price increases or spot prices and we have surcharges in place for key alloys and other key raw materials. This pricing policy aids in stabilizing operating margins against raw material price fluctuations. Over 75% of our customer base is covered by pricing agreements, which are typically for one year. These agreements provide for certain raw material cost recoveries in the form of surcharges, some of which have been in place for over fifteen years. In the first six months of 2004, we enacted additional surcharges for key alloys and other key raw materials, providing further operating margin stability. Despite downward pressure on our prices in certain segments induced by competition, we believe that we will be able to sustain our practice of imposing surcharges to recover certain raw material costs.



Flexible manufacturing operations. The two EAFs in Canton and the blast furnace operation located in Lorain provide us with the operational flexibility to alternate between EAF production and traditional integrated blast furnace production. Employing a combined blast furnace/electric arc furnace operating strategy allows us to take advantage of raw material and energy pricing and availability in order to pursue the lowest cost process route. This combination also offers cost and product advantages such as lower alloy steelmaking cost in the case of the scrap based electric furnace process and lower residual levels (nickel, chrome, molybdenum, copper and nitrogen) from the blast furnace/BOP process that is required for certain products that we sell. Additionally, an electric arc furnace can be shut down and restarted with relative ease to more effectively and efficiently manage production requirements.



Absence of onerous legacy liabilities. We have limited environmental legacy liabilities arising from facilities we currently own and are not liable for environmental liabilities of former or shut down facilities owned by our predecessor companies. In addition, under our labor agreements with the USWA AFL-CIO and CLC, we do not have legacy pension plan or other post retirement benefit obligations. Coupled with the debt reduction expected from this transaction, we believe that the absence of legacy liabilities will provide us with one of the strongest balance sheets in the SBQ industry.



Favorable labor agreements. Our favorable labor agreements have enhanced our ability to maximize workforce flexibility and reduce costs by providing flexible scheduling of our workforce and eliminating legacy costs. We believe our labor agreements are among the best in the industry and allow us to maintain low cost labor operations.



Modern, well-maintained facilities with modest capital expenditures going forward. We believe our strategically located plants are among the most modern and well-maintained SBQ steelmaking facilities in North America. Over the past 15 years, our predecessor companies (REPH LLC, Republic Technologies International Holdings, LLC, Bar Technologies, Inc., Republic Engineered Steels, Inc. and USS/Kobe Steel Company) have invested over $650 million to refurbish and modernize our existing facilities. On October 11, 2004, our Board of Directors approved the installation of a caster at our Canton facility which we estimate will cost approximately $50.0 million. Preparation for construction began in December 2004 to install the new caster at the Canton facility and approximately $3.2 million of costs were incurred in 2004 relating to this project. As a result of these investments, we believe modest capital expenditures will be required to support our ongoing operations.


--------------------------------------------------------------------------------
 52

BUSINESS
--------------------------------------------------------------------------------


Strong and experienced management team and sponsor. Our senior management team has an average of approximately 25 years experience in both integrated and mini-mill steel production. Our senior management team is substantially similar to the senior management team of our recent predecessors that were involved in bankruptcy proceedings. Perry Capital, our equity sponsor, provides additional industry expertise through investments in other industrial portfolio companies as well as in-depth knowledge of and relationships with our customer end-markets.


OUR BUSINESS STRATEGY

Our principal business strategies include the following:


Enhance EAF production capability to provide additional operational flexibility. Our planned installation of a new caster at our Canton facility, which will enhance our EAF production capability, should be completed by the end of 2005 and in conjunction with our existing blast furnace capability, will increase our operating flexibility and allow us to more efficiently allocate production and further minimize the cost of raw material inputs.



Focus on products with higher engineering content to command premium margins. We will continue to manage our product mix by focusing on higher value-added products with more engineering content and metallurgical specificity which command premium margins.


Build upon our strong customer relationships. We intend to strengthen our long-standing customer relationships by maintaining strong customer service and proactively responding to changing customer needs. We will continue to work with our customers to design and manufacture products to meet their specific needs and to create new, innovative product solutions.

Maintain financial flexibility. Through this offering, we expect to repay debt, increase liquidity and achieve one of the lowest debt to total capitalization levels in the SBQ industry. This flexible financial position will permit us to prudently invest in internal and external strategic growth opportunities. Looking forward, we will continue to focus on proactively managing our working capital needs and maintaining a conservative capital structure.

THE SBQ PRODUCTS INDUSTRY


The market in the U.S. for SBQ products totaled approximately 8.0 million tons in 2003, based on data published by the American Iron and Steel Institute. The SBQ market includes the high-quality segments of the following three categories of steel products which are defined by the American Iron and Steel Institute as categories of products in the broader steel industry: (i) hot-rolled bar, (ii) cold finished bar and (iii) rod. We produce various grades and sizes of finished hot-rolled and cold finished bar and rod products and continue to operate only in this high-quality end of the broader steel market. SBQ products typically sell for substantially higher prices per net ton than merchant or commodity grade steel products and generally contain more alloys than merchant and commodity grade steel products. SBQ products generally contain more expensive alloys than merchant and commodity products and are sold to customers who require precise metallurgical content and compliance with rigorous quality specifications. SBQ products are uniquely produced for use in highly engineered end-user applications, including critical safety applications in automobiles and light trucks, such as axles, hubs and crankshafts, machine tools and off-highway equipment. Merchant and commodity products which are typically produced in accordance with more generic specifications and are used for less demanding applications like structural supports and in reinforced concrete. In most cases, SBQ producers need to satisfy rigorous prequalification requirements in order to sell their products. As a result of all of these factors, barriers to entry in the SBQ market are high. Import penetration into this market has not varied widely and has represented less of a threat than in the commodity steel sector because of the high quality nature of SBQ products.


--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------


The SBQ market has experienced an increase in demand as the result of two trends: increased popularity in the automotive consumer market of light trucks and sport utility vehicles, the SBQ product content of which is generally 2 to
2.5 times higher than in other passenger vehicles, and increased use by the legacy Big Three U.S. auto manufacturers of forged crankshafts as opposed to cast crankshafts as well as increased purchasing by domestic and U.S.-based Japanese transplant automotive manufacturers.


Though the broader steel industry has only recently sought to mitigate volatility in raw materials prices by implementing surcharges to customers, SBQ producers, including us, have been using similar arrangements for over 15 years. Historically, a significant percentage of SBQ products have been sold to customers under base price arrangements. Typically, these arrangements are renewed annually and establish the base prices by which customers purchase SBQ products and, in most cases, include surcharge provisions which enable the producer to recover increases in the cost of raw materials such as scrap, alloys and, more recently, coke, iron ore pellets and natural gas.

OUR STEEL MANUFACTURING PROCESS


The manufacturing process for all of our engineered products involves a number of steps that are outlined below.



Our production of steel begins at our electric furnace melt shop in Canton, Ohio and our blast furnaces in Lorain, Ohio. The Canton melt shop operates electric arc furnaces, which consume ferrous scrap as the primary raw material. Premium grade steel scrap is transported from a scrap yard to the Canton melt shop, where it is melted in two 220-ton electric arc furnaces. After the scrap reaches a molten state, it is poured from the furnace into ladles and further processed in a ladle refining furnace, where alloys, carbon and other materials are added to create the desired chemical, metallurgical and physical properties. During the scrap melting and refining process, impurities are removed from the molten steel. In addition, as part of the refining process, the molten steel is further processed in a vacuum degasser, which removes oxygen, hydrogen and nitrogen to produce clean, high-quality steel.



At our Canton, Ohio facility, the molten steel is formed into semi-finished bars in our continuous casting and rolling facility. The molten steel is poured into a four-strand continuous bloom caster where it is formed and solidified in molds to produce a solid semi-finished bar called a bloom. The blooms are cut to length, then rolled to a smaller cross-sectioned bar referred to as a billet. Blooms are square, rectangular, or round semi-finished shapes greater than 64 square inches in cross-sectional area and billets are less than 64 square inches in cross-sectional area. These semi-finished billets, having been produced to a specified chemical composition, size and quality, are then cooled and sent to our rolling mills for further processing into finished products or sold as semi-finished trade products.



Unlike our Canton electric furnace melt shop that relies exclusively on steel scrap, our Lorain, Ohio facility produces iron in a blast furnace, and then converts a mixture of liquid iron and steel scrap into steel in a BOP (basic oxygen process) furnace. Currently, we operate one of two blast furnaces at our Lorain facility, due to the loss of the #3 blast furnace in 2003. See "Management's discussion and analysis of financial condition and results of operations--Our Predecessors." Our #4 blast furnace, currently in use at Lorain, has allowed us to operate at production levels that meet our business plan. The primary raw materials used in our Lorain blast furnace are (i) taconite pellets, which are a concentrated form of iron ore, (ii) coke, which is a product produced by baking specific types of coal at high temperature, and (iii) limestone or other cleansing materials, which are necessary to remove impurities in the material. In addition, scrap material is often used to supplement iron ore. We were informed by US Steel that they did not intend to renew their current supply agreement with us, which expired at the end of December 2004. On October 22, 2004, we executed supply contracts with US Steel which will provide us with our iron ore requirements and a portion of our coke requirements


--------------------------------------------------------------------------------
 54

BUSINESS
--------------------------------------------------------------------------------


from January 1, 2005 through June 30, 2005. We cannot assure you that we will be able to extend our agreements with US Steel beyond June 30, 2005. If we are unable to extend our supply agreements with US Steel beyond June 30, 2005, we will obtain iron ore and coke in the open market. The other materials discussed above are either produced at the facility or purchased from third parties.



Within the refractory brick-lined blast furnace chamber, the iron material consisting of taconite or other ores, the carbon material consisting of coke and the cleansing or "flux" material are heated to temperatures in excess of 2,500 degrees Fahrenheit. The high temperature causes a chemical reaction between the iron and carbon creating pig iron or hot metal. The flux material combines with impurities to create a by-product called slag.


Special rail vehicles then transfer the hot metal in liquid form to the Lorain melt shop, which operates two 215-ton basic oxygen furnaces. Sulfur is removed from the hot metal and the hot metal is mixed with high quality scrap. This mixture is injected with oxygen that causes another chemical reaction that converts the pig iron or hot metal into molten steel, which is then poured into ladles. The ladles are transported to a ladle metallurgy facility where alloying agents and other refining materials may be added and blended into the steel. In addition, for some applications, the molten steel may be processed in a vacuum degasser to reduce oxygen, hydrogen and nitrogen.

The molten steel is then poured into either a five-strand continuous bloom caster or a six-strand billet caster through which the steel flows and cools. The cooled blooms or billets solidify, then are cut to length before further processing. The casters produce round blooms and billets that are feedstock for hot-rolled seamless tube products or rectangular blooms or square billets that are transported to one of three bar mills that convert the blooms or billets into finished cut-length or coiled bars for the marketplace.


Our Canton, Ohio Caster and Continuous Rolling Facility and the Lorain, Ohio melt shop facilities cast bloom-based products in a 10" by 13" or 12.2" by 14.6" size, respectively. The Lorain, Ohio facility also direct casts 6" x 6" square billets and various diameters of round billets and blooms.



Blooms and billets are converted to hot-rolled bars by reheating, then rolling the products through a series of continuous roll stands. The steel is reduced in cross-section and elongates through this process. The completed hot-rolled products are either coiled or are placed on a cooling bed and then cut into required lengths. The items are then stacked into coils or bundles and placed in warehouses from which they are shipped directly to the customer or to one of our cold finishing mills for further processing.



OUR PRODUCTS



Hot-rolled bar products. Hot-rolling changes the internal physical properties, size, and shape of the steel. As a direct cast billet or bloom is reduced in size, the strength and integrity of the resulting bar or rod product is increased. Since blooms have larger cross-sectional area than billets, a greater reduction to finished size occurs. Accordingly, a bar or rod product rolled from a cast bloom is generally stronger than a direct cast billet product of the same size and metallurgical content. Typically customers concerned about product quality and strength as related to reduction of area require bloom-based hot-rolled bar products. Direct cast billet products are generally used for smaller bar product sizes and for less demanding end-use applications. Hot-rolled bar products constituted 70.1%, 68.5% and 69.5% of sales dollars for the years ended December 31, 2004, 2003, and 2002, respectively.


--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------


The following table displays the major end-market applications of our hot-rolled products by size and shape:



           MAJOR END-MARKET APPLICATIONS BY PRODUCT SIZES AND SHAPES
--------------------------------------------------------------------------------
SIZE:      7/32" - 1 9/16" coil  3/4" - 3 1/4" cutlength   3 1/4"+ cutlength

ROUNDS:    Automotive fasteners  Bearings                  Crankshafts
           Coil springs          Transmission gears        Ring gears
           Specialty springs     Steering components       Off-highway equipment
                                 Constant velocity joints  Capital equipment
                                 Hubs and Spindles         Wheel hubs
                                 Axles

SQUARES:   Not Applicable        Not Applicable            Off-highway equipment
                                                           Crankshafts
                                                           Ordance

HEXAGONS:  Hose couplings and    Hose couplings and        Not Applicable
           Fittings              Fittings



Cold finished bar products. Cold finishing improves the physical properties of hot-rolled products through value-added processes. Cold finishing processes generate products with more precise size and straightness tolerances as well as a surface finish that provides customers with a more efficient means of producing a number of end products by often eliminating the first processing step in the customer's process. Cold finished bar products constituted 13.8%, 16.8% and 17.8% of sales dollars for the years ended December 31, 2004, 2003 and 2002, respectively.



The following table displays the major end market applications of our cold finished products by shape without references to product size, which is less important for determining the end use of cold finished steel products:



                               MAJOR END-MARKET APPLICATIONS BY SHAPES
-----------------------------------------------------------------------------------------------------
ROUNDS:    Constant       Hydraulic hose  Steering    Water pump  Engine    Hydraulic      Shafts and
           velocity       couplings       rack gears  and motor   valves    cylinders for  gears for
           joints                                     shafts      and fuel  off-highway    appliance
                                                                  injector  and            industry
                                                                  parts     agricultural
                                                                            equipment
HEXAGONS:  Hose fittings  Spark plug      Nuts
                          shells
SQUARES:   Agricultural
           equipment
FLATS:     Machine tool   Office          Exercise    Agricultural
           fixtures       furniture       equipment   equipment



Semi-Finished Seamless Tube Rounds. In connection with our current supply arrangement with US Steel Corporation, we produce semi-finished seamless rounds at our Lorain, Ohio facility for purchase by US Steel's Lorain, Ohio and Fairfield, Alabama facilities. On October 22, 2004, we entered into a supply agreement with US Steel pursuant to which we will continue to supply US Steel with semi-finished rounds through June 30, 2005. We cannot guarantee that we will extend this agreement beyond June 30, 2005. Depending on the desired end-use application for the Lorain facility, these products are cast to diameters of 6", 10.5", 12.25" or 13.5". For the Fairfield facility, we produce semi-finished rounds at 11.6" diameters. Seamless tubes are used in oil and gas drilling and


--------------------------------------------------------------------------------
 56

BUSINESS
--------------------------------------------------------------------------------


exploration applications. Semi-finished seamless tube rounds constituted 10.8%, 11.0% and 10.9% of sales dollars for the years ended December 31, 2004, 2003, and 2002, respectively.



Other Semi-Finished Trade Products. We also sell semi-finished trade products to trade customers that are cast or rolled into round cornered squares. These products are sold in sizes ranging from 3 7/8" - 8 1/2". These products are typically sold for forging applications or to rolling mills operated by competitors that do not have melt shop facilities or to steel service centers or distributors, for further processing before they reach the ultimate end user. Other semi-finished trade products constituted 5.3%, 3.8% and 1.8% of sales dollars for the years ended December 31, 2004, 2003 and 2002, respectively.



Foreign sales for all product lines were 6.3% of our total sales for the year ended December 31, 2004. Our foreign long-lived assets, located in Ontario, Canada, represent 0.5% of our total assets.



We did not own any foreign long-lived assets until the acquisition of Republic Canadian Drawn, Inc. on January 29, 2004. REPH LLC did not own any foreign long-lived assets.



SEASONALITY



Our business is subject to some degree of seasonality. The primary end markets for our products are the automotive and industrial equipment industries. Consequently, the SBQ industry, including our company, typically experiences higher shipment volumes and revenues in the first and second quarters due to seasonality of the automotive and industrial equipment industries.


RAW MATERIALS


Scrap Metal. The major raw material for our electric arc furnace melt shops is ferrous scrap metal, which is generated from industrial, automotive, demolition and railroad sources. Scrap metal accounted for approximately 21% of our total manufacturing costs, excluding depreciation for the year ended December 31, 2004. The long-term demand for scrap metal and the importance of scrap metal to the domestic steel industry is expected to increase as steelmakers continue to expand scrap metal-based electric furnace capacity, with additions to, or replacements of, existing integrated steel manufacturing facilities that use iron ore, coke and limestone as their principal raw materials. The high quality of our products requires the use of premium grades of scrap metal, the supply of which is more limited. Prices for scrap metals vary based on numerous factors including quality, availability, freight costs, speculation by scrap brokers and other conditions beyond our control. However, we generally have not had difficulty purchasing adequate scrap metal of the required quality. We believe that adequate supplies of scrap metal will continue to be available in sufficient quantities for the foreseeable future. During 2004, the price of scrap metal has increased significantly. We seek to mitigate the impact of fluctuations in the price of scrap metal by charging substantially all of our customers scrap metal surcharges based on the increase in the price of scrap metal above specified levels. For other customers, adjustments are made in selling prices if the price of scrap exceeds or drops below specified levels. These surcharges and price adjustments are determined on a monthly basis.


We purchase scrap in the open market through a number of brokers or directly from scrap dealers. We are not dependent on any single supplier to meet our scrap requirements. However, depending on the supply, price, terms and availability of scrap, we may change our purchase methods in the future by, for example, purchasing more scrap from fewer suppliers.


Coke and Iron Ore Pellets. Iron ore pellets and coke are the principal raw materials used in our blast furnaces. Iron ore pellets and coke accounted for approximately 14% of our total manufacturing costs, excluding depreciation, for the year ended December 31, 2004. We were informed by US Steel that they did not intend to renew their current supply agreement with us, which expired at the end of


--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------


December 2004. On October 22, 2004, we executed supply contracts with US Steel which will provide us with our iron ore requirements and a portion of our coke requirements from January 1, 2005 through June 30, 2005. We cannot assure you that we will be able to extend our agreements with US Steel beyond June 30, 2005. If we are unable to extend our supply agreements with US Steel beyond June 30, 2005, we will be forced to obtain iron ore and coke in the open market. In 2003, we purchased $38.2 million, or 100% of our iron ore and $50.2 million, or 87.2% of our coke from US Steel, and in the year ended December 31, 2004, we purchased $77.2 million, or 100% of our iron ore and $79.7 million, or 75.1% of our coke from US Steel. For 2005, we will satisfy our needs for these raw materials through a combination of our arrangements with US Steel and through transactions in the open market.



Alloys and Fluxes. We purchase various materials such as nickel, chrome, molybdenum, vanadium, manganese, silicon, aluminum, titanium, sulfur, lead, lime and fluorspar for use as alloying agents and fluxing, or cleansing, materials. Historically, prices of many of these materials have fluctuated dramatically, and more recently, prices have increased considerably. From time to time, we have used price surcharges for alloys such as nickel and molybdenum in an attempt to protect profit margins from the effects of fluctuating prices on these commodities. During the year ended December 31, 2004, alloys and fluxes constituted approximately 13% of our total manufacturing costs.


Hot-Rolled Engineered Bars. Historically, REPH LLC purchased hot-rolled engineered bar from other steelmakers for use in production at its cold finishing facilities. We have continued this practice. We purchase from several suppliers and expect that grades of bar that we choose not to produce will be available for purchase.

ENERGY SOURCES


Our manufacturing facilities consume large amounts of electricity and natural gas. We did not have difficulty in obtaining adequate sources of electricity and natural gas in the past and we do not foresee any significant difficulties in the future. However, we anticipate higher natural gas prices in 2005, which could adversely affect our future operating results. In general, our natural gas supply agreements provide for firm delivery at all of our operating facilities while our electricity agreements provide for firm delivery of part of our requirements with the remainder of our requirements subject to interruptible arrangements. We have purchased several call options from British Petroleum (BP) which will allow us to purchase a portion of our natural gas at predetermined rates. These call options are for natural gas purchases made between January 2005 and March 2005 and may cover up to approximately 30% of our requirements for this period. These options are designed to cap our exposure to extreme price volatility, thereby limiting the unfavorable effect of price increases on other operating costs. We have also prepaid a portion of our natural gas transportation costs for January 2005 to March 2005.



Our primary use of electricity is at our electric arc furnace melt shop in Canton, Ohio and at our basic oxygen process melt shop facility in Lorain, Ohio. We currently have an electricity contract in place for the Canton facility that expires on December 31, 2005. This contract provides for 100% of our requirements at this facility. The provision of electricity pursuant to this agreement may be interrupted for emergencies or for up to 200 hours per year for any reason unless we pay a premium to avoid such disruptions. We make a determination on a case-by-case basis as to whether or not we will pay such premiums. Such interruption provisions are standard in electricity contracts throughout the steel industry. We currently have an electricity contract for the Lorain facility that automatically renewed for one year on January 31, 2005 and is renewable on a year-to-year basis. We expect to extend or renew this contract on terms substantially similar to the existing contract. The rest of our facilities purchase their electricity from local utilities under various contracts and terms.


--------------------------------------------------------------------------------
 58

BUSINESS
--------------------------------------------------------------------------------

The principal use of natural gas in our operations is for the billet reheating operations at our Lorain, Ohio and Lackawanna, New York hot-rolling mills and at the blast furnace and primary mill at our Lorain, Ohio melt shop facility. We purchase natural gas based on our anticipated requirements in the monthly futures market. We also have negotiated distribution contracts, storage contracts, primary firm transportation contracts and secondary firm transportation contracts where necessary, for cost effective, reliable natural gas deliveries. Each facility's delivery arrangement has been negotiated separately for the specific needs of that facility.

Our Lackawanna, New York facility relies on natural gas distribution systems and electrical equipment and other rights owned by the International Steel Group Inc. The right to utilize these systems is essential to the operation of the Lackawanna facility. See "Risk factors--Operations at our Lackawanna, New York facility depend on the rights to use pipelines, electrical equipment and other property and assets of an adjoining facility that is owned by the International Steel Group Inc. The termination of any of these rights could interrupt our operations and have a material adverse effect on our results of operations and financial condition by reducing cash flow and harming customer relationships."

CUSTOMERS

We primarily market our products to consumers of higher quality, critical safety application SBQ products. Customers in these targeted market areas require higher quality SBQ products for use in hot and cold metal-forming operations such as cold forge/extrusion, warm forge, hot forge and hot/cold heading processes, rather than traditional machining processes. Penetration of these targeted market areas depends on various factors, including the ability to achieve precise chemistry and manufacturing tolerances. Additionally, we must meet pre-qualification requirements to become approved suppliers for potential customers.

For customers in the automotive manufacturing industry and their suppliers, the most important form of certification is the QS-9000 certification, which sets forth a standard set of quality requirements for components and materials suppliers to the automotive industry. Certification requirements vary in scope and generally take between three and twelve months to achieve. Frequently, the qualification process requires a producer to supply one or more trial heats of SBQ products for customer evaluation, although some customers have longer pre-qualification requirements. Because of the high costs incurred by suppliers and customers and significant time that may be required to obtain qualifications, the qualification processes can create strong bonds and commitments between suppliers and customers.


The QS-9000 standard will no longer be a certification standard as of December 15, 2006. Suppliers currently certified under QS-9000 will need to update their certifications to comply with the ISO/TS 16949 standard. Republic is currently actively working toward transitioning to this standard. The ISO/TS 16949 standard, developed by the International Automotive Task Force, is the result of the harmonization of the supplier quality requirements of vehicle manufactures worldwide and provides for a single quality management system of continuous improvement, defect prevention and reduction of variation and waste in the supply chain. It places greater emphasis on management's commitment to quality and customer focus. All of our facilities are actively pursuing this certification.



ISO 14001 is a voluntary international standard that defines the organizational structure, responsibilities, procedures, processes and resources for implementing environmental management systems (EMS). It requires the development of an environmental policy statement which includes commitments to prevention of pollution, continual improvement of the EMS leading to improvements in overall environmental performance and compliance with applicable statutory and regulatory compliance. Most of our automotive customers require that we have this certification. All of our


--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------


facilities are currently ISO 14001 certified. The certification was recently renewed and is effective until November 2007. Our ISO 14001-certified environmental management system helps reduce the risk of future environmental liabilities by assuring that current environmental practices are proper. It assures management's commitment to compliance, a structure and discipline in the way in which we evaluate our business' potential environmental impacts, and provides a focus for compliance improvement throughout the company.



PAV Republic's five largest customers accounted for 33.0% of total sales for the year ended December 31, 2004. For this period, two of our customers, on an individual basis, each accounted for more than 10% of our sales. Direct sales to US Steel and American Axle & Manufacturing accounted for 10.6% and 10.3% of sales respectively, for the year ended December 31, 2004. Our five largest customers accounted for 40% of total sales in the period from December 19, 2003 (date of acquisition) to December 31, 2003. One customer accounted for 10% or more of our total sales during the period from December 18, 2003 to December 31, 2003. This customer accounted for 23.3% of our total sales. REPH LLC's five largest customers accounted for 30.6% and 34.1% of total sales in the period from August 16, 2002 to December 31, 2002 and the period from January 1, 2003 to December 18, 2003, respectively. American Axle & Manufacturing 10.4% was the only customer that accounted for 10% or more of our total sales during the period from August 16, 2002 to December 31, 2002. Lorain Tubular 10.7% and American Axle & Manufacturing 10.4% were the only customers that accounted for 10% or more of REPH LLC's total sales during the period from January 1, 2003 to December 18, 2003. RTI's five largest customers accounted for 30.2% and 30.5% of its total sales in the period from January 1, 2002 to August 15, 2002 and the year ended December 31, 2001. US Steel's affiliate, Lorain Tubular, was the only customer that accounted for 10% or more of RTI's total sales during these periods. It accounted for 12.0% and 10.7% during the period from January 1, 2002 to August 15, 2002 and the year ended December 31, 2001.



Sales to major markets for the year ended December 31, 2004 was as follows on a percentage basis:



                                                              PERCENTAGE
                                                                OF SALES
------------------------------------------------------------------------
Automotive industry.........................................          34%
Machinery, industrial and tools industry....................          12%
Independent forgers.........................................          15%
Service centers and converters..............................          23%
Other (including semi-finished products and tube rounds)....          16%
                                                              ----------
                                                                     100%
                                                              ==========



Our major customers include leading automobile and industrial equipment manufacturers such as General Motors, Ford, DaimlerChrysler, Honda and Caterpillar, first tier suppliers to automobile and industrial equipment manufacturers such as American Axle & Manufacturing, Arvin Meritor, Delphi, Metaldyne, NTN Driveshaft, TRW, Visteon, forgers such as Jernberg Industries, service centers such as AM Castle, EM Jorgensen and Eaton Steel and tubular and pipe product manufacturers such as US Steel. Our supply contract with US Steel has been filed as an exhibit to this registration statement.


DISTRIBUTION

We market our SBQ products through a staff of professional sales representatives and sales technicians located in the major manufacturing centers of the Midwest, Great Lakes, and Southeast regions of the U.S.

Our facilities are strategically located to serve the majority of consumers of SBQ products in the U.S. We ship products between our mills and finished products to our customers by rail and truck. Customer needs and location dictate the type of transportation we use for deliveries. The proximity of

--------------------------------------------------------------------------------
 60

BUSINESS
--------------------------------------------------------------------------------

our rolling mills and cold finishing plants to our customers allows us to provide competitive rail and truck freight rates and flexible deliveries in order to satisfy just-in-time and other customer manufacturing requirements. We believe that the ability to meet the product delivery requirements of our customers in a timely and flexible fashion is a key to attracting and retaining customers as more and more SBQ product consumers reduce their in-plant raw material inventory. We optimize freight costs by using our significantly greater scale of operations to maintain favorable transportation arrangements, continuing to combine orders in shipments whenever possible and utilizing "backhauling" of scrap and other raw materials.

COMPETITION

The domestic steel industry is highly competitive. We compete primarily with both domestic and import SBQ producers including mini-mills, which make steel by melting scrap metals in an electric arc furnace, and, to a lesser extent, integrated mills outside the U.S. which make steel by processing iron ore and other raw materials in a blast furnace.

Our domestic competition for hot-rolled engineered bar products is both large domestic steelmakers and specialized mini-mills. Our major competitors in the hot-rolled engineered bar market include Ispat Inland, Mac Steel (a division of Quanex), Charter Steel and Timken. Many of our competitors have greater financial resources and utilize modern technologies similar to some of the equipment and processes currently employed by us. In addition, foreign competition can be significant in segments of the SBQ market, particularly where certifications are not required, and during periods when the U.S. dollar is strong as compared with foreign currencies. This competition is exerting significant downward pressure on the price level of some of our products. See "Risk Factors--We face significant competition from other companies in the steel industry, many of which may have greater resources or lower cost structures than we have."

The principal areas of competition in our markets are product quality and range, delivery reliability, service and price. Special chemistry and precise processing requirements characterize SBQ products. Maintaining high standards of product quality while keeping production costs competitive is essential to our ability to compete in our markets. We believe that we have the widest selection of product grades and sizes in our industry and in many cases provide "niche" products to our customer base that our domestic competitors cannot provide. The ability of a manufacturer to respond quickly to customer orders currently is, and is expected to remain, important as customers continue to reduce their in-plant raw material inventory.

BACKLOG

We do not believe that our backlog is a meaningful indicator of future sales activity. Orders are generally filled within three to 14 weeks of the order depending on the product, customer needs and other production requirements. Customer orders are generally cancelable without penalty prior to finish size rolling, and depend on customers' changing production schedules.

PATENTS, TRADEMARKS AND TRADE NAMES

We believe that we have the patents, trademarks and trade names necessary for the operation of our business as now conducted. We do not believe that the loss of any or all of these patents, trademarks and trade names would have a material adverse effect on our business. However, in recognition of these trademarks in the marketplace, we consider these intellectual property rights important to our business and intend to actively defend and enforce them as necessary.

--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------

EMPLOYEES


Our predecessor entered into a labor agreement with the USWA that covers the vast majority of our hourly employers, which we assumed in the acquisition. This labor agreement expires on August 15, 2007. As of December 31, 2004, we had approximately 2,070 hourly employees and approximately 465 salaried employees, which includes our employees at our plant in Ontario, Canada. We implemented a labor agreement with the USWA with substantially similar terms to those outlined below in relation to these Ontario, Canada employees.


Wage and benefit provisions under our collective bargaining agreements are specified until expiration of the agreement and will be subject to negotiations at that time. The labor agreement with the USWA also provides for the creation of a defined contribution program for retirement healthcare and pension benefits. The labor agreement with the USWA limits our obligations for pension and other post-retirement benefits, or OPEB, to a contribution of $3.50 per worker per hour worked which increases to $3.80 as of August 2005 for the remainder of the labor agreement. The funds are deposited in benefit trusts as directed by the USWA to provide pension benefits and/or retiree medical coverage for future eligible employees of our company and for retirees of REPL LLC and RTI. However, no contributions may be used for the purpose of providing medical coverage for the retirees of REPL LLC and RTI if they create, or result in, any liability whatsoever on the part of our company for any obligation of REPL LLC and RTI, or any independent obligation to the retirees of REPL LLC and RTI. These contributions constitute our sole obligation with respect to providing these benefits.

The labor agreement also provides that the USWA has the right to appoint one director to our Board of Directors so long as the USWA represents any of our hourly employees.

Our labor agreements have enhanced our ability to maximize workforce flexibility, reduced costs and allowed us to focus on attaining our business plan objectives by:


- Eliminating guarantees regarding minimum pay or hours of work. Management is free to schedule production to fit the operating needs of our company, and to adjust the workforce accordingly. Employees are paid for actual hours worked without any artificial or fixed hours or cost burden.



- Reducing supplemental benefits costs payable to laid off employees. Under our labor agreements, employees that are laid off receive only state unemployment benefits; under a previous labor agreement with the USWA, we provided supplemental unemployment benefits in addition to state unemployment benefits.



- Potentially reducing overtime costs. Our labor agreements permit 10 hour or 12 hour scheduled shifts as compared to the maximum 8 hour shifts allowed under RTI's labor agreement without incurring overtime. Overtime is payable only in excess of the scheduled hours per day or 40 hours per week.



- Establishing a cost competitive health care program. Our labor agreements provide for preferred provider organization coverage only, as compared to the costly traditional indemnity plan under RTI's labor agreement, with cost sharing by the employees. The new health care program provides comprehensive benefits with a better cost control structure.



- Maintaining competitive wages. Our labor agreements provide for $.50 per hour wage increases effective August 16th of 2004, 2005, and 2006. We expect these base wage scales will allow us to remain competitive.



- Profit-sharing plan. Our labor agreements call for the establishment of a profit sharing plan to which we will contribute 15% of our quarterly pre-tax income (as defined in the labor agreements) over $12.5 million. Twenty-five percent of these contributions will be divided among USWA-represented employees who are covered by our labor agreements based on the numbers of hours


--------------------------------------------------------------------------------
 62

BUSINESS
--------------------------------------------------------------------------------


  worked and the remaining 75% will be contributed to the benefits trust established to provide retiree medical coverage as described above. Contributions, if any, will be distributed to employees and the benefits trust within 45 days of the end of each fiscal quarter. During the year ended December 31, 2004, we incurred a $9.7 million profit sharing obligation under this plan.



- Management's rights. In addition, our labor agreements include clear and definitive management's rights provisions to prevent disputes and provide better guidance and support. There are no carryover local agreements and no provisions for establishing binding local working conditions as a result of repeated similar actions.



- Incentives tied to performance. Under our labor agreements, we have created an entirely new incentive system that is tied to performance criteria set forth in our business plan. We expect this incentive system will encourage employees to work together to meet common, clearly stated performance goals, as opposed to individual targets of measure that have no relation to the financial success of a plant or our overall business.



We have a defined contribution retirement plan that covers substantially all salary and nonunion hourly employees. This plan is designed to provide retirement benefits through company contributions and employee deferrals. We fund contributions to this plan each pay period based upon the participant's age and service as of January 1st of each year. The amount of the our contribution is equal to the monthly base salary multiplied by the appropriate percentage based on age and years of service. The contribution becomes 100% vested upon completion of 5 years of service. In addition, employees are permitted to make contributions into a 401 (k) retirement plan through payroll deferrals. We provide a 25% matching contribution for the first 5% of an employee's contributions. Employees are 100% vested in both their and our matching contributions. During the year ended December 31, 2004, we contributed $2.4 million under the plan.



In 2004, we adopted a profit sharing plan for salary and non-union hourly employees excluding a select group of managers and executives. We will contribute 3% of our quarterly pre-tax income, as defined in the plan, in excess of $12.5 million. During the year ended December 31, 2004, we incurred a $2.0 million profit sharing obligation under this plan.



In 2004, we adopted a management incentive plan for a select group of managers and executives. Incentives are based upon achievement of specific annual corporate and individual objectives which include financial results, product yield improvement, energy utilization, quality, safety, and delivery reliability. During the year ended December 31, 2004, we recorded a liability of $2.5 million in connection with this plan. In addition, our Board of Directors approved incentive compensation for Joseph F. Lapinsky, our Chief Executive Officer, of $1.1 million for the year ended December 31, 2004.


ENVIRONMENTAL MATTERS

We are subject to a broad range of environmental laws and regulations, including those governing the following:


- discharges to the air, water and soil;



- the handling and disposal of solid and hazardous wastes;



- the release of petroleum products, hazardous substances, hazardous wastes, or toxic substances to the environment; and



- the investigation and remediation of contaminated soil and groundwater.


--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------

We monitor our compliance with these laws and regulations through our environmental management system, and believe that we currently are in substantial compliance with them, although we cannot assure you that we will at all times operate in compliance with all such laws and regulations. If we fail to comply with these laws and regulations, we may be assessed fines or penalties which could have a material effect on us.


The prior owners of our facilities expended substantial amounts in the past to achieve or maintain compliance with environmental laws and regulations. The cost of compliance with environmental laws and regulations is an inherent part of our business and is included as a part of our operating and capital planning processes. Capital expenditures for environmental control facilities in 2004 were approximately $0.3 million through December 31, 2004. Costs associated with environmental control facilities are an integral part of our plan to install a new five-strand combination bloom/billet caster at our Canton facility and associated equipment which began in late 2004 and we expect to be completed in the fourth quarter of 2005. Total costs for this planned project are estimated to be $50.0 million, a portion of which includes necessary environmental control costs such as Best Available Technology for controlling air emissions. In addition to the environmental control capital expenditures included in the Canton billet/bloom caster project cost, our 2005 estimated capital expenditure budget includes approximately $1.0 million for environmental control.


Future changes in the applicable environmental laws and regulations, or changes in the regulating agencies' approach to enforcement or interpretation of their regulations, could cause us to make additional capital expenditures beyond what we currently anticipate. We do not believe that any of our facilities are subject to the Maximum Achievable Control Technology standard for Iron & Steel Manufacturers, or the recently promulgated Maximum Achievable Control Technology standard for Industrial, Commercial and Institutional Boilers and Process Heaters, because they do not emit hazardous air pollutants above the regulatory threshold. However, it is possible that in the future the regulatory agency could disagree with our determination or that operations at one or more of our facilities will change such that the applicability threshold is exceeded. In that event, or under similar circumstances, we could incur additional costs of compliance.


In April 2004, Ohio EPA issued a Notice of Violation ("NOV") relating to the opacity of fugitive emissions from the basic oxygen process facility, or "BOP Shop," at our Lorain facility. We submitted a timely response to the NOV and completed the actions we believe are necessary to address the BOP Shop fugitive emissions. We received a letter from Ohio EPA in December 2004 confirming the BOP Shop's return to compliance based on the results of a November 2004 inspection and air pollution capture improvements completed over the course of the proceeding months. Ohio EPA also issued a NOV in May 2004, relating to fugitive emissions from the No. 4 Blast Furnace casthouse in the Lorain plant. The items raised in this NOV have been addressed and we received a letter from Ohio EPA in August confirming the casthouse's return to compliance.



Our Lackawanna plant has experienced periodic exceedances at one of our outfalls of certain wastewater discharge limitations set forth in its wastewater discharge permit. The New York Department of Conservation ("NYDEC") inspected the plant in the summer of 2004 and proposed an administrative Order on Consent to memorialize the actions to be taken to address these periodic exceedances. We completed several actions and we anticipate that an Order will be agreed to in 2005. We anticipate making certain upgrades as a result of the Order, but do not currently anticipate incurring material costs to comply with the Order.


We acquired our plants from REPL LLC in December 2003, which had previously acquired the plants from RTI in 2002. REPL LLC expressly excluded from its purchase those RTI plants that were either closed or scheduled to be closed, as well as significant portions of the purchased facilities that were used historically for waste disposal, slag management, and former manufacturing operations. REPL

--------------------------------------------------------------------------------
 64

BUSINESS
--------------------------------------------------------------------------------

LLC assumed neither legacy environmental liabilities associated with the excluded plants and properties, nor off-site environmental liabilities associated with historic operations or waste disposal by the various prior owners. The U.S. Bankruptcy Court sale order approving REPL LLC's acquisition of assets in 2002 confirmed that REPL LLC's legacy environmental liabilities are limited to contamination at or from the property REPL LLC purchased from RTI. We received the benefit of this limitation upon our acquisition of assets from REPL LLC in 2003. However, we could be required to remediate contamination at our owned property, which could have a material adverse effect on us.


Our reserve to cover probable and estimable environmental remediation liabilities, including those associated with the remediation matters discussed below, was $4.9 million as of December 31, 2004. We presently estimate that expenditures during 2005 for items covered by the reserve will be approximately $1.3 million. We are unable to predict precisely the nature, cost or timing of future remedial obligations at each of our facilities. We cannot assure you that our environmental reserves will be adequate to cover such liabilities or that our environmental expenditures will not differ significantly from our estimates or materially increase in the future.


We entered into an Administrative Order on Consent with U.S. EPA, effective August 2, 2004, to conduct correction action under the Resource Conservation and Recovery Act ("RCRA") at our Canton plant. The scope of this obligation is limited to our owned property at the Canton plant, and does not extend to those portions of the larger facility previously owned by RTI that we did not acquire. The correction action Order requires us to complete the investigation of solid waste management units ("SWMUS") begun by RTI and, if necessary, to remediate those areas identified during the investigation as presenting a risk to human health or the environment, if any.

In 1989, pursuant to its RCRA corrective action program, U.S. EPA conducted a Preliminary Review/Visual Site Inspection and issued a RCRA Facility Assessment
(RFA) for a portion of what is now our Massillon Plant. The RFA identified 15 SWMUs and areas of concern (AOCs). At approximately the same time, Ohio EPA inspected the facility and required the closure of two hazardous waste management areas. Closure of these two units was completed in 1996 by a prior owner. In October 2001, RTI received written notification from U.S. EPA that the agency had conducted an evaluation of the facility based on a file review and concluded that the Massillon Plant was subject to corrective action under RCRA. Following the written notification, U.S. EPA visited the Massillon Plant to continue the agency's evaluation of the site's status and potential applicability of site-wide corrective action. No further communications from U.S. EPA have been received since 2002, when the agency indicated it was still gathering information about the site in order to complete its evaluation.

Our Lorain Plant has been in operation for over 100 years under prior owners. Although environmental regulators have not required RCRA corrective action at our Lorain Plant, we could incur investigation and remediation costs in the future. In 1997, U.S. EPA conducted a multimedia inspection of what is now our Lorain Plant (then a part of the larger facility owned by USS/KOBE Steel Company) for compliance with applicable environmental regulations. RTI completed a number of compliance projects arising out of the inspection, including the sampling and removal of soil in response to the alleged unpermitted storage or disposal of hazardous baghouse dust from the No. 2 Ladle Metallurgical Facility, one of the operating units that we acquired from REPL LLC. Nonetheless, U.S. EPA could seek to impose facility-wide RCRA corrective action at our Lorain Plant.

Our Lackawanna Plant was once a part of the fully integrated Bethlehem Works. In 1988, U.S. EPA conducted a RCRA Facility Assessment of the Bethlehem Works, which included areas on what is now our Lackawanna Plant. In 1990, Bethlehem and U.S. EPA entered into a RCRA sec. 3008(h) Administrative Order on Consent, pursuant to which Bethlehem was conducting an investigation of the facility at the time of its bankruptcy filing. In 2003, International Steel Group ("ISG") purchased the Bethlehem Works out of bankruptcy. We are not certain of the current status of the investigation

--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------

activities by ISG, but believe they are ongoing. In the event that neither Bethlehem nor ISG satisfy Bethlehem's corrective obligations with respect to the areas at our Lackawanna Plant, including potential groundwater contamination, U.S. EPA might look to us as the current property owner to fulfill such obligations.

Various federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials, or "ACMs." These laws and regulations may impose liability for the release of ACMs and may permit third parties to seek recovery from owners or operators of facilities at which ACMs were or are located for personal injury associated with exposure to ACMs. We are aware of the presence of ACMs at our facilities, but we believe that such materials are being properly managed and contained at this time.

OUR PROPERTIES


As of December 31, 2004, we owned six manufacturing locations and leased our corporate office located at Fairlawn, Ohio, at an approximate size of 23,000 square feet, and a machine shop in Massillon, Ohio at an approximate size of 35,000 square feet. The following table shows the locations, square footage and production capacity of our owned production facilities as of December 31, 2004.



                                                                                    PRODUCTION
                                                              APPROXIMATE SIZE    CAPACITY (1)
                                                               (SQUARE FEET IN   (IN THOUSANDS
LOCATION                                                            THOUSANDS)        OF TONS)
----------------------------------------------------------------------------------------------
Melt Shops/Caster Facilities(2):
  Canton, Ohio(3)(4)........................................          1,595               963
  Lorain, Ohio(5)...........................................            688             1,380
Hot-Rolling and Processing Mills:
  Lorain, Ohio..............................................          1,247               900
  Lackawanna, New York......................................          1,020               588
Cold Finishing Facilities:
  Massillon, Ohio...........................................            506               126
  Gary, Indiana.............................................            266                84
  Ontario, Canada...........................................            139                65


------------
(1) Stated tons represent the production capacity of the individual facility only and do not represent our production capacity as a whole.


(2) These represent the melt source for all our product lines.



(3) This amount does not include 660,000 tons of additional production capacity approved on October 11, 2004 but not yet constructed.



(4) This facility produces other semi-finished trade products.



(5) This facility produces semi-finished seamless tube rounds.


LEGAL PROCEEDINGS

We are involved in various legal proceedings occurring in the ordinary course of business. It is the opinion of management, after consultation with legal counsel, that these matters will not materially affect our consolidated financial position, results of operations or cash flows.

--------------------------------------------------------------------------------
 66

--------------------------------------------------------------------------------

Management

EXECUTIVE OFFICERS AND DIRECTORS


Our Board of Directors directs our management and our day-to-day operations are managed by officers who are appointed by our Board of Directors. The following table sets forth the name, position and age of each of our executive officers and directors as of the consummation of the offering and the concurrent merger. Messrs. Lapinsky, Strickler, Kaczka, Thielens, Huettich, George and Willoughby have been appointed to serve as executive officers of PAV Republic and Messrs. Perry, Lapinsky, Kasnet, Leff, Antonio, Norton and Williams have been appointed to serve as directors of PAV Republic and will continue to serve in such respective capacities upon the consummation of this offering and the concurrent merger.



NAME                                        AGE                        POSITION
----------------------------------------------------------------------------------------------------
Joseph F. Lapinsky........................  55    President, Chief Executive Officer, Secretary and
                                                  Director
George E. Strickler.......................  57    Executive Vice President and Chief Financial
                                                  Officer
Joseph A. Kaczka..........................  57    Vice President--Finance and Controller
James T. Thielens, Jr. ...................  46    Vice President--Commercial
Noel Huettich.............................  59    Vice President--Corporate Operations
John B. George............................  58    Vice President--Purchasing & Integrated Supply
                                                  Chain Management
John A. Willoughby........................  57    Vice President--Human Resources & Corporate
                                                  Relations
Paul A. Leff..............................  43    Chairman of the Board
Richard C. Perry..........................  50    Director
E.J. Antonio III..........................  40    Director
Stephen G. Kasnet.........................  59    Director
Robert L. Norton..........................  58    Director
Lynn R. Williams..........................  80    Director



Joseph F. Lapinsky has over 30 years of experience in the steel industry. Mr. Lapinsky joined Republic Engineered Products, Inc. in December 2003 and currently serves as its and PAV Republic's President, Chief Executive Officer and Director. Prior to joining Republic Engineered Products, Inc., Mr. Lapinsky served as President and Chief Executive Officer and Managing Director of REPL LLC from August 2002 until December 2003. Prior to joining REPL LLC, Mr. Lapinsky held several positions at RTI and its predecessors. Mr. Lapinsky served as President, Chief Executive Officer and a director of Republic Technologies International Holdings, LLC from February 2000 to August 2002, as President and Chief Operating Officer of Republic Technologies International Holdings, LLC from August 1999 to February 2000 and also served as President and Chief Operating Officer of Bar Technologies Inc. and Republic Engineered Steels, Inc. from October 1998 to August 1999. Mr. Lapinsky was a director and executive officer of REPL LLC at the time REPL LLC, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Lapinsky earned a BS in Business Administration from Fairmont State College and a M.B.A. from Youngstown State University.



George E. Strickler joined Republic Engineered Products, Inc. in February 2004 and currently serves as its and PAV Republic's Executive Vice President and Chief Financial Officer. He also currently serves


--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------


as the Chief Financial Officer of Republic N&T Railroad, Inc. and Republic Machine, LLC, wholly-owned subsidiaries of PAV Republic. He joined Republic Engineered Products, Inc. from BorgWarner Inc. in Chicago where he served as executive vice president and CFO from February 2001 to November 2003. Prior to joining BorgWarner, he was executive vice president and CFO for Lake West Group, Cleveland from February 2000 to February 2001. Mr. Strickler was employed with Akron-based Goodyear Tire and Rubber Co. for 30 years. Mr. Strickler has a CPA from the State Of Ohio and currently serves on the Board of Visitors for Smeal College at Pennsylvania State University. Mr. Strickler earned a bachelor of science degree in accounting from Pennsylvania State University and a M.B.A. in finance from the University of Akron.



Joseph Kaczka joined Republic Engineered Products, Inc. in December 2003 and currently serves as its and PAV Republic's Vice President, Finance and Controller. He also currently serves as Vice President, Finance of Republic Machine, LLC and Republic N&T Railroad, Inc., wholly-owned subsidiaries of PAV Republic. Prior to joining Republic Engineered Products, Inc., Mr. Kaczka served as Chief Financial Officer, Controller and Secretary of REPL LLC from August 2002 until December 2003. Mr. Kaczka had been employed by RTI prior to joining REPL LLC from September 1999 to August 2002 and served as Vice President of Finance and Controller for Republic Technologies International, LLC from September 1999 to August 2002. Mr. Kaczka joined RTI after 27 years of service with USS/ Kobe Steel Company and its predecessor companies. Mr. Kaczka was an executive officer of REPL LLC at the time REPL LLC, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Kaczka earned a M.B.A. and a bachelor's degree from the University of Pittsburgh.



James T. Thielens, Jr. has over 24 years of experience in the steel industry. Mr. Thielens joined Republic Engineered Products, Inc. in December 2003 and currently serves as its and PAV Republic's Vice President, Commercial. Prior to joining Republic Engineered Products, Inc., Mr. Thielens served as Vice President, Marketing of REPL LLC from August 2002 until December 2003. Prior to joining REPL LLC, Mr. Thielens held several positions at RTI and its predecessors, including serving as Vice President, Marketing from February 2001 to August 2002. Mr. Thielens also served as Vice President, Commercial Hot-Rolled Bar Division from October 1998 to February 2001 and Vice President, Sales and Marketing, of Republic Engineered Steels, Inc.'s Hot-Rolled Bar Division from March 1997 until September 1998. Mr. Thielens served as General Manager of Marketing for Republic Engineered Steels, Inc. from March 1995 to March 1997 and as a Regional Sales Manager of Republic Engineered Steels, Inc.'s Bar Products Division from April 1994 to March 1995. Prior to that time he held various sales and marketing positions at Republic Engineered Steels, Inc. since its formation in 1989. Mr. Thielens was an executive officer of REPL LLC at the time REPL LLC, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Thielens earned a B.S. in finance from Lehigh University.



Noel J. Huettich has over 33 years of experience in the steel industry. Mr. Huettich joined Republic Engineered Products, Inc. in December 2003 and currently serves as its and PAV Republic's Vice President, Corporate Operations. Prior to joining Republic Engineered Products, Inc., Mr. Huettich had been employed by REPL LLC as Vice President, Corporate Operations from May 2002 to December 2003. He had been employed by RTI prior to joining REPL LLC from August 1999 to April 2002. He became Vice President, Hot-Rolled Bar Operations for RTI in December 2000. Prior to this appointment, Mr. Huettich was the manager of the Canton facility from August 1999 to September 2000 and the general manager of the Lorain facility from October 2000 to November 2000. Mr. Huettich was an executive officer of REPL LLC at the time REPL LLC, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Huettich earned a B.S. in Metallurgical Engineering from University of Nevada and a M.S. in Metallurgy and Materials Science from Lehigh University.


--------------------------------------------------------------------------------
 68

MANAGEMENT
--------------------------------------------------------------------------------


John B. George has over 35 years of experience in the steel industry. Mr. George joined Republic Engineered Products, Inc. in December 2003 and currently serves as its and PAV Republic's Vice President, Purchasing and Integrated Supply Chain Management. He also currently serves as Vice President, Purchasing of Republic N&T Railroad, Inc. and Republic Machine, LLC, wholly-owned subsidiaries of PAV Republic. Prior to that, he was employed by REPL LLC as its Vice President, Purchasing and Integrated Supply Chain Management from March 2003 to December 2003 and as the Vice President, Finance and Treasurer of Bar Technologies, Inc. and Republic Engineered Steels, Inc. from October 1998 to February 2003. Prior to joining RTI, Mr. George served as Treasurer of Republic Engineered Steels, Inc. from April 1991 to September 1998. Mr. George was an executive officer of REPL LLC at the time REPL LLC, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. Mr. George earned a B.S. in accounting from Dyke College.



John A. Willoughby joined Republic Engineered Products, Inc. in December 2003 and currently serves as its and PAV Republic's Vice President, Human Resources and Corporate Relations. Prior to joining Republic Engineered Products, Inc., Mr. Willoughby served as the Vice President, Human Resources of REPL LLC from August 2002 until December 2003. He had been employed by RTI prior to joining REPL LLC and served as Vice President, Human Resources from June 2000 to August 2002. From 1997 to June 2000, he served as Director of Human Resources and Communication for North American Refractories Company. Previously, Mr. Willoughby had spent over 20 years at RTI's predecessor companies. He was General Supervisor of Labor Relations for six years at Republic Engineered Steels, Inc., and served in Labor Relations and Public Affairs positions with LTV Steel Company's bar group and with Republic Steel Corporation's Cleveland headquarters. Mr. Willoughby was an executive officer of REPL LLC at the time REPL LLC, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Willoughby earned a J.D. from Case Western Reserve University and a B.A. in English from Ohio Wesleyan University.



Paul A. Leff currently serves as Chairman of the Board of PAV Republic and Republic Engineered Products, Inc. Mr. Leff is also currently Chairman of the Board of LaRoche Industries Inc. Mr. Leff also co-founded Perry Capital in 1988, and is currently a senior managing director. Prior to 1988, Mr. Leff was a Principal of Harvard Management, where he managed a special situations fund. He earned an M.S. in Finance and a B.B.A. in Finance and Economics at the University of Wisconsin. Mr. Leff also currently is a member of the Deans Advisory Board at the School of Business at the University of Wisconsin.



Richard C. Perry currently serves as a director of PAV Republic and as one of Republic Engineered Products, Inc.'s directors. Mr. Perry is the President of Perry Capital, which he co-founded in 1988. Mr. Perry is also a director of Endurance Specialty Insurance Ltd. and Radio & Records, Inc., and a member of the boards of trustees of the Allen Stevenson School, Milton Academy, Facing History and Ourselves, Harlem Children's Zone and the Wharton Undergraduate Executive Board. Mr. Perry received a Bachelor of Science from the Wharton School of the University of Pennsylvania and a Masters of Business Administration from New York University's Stern School of Business. Mr. Perry has also served as an Adjunct Associate Professor at New York University's Stern School of Business.



E.J. Antonio III currently serves as a director of PAV Republic and as one of Republic Engineered Products, Inc.'s directors. Mr. Antonio joined Perry Capital in May 2002. Mr. Antonio worked in Deutsche Bank's Corporate Finance and Mergers, Acquisitions and Corporate Advisory Group from 1998 to March 2002. Mr. Antonio also currently serves as a director of Simonds International Inc. and North American Energy Partners Inc. Prior to 1998, Mr. Antonio spent 13 years with General Motors and Delphi Corp. in various senior operating management and business development capacities in the U.S. and Europe. While working for General Motors, he earned an M.B.A. from the Harvard


--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------

Business School, an M.S. in manufacturing systems engineering from The Pennsylvania State University and a B.S. in industrial engineering and operations research cum laude from Syracuse University.


Stephen G. Kasnet currently serves as a director of PAV Republic and as one of Republic Engineered Products, Inc.'s directors. Mr. Kasnet has been the President and Chief Executive Officer of Harbor Global Company, Ltd. since June 2000 and the President of PREA, LLC since 1996. Since June 2000, Mr. Kasnet has served as the President and Chief Executive Officer of Calypso Management LLC. From 1995 to 2000, he held various positions at The Pioneer Group, Inc., a financial services company. Mr. Kasnet currently serves as a director of PIOGLOBAL Asset Management (formerly, Pioneer First Management Company) and PIOGLOBAL Real Estate Investment Fund. He is also the President of Pioglobal Omega, LLC, PIOGlobal Corporation and Pioglobal First Russia, Inc. In addition, Mr. Kasnet serves as the Chairman of the Board of Directors of Rubicon Limited and as a chairman of Columbia Laboratories, Inc. He served as Chairman of the Board of Directors of Warren Bancorp and Warren Five Cents Savings Bank from 1986 to 2002. Mr. Kasnet received a Bachelor of Arts from the University of Pennsylvania.



Robert L. Norton currently serves as a director of PAV Republic and as one of Republic Engineered Products, Inc.'s directors. Prior to his retirement, Mr. Norton served as the Chairman of the Board and Chief Executive Officer of FTD, Inc. ("FTD") from June 2000 to May 2004, and held various positions at FTD since October 1996. From March 1993 until May 1996, Mr. Norton was Vice Chairman and Chief Financial Officer of JoAnn Stores, Inc., a retail chain of fabric and craft stores. Mr. Norton received a Bachelor of Science from Cleveland State University.



Lynn R. Williams currently serves as a director of PAV Republic and as one of Republic Engineered Products, Inc.'s directors, nominated by the USWA under the terms of our labor agreements. From August 2002 to December 2003, Mr. Williams served as Managing Director of Republic Holdings LLC. Previously, Mr. Williams served as a Director of RTI. Mr. Williams has been retired since 1994. From 1983 until his retirement, Mr. Williams served as President of the USWA. Post-retirement, he served as the President of the Steelworkers Association of Active Retirees from 1997 to 2003. He is currently an internal auditor of the International Confederation of Free Trade Unions, in Brussels, Belgium. Mr. Williams has also served as a director of Wheeling Pittsburgh Corporation since August 2003. Mr. Williams was a director of REPL LLC at the time REPL LLC, its immediate parent company, and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code.


COMPOSITION OF BOARD OF DIRECTORS


Republic Engineered Products, Inc.'s Board of Directors currently consists of seven individuals. Messrs. Perry, Lapinsky, Leff, Antonio, Kasnet, Norton and Williams have been appointed to serve as directors of PAV Republic and will continue to serve in such respective capacities upon the consummation of this offering and the concurrent merger. Currently, Messrs. Kasnet, Norton and Williams are independent directors. We expect to shift the composition of our Board of Directors as soon as practicable to comply with the corporate governance rules of the Sarbanes-Oxley Act of 2002 and the Nasdaq National Market. In conjunction with a third party consultant, we have developed an internal plan of action for complying with the Sarbanes-Oxley Act of 2002 and the corporate governance rules of the Nasdaq National Market. We anticipate compliance with the annual internal control reporting requirements when we file our Annual Report on Form 10-K for the year ended December 31, 2005. Pursuant to the terms of our labor agreements, the USWA is entitled to designate and appoint one director and to remove and replace such individual at any time and from time to time, with or without cause. The person serving as chief executive officer, currently Mr. Lapinsky, will also serve as a director for so long as he or she serves as the chief executive officer or is removed by the Board of Directors, with or without cause, or until his or her resignation or death. We expect that


--------------------------------------------------------------------------------
 70

MANAGEMENT
--------------------------------------------------------------------------------

our Board of Directors will from time to time designate a duly appointed officer of our company in addition to the chief executive officer to serve as a director, and such officer shall serve as a director until removed by the Board of Directors, with or without cause, or until his or her resignation or death.


Our directors are elected by our shareholders at an annual meeting. Nominees for director are designated by the then constituted Board of Directors and stockholders vote on whether each nominee should be elected as a director. Upon the completion of this offering, our Board of Directors will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2006, 2007 and 2008, respectively. Class I consists of Messrs. Norton and Kasnet. Class II consists of Messrs. Leff and Antonio. Class III consists of Messrs. Lapinsky, Perry and Williams. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our Board of Directors.


We expect to adopt any changes recommended by the Board of Directors with respect to corporate governance policies and practices for us. We will adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the Securities and Exchange Commission and the Nasdaq National Market.

AUDIT COMMITTEE


Our Board of Directors has a standing audit committee which consists of Stephen
G. Kasnet, as chairman, Lynn R. Williams and E.J. Antonio. The audit committee assists the Board of Directors in fulfilling its duties with respect to the integrity of financial statements, the financial reporting process, compliance with ethics policies and legal and other regulatory requirements, the independent auditors' qualifications and independence, systems of internal accounting and financial controls, the performance of the independent auditors and the internal audit function.


COMPENSATION COMMITTEE


Our Board of Directors has a standing compensation committee which consists of Robert L. Norton, as chairman, Joseph F. Lapinsky and Richard C. Perry. Mr. Lapinsky will resign from the compensation committee prior to the consummation of this offering. The compensation committee reviews, approves and makes recommendations to the Board of Directors concerning compensation practices, policies and procedures for executive officers. The compensation committee's duties include, among other things, establishing executive compensation policies and programs, reviewing and approving executive officer compensation, and recommending incentive compensation plans and equity-based plans.


EXECUTIVE COMMITTEE


Our Board of Directors has a standing executive committee which consists of Paul
A. Leff, as chairman, Joseph F. Lapinsky and E.J. Antonio. The executive committee has the power to manage the business and affairs to the extent delegated to it by the Board of Directors, including, but not limited to:



- borrowing money and issuing bonds, notes or other obligations and evidences of indebtedness;



- determining questions of general policy with regard to the business;



- making recommendations as to the declaration of dividends;


--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------


- investing our funds in the purchase, acquisition, selling and disposing of stocks, bonds and other securities;



- appointing agents; and



- supervising financial affairs.


COMPENSATION OF DIRECTORS


During fiscal 2004, Republic Engineered Products, Inc.'s independent directors were compensated for serving on the Board of Directors. Currently, Republic Engineered Products, Inc. compensates Stephen G. Kasnet, Lynn R. Williams and Robert L. Norton in the amount of $12,500 per year, paid quarterly, $750 for each Board of Directors meeting attended and $100 for participation in each Board of Directors telephonic call, as well as $400 for attendance or participation telephonically in committee meetings. The chairman of the audit and compensation committees of Republic Engineered Products, Inc.'s Board of Directors each receive an additional $12,500 per year. In addition, on October 5, 2004, Stephen G. Kasnet, Lynn R. Williams and Robert L. Norton were each granted an equity retainer of 20 shares of restricted stock of PAV Republic, Inc. pursuant to the 2004 Equity Incentive Plan. Restrictions on this stock will lapse on May 3, 2005.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPANTS


Our compensation committee and the compensation committee of Republic Engineered Products, Inc. reviews and acts on matters relating to compensation levels and benefit plans for key executives. During fiscal 2004, prior to the formation of our compensation committee, Joseph F. Lapinsky, its president and chief executive officer, participated in deliberations of the Board of Directors of Republic Engineered Products, Inc., our wholly-owned subsidiary, concerning executive compensation. Mr. Lapinsky has never served as a member of the Board of Directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the directors or on the compensation committee. Mr. Lapinsky currently serves on our compensation committee. No other member of the compensation committee has ever been an officer or employee of ours or any of our subsidiaries. We do not have any compensation committee interlocks.


--------------------------------------------------------------------------------
 72

MANAGEMENT
--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

The following table sets forth compensation information for our chief executive officer and each of our four other most highly compensated executive officers for the year ended December 31, 2004.


                           SUMMARY COMPENSATION TABLE



                                                                                    LONG TERM
                                                                               COMPENSATION AWARDS
                                          ANNUAL COMPENSATION                -----------------------
                              --------------------------------------------                SECURITIES
                                                               ALL OTHER     RESTRICTED   UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY       BONUS      COMPENSATION     STOCK       OPTIONS     COMPENSATION
-------------------------------------------------------------------------------------------------------------------
Joseph F. Lapinsky..........  2004   $575,133    $1,099,942(3)     $118,011(4)         --  2,500.00     $1,000,000(9)
  President and Chief
  Executive Officer
George E. Strickler.........  2004   $276,512(2)   $321,300(3)      $54,019(5)         --    972.23             --
  Executive Vice President
  and Chief Financial
  Officer
Noel J. Huettich............  2004   $248,333      $234,951(3)      $52,348(6)         --    138.90             --
  Vice President, Corporate
  Operations
Joseph A. Kaczka............  2004   $198,337      $180,731(3)      $41,135(7)         --    138.90             --
  Vice President, Finance
  and Controller
James T. Thielens Jr.(1)....  2004   $189,197      $174,767(3)      $36,486(8)         --    138.90             --
  Vice President, Commercial


------------


(1)  Prior to March 16, 2004, Mr. Thielens' title was Vice President, Marketing.



(2) This amount reflects salary earned by Mr. Strickler since his appointment in February 2004.



(3)  Consists of incentive compensation.



(4) Consists of $14,829 of imputed income from group term life insurance; $16,912 employer match and retirement contributions to the defined contribution retirement plan; and $86,270 employer contribution to the deferred compensation plan.



(5) Consists of $2,032 of imputed income from group term life insurance; $19,987 employer match and retirement contributions to the defined contribution retirement plan; and $32,000 employer contribution to the deferred compensation plan.



(6) Consists of $2,262 of imputed income from group term life insurance; $24,087 employer match and retirement contributions to the defined contribution retirement plan; and $25,999 employer contribution to the deferred compensation plan.



(7) Consists of $1,797 of imputed income from group term life insurance; $19,338 employer match and retirement contributions to the defined contribution retirement plan; and $20,000 employer contribution to the deferred compensation plan



(8) Consists of $591 of imputed income from group term life insurance; $16,555 employer match and retirement contributions to the defined contribution retirement plan; and $19,340 employer contribution to the deferred compensation plan.



(9)  Consists of $1,000,000 one-time signing bonus.


--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------


AGGREGATE OPTION/SARS EXERCISES IN FISCAL YEAR END OPTION/SARS VALUES



The following table sets forth information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2004.



                        AGGREGATE OPTION/SARS VALUES(1)



                                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                      OPTIONS AT YEAR END         OPTIONS AT YEAR END(1)
                                  SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME AND PRINCIPAL POSITION         ON EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------------
Joseph F. Lapinsky..............        --              --          833.25         1666.75      $2,100,623     $4,201,877
  President and Chief Executive
  Officer
George E. Strickler.............        --              --          324.04          648.19      $  816,905     $1,634,087
  Executive Vice President and
  Chief Financial Officer
Noel J. Huettich................        --              --           46.30           92.60      $  116,722     $  233,445
  Vice President, Corporate
  Operations
Joseph A. Kaczka................        --              --           46.30           92.60      $  116,722     $  233,445
  Vice President, Finance and
  Controller
James T. Thielens Jr............        --              --           46.30           92.60      $  116,722     $  233,445
  Vice President, Commercial


------------


(1) There was no public trading market for our stock as of December 31, 2004. Accordingly, the values have been calculated based on the potential realizable value using the Black Scholes Option Pricing Model.


--------------------------------------------------------------------------------
 74

MANAGEMENT
--------------------------------------------------------------------------------


OPTION GRANTS IN 2004 FISCAL YEAR



The following table sets forth information regarding stock options we granted during the fiscal year ended December 31, 2004 to the named executive officers.



                      OPTION GRANTS IN FISCAL YEAR 2004(1)



                                                                         INDIVIDUAL GRANTS
                             NUMBER OF         PERCENT OF TOTAL   --------------------------------   POTENTIAL REALIZABLE VALUE
NAME AND PRINCIPAL     SECURITIES UNDERLYING   OPTIONS GRANTED    EXERCISE PRICE     EXPIRATION         USING BLACK SCHOLES
POSITION                  OPTIONS GRANTED        TO EMPLOYEES       ($/SHARE)           DATE            OPTION PRICING MODEL
-------------------------------------------------------------------------------------------------------------------------------
Joseph F. Lapinsky...         2500.00               60.0%             $1,000       January 1, 2014           $6,302,500
  President and Chief
  Executive Officer
George E.
  Strickler..........          972.23               23.3%             $1,000       January 1, 2014           $2,450,992
  Executive Vice
  President and Chief
  Financial Officer
Noel J. Huettich.....          138.90                3.3%             $1,000       January 1, 2014           $  350,167
  Vice President,
  Corporate
  Operations
Joseph A. Kaczka.....          138.90                3.3%             $1,000       January 1, 2014           $  350,167
  Vice President,
  Finance and
  Controller
James T. Thielens
  Jr.................          138.90                3.3%             $1,000       January 1, 2014           $  350,167
  Vice President,
  Commercial


------------


(1) The percentage of total options granted is based on an aggregate of 4166.7 options granted by us during fiscal year ended December 31, 2004 to our employees.


--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------


The following table sets forth compensation information for the chief executive officer of REPH LLC and each of the four other most highly compensated executive officers of REPH LLC for the year ended December 31, 2003.



                           SUMMARY COMPENSATION TABLE



                                                                                  ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR    SALARY(1)     BONUS     COMPENSATION
---------------------------------------------------------------------------------------------
Joseph F. Lapinsky.............................  2003    $575,100     $56,250        $193,755(2)
  President and Chief Executive Officer
Noel J. Huettich...............................  2003    $237,781     $    --         $25,696(3)
  Vice President, Corporate Operations
John G. Asimou(4)..............................  2003    $236,291     $    --         $45,306(5)
  Director of Quality Assurance
Joseph A. Kaczka...............................  2003    $180,031     $    --         $37,153(6)
  Vice President, Finance and Controller
James T. Kuntz.................................  2003    $180,031     $    --         $39,978(8)
  Vice President, Purchasing and Material
  Management(7)


------------

(1) The salaries for Messrs. Lapinsky, Asimou, Huettich, Kaczka and Kuntz are shown on a combined basis with REPL LLC, since we did not commence operations until December 19, 2003.



(2) Consists of $91,005 of imputed income from term life insurance; $16,500 employer match and retirement contributions to the defined contribution retirement plan; and $86,250 employer contribution to the deferred compensation plan.



(3) Consists of $2,196 of imputed income from term life insurance and $23,500 employer match and retirement contributions to the defined contribution retirement plan.


(4) Prior to April 1, 2004, Mr. Asimou's title was Executive Vice President, Technology and Quality Assurance.


(5) Consists of $2,181 of imputed income from term life insurance; $19,500 employer match and retirement contributions to the defined contribution retirement plan; and $23,625 employer contribution to the deferred compensation plan.



(6) Consists of $1,600 of imputed income from term life insurance; $17,553 employer match and retirement contributions to the defined contribution retirement plan; and $18,000 employer contribution to the deferred compensation plan.


(7) In February 2003, Mr. Kuntz's title changed to Vice President and General Manager, Lorain Operations and Corporate Transportation. He retired effective May 31, 2004.


(8) Consists of $4,725 of imputed income from term life insurance; $20,253 employer match and retirement contributions to the defined contribution retirement plan; and $15,000 as a one time moving allowance.


We did not grant any options or stock appreciation rights in 2003. No executive officers exercised or held options or stock appreciation rights as of December 31, 2003.

--------------------------------------------------------------------------------
 76

MANAGEMENT
--------------------------------------------------------------------------------


The following table sets forth compensation information for the chief executive officer of REPH LLC and each of the four other most highly compensated executive officers of Republic Engineered Products Holdings LLC and its wholly-owned subsidiaries, REPH LLC, Blue Steel Capital and N&T Railway, for the fiscal year ended December 31, 2002.



                     SUMMARY COMPENSATION TABLE OF REPH LLC



                                                                                  ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR    SALARY(1)     BONUS     COMPENSATION
---------------------------------------------------------------------------------------------
Joseph F. Lapinsky.............................  2002    $575,000     $56,250       $4,862(2)
  President and Chief Executive Officer of
  REPH LLC, Republic and Blue Steel Capital
  Corp.
John G. Asimou.................................  2002    $236,250     $    --       $   --
  Executive Vice President,
  Technology and Quality Assurance of Republic
Noel J. Huettich...............................  2002    $213,370     $    --       $   --
  Vice President, Hot-Bar Roll
  Operations of Republic
Joseph A. Kaczka...............................  2002    $180,000     $    --       $   --
  Chief Financial Officer, Vice President,
  Finance and Controller of REPH LLC,
  Republic and Blue Steel Capital, Inc.
James T. Kuntz.................................  2002    $180,000     $    --       $   --
  Vice President, Purchasing and Material
  Management of Republic


------------

(1) The salaries for Messrs. Lapinsky, Asimou, Huettich, Kaczka and Kuntz are shown on an annualized basis. Because REPH LLC did not commence operations until August 16, 2002, the actual salaries for these officers for the period ended December 31, 2002 were as follows: Mr. Lapinsky--$215,625; Mr. Asimou--$88,594; Mr. Huettich--$78,972; Mr. Kaczka--$66,667; and Mr.
    Kuntz--$67,500.



(2) The amount set forth in this column for Mr. Lapinsky primarily includes a lease of an automobile and spousal travel fees.



EMPLOYMENT AGREEMENTS



We entered into an employment agreement with Mr. Lapinsky which became effective as of February 14, 2004. This agreement will continue in effect until December 31, 2007. The agreement may be terminated by either party upon written notice of termination on or before September 30th of any given year. If no such notice is given, the agreement automatically extends for an additional 12-month period ending December 31. Mr. Lapinsky's annual base salary is initially, and will not be less than, $575,000, subject to annual increases as determined by our Board of Directors. Mr. Lapinsky received a one time signing bonus for fiscal 2004 of $1,000,000 and equity compensation equal to approximately 4.5% of Republic's equity. Mr. Lapinsky's right to equity compensation under the employment agreement has been fully satisfied by the grant of Republic stock options. Under the terms of the employment agreement, Mr. Lapinsky's stock options fully vest upon an initial public offering by Republic.



Under the terms of his employment contract, Mr. Lapinsky is also entitled to receive an annual bonus of not less than $150,000. In January of 2005, our Board of Directors approved incentive compensation of $1,099,942 for 2004 to be paid to Mr. Lapinsky in 2005 but accrued and expensed in 2004.


--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------

During Mr. Lapinsky's employment, we will provide Mr. Lapinsky with


- term life insurance in an amount equal to four times his base salary;



- payment of fees at one social, dining, athletic or country club that the Board of Directors has approved for use by Mr. Lapinsky for priority business entertainment purposes;



- the right to participate in the 401(k) plan;



- long-term disability coverage providing a monthly benefit of $22,500;



- $1,000 annual allowance for tax return preparation expenses;



- a one-time $1,000 allowance for legal fees incurred in reviewing Mr. Lapinsky's employment agreement; and



- a two year renewable automobile lease.


We will also reimburse Mr. Lapinsky for all reasonable expenses incurred by Mr. Lapinsky in carrying out his duties. Pursuant to the employment agreement, Mr. Lapinsky is subject to non-competition and non-solicitation covenants during the term of his employment and for the period during which he receives his base salary.

Either party may terminate Mr. Lapinsky's employment at any time for any reason by written notice. If Mr. Lapinsky's employment is terminated (i) by us for any reason other than cause, disability or death or (ii) by Mr. Lapinsky for good reason, we will continue to pay Mr. Lapinsky's base salary for the remainder of the contracted term of employment. In addition, Mr. Lapinsky will, during the period that he continues to be compensated, continue participation and benefits under our health, dental, life insurance and long term disability plans. Notwithstanding anything to the contrary, Mr. Lapinsky will not be entitled to payment of his base salary and benefits for more than 36 months following any such termination. For this purpose, Mr. Lapinsky will have good reason to terminate his employment if his base salary is reduced, there is a substantial diminution or material change in his duties or reporting responsibilities or he is required to relocate by more than fifty miles from our current headquarters. In addition, if Mr. Lapinsky's employment is terminated within 12 months of an initial public offering of the common stock of Republic Engineered Products, Inc. by us for any reason other than cause, disability or death or by Mr. Lapinsky for good reason, all amounts due because of such termination shall be payable in one lump some payment.

George E. Strickler, Joseph A. Kaczka, James T. Thielens, Jr., Noel Huettich, John B. George and John A. Willoughby are participants in our Key Executive Severance Plan. Pursuant to the Key Executive Severance Plan, these executive officers are entitled to continued payments of their respective salaries for twelve months after a qualified termination of their employment. Under the Key Executive Severance Plan, a qualified termination is one that is initiated solely by us where the plan administrator, currently Joseph F. Lapinsky, determines in his discretion that a qualified termination has occurred, and where the termination was not the result of the officer's death or due to gross misconduct, gross neglect, or conviction of a felony. The amount an officer receives due to a qualified termination may be reduced by amounts received from another employer during the same time period during which the severance payments are made, unless the termination was due to a change of control and not because of gross misconduct, gross neglect, or conviction of a felony.


EQUITY INCENTIVE AND KEY EMPLOYEE INCENTIVE PLAN



On October 1, 2004, Republic Engineered Products, Inc.'s Board of Directors adopted its 2004 Equity Incentive Plan. The 2004 Equity Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, or "SARs," restricted stock, and performance


--------------------------------------------------------------------------------
 78

MANAGEMENT
--------------------------------------------------------------------------------


awards based on Republic Engineered Products, Inc.'s performance, the performance of one of Republic Engineered Products, Inc.'s subsidiaries or the performance of the participant. Republic Engineered Products, Inc.'s directors, officers and employees, and other individuals performing services for it, and the directors, officers and employees, and other individuals performing services for its subsidiaries, may be selected by the compensation committee to receive benefits under the plan. A total of 5,556 shares of our common stock may be issued pursuant to the Plan. On October 1, 2004, options to purchase 4,167 shares were issued to key employees and on October 5, 2004 60 shares of restricted stock were issued to three outside directors. The stock options have not been exercised as of February 28, 2005. As a result of the issuance of the restricted stock options and restricted stock, we recorded a $5.9 million compensation expense for the year ended December 31, 2004.


The exercise price and term of our options is established by our compensation committee. Incentive stock options and options granted to employees covered by
Section 162 of the Internal Revenue Code of 1986 must have an exercise price of 100% or more of the market value of our common stock on the date of grant. Absent a provision in any grant to the contrary, the 2004 Equity Incentive Plan provides that the options will vest and become exercisable as to 33 1/3% of the underlying shares on the date of the grant and in three equal installments on each of the first three successive anniversaries of the date of grant, provided that the participant remains a director or employee at such time.


In the event of a reorganization, recapitalization, stock split, stock dividend, or combination of shares, the compensation committee may make appropriate adjustments in the number and kind of shares or other property available for issuance, in the number and kind of options, SARs, shares or other property covered by grants previously made, and in the exercise price of outstanding options and SARs. The Board of Directors or the compensation committee may amend the 2004 Equity Incentive Plan at any time, unless stockholder approval is required by law, in which case such approval must be obtained before effectiveness of the amendment or termination. The terms of any outstanding award may be amended from time to time by the compensation committee, but we must obtain the written consent of any participant who would be adversely affected by such amendment. The compensation committee must also seek stockholder approval to reduce the exercise price of any options or SARs awarded under the Plan.



In March 2005, we amended our 2004 Equity Incentive Plan in order to bring it into compliance with the new Section 409A of the Internal Revenue Code. In addition, outstanding stock options issued to certain executives were also amended in response to the new Section 409A of the Code. As amended, the stock options are exercisable only on the earliest of (i) a fixed date or pursuant to a fixed schedule, (ii) death, (iii) disability, or (iv) in certain circumstances, the executive's separation from employment with us and/or our subsidiaries. The repurchase provisions with respect to shares received on the exercise of the outstanding options were also modified so that after this offering (i) we will have no contractual right to repurchase shares held by Mr. Lapinsky upon termination of his employment with us and (ii) our right to repurchase shares held by the other executives shall be limited to a contractual repurchase right entitling us to repurchase shares held by executives only if that executive's employment is terminated for Cause for a price per share equal to the lesser of its original cost or fair market value. We have granted to each executive in 2005 an additional grant exercisable for a number of our shares equal to five percent of our shares the executive would have received upon exercise in full of his or her 2004 grant, assuming such 2004 grant had been exercisable in full at the time of the subsequent 2005 grant.



In addition, on May 3, 2004 our Board of Directors adopted a management incentive plan for a select group of managers and executives. Incentives are based upon achievement of specific corporate and individual objectives which will include financial results, product yield improvement, energy utilization, quality, and safety.


--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------


DEFERRED COMPENSATION PLAN



Our deferred compensation plan is a nonqualified deferred compensation plan sponsored by us. The plan was adopted by REPH LLC's Board of Directors and became effective on August 1, 2003. We assumed this plan in 2004. The plan allows each participant to make annual deferrals of base salary and/or bonus, provides for a fixed annual contribution by us as a percentage of salary, provides for an additional discretionary annual contribution by us as a percentage of salary and allows us to make any additional discretionary contribution at any time for any single participant or any group of participants (e.g., as a signing bonus, a performance award, etc.). The plan is administered by a plan administrative committee appointed by our Chief Executive Officer. This plan is currently being reviewed in light of the guidance with respect to new Code Section 409A provided in IRS Notice 2005-1, following the passage of the Jobs Creation Act, and will be revised to maintain compliance with this guidance in 2005.



DEFINED CONTRIBUTION RETIREMENT PLAN



Our defined contribution retirement plan is designed to provide retirement benefits through company contributions and employee deferrals. Participants may select to invest plan contributions in a number of available funds.



We make a contribution each pay period based upon the participant's age and service as of January 1st of each year. The amount of our contribution is equal to the monthly base salary (subject to federal limits) multiplied by the sum of the appropriate percentages shown in the following tables:



Age on January 1 of Each Year
Under 35....................................................   3.0%
35 - 39.....................................................   4.0%
40 - 44.....................................................   5.0%
45 - 49.....................................................   6.0%
50 - 54.....................................................   7.0%
55 - 59.....................................................   8.5%
60 or more..................................................  10.0%

Percentage Plus Service Percentage
Less than 10 years..........................................   0.0%
10 - 19 years...............................................   1.0%
20 - 29 years...............................................   1.5%
30 or more years............................................   2.0%



These contributions become 100% vested upon completion of 5 years of vesting service.



In addition, employees are permitted to make contributions into a 401(k) retirement plan through payroll deferrals. Maximum contributions under this plan are 80% of base salary or $14,000 per year (not including any "catch-up contributions," if applicable). In addition, participants who reach age 50 or more during the calendar year may make "catch-up" contributions to the plan up to $4,000. We provide a 25% matching contribution for the first 5% of a participant's contributions. Participants are 100% vested in both their and our matching contributions.


--------------------------------------------------------------------------------
 80

--------------------------------------------------------------------------------

Related party transactions

STOCKHOLDERS AGREEMENT


PAV Republic and certain of its shareholders have entered into a stockholders agreement. Under the terms of such stockholders agreement, if Perry Partners and Perry International propose to transfer any shares of stock, each shareholder of PAV Republic may participate in such transfer on a pro rata basis. In the event Perry Partners and Perry International propose and the Board of Directors approves of a transfer of a majority of assets or a majority of our outstanding stock to an unaffiliated third party, each stockholder will be obligated to sell their shares in connection with such a transaction. We anticipate that the stockholders agreement will be terminated in connection with this offering.


11% SENIOR SECURED PROMISSORY NOTE DUE 2009

Perry Principals Investments, L.L.C., an affiliate of Perry Capital, our principal stockholder, is the holder of our 11% Senior Secured Promissory Note due August 20, 2009. We intend to use a portion of the net proceeds of this offering to repay the $61.8 million outstanding under our 11% Senior Secured Promissory Note, plus a 3% prepayment premium, as required under the terms of the 11% Senior Secured Promissory Note.

10% SENIOR SECURED NOTES DUE 2009


As of December 31, 2004 Perry Principals, L.L.C., an affiliate of Perry Capital, our principal stockholder, was the holder of $1.3 million of our 10% Senior Secured Notes due August 31, 2009. As of December 31, 2004, $10.9 million was outstanding under our 10% Senior Secured Notes. We intend to use a portion of the proceeds of this offering to repay the $10.9 million outstanding under our 10% Senior Secured Notes.



TRANSACTION FEES


On December 19, 2003, we paid a transaction fee of $1.5 million to Perry Partners in connection with our revolving working capital credit and guaranty agreement with Perry Partners.


We made a payment of $0.3 million to Perry Partners during the year ended December 31, 2004 to reimburse Perry Partners, for expenses it incurred in connection with the acquisition in December 2003.


On May 20, 2004, we agreed to pay a transaction fee of $1.8 million to Perry Principals Investments, L.L.C., an affiliate of Perry Capital, in connection with our $61.8 million senior secured promissory note and guaranty agreement with Perry Principals Investments, L.L.C.

On May 20, 2004, we agreed to pay a transaction fee of $0.2 million to Perry Principals Investments, L.L.C., an affiliate of Perry Capital, in connection with our $8.4 million senior subordinated promissory note and guaranty agreement with Perry Principals Investments, L.L.C.


Because our predecessor company was emerging from bankruptcy, we believe that the terms of each of the above transactions were at least as favorable as the terms that we could have obtained from an unaffiliated third party.



Although we have not yet adopted a written policy for the review and pre-approval of related party transactions between us and our directors, executive officers and other affiliates, we intend to adopt such a policy to comply with the requirements of Rule 4350(h) of the Nasdaq National Market.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Description of indebtedness

11% SENIOR SECURED PROMISSORY NOTE DUE 2009

On May 20, 2004, our wholly-owned subsidiary Republic Engineered Products, Inc. issued a Senior Secured Promissory Note due August 20, 2009 in the amount of $61.8 million in favor of Perry Principals Investments, L.L.C. We intend to redeem the senior secured promissory note with the proceeds of this offering. See "Use of Proceeds."

Interest. Interest on the senior secured promissory note accrues at the rate of 11% per annum and is payable on the last day of each month, in arrears. Interest on overdue principal and interest or upon the occurrence of an event of default accrues at a rate that is 2% higher than the then applicable interest rate on the note.

Guarantees. Republic Engineered Products, Inc.'s obligations under the senior secured promissory note are unconditionally, jointly and severally guaranteed by us, Republic N&T Railroad, Inc. and Republic Machine LLC.


Security. The senior secured promissory note is secured by a lien on certain personal property or other assets of each of the Company, Republic Engineered Products, Inc., Republic N&T Railroad, Inc. and Republic Machine LLC as specified in the security agreement executed in connection with the issuance of the senior secured promissory note.



Mandatory Payments. The senior secured promissory note must be repaid in their entirety with the proceeds of the following: (i) an initial public offering of Republic Engineered Products, Inc.'s common stock, (ii) the issuance of not less than $125.0 million of high yield notes on terms specified in the purchase agreement governing the senior secured promissory note and (iii) certain refinancing indebtedness permitted by the revolving credit facility.


Optional Redemption. Republic Engineered Products, Inc. may redeem the senior secured promissory note at any time, subject to certain terms and conditions, at a redemption price that equals 103% of the then-outstanding principal amount of the note.


Certain Covenants. The purchase agreement governing the senior secured promissory note contains covenants that, among other things, limit Republic Engineered Products, Inc.'s ability and the ability of its subsidiaries to:


- pay dividends on, redeem or repurchase capital stock;

- make investments and other restricted payments;

- incur additional indebtedness or issue preferred stock;

- create liens;


- permit dividend or other payment restrictions on its subsidiaries;


- sell all or substantially all of its assets or consolidate or merge with or into other companies;

engage in transactions with affiliates; and

engage in sale-leaseback transactions.


These limitations are subject to a number of important qualifications and exceptions as described in the purchase agreement governing the senior secured promissory note. For example, although the Company is prohibited from creating liens on the collateral securing the notes, it may create such liens in connection with certain tax and other obligations arising in the ordinary course of business, certain assets acquired after the issuance of the notes and for indebtedness incurred in connection with certain acquisitions. In addition, although the Company is prohibited from incurring additional indebtedness, it may incur indebtedness not to exceed $375.0 million in connection with our revolving credit facility, agreements to protect against currency or interest rate fluctuations and general indebtedness not to


--------------------------------------------------------------------------------
 82

DESCRIPTION OF INDEBTEDNESS

--------------------------------------------------------------------------------


exceed $50.0 million at any one time outstanding. In addition, Republic Engineered Products, Inc. may refinance any such indebtedness. Finally, although Republic Engineered Products, Inc. is prohibited from making certain restricted payments, it may make restricted payments in an amount not to exceed 50% of consolidated net income during the four quarter period prior to the proposed restricted payment date plus 100% of the net cash proceeds and fair market value of property received from the issuances of capital stock, capital contributions in respect of capital stock or from asset sales plus 100% of the net cash proceeds and fair market value of property received from the sale or liquidation of investments that would constitute restricted payments as long as there is no default or event of default continuing at the time of such restricted payments.


OUR REVOLVING CREDIT FACILITY


The following description is a summary of the material terms of our revolving credit facility, which is filed as an exhibit to the registration statement, of which this prospectus is a part.



On May 20, 2004, Republic Engineered Products, Inc. entered into its revolving credit facility with General Electric Capital Corporation. On November 10, 2004, we and General Electric Capital Corporation, as lender and agent for the lenders, amended the revolving credit facility to expand the borrowing capacity under the revolving credit facility from $200.0 million to $250.0 million and to provide for a possible further increase in borrowing capacity of $100.0 million in the future. The terms and conditions governing the possible increase in borrowing capacity of $100.0 million shall be determined by the parties to our revolving credit facility upon our request to General Electric Capital Corporation, as agent for the lenders, for such an increase in borrowing capacity. In addition, the amended revolving credit facility contains a lower interest rate than our original revolving credit facility. Republic Engineered Products, Inc.'s revolving credit facility consists of a 5-year revolving credit facility of up to $50.0 million (containing sub-facilities available for the issuance of letters of credit of up to $25.0 million and a swing line of up to $25.0 million) and requires it to maintain borrowing availability of at least $25.7 million. The revolving credit facility may be terminated at any time, and if it is terminated prior to May 20, 2008, the termination may result in certain early termination fees. After giving effect to our use of the proceeds of this offering, the amount available under the revolving credit facility is expected
to be approximately $     million. Concurrent with this offering and upon the
consummation of the merger of Republic Engineered Products, Inc. into PAV Republic, Inc., we will assume Republic Engineered Products, Inc.'s obligations under the revolving credit facility.



All of the obligations under the revolving credit facility are unconditionally guaranteed on a senior secured basis by each of Republic Engineered Products, Inc.'s domestic subsidiaries and by us. The obligations under the revolving credit facility (including the guarantees) are secured by a first priority lien on substantially all of Republic Engineered Products, Inc.'s and the guarantors' accounts receivable and inventory and by a second priority lien on all of Republic Engineered Products, Inc.'s property, plants and equipment, subject to certain exceptions.



Revolving loans under the revolving credit facility bear interest, at Republic Engineered Products, Inc.'s option, either at a floating rate equal to the reserve adjusted LIBOR plus a margin of 2.75% per year, or the base rate equal to the higher of the prime rate as reported by The Wall Street Journal or the overnight federal funds rate plus 50 basis points plus a margin of 1.00% per year. Commencing on April 1, 2005, the margins may be adjusted based on the average availability quarterly on a prospective basis. The base rate margins may be reduced to an amount between 0.00% and 1.00%, and the LIBOR margins may be adjusted to an amount between 1.75% and 2.75%. In addition, the lenders under the revolving credit facility are paid a monthly fee on a proportion of the unused commitments under that facility at a rate of 0.50% per annum. For so long as any default under the revolving credit facility continues, interest on the revolving loans will increase by 2.00% per year. As commitments under that facility at a rate of 0.50% per annum. For so long as any default under the


--------------------------------------------------------------------------------

DESCRIPTION OF INDEBTEDNESS

--------------------------------------------------------------------------------


revolving credit facility continues, interest on the revolving loans will increase by 2.00% per year. As of December 31, 2004, our interest rate for our base rate borrowings was 6.25%, which includes a 1.00% margin and the interest rate for the LIBOR loans outstanding was 5.11%, which includes a 2.75% margin.



Concurrently with this offering and upon the consummation of the merger of Republic Engineered Products, Inc. into PAV Republic, Inc., we will assume Republic Engineered Products, Inc.'s obligations under the revolving credit facility.



The revolving credit facility contains customary representations and warranties and customary covenants restricting Republic Engineered Products, Inc.'s and its subsidiaries' ability to, among other things and subject to various exceptions, alter the nature of its business, engage in mergers, acquisitions and asset sales, permit the creation of any security interests on any of its assets, incur additional indebtedness, declare dividends, make distributions or redeem or repurchase capital stock, prepay, redeem or repurchase other debt, make loans and investments or conduct transactions with affiliates. Our revolving credit facility also contains the following covenants:



restrict unfinanced capital expenditures during any fiscal year that exceeds $40.0 million in the aggregate a minimum fixed charge coverage ratio not less than 1.25:1.0 for each 12-months most recently ended minimum borrowing availability of $25.7 million



Events of default under the revolving credit facility include, but are not limited to, failure to pay principal, interest, fees or other amounts under the revolving credit facility when due or after expiration of a grace period, covenant defaults, any representation or warranty proving to have been materially incorrect when made, the revocation or purported revocation of any guarantee by any of the guarantors, unsatisfied final judgments over a threshold, bankruptcy events, the invalidity or impairment of any loan document or any security interest, a cross default to certain other debt, a change of control, and certain ERISA defaults. In the event of default, there are provisions for remedies from the agent of the revolving credit facility. We violated the indebtedness covenant in our revolving credit facility with General Electric Capital Corporation. We incurred $0.4 million in debt relating to a promissory note and $0.6 million in debt relating to capital lease financing, which we failed to disclose to General Electric Capital Corporation, as lender and agent for the lenders. On February 25, 2005 we were granted a waiver by General Electric Capital Corporation. As of February 25, 2005, we were in compliance with all covenants under our revolving credit facility.


10% SENIOR SECURED NOTES DUE 2009

On December 19, 2003, Republic Engineered Products, Inc. issued $21.0 million aggregate principal amount of 10% Senior Secured Notes due August 31, 2009. We intend to redeem all of the outstanding senior secured notes with the proceeds of this offering. See "Use of Proceeds."

Interest. Interest on the senior secured notes accrues at the rate of 10% per annum is payable quarterly on March 31, June 30, September 30 and December 31. Interest on overdue principal and interest accrues at a rate that is 2% higher than the then applicable interest rate on the senior secured notes. Republic Engineered Products, Inc. makes each interest payment to the holders of record on the immediately preceding March 15, June 15, September 15 and December 15.

Guarantees. Republic Engineered Products, Inc.'s obligations under the senior secured notes are unconditionally, jointly and severally guaranteed by us, Republic N&T Railroad, Inc. and Republic Machine LLC.

Security. The senior secured notes are secured by (i) a first priority interest in the real estate and fixtures related to the Canton cast roll facility and related properties, rights and assets subject to the

--------------------------------------------------------------------------------
 84

DESCRIPTION OF INDEBTEDNESS

--------------------------------------------------------------------------------

mortgage under the related security agreement and (ii) 50% of business interruption insurance proceeds related to the loss events at the Lorain facility greater than $5.0 million and less than $25.0 million provided that such security interest in business interruption insurance proceeds shall in no event exceed $10.0 million.


Amortization. Pursuant to the terms of the senior secured notes, provided that it has not repaid at least $1.0 million of principal under the senior secured notes, on the last day of each quarter up to and including June 30, 2009, Republic Engineered Products, Inc. is required to pay 0.25% of the original principal amount (or such lesser principal amount as shall then be outstanding) of the senior secured notes at par and without payment of any premium. In addition, pursuant to the terms of the senior secured notes, 50% of any insurance proceeds related to the loss events at the Lorain facility greater than $5.0 million and less than $25.0 million must be directly applied toward the reduction of the aggregate principal amount of the senior secured notes upon receipt of such proceeds. As of December 31, 2004, Republic Engineered Products, Inc. had applied $10.0 million of such proceeds toward reduction of the principal amount of the senior secured notes and, therefore, is no longer required to make any repayments of principal under the senior secured notes until August 31, 2009.



Optional Redemption. Republic Engineered Products, Inc. may redeem all or an amount not less than 10% of the aggregate principal amount of the senior secured notes then outstanding at any time, upon the provision of not less than 10 days and not more than 60 days written notice to each holder of a note, which notice shall specify the prepayment date, principal amount to be prepaid, principal amount of notes held by the holder and interest to be paid by Republic Engineered Products, Inc. to such holder, at a redemption price that is 100% of the then-outstanding principal amount of the senior secured notes.



Certain Covenants. The purchase agreement governing the senior secured notes contains covenants that, among other things, limit Republic Engineered Products, Inc.'s ability and the ability of its subsidiaries to:


- pay dividends on, redeem or repurchase capital stock;

- make investments and other restricted payments;

- incur additional indebtedness or issue preferred stock;

- create liens;


- permit dividend or other payment restrictions on its subsidiaries;


- sell all or substantially all of its assets or consolidate or merge with or into other companies;

- engage in transactions with affiliates; and

- engage in sale-leaseback transactions.


These limitations are subject to a number of important qualifications and exceptions as described in the purchase agreement governing the senior secured notes. For example, although Republic Engineered Products, Inc. is prohibited from creating liens on the collateral securing the notes, it may create such liens in connection with certain tax and other obligations arising in the ordinary course of business, certain assets acquired after the issuance of the notes and for indebtedness incurred in connection with certain acquisitions. In addition, although Republic Engineered Products, Inc. is prohibited from incurring additional indebtedness, it may incur indebtedness not to exceed $375.0 million in connection with our credit facilities, agreements to protect against currency or interest rate fluctuations and general indebtedness not to exceed $50.0 million at any one time outstanding. In addition, Republic Engineered Products, Inc. may refinance any such indebtedness. Finally, although Republic Engineered Products, Inc. is prohibited from making certain restricted payments, it may make restricted payments in an amount not to exceed 50% of consolidated net income during the four quarter period prior to the proposed restricted payment date plus 100% of the


--------------------------------------------------------------------------------

DESCRIPTION OF INDEBTEDNESS

--------------------------------------------------------------------------------


net cash proceeds and fair market value of property received from the issuances of capital stock, capital contributions in respect of capital stock or from asset sales plus 100% of the net cash proceeds and fair market value of property received from the sale or liquidation of investments that would constitute restricted payments as long as there is no default or event of default continuing at the time of such restricted payments.


OHIO DEPARTMENT OF DEVELOPMENT LOAN


On June 6, 2003, the Director of the Ohio Department of Development provided a loan for a principal amount of $5.0 million. The term of the loan is five years, and the interest rate is 3%, payable monthly. Principal payments begin on August 6, 2005. The Loan is collateralized by the 20" mill modernization project at the Lorain facility with a first priority lien to the extent of the principal amount of the loan. The 20" mill modernization project at our Lorain facility was undertaken in order to replace our antiquated large bar (3" to 6 1/4" diameter) producing facility in Massillon, Ohio that was owned by RTI and closed in December 2002. The size and straightness capability of this 1920 vintage cross-country mill was marginal. Because of the age of the mill, it was difficult to find replacement parts and costly to maintain. The Massillon mill was shut down in December 2002. The 20" mill upgrade was completed in January 2003. It included new mill stand electric drives tension free rolling, quick size change capability, turn over walking beam cooling beds, in-line saws, and bundling capability. The mill is capable of producing 3" to 6 1/2" diameter rounds that meet or exceed American Iron and Steel Association size tolerance and commercial straightness requirements. The total cost of the project was $19.2 million.



In connection with this loan, we have entered into an intercreditor agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The material terms of this agreement state that the Director of the Ohio Department of Development and General Electric Capital Corporation, as agent for the lenders, shall share liens in our property securing the loan provided that the lien in favor of the Director of the Ohio Department of Development shall be senior to that of General Electric Capital Corporation.


PRELIMINARY OHIO DEPARTMENT OF DEVELOPMENT LOAN


On January 7, 2005, we filed an application with the Ohio Department of Development for a loan of up to $2.0 million. This financing is contingent upon us meeting certain program guidelines, our capital investment in a new caster at our Canton facility, completion of due diligence, satisfactory review of our financial statements and the approval the Development Financing Advisory Council and the State Controlling Board. This commitment is also based on certain assumptions such as the creation of new jobs and the maintenance of certain existing jobs by us. In addition, through the Ohio Investment in Training Program, the State of Ohio has offered a preliminary commitment of up to $350,000 to help us with specific training and other workforce development needs. This commitment is contingent upon the future appropriations to this program by the Ohio General Assembly.


--------------------------------------------------------------------------------
 86

--------------------------------------------------------------------------------

Principal stockholders


The following table sets forth, as of February   , 2005 and as adjusted to
reflect the sale of the shares of common stock in this offering, certain information regarding beneficial ownership of our outstanding stock by:


- each person or entity who is known by us to own beneficially more than 5 percent of our outstanding common stock;

- each member of our Board of Directors;

- each of our executive officers named in the Summary Compensation Table; and

- all of our directors and executive officers as a group.


Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days after February 28, 2005. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of beneficial ownership is based on 50,000 shares of common stock outstanding as of February 28, 2005 and shares of common stock outstanding after completion of this offering in each case, together with applicable stock options, if any, for such stockholder. Such stock options are deemed outstanding for computing the percentage of ownership of the person holding such stock options, and for all directors and officers as a group, but are not deemed outstanding for computing the percentage of any other person. Fractional shares have been rounded to the nearest whole number. The table assumes no exercise of the underwriter's over-allotment option. If the underwriter's over-allotment option is exercised
in full, we will sell up to an aggregate of           additional shares of
common stock, and up to           shares of common stock will be outstanding
after the completion of this offering.



                                                                      PERCENTAGE BENEFICIALLY OWNED
                                                SHARES BENEFICIALLY   -----------------------------
                                                  OWNED PRIOR TO         BEFORE           AFTER
NAME OF BENEFICIAL OWNER                           THE OFFERING         OFFERING        OFFERING
---------------------------------------------------------------------------------------------------
Perry Partners, L.P./Perry Partners
  International, Inc.(1)......................         48,225.0              96.3%
EXECUTIVE OFFICERS AND DIRECTORS(2)
E.J. Antonio III..............................               --                  *
Noel J. Huettich(3)...........................             77.2                  *
Stephen G. Kasnet.............................             20.0                  *
Joseph F. Lapinsky(4).........................          2,500.0               4.8%
Joseph A. Kaczka(5)...........................             77.2                  *
James T. Thielens, Jr.(5).....................             77.2                  *
John A. Willoughby(5).........................             77.2                  *
John B. George(5).............................             77.2                  *
George E. Strickler(5)........................            540.1               1.0%
Paul A. Leff..................................                *                  *
Robert L. Norton..............................             20.0                  *
Richard C. Perry(6)...........................         48,225.0              96.3%
Lynn R. Williams..............................             20.0                  *
All directors and officers as a group (15
  persons)....................................         51,711.1              96.7%


--------------------------------------------------------------------------------

PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

------------
 *  Less than 1%


(1) Perry Corp. is the general partner of Perry Partners, and the investment manager of Perry International. The address of Perry Corp. is 599 Lexington Avenue, New York, New York 10022.


(2) Unless otherwise indicated, the address for each of our executive officers and directors is c/o Republic Engineered Products, Inc., 3770 Embassy Parkway, Fairlawn, Ohio 44333-8367.

(3) Represents options to purchase shares of our common stock, which are currently exercisable.

(4) Represents options to purchase shares of our common stock, 833 of which are currently exercisable and 1,667 of which will vest upon completion of this offering.


(5) Represents options to purchase shares of our common stock, which are currently exercisable.



(6) Represents shares of our common stock held of record by Perry Partners and Perry International. Mr. Perry is the president of Perry Corp., which is the general partner of Perry Partners and the investment manager of Perry International. Richard Perry disclaims any beneficial ownership interest of the shares of common stock held by any funds for which Perry Corp. acts as the general partner and/or investment manager, except for that portion of such shares that relates to his economic interest in such shares.


--------------------------------------------------------------------------------
 88

--------------------------------------------------------------------------------

Description of capital stock


The following descriptions are summaries of our common stock and preferred stock and the relevant provisions of our amended and restated certificate of incorporation and amended and restated bylaws as will be in effect upon the closing of this offering. Copies of such documents have been filed as exhibits to the registration statement of which this prospectus is a part. Forms have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.


Upon the closing of this offering, our authorized capital stock will consist of
          shares of common stock, par value $.01 per share and           shares
of preferred stock, par value $.01 per share, the rights and preferences of which may be established from time to time by our Board of Directors.

COMMON STOCK


Immediately following the completion of this offering, there will be
shares of common stock outstanding held of record by      stockholders. Based
upon the number of shares outstanding as of that date and giving effect to the sale of shares of common stock in this offering, assuming no exercise of the underwriter's over-allotment option and no exercise of outstanding options after
February   , 2005, there will be approximately           shares of common stock
outstanding at the closing of this offering.



Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive dividends as may be declared from time to time by the Board of Directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. See "Dividend Policy." Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares issued in this offering will be fully paid and nonassessable.


PREFERRED STOCK


In order to comply with the terms of our labor agreement with the USWA going forward, prior to this offering and the merger transaction, we will issue one share of preferred stock of PAV Republic, Inc. to the USWA. This share of preferred stock in the surviving corporation will confer no rights upon the USWA other than the right to elect, remove and replace one member of our Board of Directors going forward. This share of preferred stock will not have any distribution rights and will terminate on the date that the USWA is no longer the collective bargaining representative of any of our employees. In addition, this share of preferred stock will automatically convert into a single share of our common stock upon transfer to any person or entity other than the USWA. Following the completion of this offering, we will have one share of preferred stock outstanding.


Following the completion of this offering, our certificate of incorporation will authorize the Board of Directors, without stockholder action, to designate and issue from time to time shares of preferred stock in one or more series. The Board of Directors may designate the price, rights, preferences and privileges of the shares of each series of preferred stock, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the Board of Directors determines the specific

--------------------------------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

rights of the preferred stock. However, possible effects of issuing preferred stock with voting and conversion rights include:

- restricting dividends on common stock;

- diluting the voting power of common stock;

- impairing the liquidation rights of the common stock;

- delaying or preventing a change of control of us without stockholder action;
  and

- harming the market price of common stock.

Upon the closing of this offering, no shares of our preferred stock will be outstanding. We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

Beginning 180 days after the date of this offering, Perry Capital may require that we use our best efforts to register the sale of their shares under the Securities Act, under the terms of an agreement between us, Perry Capital and Contrarian Funds LLC. Perry Capital will be entitled to demand that we register their shares under the Securities Act, subject to various limitations. Contrarian Funds LLC, a holder of shares of our common stock after this offering, will have piggyback rights for the registration of their shares with respect to the demands made by Perry Capital. In addition, in the event we propose to register any shares of common stock under the Securities Act, whether in connection with a primary or secondary offering, Perry Capital and Contrarian Funds LLC may request that we effect a registration of their shares under the Securities Act. All registration expenses must be borne by us.

RESTRICTIVE PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS OR DELAWARE
LAW
Certificate of Incorporation. Upon the closing of this offering, our certificate of incorporation will provide that:

our Board of Directors may issue, without further action by the stockholders, up
to           shares of undesignated preferred stock;

any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by a consent in writing;

our Board of Directors shall be divided into three classes, with each class serving for a term of three years; and

vacancies on the board, including newly created directorships, can be filled by a majority of the directors then in office.

Our certificate of incorporation will also include a provision stating that we have elected not to be governed by section 203 of the Delaware General Corporation Law which would have imposed additional requirements regarding mergers and other business combinations with significant stockholders.

Bylaws. Our bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders must provide timely notice to us in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that less than 70 days' notice of the date of the annual meeting is given to the stockholders, notice by the stockholder, to be timely, must be received not later than the 10th day following the date on which such notice of the date of the annual meeting was mailed or the public announcement of the meeting was made.

--------------------------------------------------------------------------------
 90

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

Our bylaws will provide that stockholders seeking to nominate candidates for election as directors at a meeting of stockholders must provide timely notice to us in writing. To be timely, a stockholder's notice must be received at our principal executive offices:

- in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder, to be timely, must be received not later than the 10th day following the earlier of the day on which such notice of the date of the annual meeting was mailed or public disclosure of the meeting was made.

- in the case of a special meeting, not later than the 10th day following the earlier of the day on which such notice of the date of the annual meeting was mailed or public disclosure of the meeting was made.

Our bylaws will also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders. In addition, a two-thirds supermajority vote of stockholders will be required to amend certain provisions of our amended and restated bylaws, including the requirements for notice discussed above.

Our bylaws will also provide that directors may be removed only for cause by the affirmative vote of the holders of at least a majority of our voting stock.


The provisions in our certificate of incorporation and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. For example, because our amended and restated certificate of incorporation will provide for the staggered election of directors in three separate classes, a hostile bidder launching a proxy contest to replace our board with new directors loyal to such hostile bidder would be required to wage a proxy contest during at least two annual meetings before gaining control of the board. In addition, the ability of
our Board of Directors to issue up to           shares of undesignated preferred
stock without further action by the stockholders, could also discourage hostile takeovers by making it too costly to obtain our common stock in a takeover attempt due to the potential dilutive effect that such preferred stock could have on our common stock upon issuance. These provisions, however, could discourage potential transactions which might prove beneficial to stockholders, such as potential acquisitions and could delay or prevent a change in control of us. They may also have the effect of preventing changes in our management.


TRANSFER AGENT


The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.


LISTING


We have applied for the quotation of our common stock on the Nasdaq National Market under the symbol "RSBQ."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares eligible for future sale

Upon completion of this offering, we will have           shares of common stock
outstanding. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is
defined in Rule 144 under the Securities Act. The remaining           shares of
common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act, described below. Subject
to such restrictions and applicable law, the holders of           shares of
common stock will be free to sell any and all shares of common stock they beneficially own at various times commencing 180 days after the date of this prospectus. Upon the consummation of our offering, the holders of shares of common stock will be free to sell any shares of common stock they beneficially own under Rule 144.

We cannot make any predictions as to the number of shares that may be sold in the future or the effect, if any, that sales of these shares, or the availability of these shares for future sale, will have on the prevailing market prices of our common stock. Sales of a significant number of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise equity capital in the future.

LOCK-UP AGREEMENTS


We, our executive officers, directors and each holder of our common stock or any security convertible into or exercisable or exchangeable for our common stock, or any warrant or any other right to purchase our common stock or any such security have agreed that, subject to limited exceptions, each will not, for a period of 180 days after the date of this prospectus: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with respect to our common stock, securities convertible into or exercisable or exchangeable for our common stock or warrants or other rights to purchase our common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or warrants or other rights to purchase our common stock or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii), without the prior written approval of UBS Securities LLC.



Although it has advised us that it has no intent or understanding to do so, UBS Securities LLC, in its sole discretion and without prior notice, may permit early release of the shares of our common stock subject to the descriptions detailed above prior to the expiration of the applicable lock-up period. UBS Securities LLC has advised us that, prior to granting an early release of our common stock, it would consider factors including need, market conditions, the performance of our common stock price, trading liquidity and other relevant considerations. UBS Securities LLC has advised us that it will not consider its own holdings as a factor in its decision to grant an early release from the provisions of such lock-up agreements.


--------------------------------------------------------------------------------
 92

SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

RULE 144

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

1% of the number of shares of common stock then outstanding, which will equal
approximately           shares immediately after this offering; or

the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form
 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.


We intend to file a Registration Statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future
issuance under our 2004 Equity Incentive Plan. As of February   , 2005, options
to purchase a total of 4,167 shares were outstanding and 5,556 shares may be issued under the plan. Once the Registration Statement on Form S-8 is filed, our common stock issued upon exercise of outstanding vested options, other than common stock issued to our affiliates, will be available for immediate resale in the open market.


REGISTRATION RIGHTS

Beginning 180 days after the date of this offering, Perry Capital will be able to require us to conduct a registered public offering of their shares, and Contrarian Funds LLC will have piggyback rights related to such registrations. In addition, Perry Capital and Contrarian Funds LLC will be entitled to have their shares included for sale in subsequent registered offerings of our common stock. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would, except for shares purchased by affiliates, result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Material US federal tax considerations to non-US holders

The following is a general discussion of the material US federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "non-US holder" and that does not own, and is not deemed to own, more than 5% of our common stock. A "non-US holder" is a person or entity that, for US federal income tax purposes, is a:


- non-resident alien individual, other than certain former citizens and



- resident of the US subject to tax as an expatriate,



- foreign corporation (or entity treated as a foreign corporation for US federal income tax purposes), or foreign estate or foreign trust.

The term "non-US holder" does not include a holder of common stock that is an entity classified as a partnership for US federal income tax purposes. In the case of a holder of common stock that is classified as a partnership for US federal income tax purposes, the tax treatment of holding common stock to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership that holds common stock, then you should consult your own tax advisors.

The term "non-US holder" also does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for US federal income tax purposes. Such an individual is urged to consult his or her own tax advisors regarding the US tax consequences of the sale, exchange or other disposition of common stock.

Special rules may apply to certain non-US holders, such as:


- controlled foreign corporations,



- passive foreign investment companies,



- foreign personal holding companies,



- corporations that accumulate earnings to avoid US federal income tax, and non-US holders that are engaged in the conduct of a US trade or business.

Such non-US holders should consult their own tax advisors to determine the US federal, state, local and other tax consequences that may be relevant to them.

This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this prospectus, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. This discussion does not address all aspects of US federal income and estate taxation that may be relevant to non-US holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

--------------------------------------------------------------------------------
 94

MATERIAL US FEDERAL TAX CONSIDERATIONS TO NON-US HOLDERS
--------------------------------------------------------------------------------

DIVIDENDS

As discussed under "Dividend policy" above, we do not currently expect to pay dividends. If we do pay dividends, dividends paid to a non-US holder of common stock will be subject to withholding of US federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If a non-US holder wishes to claim the benefit of an applicable treaty rate for dividends (and to avoid backup withholding tax as discussed below) the non-US holder will be required to:


- complete the applicable IRS Form W-8 (or suitable substitute form) and certify, under penalties of perjury, that it is not a US person, or



- if the shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable
 Treasury regulations.


Special certification and other requirements apply to certain non-US holders other than individuals. The withholding tax does not apply to dividends paid to a non-US holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-US holder's conduct of a trade or business within the US. Instead, the effectively connected dividends will be subject to regular US income tax as if the non-US holder were a US resident. A non-US corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

GAIN ON DISPOSITION OF COMMON STOCK

A non-US holder generally will not be subject to US federal income tax on gain realized on a sale or other disposition of common stock unless:


- the gain is effectively connected with a trade or business of the non-US holder,



- the non-US holder is an individual and present in the United States for 183 or more days in the taxable year of the sale or other disposition, or



- we are or have been a US real property holding corporation; and if our stock is traded on an established securities market, the non-US holder's beneficial and constructive ownership of our common stock exceeds 5% of the total fair market value of our common stock (see the discussion below under "--Foreign Investment in Real Property Tax Act").


FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

Under the Foreign Investment in Real Property Tax Act, any person who acquires a "United States real property interest" (as described below) from a non-US holder must deduct and withhold a tax equal to 10% of the amount realized by the non-United States transferor unless such non-US holder qualifies for an exemption or reduction in withholding. In addition, a non-US holder who disposes of a United States real property interest generally is required to recognized gain or loss that is subject to US federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a US corporation unless it is established that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." We believe that we are currently not a United States real property holding corporation and that we have not been a United States real property holding corporation. We do no anticipate becoming a United States real property holding corporation in the future.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

The amount of dividends paid to a non-US holder and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting

--------------------------------------------------------------------------------

MATERIAL US FEDERAL TAX CONSIDERATIONS TO NON-US HOLDERS
--------------------------------------------------------------------------------

such dividends and withholding of tax may also be made available to the tax authorities in the country in which the non-US holder resides under the provisions of an applicable income tax treaty. Backup withholding tax may be required with respect to payments made by us or any paying agent or broker to a non-US holder unless such holder provides an appropriate IRS Form W-8 claiming exempt status (provided that neither we nor the paying agent, broker or other person relying on such form have actual knowledge or reason to know that such person is a US person).

Information reporting, and, depending on the circumstances, backup withholding tax will apply to the proceeds of a sale of our common stock within the United States or conducted through US-related financial intermediaries unless an appropriate Form W-8, as described above, has been received (and neither we nor a paying agent, broker or other person relying on such form have actual knowledge or reason to know that such person is a US person) or such non-US holder otherwise establishes an exemption. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-US holder's US federal income tax liability, provided that the required information is furnished to the IRS.

FEDERAL ESTATE TAX

Common stock actually or beneficially held (other than through a foreign corporation) by a non-US holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to US federal estate tax unless otherwise provided in an applicable estate tax treaty.

--------------------------------------------------------------------------------
 96

--------------------------------------------------------------------------------

Underwriting

We are offering the shares of our common stock described in this prospectus through the underwriter named below. We have entered into an underwriting agreement with UBS Securities LLC. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase the number of shares of common stock listed next to its name in the following table:

                                                              NUMBER OF
UNDERWRITER                                                     SHARES
------------------------------------------------------------------------
UBS Securities LLC..........................................
                                                              ----------
  Total.....................................................
                                                              ==========

The underwriting agreement provides that the underwriter must buy all of the shares if it buys any of them. However, the underwriter is not required to take or pay for the shares covered by the underwriter's over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:


- receipt and acceptance of the common stock by the underwriter, and



- the underwriter's right to reject orders in whole or in part.


In connection with this offering, the underwriter or certain securities dealers may distribute prospectuses electronically.

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriter may be required to make in respect of those liabilities.

Sales of shares made outside of the U.S. may be made by affiliates of the underwriter.

OVER-ALLOTMENT OPTION

We have granted the underwriter an option to buy up to           additional
shares of our common stock. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriter has 30 days from the date of this prospectus to exercise this option.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriter to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the
underwriter to securities dealers may be sold at a discount of up to $     per
share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriter to other brokers or dealers at a
discount of up to $     per share from the public offering price. If all the
shares are not sold at the initial public offering price, the underwriter may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriter, assuming both no exercise and full exercise of the underwriter's option to purchase up to an additional shares:


                                                              PAID BY US                           TOTAL
                                            NO EXERCISE    FULL EXERCISE    NO EXERCISE    FULL EXERCISE
--------------------------------------------------------------------------------------------------------
Per share.................................    $               $               $               $
  Total...................................    $               $               $               $


We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately
$     million.


The underwriter has informed us that it does not expect sales to accounts over which the underwriter has discretionary authority to exceed 5% of the shares of common stock to be offered.


NO SALES OF SIMILAR SECURITIES

We, our executive officers, directors and each holder of our common stock or any security convertible into or exercisable or exchangeable for our common stock, or any warrant or any other right to purchase our common stock or any such security have agreed that, subject to limited exceptions, each will not, for a period of 180 days after the date of this prospectus: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with respect to our common stock, securities convertible into or exercisable or exchangeable for our common stock or warrants or other rights to purchase our common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or warrants or other rights to purchase our common stock or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii), without the prior written approval of UBS Securities LLC. UBS Securities LLC may release all or a portion of the shares subject to this lock-up agreement at any time without prior notice.

NASDAQ NATIONAL MARKET QUOTATION


We have applied for the quotation of our common stock on the Nasdaq National Market under the trading symbol "RSBQ."


PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:


- stabilizing transactions;



- short sales;



- purchases to cover positions created by short sales;



- imposition of penalty bids; and



- syndicate covering transactions.


Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriter

--------------------------------------------------------------------------------
 98

UNDERWRITING
--------------------------------------------------------------------------------

of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriter's over-allotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

The underwriter may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which it may purchase shares through the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on The Nasdaq National Market, in the over-the-counter market or otherwise.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriter. The principal factors to be considered in determining the initial public offering price include:

- the information set forth in this prospectus and otherwise available to the underwriter;

- our history and prospects and the history of, and prospects for, the industry in which we compete;

- our past and present financial performance and an assessment of our management;

- our prospects for future earnings and the present state of our development;

- the general condition of the securities markets at the time of this offering;

- the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

- other factors deemed relevant by the underwriter and us.

AFFILIATIONS

The underwriter and its affiliates have in the past provided and may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which it was and will be entitled to receive separate fees.

The underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.


An affiliate of UBS Securities LLC is a lender, syndication agent and joint lead arranger under our revolving credit facility and receives interest on such indebtedness as well as customary fees for performing these services. See "Description of our indebtedness." Approximately $18.0 million of the net proceeds from this offering will be used to repay indebtedness under our revolving credit facility. As such, an affiliate of UBS Securities LLC would receive its proportionate share of any such proceeds used to repay indebtedness under our revolving credit facility.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Legal matters

Kirkland & Ellis LLP, New York, New York will pass upon the validity of the issuance of the common stock being sold in this offering. Certain legal matters will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York.

Experts


The consolidated financial statements and schedule of PAV Republic, Inc. and subsidiaries as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and for the period October 7, 2003 (inception) through December 31, 2003, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


The consolidated statements of operations, members' interest, cash flows and schedule of REPH LLC and subsidiaries (formerly known as Republic Engineered Products Holdings LLC) for the period from January 1, 2003 though December 18, 2003, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated statements of operations, members' interest, and cash flows of REPH LLC and subsidiaries for the period from January 1, 2003 though December 18, 2003 contains an explanatory paragraph that states that as of December 19, 2003, REPH LLC sold substantially all of its operating assets to PAV Republic, Inc. and is in the process of winding down its estates and affairs and distributing the proceeds of its liquidated assets. The consolidated financial statements do not include any adjustments related to the sale of the assets or the ultimate wind down or distribution of liquidated assets.


The consolidated financial statements of REPH LLC (formerly known as Republic Engineered Products Holdings LLC) and subsidiaries for the period from August 16, 2002 to December 31, 2002 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, Independent Registered Public Accounting Firm, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include an explanatory paragraph describing matters that raise substantial doubt about REPH LLC's ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Republic Technologies International Holdings, LLC and subsidiaries for the period from January 1, 2002 to August 15, 2002 (liquidation basis) included in this prospectus and the related financial statement schedule included elsewhere in the registration statement, as stated in their reports appearing herein and elsewhere in the registration statement have also been audited by Deloitte & Touche LLP, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


--------------------------------------------------------------------------------
 100

--------------------------------------------------------------------------------

Where you can find additional information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock we are offering. This prospectus contains all information about Republic and our common stock that may be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this web site.

We currently are not required to file reports with the Securities and Exchange Commission. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Index to financial statements


                                                              PAGE
                                                              ----
PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND
  SUBSIDIARIES (FORMERLY KNOWN AS REPUBLIC ENGINEERED
  PRODUCTS HOLDINGS LLC)
Report of Independent Registered Public Accounting Firm.....   F-2
Report of Independent Registered Public Accounting Firm.....   F-3
PAV Republic, Inc. and Subsidiaries (the Company)
  Consolidated Balance Sheets as of December 31, 2004 and
  December 31, 2003.........................................   F-4
PAV Republic, Inc. and Subsidiaries Consolidated Statement
  of Operations for the year ended December 31, 2004 and for the period from October 7, 2003 (inception) December 31,
  2003, and REPH LLC and Subsidiaries (REPH LLC)
  Consolidated Statement of Operations for the period
  January 1, 2003 to December 18, 2003......................   F-5
PAV Republic, Inc. and Subsidiaries Consolidated Statement
  of Stockholders' Equity and Comprehensive Income for the
  year ended December 31, 2004 and for the period from
  October 7, 2003 (inception) to December 31, 2003..........   F-6
PAV Republic, Inc. and Subsidiaries Consolidated Statement
  of Cash Flows for the year ended December 31, 2004 for the period from October 7, 2003 (inception) December 31, 2003
  and REPH LLC and Subsidiaries Consolidated Statement of
  Cash Flows for the period from January 1, 2003 to December
  18, 2003..................................................   F-7
Notes to Consolidated Financial Statements..................   F-8

REPH LLC AND SUBSIDIARIES (FORMERLY KNOWN AS REPUBLIC
  ENGINEERED PRODUCTS HOLDINGS LLC) AND REPUBLIC
  TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES
  (DEBTOR-IN-POSSESSION)
Report of Independent Registered Public Accounting Firm.....  F-35
REPH LLC and Subsidiaries Consolidated Statement of
  Operations for the Period from August 16, 2002 to December
  31, 2002 and Republic Technologies International Holdings,
  LLC and Subsidiaries (Debtor-in-Possession) Consolidated
  Statement of Changes in Net Liabilities in Liquidation
  (Liquidation Basis) for the Period from January 1, 2002 to
  August 15, 2002. .........................................  F-36
REPH LLC and Subsidiaries Consolidated Statement of Member's
  Interest for the Period from August 16, 2002 to December
  31, 2002 and Republic Technologies International Holdings,
  LLC and Subsidiaries (Debtor-in-Possession) Consolidated
  Statement of Members' Interest (Liquidation Basis) for the
  Period from January 1, 2002 to August 15, 2002. ..........  F-37
REPH LLC and Subsidiaries Consolidated Statement of Cash
  Flows for the Period from August 16, 2002 to December 31,
  2002 and Republic Technologies International Holdings, LLC
  and Subsidiaries (Debtor-in-Possession) Consolidated
  Statement of Cash Flows (Liquidation Basis) for the Period
  from January 1, 2002 to August 15, 2002. .................  F-38
Notes to Consolidated Financial Statements..................  F-39


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors


PAV Republic, Inc.:



We have audited the accompanying consolidated balance sheets of PAV Republic and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year ended December 31, 2004 and for the period from October 7, 2003 (inception) through December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PAV Republic and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and for the period October 7, 2003 (inception) through December 31, 2003, in conformity with U.S. generally accepted accounting principles.



Cleveland, Ohio


March 18, 2005


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors


REPH LLC and Subsidiaries


(formerly known as Republic


Engineered Products Holdings LLC):



We have audited the accompanying consolidated statements of operations, members' interest, and cash flows of REPH LLC and subsidiaries (formerly known as Republic Engineered Products Holdings LLC) (REPH LLC) for the period from January 1, 2003 through December 18, 2003. These consolidated financial statements are the responsibility of REPH LLC's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.



We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, REPH LLC's, results of operations, members' interest and their cash flows for the period from January 1, 2003 through December 18, 2003, in conformity with U.S. generally accepted accounting principles.



The accompanying consolidated financial statements have been prepared assuming that REPH LLC will continue as a going concern. As of December 19, 2003, REPH LLC sold substantially all of their operating assets to PAV Republic, Inc. (see note 2) and is in the process of winding down its estates and affairs and distributing the proceeds of its liquidated assets. The consolidated financial statements do not include any adjustments related to the sale of the assets or the ultimate wind down or distribution of liquidated assets.



Cleveland, Ohio


April 1, 2004, except as to Note 3(o)


for which the date is November 23, 2004, and


Note 22 for which the date is March 18, 2005



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


PAV REPUBLIC, INC. AND SUBSIDIARIES
Consolidated balance sheet
(In thousands of dollars, except per share information)


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2004           2003
-----------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $      3,748   $      5,672
  Accounts receivable, less allowance of $11,246 and
     $10,026, respectively..................................       140,091         64,585
  Inventories (note 5)......................................       243,351        132,940
  Deferred income taxes (note 12)...........................         2,295          1,175
  Prepaid expenses and other current assets.................        17,114         11,998
                                                              ------------   ------------
     Total current assets...................................       406,599        216,370
                                                              ------------   ------------
Property, plant, and equipment:
  Land and improvements.....................................           683          2,053
  Buildings and improvements................................         1,669          8,425
  Machinery and equipment...................................        13,947         29,131
  Construction-in-progress..................................         3,983            169
                                                              ------------   ------------
     Total property, plant, and equipment...................        20,282         39,778
Accumulated depreciation....................................          (918)          (234)
                                                              ------------   ------------
     Net property, plant and equipment......................        19,364         39,544
Deferred costs, net of accumulated amortization of $821 and
  $54, respectively (note 6)................................         7,975          1,471
Deferred income taxes (note 12).............................         1,545             --
Other assets (note 10, 16)..................................         6,143         15,027
                                                              ------------   ------------
     Total assets...........................................  $    441,626   $    272,412
                                                              ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $        668   $         --
  Accounts payable..........................................        50,378          7,112
  Accrued compensation and benefits.........................        34,550         19,594
  Accrued interest..........................................           540            337
  Accrued income taxes (note 12)............................        21,198            131
  Other accrued liabilities.................................        13,101         11,878
                                                              ------------   ------------
     Total current liabilities..............................       120,435         39,052
Long-term debt (note 8).....................................        77,027        105,948
Revolving credit facility (note 8)..........................       142,219         91,904
Accrued environmental liabilities (note 15).................         3,647          5,222
Other long-term liabilities (note 16).......................         3,644             --
Deferred income taxes (note 12).............................            --          1,044
                                                              ------------   ------------
     Total liabilities......................................       346,972        243,170
                                                              ------------   ------------
Stockholders' equity:
  Common stock, $0.01 par value. Authorized 60,000 shares,
     issued, and outstanding 50,000 shares and authorized,
     issued and outstanding 30,000 shares, respectively.....             1             --
  Additional paid in capital................................        55,923         30,000
  Retained earnings/(deficit)...............................        38,568           (758)
  Other comprehensive income (note 19)......................           162             --
                                                              ------------   ------------
     Total stockholders' equity.............................        94,654         29,242
                                                              ------------   ------------
     Total liabilities and stockholders' equity.............  $    441,626   $    272,412
                                                              ============   ============



See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND
REPH LLC AND SUBSIDIARIES
(FORMERLY KNOWN AS REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC)
(DEBTOR-IN-POSSESSION AS OF OCTOBER 6, 2003)

Consolidated statements of operations
(In thousands of dollars, except per share and per members' interest amounts)


                                                     PAV REPUBLIC      PAV REPUBLIC       REPH LLC
                                                                        PERIOD FROM    PERIOD FROM
                                                                    OCTOBER 7, 2003     JANUARY 1,
                                                       YEAR ENDED    (INCEPTION) TO        2003 TO
                                                     DECEMBER 31,      DECEMBER 31,   DECEMBER 18,
                                                             2004              2003           2003
--------------------------------------------------------------------------------------------------
Net sales..........................................  $ 1,190,673    $        11,688   $    723,730
Cost of goods sold.................................    1,070,841             10,321        698,672
                                                     -----------    ---------------   ------------
  Gross profit.....................................      119,832              1,367         25,058
Selling, general, and administrative expense.......       53,350              1,245         44,700
Depreciation and amortization expense..............          910                234          9,467
Goodwill impairment charge (note 7)................           --                 --         58,910
Asset impairment charge (note 2)...................           --                 --         53,885
Property insurance recoveries, net (note 10).......           --                 --        (14,616)
Other operating (income) expense, net..............         (382)                29            378
                                                     -----------    ---------------   ------------
  Operating Income (loss)..........................       65,954               (141)      (127,666)
Interest expense...................................       18,957                617         24,361
Interest income....................................         (251)                --             (5)
Reorganization items--expense, net (note 9)........           --                 --          9,704
                                                     -----------    ---------------   ------------
  Income (loss) before income taxes................       47,248               (758)      (161,726)
Provision for income taxes (note 12)...............       18,084                 --             --
                                                     -----------    ---------------   ------------
  Net income (loss) before extraordinary gain......  $    29,164    $          (758)  $   (161,726)
                                                     -----------    ---------------   ------------
Extraordinary gain, net of tax, due to purchase
  price accounting (note 4, 10)....................       10,162                 --             --
                                                     -----------    ---------------   ------------
  Net Income (loss)................................  $    39,326    $          (758)  $   (161,726)
                                                     ===========    ===============   ============
Basic net income (loss) per share:
  Income before extraordinary gain.................  $    688.65    $        (25.27)
  Extraordinary gain...............................       239.95                 --
                                                     -----------    ---------------
  Basic net income (loss) per share................  $    928.60    $        (25.27)
                                                     ===========    ===============
Weighted average shares outstanding................       42,350             30,000
                                                     ===========    ===============
Diluted net income (loss) per share:
  Income before extraordinary gain.................  $    683.13    $        (25.27)
  Extraordinary gain...............................       238.03                 --
                                                     -----------    ---------------
  Diluted net income (loss) per share..............  $    921.16    $        (25.27)
                                                     ===========    ===============
Weighted average diluted shares outstanding........       42,692             30,000
                                                     ===========    ===============
Loss per members' interest:
  Loss per members interest........................                                   $   (161,726)
                                                                                      ============
Weighted average members' interest outstanding.....                                          1,000
                                                                                      ============


See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND
REPH LLC AND SUBSIDIARIES
(FORMERLY KNOWN AS REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC)
(DEBTOR-IN-POSSESSION AS OF OCTOBER 6, 2003)

Consolidated statements of stockholders' equity and comprehensive income

(In thousands of dollars, except per share amounts)




                                                                                     ACCUMULATED
                               COMMON SHARES      ADDITIONAL      ACCUMULATED           OTHER
                             ------------------    PAID-IN          RETAINED        COMPREHENSIVE   MEMBERS'
                             NUMBER   PAR VALUE    CAPITAL     EARNINGS/(DEFICIT)      INCOME       INTEREST    TOTAL
-----------------------------------------------------------------------------------------------------------------------
                                                  (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
REPH LLC
  Balance, December 31,
    2002...................      --       --            --                --              --          31,189     31,189
  Net Loss.................      --       --            --                --              --        (161,726)  (161,726)
                             ------     ----        ------          --------             ---        --------   --------
  Balance December 18,
    2003...................      --       --            --                --              --        (130,537)  (130,537)
                             ------     ----        ------          --------             ---        --------   --------
-----------------------------------------------------------------------------------------------------------------------
PAV REPUBLIC
  Inception, October 7,
    2003...................      --       --            --                --              --              --         --
  Issuance of 30,000
    shares.................  30,000       --        30,000                --              --              --     30,000
  Net Loss.................      --       --            --              (758)             --              --       (758)
                             ------     ----        ------          --------             ---        --------   --------
  Balance, December 31,
    2003...................  30,000       --        30,000              (758)             --              --     29,242
  Issuance of 20,000
    shares.................  20,000       --        20,000                --              --              --     20,000
  Common Stock, $.01 par
    value..................      --        1            --                --              --              --          1
  Compensation Expense
    (note 3)...............      --       --         5,923                --              --              --      5,923
  Comprehensive Income
    Net Income.............      --       --            --            39,326              --              --     39,326
    Currency Translation
      Adjustment...........      --       --            --                --             162              --        162
                                                                                                               --------
  Total Comprehensive
    Income.................      --       --            --                --              --              --     39,488
                             ------     ----        ------          --------             ---        --------   --------
  Balance, December 31,
    2004...................  50,000        1        55,923            38,568             162              --     94,654
                             ======     ====        ======          ========             ===        ========   ========


See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND
REPH LLC AND SUBSIDIARIES
(FORMERLY KNOWN AS REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC)
(DEBTOR-IN-POSSESSION AS OF OCTOBER 6, 2003)
Consolidated statements of cash flows
(In thousands of dollars)


                                                                 PAV REPUBLIC    PAV REPUBLIC         REPH LLC
                                                                                  PERIOD FROM      PERIOD FROM
                                                                                OCTOBER 7, 2003     JANUARY 1,
                                                                   YEAR ENDED   (INCEPTION) TO         2003 TO
                                                                 DECEMBER 31,    DECEMBER 31,     DECEMBER 18,
                                                                         2004        2003                 2003
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income (loss).........................................  $        39,326   $          (758)  $   (161,726)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
  Extraordinary gain, net of tax, due to purchase price
    accounting (note 4, 10).................................          (10,162)               --             --
    Depreciation and amortization...........................              918               234          9,467
    Amortization of deferred costs..........................            1,332                54          2,501
    Write off of deferred costs.............................            1,123                --             --
    Deferred income taxes...................................           (3,709)             (131)            --
    Issuance of stock options and restricted stock (note
      3)....................................................            5,924                --             --
    Goodwill impairment charge..............................               --                --         58,910
    Asset impairment charge (note 2)........................               --                --         53,885
    Reorganization items....................................               --                --          9,704
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable............          (75,184)            6,753         11,707
      (Increase) decrease in inventory......................         (110,411)          (14,540)        59,244
      (Increase) decrease in prepaid and other assets.......           42,026            (2,601)       (12,259)
      Increase (decrease) in accounts payable...............           41,712              (815)       (12,761)
      Increase (decrease) in accrued compensation and
        benefits............................................           14,631            (1,015)        (3,762)
      Increase (decrease) in accrued income tax payable.....           14,571                --             --
      Increase (decrease) in other current liabilities......            2,376                --           (110)
      Increase (decrease) in long-term liabilities..........           (1,308)              720            686
                                                              ---------------   ---------------   ------------
        Net cash (used in) provided by operating
          activities........................................          (36,835)          (12,099)        15,486
                                                              ---------------   ---------------   ------------
Cash flows from investing activities:
  Capital expenditures......................................          (18,354)              (24)        (8,032)
  Acquisitions, net of $846 cash acquired...................               --          (102,532)            --
                                                              ---------------   ---------------   ------------
        Net cash used in investing activities...............          (18,354)         (102,556)        (8,032)
                                                              ---------------   ---------------   ------------
Cash flows from financing activities:
  Proceeds from revolving credit facilities.................          528,336            91,904             --
  Repayment of revolving credit facilities..................         (478,021)               --             --
  Net payments under revolving credit facilities............               --                --         (8,967)
  Proceeds from long-term debt..............................           70,165                --          5,000
  Repayments of long-term debt..............................          (78,418)              (52)            --
  Equity contribution.......................................           20,000            30,000             --
  Deferred costs............................................           (8,959)           (1,525)        (4,748)
                                                              ---------------   ---------------   ------------
    Net cash provided by (used in) financing activities.....           53,103           120,327         (8,715)
                                                              ---------------   ---------------   ------------
    Effect of exchange rate changes on cash.................              162
    Net increase (decrease) in cash and cash equivalents....           (1,924)            5,672         (1,261)
Cash and cash equivalents--beginning of period..............            5,672                --          2,107
                                                              ---------------   ---------------   ------------
Cash and cash equivalents--end of period....................  $         3,748   $         5,672   $        846
                                                              ===============   ===============   ============
Supplemental cash flow information:
  Cash paid for interest....................................  $        16,198   $           245   $     18,432
  Cash paid for income taxes................................  $         7,244   $            --   $         --


See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


PAV REPUBLIC, INC. AND SUBSIDIARIES AND


REPH LLC AND SUBSIDIARIES (FORMERLY KNOWN AS REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC) (DEBTOR-IN-POSSESSION AS OF OCTOBER 6, 2003)


Notes to consolidated financial statements


(In thousands of dollars, except as otherwise noted)



(1)  NATURE OF OPERATIONS, ORGANIZATION AND OTHER RELATED INFORMATION



PAV Republic, Inc. (PAV Republic or the Company) is a Delaware corporation, which owns 100% of the outstanding stock of Republic Engineered Products, Inc.



Republic Engineered Products, Inc., (Republic Inc.), a Delaware corporation, which was incorporated on December 15, 2003, produces special bar quality steel products. Special bar quality steel products are high quality hot-rolled and cold-finished carbon and alloy steel bars and rods used primarily in critical applications in automotive and industrial equipment. Special bar quality steel products are sold to customers who require precise metallurgical content and quality characteristics. Special bar quality steel products generally contain more alloys, and sell for substantially higher prices, than merchant and commodity steel bar and rod products. The Company produces a wide range of special bar quality steel products and supplies a diverse customer base that includes leading automobile and industrial equipment manufacturers and their first tier suppliers.



Republic Machine, LLC and Republic N&T Railroad, Inc. and Republic Canadian Drawn are wholly owned subsidiaries of Republic Inc. Republic Machine, LLC is a Delaware limited liability company and its sole assets include all assets associated with operations at 4135 Commerce Drive SW, Massillon, Ohio 44646. Republic N&T Railroad, Inc. is a Delaware corporation and operates the railroad assets located at the Company's Canton and Lorain Ohio facilities. Republic Canadian Drawn, Inc. is an Ontario, Canada corporation which operates the cold-finishing plant located in Ontario, Canada.



The Company commenced operations on December 19, 2003 after acquiring substantially all of the operating assets of REPH LLC (formerly known as Republic Engineered Products Holdings LLC) in a sale of assets under Section 363 of the United States Bankruptcy Code. The Company also acquired the following property: assets located on the premises of REPH LLC's machine shop located in Massillon, Ohio; assets located on the premises of REPH LLC's corporate headquarters located in Akron, Ohio; all permits used in the business in conjunction with the purchased assets; all intellectual property used in connection with the business; certain contracts; books, files and records used in the business; all inventory wherever located; all accounts receivable; and an option to purchase certain assets for nominal consideration and assume certain liabilities associated with Republic Technologies International LLC's (RTI or Republic Technologies) cold-finishing plant located in Ontario, Canada. This option was exercised on January 29, 2004.



The Company, through a wholly owned subsidiary Republic Inc., incurred significant indebtedness in connection with the consummation of the acquisition. The indebtedness included $60.0 million aggregate principal amount, $80.0 million face amount of 10% Senior Secured Notes (senior notes), $21.0 million aggregate principal amount of 10% Senior Bank Notes (bank notes), and initial borrowings of $74.9 million (which included $1.5 million in deferred loan fees) under Republic Inc.'s revolving working capital agreement.



On May 20, 2004, Republic Inc. entered into a new $200.0 million revolving credit facility with General Electric Capital Corporation, as lender and agent for lenders, (GE Capital), a new $61.8 million senior secured promissory note with Perry Principals Investments, L.L.C. and a new $8.4 million senior subordinated promissory note with Perry Principals Investments, L.L.C. Republic Inc. repaid its outstanding revolving working capital agreement (Perry credit facility) and exercised its option to redeem its $60.0 million aggregate principal 10% Senior Secured Notes. On May 20, 2004, Perry Partners LP and Perry Partners International, Inc. made a $20.0 million equity contribution to


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


PAV Republic, Inc. Under the terms and conditions of the General Electric Capital corporate credit facility (GE credit facility), PAV Republic, Inc. increased its equity investment in Republic Inc. by $20.0 million. On November 10, 2004, Republic, Inc. and GE Capital amended the revolving credit facility to expand the borrowing capacity under the revolving credit facility from $200.0 million to $250.0 million.



PAV Republic's five largest customers accounted for 33.0% of total sales for the year ended December 31, 2004. For this period, two customers, on an individual basis, each accounted for more than 10% of the Company's total sales. Direct sales to US Steel and American Axle & Manufacturing accounted for 10.6% and 10.3% of sales, respectively, for the year ended December 31, 2004.



PAV Republic's five largest customers accounted for 40.0% of total sales in the period from December 19, 2003 (date of acquisition) to December 31, 2003. One customer individually accounted for 10% or more of the Company's total sales during the period from December 18, 2003 to December 31, 2003. Direct sales to US Steel accounted for 23.3% of the Company's total sales.



REPH LLC's five largest customers accounted for 34.1% of total sales in the period January 1, 2003 to December 18, 2003. Two customers individually accounted for more than 10% of REPH LLC's total sales during the period from January 1, 2003 to December 18, 2003. Direct sales to US Steel and American Axle & Manufacturing accounted for 10.7% and 10.4% of REPH LLC's total sales, respectively.



(2)  BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION



In the accompanying consolidated financial statements of the Company, transactions and balances are presented on a new cost basis reflecting purchase accounting adjustments. In addition, the consolidated statements of operation and cash flows of REPH LLC and its subsidiaries for the period January 1, 2003 to December 18, 2003 have been prepared on a historical cost basis. All significant intercompany balances and transactions have been eliminated in consolidation.



As a result of applying purchase accounting in connection with the December 19, 2003 acquisition, the financial statements of the Company are not comparable to REPH LLC's financial statements. In addition, the Company has elected effective January 1, 2004 to change its method of accounting for inventory to last-in, first-out (LIFO) because the Company has experienced inflation in raw material prices for the commodities purchased and used to produce steel products. The Company has adopted the LIFO method to more accurately match revenues with current costs. This change in accounting method affects the comparability of the costs of sales for the year ended December 31, 2004 as compared to prior periods.



Certain reclassifications have been made to the Company's financial statements for the period from October 7, 2003 (inception) to December 31, 2003 and to REPH LLC for the period from January 1, 2003 to December 18, 2003 to conform to current period presentation.



On December 16, 2003, REPH LLC received U.S. Bankruptcy Court approval to sell all of its operating assets to PAV Republic. PAV Republic assigned the right to acquire the operating assets of REPH LLC to Republic Inc. On December 19, 2003, Republic Inc. acquired substantially all of the operating assets of REPH LLC and its subsidiaries. Prior to the sale, REPH LLC recorded an asset impairment charge in the amount of $53.9 million in the accompanying statement of operations to reduce the value of property, plant, and equipment. As of December 19, 2003, REPH LLC sold all of its operating assets to PAV Republic and is in the process of winding down its estates and affairs and distributing the proceeds of its liquidated assets. The consolidated financial statements of REPH LLC do not include any adjustments related to the sale of the assets or the ultimate wind down or distribution of liquidated assets.


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



(A)  CASH AND CASH EQUIVALENTS


The Company considers all short-term investments with maturities at the date of purchase of three months or less to be cash equivalents.



(B)  INVENTORIES


As of December 31, 2004, the Company valued inventories at the lower of cost or market applied on a last-in, first-out (LIFO) method of inventory costing which was adopted by the Company as of January 1, 2004. As of December 31, 2004, approximately 99% of inventories were valued under this method.



As of December 31, 2003, the Company valued inventories at the lower of cost or market applied on a first-in, first-out (FIFO) method for finished and semi-finished goods, and a weighted average method for raw materials. Inventory standards were based on this methodology and periodically reviewed to determine that the standards approximate actual costs. Slow moving and inactive inventories were identified and their value is decreased to approximate the recoverable scrap value.



(C)  DERIVATIVE INSTRUMENTS


The Company is exposed to fluctuations in natural gas prices. PAV Republic may employ the use of call options to manage its exposure to natural gas price fluctuations when practical. Our policies include establishing a risk management philosophy and objectives designed to cap our exposure to the extreme price volatility of natural gas and thereby limiting the unfavorable effect of price increases on our operating costs. The Company does not enter into call options for the purpose of speculation. The Company accounts for these derivative instruments in accordance with FASB Statement of Financial Accounting (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities.



(D)  PROPERTY, PLANT, AND EQUIPMENT


The Company's property, plant, and equipment are stated at cost and include improvements that significantly extend the useful lives of existing plant and equipment. The Company provides for depreciation of property, plant, and equipment on the straight-line method based upon the estimated useful lives of the assets. The ranges of estimated useful lives of the Company's assets are as follows:




Buildings and improvements..................................  10-25 years
Land improvements...........................................   5-25 years
Machinery and equipment.....................................   5-20 years
  (the vast majority of lives are from 10-20 years)
Computer equipment..........................................    3-5 years



Repairs and maintenance costs are expensed as incurred. Capital expenditures that cannot be put into use immediately are included in construction-in-progress. As these projects are completed, they are transferred to depreciable assets. Net gains or losses related to asset dispositions are recognized in the Company's operating results in the period in which the disposition occurs.



(E)  GOODWILL


Goodwill represents the excess of costs over fair value of assets of businesses acquired. Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 also requires that intangible assets with estimable useful lives be amortized over their


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.



Negative goodwill is created when the fair values of net assets of businesses acquired exceed the purchase prices. Accordingly, the negative goodwill created should be first allocated to the remaining non-current assets acquired which are principally property, plant and equipment. Any remaining unallocated negative goodwill is written off as an extraordinary gain.



(f)  IMPAIRMENT OF LONG-LIVED ASSETS


Long-lived assets, consisting of property, plant, and equipment and intangible assets, are reviewed by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the recovery amount or fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell and are no longer depreciated.



(g)  INCOME TAXES


The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



(h)  ENVIRONMENTAL COSTS


The Company and other steel companies have in recent years become subject to increasingly stringent environmental laws and regulations, including requirements relating to environmental remediation. It is the policy of the Company to comply with applicable environmental laws and regulations. The Company established a liability for an amount which the Company believes is appropriate, based on information currently available, to cover costs of environmental remediation it deems probable and reasonably estimable.



The recorded amounts represent an estimate of the environmental remediation costs associated with future events triggering or confirming the costs that, in management's judgment, are probable. These estimates are based on currently available facts, existing technology and presently enacted laws and regulations, and it takes into consideration the likely effects of inflation and other societal and economic factors. The precise timing of such events cannot be reliably determined at this time due to the absence of detailed deadlines for remediation under the applicable environmental laws and regulations pursuant to which such remediation costs will be expended; hence we do not discount the recorded amounts to the present value of estimated future payments. No claims for recovery are netted against the stated amount.



(i)  REVENUE RECOGNITION


The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and determinable. The Company's customers have no


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


rights to return product, other than for defective materials. As sales are recognized, reserves for defective materials are recorded as a percentage of sales. This percentage is based on historical experience. The adequacy of reserve estimates is periodically reviewed by comparison to actual experience.



(j)  ALLOWANCES FOR DOUBTFUL ACCOUNTS


Allowances for doubtful accounts are maintained to provide for estimated losses resulting from the inability of customers to make required payments. If the financial condition of these customers deteriorates, resulting in their inability to make payments, additional allowances may be required. The Company also records allowance for accounts receivable for all other customers based on a variety of factors, including pricing adjustments, length of time the receivables are past due, and historical experience.



(K)  COST OF GOODS SOLD


The Company expenses inbound and outbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, and internal transfer costs as cost of goods sold.



(L)  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE


The Company includes overhead expenses not directly associated with the manufacture or delivery of goods, administrative salaries, rent, utilities, telephone, travel, property and casualty insurance and expenses related to order taking and product sales in selling, general and administrative expense.



(m)  COMPENSATION COSTS


Incentive compensation costs are significant expense categories that are highly dependent upon management estimates and judgments, particularly at each interim reporting date. In arriving at the amount of expense to recognize, management believes it makes reasonable estimates and judgments using all significant information available. Incentive compensation costs are accrued on a monthly basis, and the ultimate determination is made after our year-end results are finalized.



(n)  USE OF ESTIMATES


The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



The Company has made significant accounting estimates with respect to the preliminary allocation of the purchase price of the acquisition of assets from REPH LLC, the valuation allowances for receivables, inventories, long-lived assets, deferred income tax assets and liabilities, environmental liabilities, obligations related to employee health care and incentive and stock based compensation. REPH LLC made significant accounting estimates with respect to the allocation of the purchase price of the acquisition of assets from RTI, the allowance for doubtful accounts, claims reserves, inventory market and obsolescence adjustments, impairment of goodwill and other long-lived assets, accrued environmental liabilities and obligations related to employee health care.



(o)  INCOME PER SHARE/LOSS PER MEMBERS' INTEREST


Basic income per share for PAV Republic is calculated by dividing net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


period. Diluted earnings per share is calculated by including the restricted stock and stock options issued using the weighted average number of shares outstanding during the period.



On January 21, 2004, the articles of incorporation were amended to increase the total number of shares from 100 to 30,000. On January 21, 2004, the Company's Board of Directors approved the issuance of a 300 for 1 stock split. All share information has been adjusted to reflect the 300 for 1 stock split. As of December 31, 2003, there were 30,000 shares issued and outstanding of PAV Republic, Inc. stock.



On May 20, 2004, the articles of incorporation were amended and the Company increased the total number of shares which the company has the authority to issue to 50,000 shares. On May 20, 2004, Perry Partners LP and Perry Partners International, Inc. made a $20.0 million equity contribution to PAV Republic, Inc. and 20,000 shares were issued. As of May 20, 2004, there were 50,000 shares issued and outstanding.



On October 1, 2004 the articles of incorporation were amended and the Company increased the total number of shares which the Company has the authority to issue to 60,000 shares.



Basic loss per members' interest for REPH LLC is calculated by dividing net loss attributable to members' interest by the weighted average number of members' interest outstanding during the period.



REPH LLC has one class of members' interest consisting of 1,000 units.



(p)  STOCK-BASED COMPENSATION


The Company accounts for stock based compensation under the fair value method as permitted under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation. Compensation expense is measured at fair value at the grant date using the Black-Scholes option pricing model and recognized over the vesting period. On October 1, 2004, PAV Republic's Board of Directors adopted the 2004 Equity Incentive Plan. The 2004 Equity Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, or "SARs," restricted stock, and performance awards based on PAV Republic's performance, the performance of one of PAV Republic's subsidiaries or the performance of the participant. PAV Republic's directors, officers and employees, and other individuals performing services for PAV Republic's subsidiaries, may be selected by the compensation committee to receive benefits under the plan. A total of 5,556 shares of our common stock may be issued pursuant to the 2004 Equity Incentive Plan. On October 1, 2004, options to purchase 4,167 shares were issued to key employees and on October 5, 2004, 60 shares of restricted stock were issued to three outside directors. The restrictions on the stock issued to the outside directors will lapse upon the achievement of continued service on May 3, 2005. The following table represents the equity incentive plan as of December 31, 2004.



                                                              SECURITIES
------------------------------------------------------------------------
Options.....................................................       4,167
Restricted Stock............................................          60
Securities available for future issuance....................       1,329
                                                              ----------
Total authorized............................................       5,556
                                                              ==========


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


The stock options granted in October 2004 generally become exercisable over a three-year graded vesting period, provided that the participant remains a director or employee at such a time. The stock options expire 10 years from the date of grant. We measure the total cost of each stock option grant at the date of grant using the Black Scholes option pricing model. We recognize the cost of each stock option using straight-line over the stock options vesting period. The stock option based compensation expense, included in selling general and administration expense, was $5.9 million for the year ended December 31, 2004. The following table summarizes the stock option activity for the year ended December 31, 2004.



                                                                  SHARES
                                                              SUBJECT TO          AVERAGE
                                                                  OPTION   EXERCISE PRICE
-----------------------------------------------------------------------------------------
Balance at
  December 31, 2003.........................................          --           $   --
  Options granted...........................................       4,167            1,000
  Options exercised.........................................          --               --
  Options terminated........................................          --               --
                                                              ----------   --------------
Balance at
  December 31, 2004.........................................       4,167           $1,000
                                                              ==========   ==============



The following table sets forth information about the fair value of each option grant on the date of grant using the Black-Scholes option-pricing model and the weighted average assumptions used for such grants:



                                                                2004
--------------------------------------------------------------------
Average fair value of options granted.......................  $2,521
Expected dividend yield.....................................      --
Expected volatility.........................................    40.1%
Risk-free interest rates....................................     2.6%
Expected lives..............................................       3
                                                              ------



The following table summarizes information about stock options outstanding at December 31, 2004:



Total unvested shares.......................................   2,779
Total vested shares.........................................   1,388
Average life................................................      10
Outstanding average exercise price..........................  $1,000
Exercisable average exercise price..........................  $1,000



The fair market value of each share of restricted stock on the date of grant was $3,436.



(q)  FOREIGN CURRENCY TRANSLATION


Asset and liability accounts of the Company's foreign operations are translated into U.S. dollars using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Translation adjustments are reflected as a component of other comprehensive income included in stockholders equity.


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


(r)  OTHER POSTRETIREMENT BENEFITS


Accounting for other postretirement benefits requires the use of actuarial techniques and assumptions including, among others, assumptions about employees' future retirement decisions, mortality of participants, future increases in wages and health care costs, discount and interest rates and plan continuation. Changing these assumptions would have an impact on our disclosed obligation and annual expense for other postretirement benefits. Actuarial gains and losses are deferred and amortized over future periods.



(s)  NEW ACCOUNTING PRONOUNCEMENTS


In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which requires recognition of the fair value of liabilities associated with the retirement of long-lived assets when a legal obligation to incur such costs arises as a result of the acquisition, construction, development and/or the normal operation of a long-lived asset. Upon recognition of the liability, a corresponding asset is recorded and depreciated over the remaining life of the long-lived asset. SFAS No. 143 defines a legal obligation as one that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. SFAS No. 143 is effective for fiscal years beginning after December 15, 2002. The adoption of SFAS No. 143 did not have any impact on the Company's consolidated financial statements.



In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities. The scope of SFAS No. 146 includes (1) costs to terminate contracts that are not capital leases; (2) costs to consolidate facilities or relocate employees; and (3) termination benefits provided to employees who are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. The provisions of this Statement became effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 did not have any impact on REPH LLC's and the Company's consolidated financial statements.



In December 2002, the FASB issued SFAS No. 148 Accounting for Stock-Based Compensation-Transition and Disclosure--an amendment of FASB Statement No. 123. SFAS No. 148 provides alternative methods of transition from a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 did not impact the Company's consolidated financial statements.



In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46, as revised in December 2003, requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. It is based on the concept that companies that control another entity through interests other than voting interests should consolidate the controlled entity. Interpretation No. 46 and its revision did not impact the Company's consolidated financial statements.



In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


activities under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have an effect on REPH LLC's and the Company's consolidated financial statements.



In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares of stock in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an effect on REPH LLC's and the Company's consolidated financial statements.



In December 2003, the FASB revised SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postemployment Benefits. SFAS No. 132 (revised 2003) requires additional disclosure on the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans in the notes to consolidated financial statements. The disclosures include describing the types of plan assets, investment strategy, measurement dates, plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. The Company adopted SFAS No. 132 (revised 2003) in the fourth quarter of 2003. This Statement requires changes in disclosure only.



In November 2004, Statement of Financial Accounting Standards No. 151, "Inventory Costs-an amendment of ARB No. 43, Chapter 4" (SFAS No. 151), was issued. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect adoption of this standard to have a material impact on our consolidated financial statements.



In December 2004, the FASB revised SFAS No. 123 (revised 2004), Share Based Payment. SFAS No. 123 (revised 2004) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). This statement is effective for public entities that do not file as small business issuers-as of the beginning of the first interim or annual reporting period that begins after June 15, 2005; for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005; and for nonpublic entities as of the beginning of the first annual reporting period that begins after December 15, 2005. The Company will adopt SFAS No. 123 (revised 2004) during the year ended December 31, 2005.



(4)  ACQUISITIONS


On December 19, 2003, the Company, through a wholly owned subsidiary, acquired all of the operating assets of REPH LLC and its subsidiaries. The total adjusted purchase price was $184.4 million (consisting of $101.3 million paid to REPH LLC, $2.1 million in acquisition fees and expenses, the issuance of $60.0 million in senior secured notes and the issuance of $21.0 million in bank notes). The total purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values.


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


The following table summarizes the fair values of the assets acquired and liabilities assumed at December 19, 2003, as determined based on independent appraisals and other estimates made by management. The Company adjusted the initial purchase price allocation during the year ended December 31, 2004. The more significant adjustments were a result of an independent appraisal of the fair value of the senior secured notes issued and the option acquired related to the Ontario, Canada location and for $34.2 million in insurance proceeds received (see Note 10). This resulted in negative goodwill which was initially allocated to non-current assets and the remainder resulted in the recognition of $10.2 million in extraordinary gain, net of tax of $6.5 million.



Current assets..............................................  $202,964
Rights to insurance proceeds................................    48,273
Other assets................................................     1,006
                                                              --------
  Total assets..............................................   252,243
                                                              --------
Current liabilities.........................................    40,447
Long-term liabilities.......................................    10,760
                                                              --------
  Total liabilities.........................................    51,207
                                                              --------
  Net assets acquired.......................................   201,036
                                                              ========
Adjusted purchase price.....................................   184,377
  Extraordinary gain, pre-tax...............................  $ 16,659
                                                              ========



On December 19, 2003 the Company purchased an option to acquire certain assets for nominal consideration and assume certain liabilities associated with Republic Technologies International LLC's cold-finishing plant located in Ontario, Canada. The Company exercised this option on January 29, 2004. The total value of the option was $1.3 million. The total value of the option was allocated to the assets acquired and the liabilities assumed based on independent appraisals and other estimates made by management.



The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at January 29, 2004, as determined by independent appraisals and other estimates made by management.



Current assets..............................................  $  144
Property, plant, and equipment..............................   1,814
                                                              ------
  Total assets..............................................   1,958
                                                              ------
Current liabilities.........................................     643
Long-term liabilities.......................................      50
                                                              ------
  Total liabilities.........................................     693
                                                              ------
  Net assets acquired.......................................  $1,265
                                                              ======


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


(5)  INVENTORIES



The components of inventories are as follows:



                                                    DECEMBER 31,   DECEMBER 31,
                                                        2004           2003
-------------------------------------------------------------------------------
Raw materials.....................................  $     88,522   $     14,341
Semi-finished.....................................        76,077         37,429
Finished Goods....................................       131,323         81,170
                                                    ------------   ------------
                                                         295,922        132,940
LIFO reserve......................................       (52,571)            --
                                                    ------------   ------------
  Total...........................................  $    243,351   $    132,940
                                                    ============   ============



The Company has elected to change its method of accounting for inventory to last-in, first-out (LIFO) effective January 1, 2004 because the Company has experienced inflation in raw material prices for the commodities it purchases and uses to produce steel products. The Company has adopted the LIFO method to more accurately match revenues with current costs.



On December 31, 2004, inventories are valued at the lower of cost or market applied on a last-in, first-out (LIFO) method of accounting for inventory. This inventory method is used to value approximately 99% of the Company's inventory.



As of December 31, 2003 inventories were valued at the lower of cost or market applied on a first-in, first-out (FIFO) method for finished and semi-finished goods, and a weighted average method for raw materials. The weighted average method for raw materials approximates cost.



The Company believes the impact of the change in its method of accounting for inventory from FIFO to LIFO is minimal from the date of acquisition, December 19, 2003 to December 31, 2003. All of the Company's inventories were valued at market prices under purchase price accounting at the time of acquisition. The Company's inventory carrying values and product mix at December 31, 2003 was approximately the same as December 19, 2003, indicating only negligible price fluctuations during that period. The adoption of LIFO as of January 1, 2004 resulted in the reduction of pre-tax income by $52.6 million for the year ended December 31, 2004.



Inventories acquired from REPH LLC were revalued to fair value on December 19, 2003. The fair value exceeded the cost of production by $6.8 million, which under FIFO, increases cost of goods sold as the inventory is sold. For the period from December 19, 2003 to December 31, 2003, $0.8 million of the $6.8 million was recorded as an increase to cost of goods sold.



(6)  DEFERRED COSTS



On December 31, 2004, the Company's deferred costs consisted of $7.0 million in deferred loan fees, net of accumulated amortization and $1.0 million in fees related to our planned initial public offering. The deferred fees were incurred in relation to the new debt items discussed in note 8 and the planned initial public offering (IPO) discussed in note 21. The Company amortizes these assets associated with the debt agreements over their term, which will expire in May and August of 2009. The Company will net the fees associated with the IPO with the proceeds of the offering.



The deferred costs as of December 31, 2003 consisted of $1.5 million in deferred loan fees; net of accumulated amortization, relating to Republic Inc.'s revolving working capital credit agreement with Perry Partners L.P. (Perry credit facility). The asset was to be amortized over the term of the


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


agreement, which would have expired December 19, 2004, but was extended to March 31, 2005. However, in May 2004, the Perry credit facility was repaid in full and Republic Inc. entered into a new agreement with GE Capital (Note 8). Concurrent with the repayment of the Perry credit facility, the remaining $1.1 million of these assets were written off by the Company.



The components of deferred costs are as follows:



Net deferred costs as of December 31, 2003..................  $ 1,471
Amortization of deferred costs..............................   (1,332)
Write-off of deferred costs.................................   (1,123)
Fees related to new debt items (note 8).....................    7,998
Fees related to IPO (note 21)...............................      961
                                                              -------
Net deferred costs as of December 31, 2004..................  $ 7,975
                                                              =======



(7)  GOODWILL



The fair value of identifiable net assets of REPH LLC exceeded the purchase price. Accordingly, this difference was proportionately allocated to reduce the value of acquired non-current assets, which were principally property, plant, and equipment (see Note 4).



During 2003, REPH LLC recognized a noncash impairment charge of $58.9 million related to the write-off of its goodwill balance. REPH LLC's operations were negatively impacted by unplanned outages and a fire explosion during 2003 at its Lorain, Ohio #3 blast furnace. On October 6, 2003, REPH LLC and certain of its subsidiaries filed petitions for reorganizations under Chapter 11. On November 5, 2003, the United States Bankruptcy Court approved PAV Republic, Inc., a newly formed affiliate of Perry Strategic Capital Inc., as the lead bidder to purchase all the operating assets of REPH LLC. Based on the value of the Company's offer, the sale of all of the REPH LLC's operating assets was deemed to be insufficient to recover the then outstanding goodwill balance. Accordingly, the carrying value of REPH LLC's goodwill balance was reduced to zero.



(8)  REVOLVING CREDIT FACILITIES, LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS



REVOLVING CREDIT FACILITY


On May 20, 2004, the Company, through a wholly owned subsidiary, Republic Inc., entered into a $200.0 million revolving credit facility with GE Capital. This facility matures on May 20, 2009. On May 20, 2004, Perry Partners LP and Perry Partners International, Inc. made a $20.0 million equity contribution to PAV Republic, Inc. Under the terms and conditions of the General Electric Capital corporate credit facility (GE credit facility), PAV Republic, Inc. increased its equity investment in Republic Inc. by $20.0 million. Republic Inc. repaid its outstanding Perry credit facility. On November 10, 2004, Republic Inc. and GE Capital amended the revolving credit facility to expand the borrowing capacity under the revolving credit facility from $200.0 million to $250.0 million.



At December 31, 2004, Republic Inc. had $142.2 million outstanding and had issued $3.3 million in letters of credit under our revolving credit facility. The Company is required to maintain a borrowing availability of at least $25.7 million. The amount available under the GE credit facility was approximately $78.7 million in excess of the $25.7 million minimum availability requirement at December 31, 2004. Republic Inc. is required to pay an unused facility fee of one-half of one percent per annum on the average daily unused total commitment. Advances under the GE credit facility is limited by the borrowing base, as defined in the credit facility as the sum of 85% of eligible accounts receivable plus 65% of eligible inventory.


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


Borrowings under the GE credit facility are secured by a first priority perfected security interest in all of Republic Inc.'s presently owned and subsequently acquired inventory and accounts receivable. The obligations under the GE credit facility are secured and are unconditionally and irrevocably guaranteed jointly and severally by Republic Inc.'s subsidiaries.



Borrowings under the credit facility bear interest, at Republic Inc.'s option, at either an index rate equal to the higher of the "prime rate" announced from time to time by The Wall Street Journal, plus the applicable margin, or the federal funds rate plus 50 basis points per annum, plus the applicable margin; or a LIBOR rate, plus the applicable margin. The applicable margin on index rate loans initially is 1.0% and on LIBOR loans is 2.75%. Commencing on April 1, 2005, the margins may be adjusted based on the average availability quarterly on a prospective basis. The base rate margins may be reduced to an amount between 0.00% and 1.00%, and the LIBOR margins may be adjusted to an amount between 1.75% and 2.75%. As of December 31, 2004, borrowings under the GE credit facility are accruing interest at the rate of 6.25% per year for index rate loans and 5.11% for LIBOR loans.



The revolving credit facility contains customary representations and warranties and customary covenants restricting Republic Inc.'s and its subsidiaries' ability to, among other things and subject to various exceptions, alter the nature of its business, engage in mergers, acquisitions and asset sales, permit the creation of any security interests on any of its assets, incur additional indebtedness, declare dividends, make distributions or redeem or repurchase capital stock, prepay, redeem or repurchase other debt, make loans and investments or conduct transactions with affiliates. Our revolving credit facility also contains the following covenants:



restrict unfinanced capital expenditures during any fiscal year that exceeds $40.0 million in the aggregate a minimum fixed charge coverage ratio not less than 1.25:1.0 for each 12-months most recently ended minimum borrowing availability of $25.7 million



Events of default under the credit agreement include, but are not limited to, failure to pay principal, interest, fees or other amounts under the credit agreement when due or after expiration of a grace period, covenant defaults, any representation or warranty proving to have been materially incorrect when made, the revocation or purported revocation of any guarantee by any of the guarantors, unsatisfied final judgments over a threshold, bankruptcy events, the invalidity or impairment of any loan document or any security interest, a cross default to certain other debt, a change of control and certain ERISA defaults. In the event of default, there are provisions for remedies from the agent of the revolving credit facility.



The Company violated the indebtedness covenant in the GE Credit facility. The company has incurred $0.4 million in debt relating to a promissory note and $0.6 million in debt relating to capital lease financing, which it failed to disclose to GE Capital. On February 25, 2005 the Company was granted a waiver. As of February 25, 2005, we were in compliance with all covenants under our revolving credit facility.



REVOLVING WORKING CAPITAL AGREEMENT WITH PERRY PARTNERS L.P.


On May 20, 2004 Republic Inc. repaid the Revolving working capital agreement with Perry Partners L.P. (Perry credit facility). Prior to the repayment, Republic Inc. maintained the credit facility, which was entered into on December 19, 2003 with Perry Partners L.P. Under the terms of the agreement, the facility was to mature on December 19, 2004. The Perry credit facility consisted of a senior


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


secured credit facility with a commitment of up to $150.0 million. In March 31, 2004 the facility was amended to increase the commitment to $165.0 million and extend the maturity date to March 31, 2005.



Republic Inc. was required to pay an unused facility fee of one-half of one percent per annum on the average daily unused total commitment. The amount available to be borrowed at any time was limited by a borrowing base, as defined in the Perry credit facility as the sum of 85% of eligible accounts receivable plus 60% of eligible inventory.



Borrowing under the Perry credit facility were secured by a first priority perfected security interest in all of Republic Inc.'s presently owned and subsequently acquired inventory and accounts receivable. The obligations under the Perry credit facility were secured and were unconditionally and irrevocably guaranteed jointly and severally by Republic Inc.'s subsidiaries.



Borrowings under the Perry credit facility bore interest, at Republic Inc.'s option, at either a base rate equal to the higher of the "prime rate" announced from time to time by Citibank, N.A. at its principal office in New York, New York or the weighted average of rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus the applicable margin; or a libor rate on deposits for one or three month periods, plus the applicable margin. The applicable margin on base rate loans initially was 1.5% and on Eurodollar loans was 4.5%.



The Perry credit facility contained negative covenants and provisions that restricted, among other things, the ability to incur additional indebtedness or guarantee the obligations of others, grant liens, make investments, pay dividends, repurchase stock or make other forms of restricted payments, merge consolidate and acquire assets or stock, engage in sale and leaseback transactions or dispose of assets, make capital expenditures in excess of $19.4 million for 2004, engage in transactions with Republic Inc.'s affiliates, and prepay or amend Republic Inc.'s senior secured notes.



LONG-TERM DEBT


11% SENIOR SECURED PROMISSORY NOTES DUE 2009


On May 20, 2004, Republic Inc. issued a $61.8 million senior secured promissory note under a senior secured note purchase agreement among Republic Engineered Products, Inc., as borrower, and Perry Principals Investments, LLC, as Term 2 Note holder. In the absence of an Event of Default, interest on the notes would accrue at the rate of 11% per annum and is payable on the last day of each calendar month until the loan matures on August 20, 2009. The notes require a 3% prepayment penalty and are secured by personal property and other assets of Republic Inc. as set forth by the security agreement to the senior secured promissory note. The outstanding principal balance of the 11% Senior Secured promissory notes was $61.8 million as of December 31, 2004.



MAY 2004 SENIOR SUBORDINATED NOTE DUE 2009


On May 20, 2004, Republic Inc. issued an $8.4 million senior subordinated promissory note under a senior secured note purchase agreement among Republic Engineered Products, Inc., as borrower, and Perry Principals Investments, LLC, as Term 1 Note holder. In the absence of an Event of Default, interest on the notes will accrue at the rate of 7% per annum and is payable on the last day of each calendar month until the loan matures on August 20, 2009. This debt was repaid during July of 2004. The note was secured by personal property and other assets of Republic Inc. as set forth by the security agreement to the senior secured promissory note.


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


10% SENIOR SECURED NOTES DUE 2009


On December 19, 2003, in connection with the acquisition, Republic Inc. issued $21.0 million of 10% senior secured bank notes (bank notes). Republic Inc.'s bank notes require quarterly interest payments on March 31, June 30, September 30 and December 31 of each year. The note purchase agreement in respect to the bank notes requires Republic Inc. to redeem the notes with certain proceeds from asset sales of any collateral that secures the notes. The note purchase agreement also contains significant affirmative and negative covenants including separate provisions imposing restrictions on additional borrowings, certain investments, certain payments, sale or disposal of assets, payment of dividends and change of control provisions, in each case subject to certain exceptions. As of December 31, 2004, Republic Inc. was in compliance with all of these covenants. The bank notes are secured, subject to exceptions and limitations, by
(1) a first priority lien on, and security interest in real estate and fixtures related to the Canton C-R(TM) facility and (2) fifty percent of any proceeds greater than $5.0 million but less than $25.0 million received by the Company after December 5, 2003 for business interruption coverage relating to the loss events experienced by REPH LLC at the Lorain, Ohio facility in 2003; provided that such security interests in business interruption insurance proceeds shall in no event exceed $10.0 million in the aggregate. During the year ended December 31, 2004 Republic Inc. received $34.2 million in insurance proceeds. As of October, 2004 Republic Inc. had fulfilled this repayment requirement. Republic Inc. was required, on December 31, 2003 and on the last day of each calendar quarter until maturity or until a maximum amount of $1.0 million in the aggregate is paid, to prepay 0.25% of the original principal amount or such lesser principal amount as shall then be outstanding. This requirement was discharged for all future periods during June 2004 as a result of the payment from insurance proceeds discussed above. Republic Inc.'s obligations under the bank notes are unconditionally and fully guaranteed jointly and severally by each of Republic Inc.'s subsidiaries. The outstanding principal balance of the bank notes as of December 31, 2004 was $10.9 million.



OHIO DEPARTMENT OF DEVELOPMENT LOAN


On December 19, 2003, in connection with the acquisition, Republic Inc. assumed from REPH LLC a $5.0 million loan from the Ohio Department of Development. This loan accrues interest at the rate of 3% per annum payable on the first day of each calendar month until the loan matures in July 2008. Principal payments are required in the amount of $0.67 million, $1.64 million, $1.69 million and $1.00 million in the years 2005 to 2008, respectively. As of December 31, 2004 $.67 million is included in current portion of long-term debt. The loan is collateralized by the 20" mill modernization project at Lorain on a pari passu basis with the 10% senior secured notes.



LONG TERM DEBT RELATED TO DECEMBER 2003 ACQUISITION


Prior to their early redemption in whole on May 20, 2004, Republic Inc.'s 10% senior secured notes were senior secured obligations of Republic Inc. and certain of its subsidiaries, aggregating $60.0 million of principal amount, $80.0 million face amount, and were scheduled to mature on December 19, 2009



On December 19, 2003, the 10% senior secured notes were issued under an indenture among Republic Engineered Products, Inc., as issuer, PAV Republic, Inc., PAV Railroad, Inc., and PAV Machine, LLC, as guarantors, and U.S. Bank National Association, as trustee and collateral agent. These 10% senior secured notes were issued in connection with the acquisition of the operating assets of REPH LLC. The indenture governing these notes required Republic Inc. to redeem the senior secured notes with certain proceeds from asset sales of any collateral that secures the notes and contained significant affirmative and negative covenants including separate provisions imposing restrictions on additional borrowings, certain investments, certain payments, sale or disposal of assets, payment of dividends and


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


change of control provisions, in each case subject to certain exceptions. The notes were secured, subject to exceptions and limitations, by a first priority lien on, and secured interest in, substantially all of Republic Inc.'s existing assets other than the Canton C-R(TM) facility, inventory, accounts receivable and intellectual property and related assets, and a first priority interest in Republic Inc.'s capital stock and other equity interests. Republic Inc.'s obligations under the senior secured notes were unconditionally and fully guaranteed jointly and severally on a senior secured basis by each of its direct subsidiaries.



The Bondholders' priority lien on Republic Inc.'s existing assets, entitled them to a security interest in the $13.9 million of property insurance proceeds received by REPH LLC in October 2003. As a result of the redemption on May 20, 2004, this interest was released and the encumbered funds became available to the Company.



CAPITAL LEASE OBLIGATIONS


On December 31, 2004 the amount included in property, plant and equipment for various equipment and computer capital leases was $0.8 million, net of $0.2 million of accumulated amortization. These various capital leases require minimum payments in 2005 of $0.4 million and 2006 of $0.3 million, which is included in other accrued liabilities and other long-term liabilities, respectively.



(9)  REORGANIZATION ITEMS



REPH LLC's reorganization items consisted of expenses directly incurred or realized as a result of the Chapter 11 case and were segregated from normal operations. Reorganization expense included in the consolidated statements of operation for REPH LLC for the period January 1, 2003 to December 18, 2003 includes the following:



Professional fees and administrative items, net.............  $6,312
Write-off of deferred costs related to the REPH LLC
  revolving credit facility.................................   2,087
Write-off of deferred costs related to the REPH LLC senior
  secured notes and Ohio Department of Development loan.....   1,305
                                                              ------
  Total.....................................................  $9,704
                                                              ======



(10)  INSURANCE PROCEEDS



In 2003, REPH LLC's operations were negatively impacted by the loss of one of two blast furnaces located in Lorain, Ohio. As a result, REPH LLC has filed business interruption and property damage insurance claims. During the period ended December 18, 2003, REPH LLC received $17.0 million for business interruption insurance, which was recorded as a reduction to cost of goods sold. The Company acquired the right to reimbursement from insurance claims for damage incurred to the #3 blast furnace under the terms of the asset purchase agreement. During the year ended December 31, 2004, the Company received $34.2 million of insurance proceeds. The Company recorded the receipt of the insurance proceeds and reduced non current assets by $16.4 million, and the remainder resulted in the recognition of $10.2 million in extraordinary gain, net of tax of $6.5 million. Reimbursements from the business interruption insurance claims up to $25.0 million were subject to the security interest maintained by Republic Inc.'s bank note holders as discussed in note 8. The Company, as of October, 2004, paid $10.0 million to satisfy in full this security interest. The Company will continue to seek reimbursement on the full amount of the business interruption and property damage insurance claims.


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


In October 2003, REPH LLC received $14.7 million representing a partial recovery of the claims made for property damage to the Lorain, Ohio #3 blast furnace, which are encumbered by the indenture governing the senior secured notes. As of December 31, 2003, $13.9 million was included in other assets on the consolidated balance sheet. As of May 20, 2004, when Republic Inc.'s 10% senior secured notes were redeemed (Note 8), these funds became available to the Company.



(11)  BENEFIT PLANS



In August 2002 REPH LLC implemented a new collective bargaining agreement with the United Steelworkers of America (USWA). The Company assumed this labor agreement in connection with the acquisition of the operating assets of REPH LLC. The USWA labor agreement covers the vast majority of our hourly employees. The USWA supported the acquisition and assumption of the labor agreement. The labor agreement expires on August 15, 2007.



Wage and benefit provisions under this collective bargaining agreement are specified until expiration of the agreement and will be subject to negotiations at that time. The labor agreement provides for the creation of a defined contribution program for retirement healthcare and pension benefits. The Company is required to make a contribution for every hour worked. The contribution amount was $3.00 for every hour worked through August 16, 2004. At that time, the contribution amount increased to $3.50 for every hour worked. Effective August 16, 2005 and until the expiration of the labor contract, the contribution increases to $3.80 for every hour worked. Contributions are directed by the USWA to provide either pension benefits and/or retiree medical coverage for future eligible employees of Republic Inc. and for retirees of REPH LLC. (However, no contributions may be used for the purpose of providing medical coverage for the retirees of REPH LLC if they create, or result in, any liability whatsoever on the part of the Company for any obligation of REPH LLC, or any independent obligation to the retirees of REPH LLC.) Republic Inc.'s contributions to the benefits trust constitute its sole obligation with respect to providing these benefits. The Company recorded expense of $12.5 million and $0.3 million in expense related to this provision of the labor contract for the year ending December 31, 2004 and for the period December 19, 2003 to December 31, 2003, respectively. REPH LLC recorded $10.4 million in expense related to this provision of the labor contract for the period January 1, 2003 to December 18, 2003.



The labor agreement also establishes a profit sharing plan to which the Company is required to contribute 15% of its quarterly pre-tax income, as defined in the labor agreement, in excess of $12.5 million. Twenty-five percent of these contributions will be divided among USWA-represented employees who are covered by the labor agreement based on the numbers of hours worked and the remaining 75% will be contributed to the benefits trust described above. Contributions, if any, will be distributed to employees and the benefits trust within 45 days of the end of each fiscal quarter. The Company recorded expense of $9.7 million for the year ending December 31, 2004 for the profit sharing obligation under this plan. The Company for the period December 19, 2003 to December 31, 2003 did not meet the criteria discussed above and did not record an obligation for profit sharing for this period. REPH LLC for the period January 1, 2003 to December 18, 2003 did not meet the criteria discussed above and did not record an obligation for profit sharing for this period.



The Company has a defined contribution retirement plan that covers substantially all salary and nonunion hourly employees. This plan is designed to provide retirement benefits through company contributions and employee deferrals. The Company funds contributions to this plan each pay period based upon the participants age and service as of January 1st of each year. The amount of the Company's contribution is equal to the monthly base salary multiplied by the appropriate percentage based on age and years of service. The contribution becomes 100% vested upon completion of 5 years


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


of service. In addition, employees are permitted to make contributions into a 401(k) retirement plan through payroll deferrals. The Company provides a 25% matching contribution for the first 5% of an employee's contributions. Employees are 100% vested in both their and the Company's matching contributions. The Company recorded expense of $2.4 million and $0.1 million under this plan for the year ending December 31, 2004 and for the period December 19, 2003 to December 31, 2003, respectively. REPH LLC recorded expense of $2.1 under this plan for the period January 1, 2003 to December 18, 2003.



In 2004, Republic Inc. adopted a profit sharing plan for salary and non-union hourly employees excluding a select group of managers and executives. The Company is required to contribute 3% of its quarterly pre-tax income, as defined in the plan, in excess of $12.5 million. During the year-ended December 31, 2004 the Company incurred a $2.0 million profit sharing obligation under this plan.



In 2004, Republic Inc. adopted a management incentive plan for a select group of managers and executives. Incentives are based upon achievement of specific corporate and individual objectives which include financial results, product yield improvement, energy utilization, quality, safety, and delivery reliability. During the year ended December 31, 2004 the Company recorded a liability and expense of $2.5 million in connection with this plan. In addition, the Board of Directors approved incentive compensation for Joseph F. Lapinsky, Chief Executive Officer, of $1.1 million for the year ended December 31, 2004, which we expensed and accrued in 2004.



In 2004, the Company assumed a deferred compensation plan covering certain key employees. This plan was adopted by REPH LLC and became effective on August 1, 2003. The plan allows for the employee to make annual deferrals of base salary and provides for a fixed annual contribution by the Company based on a percentage of salary. The Company incurred $0.3 million of expense associated with this plan for the year ended December 31, 2004. REPH LLC incurred $0.3 million of expense associated with this plan for the period January 1, 2003 to December 18, 2003.



(12)  INCOME TAXES



The components of the income tax provision (benefit) for the Company are as follows (in thousands):



                                                                             PERIOD FROM
                                                                              OCTOBER 7
                                                              YEAR ENDED    (INCEPTION) TO
                                                              DECEMBER 31    DECEMBER 31
                                                                 2004            2003
------------------------------------------------------------------------------------------
Current:
  Federal...................................................  $   17,996    $          118
  State and local...........................................       3,183                13
  Foreign...................................................         614                --
                                                              -----------   --------------
     Total current..........................................      21,793               131
                                                              -----------   --------------
Deferred:
  Federal...................................................      (3,328)             (118)
  State and local...........................................        (381)              (13)
                                                              -----------   --------------
     Total deferred.........................................      (3,709)             (131)
                                                              -----------   --------------
     Total..................................................  $   18,084    $           --
                                                              ===========   ==============


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--
Notes to consolidated financial statements--(continued)
--------------------------------------------------------------------------------


The following is a reconciliation of the Company's effective income tax rate to the Federal statutory rate:



                                                                                PERIOD FROM
                                                                              OCTOBER 7, 2003
                                                               YEAR ENDED     (INCEPTION) TO
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  2004             2003
---------------------------------------------------------------------------------------------
Statutory rate..............................................         35.0%               35.0%
Provision for state and local taxes, net of federal
  effect....................................................          4.0%                4.0%
Valuation allowance and other...............................         (0.7)%             (39.0)%
                                                              ------------    ---------------
  Effective income tax rate.................................         38.3%                0.0%
                                                              ============    ===============



Deferred tax assets and liabilities are presented below (in thousands):



                                                               DECEMBER 31,   DECEMBER 31,
                                                                   2004           2003
------------------------------------------------------------------------------------------
Deferred tax assets:
  Capitalized inventory costs...............................   $     8,562    $       230
  Compensation and benefits.................................         6,026             --
  Accrued expenses..........................................         3,271          5,795
  Allowance for doubtful accounts...........................           299            147
  Deferred costs............................................            --             16
                                                               -----------    -----------
     Total deferred tax assets..............................        18,158          6,188
  Less valuation allowance..................................            --           (353)
                                                               -----------    -----------
     Total net deferred tax assets..........................        18,158          5,835
                                                               -----------    -----------
Deferred tax liabilities:
  Inventory.................................................        (9,114)            --
  Property, plant, and equipment............................        (2,871)            --
  Prepaid expenses..........................................        (2,333)        (3,665)
  Other.....................................................            --         (2,039)
                                                               -----------    -----------
     Total deferred tax liabilities.........................       (14,318)        (5,704)
                                                               -----------    -----------
     Net deferred tax assets................................   $     3,840    $       131
                                                               ===========    ===========



The fair values of the net assets of REPH LLC acquired by the Company on December 19, 2003 exceeded the purchase price. Accordingly, this difference was proportionately allocated to reduce the tax values otherwise assigned to prepaid expenses, property, plant, equipment, and other assets. The deferred tax assets and liabilities as of December 31, 2004 and December 31, 2003 reflect adjustments to the original purchase price allocation.



Deferred taxes are provided on the differences between the tax basis of assets and liabilities and their reported amounts in the Company's consolidated financial statements. As of the date of acquisition there were differences between the tax basis of certain assets and liabilities and their reported amounts. The differences between the tax basis of the acquired assets and their reported amounts were equal to


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--
Notes to consolidated financial statements--(continued)
--------------------------------------------------------------------------------


the differences between the tax basis of the liabilities assumed and their reported amounts. Therefore, the net deferred tax assets and liabilities at the date of acquisition were zero.



During the period from January 1, 2004 to December 31, 2004, certain deferred tax assets and liabilities reversed, resulting in a net deferred tax asset at December 31, 2004 of $3.8 million Management believes it is more likely than not that all of the deferred tax assets will be realized due to generating sufficient amounts of taxable income in the future, and accordingly, no valuation allowance is required at December 31, 2004.



During the period from December 19, 2003 to December 31, 2003, certain deferred tax assets and liabilities reversed, resulting in a net deferred tax asset before the valuation allowance at December 31, 2003 of $0.5 million. Based upon the lack of objective available evidence due to the Company's initial year of operations and the historical performance of REPH LLC, management believed that it is more likely than not the benefits of the deferred tax assets would not be realized, other than through carryback provisions. Management believed these carryback provisions would allow for the realization of $0.1 million of net deferred tax assets.



REPH LLC was a limited liability company that was treated as a partnership for federal and state income tax purposes and, accordingly, during the period from January 1, 2003 to December 18, 2003, no tax provisions were recorded.



(13)  RELATED PARTY TRANSACTIONS



(a)  PAV REPUBLIC


PAV Republic, Inc. and certain of its stockholders have entered into a stockholders agreement. Under the terms of such stockholders' agreement, if Perry and Perry International propose to transfer any shares of stock, each stockholder of PAV Republic may participate in such transfer on a pro rata basis. In the event Perry and Perry International propose and the Board of PAV Republic approves of a transfer of a majority of assets or a majority of the Company's outstanding stock to an unaffiliated third party, each stockholder will be obligated to sell its shares in connection with such transaction.



On December 19, 2003, the Company paid a one-time transaction fee of $1.5 million to Perry Partners LP in connection with its revolving working capital credit and guaranty agreement between Republic Engineered Products, Inc. and Perry Partners LP (see note 6).



On May 20, 2004, the Company agreed to pay a transaction fee of $1.8 million to Perry Principals Investments, L.L.C, an affiliate of Perry, in connection with its $61.8 million senior secured promissory note and guaranty agreement between Republic Engineered Products, Inc. and Perry Principals Investments, L.L.C. (see
Note 8)



On May 20, 2004, the Company agreed to pay a transaction fee of $0.2 million to Perry Principals Investments, L.L.C., an affiliate of Perry, in connection with its $8.4 million senior subordinated promissory note and guaranty agreement between Republic Engineered Products, Inc. and Perry Principals Investments, L.L.C. (see Note 8). This note was repaid in full in July 2004.



During the year ended December 31, 2004, the Company made a payment of $0.3 million to Perry Partners LP to reimburse Perry Partners LP for expenses it incurred in connection with the acquisition in December 2003 and other expenses.



On December 31, 2004, Perry Principals, L.L.C., an affiliate of Perry Capital, the Company's principal stockholder, was the holder of $1.3 million of the outstanding 10% Senior Secured Notes due August 31, 2009.


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--
Notes to consolidated financial statements--(continued)
--------------------------------------------------------------------------------


On December 31, 2004, Contrarian Funds LLC, a stockholder of the Company, was the holder of $1.9 million of the outstanding 10% Senior Secured Notes due August 31, 2009.



(b)  REPH LLC


A Management Services Agreement dated as of August 16, 2002 between Blue Bar, L.P. and REPH LLC provided that Blue Bar, L.P. would provide certain ongoing advisory and management services to REPH LLC as requested by REPH LLC from time to time. REPH LLC was to have paid Blue Bar, L.P. a quarterly fee of $250,000 for such services and reimbursed Blue Bar, L.P. and its affiliates for all reasonable costs and expenses incurred by them in providing such advisory and management services. As part of the restructuring, Blue Bar, L.P. assigned to Blue Bar Holdings its interests and obligations under the Management Services Agreement. REPH LLC's obligation to make such payments was terminated when Blue Bar, L.P. ceased to own any membership interests in REPH LLC.



(14)  COMMITMENTS AND CONTINGENCIES



The Company, in the ordinary course of business, is the subject of or party to various pending or threatened legal and environmental actions. The Company provides for the costs related to these matters when a loss is probable and the amount is reasonably estimable. Based on information presently known to the Company, management believes that any ultimate liability resulting from these actions will not have a material adverse affect on its consolidated financial position, results of operations or cash flows.



US Steel is the Company's primary supplier of iron ore and coke. The Company was informed by US Steel that it did not intend to renew its current supply agreement, which expired at the end of December 2004. On October 22, 2004, the Company and U.S. Steel finalized transition supply agreements which will provide iron ore and a portion of the Company's coke requirements from January 1, 2005 through June 30, 2005. The Company is working to develop additional sources for these raw materials.



On October 11, 2004 our Board of Directors approved the installation of a new five-strand combination billet/bloom caser and associated equipment at our Canton facility. We began the preparation for installation of the new equipment in December 2004. We anticipate the project to cost approximately $50.0 million to complete and will become fully operational by the fourth quarter of 2005. At December 31, 2004 the Company had executed contracts relating to this project in the amount of $24.2 million. The anticipated expenditures associated with this project are expected to be funded using cash from operations and borrowings under our revolving credit facility.



The Company leases certain equipment, office space and computer equipment under non-cancelable operating leases. These leases expire at various dates through 2012. Rental expense on operating leases amounted to $8.9 million for the year ended December 31, 2004. At December 31, 2004, total minimum lease payments under noncancelable operating leases are $2.9 million in 2005, $1.3 million in 2006, $1.0 million in 2007, $0.8 million in 2008 and $1.2 million thereafter. The Company is operating on a month to month basis for certain leases previously entered into by REPH LLC.



(15)  ENVIRONMENTAL MATTERS



As is the case with most steel producers, the Company could incur significant costs related to environmental issues in the future, including those arising from environmental compliance activities and remediation stemming from historical waste management practices at the Company's facilities acquired in December 2003 from REPH LLC. The reserve to cover environmental remediation liabilities that the Company considers probable and reasonably estimable, based on current


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--
Notes to consolidated financial statements--(continued)
--------------------------------------------------------------------------------


information and existing laws and regulations, was $4.9 million as of December 31, 2004. The reserve includes estimated costs associated with (i) the current investigation and cleanup underway at our Canton plant pursuant to an administrative order on consent with EPA, issued pursuant to the federal agency's corrective action authority under the Resource Conservation and Recovery Act (RCRA); (ii) the potential for similar investigation/cleanup obligations associated with historic operations and on-site waste management practices at our Lorain, Lackawanna and Massillon plants; and (iii) several smaller environmental remediation items, each less than $100,000. The Company is not otherwise aware at this time of any material environmental remediation liabilities or contingent liabilities relating to environmental matters with respect to our facilities for which the establishment of an additional reserve would be appropriate at this time. To the extent the Company incurs any such additional future costs, these costs will most likely be incurred over a number of years. However, future regulatory action regarding historical waste management practices at the Company's facilities and future changes in applicable laws and regulations may require the Company to incur significant costs that may have a material adverse effect on the Company's future financial performance.



(16)  OBLIGATION TO ADMINISTER USWA BENEFITS



In 2004 the Company entered into an agreement with the USWA to administer health insurance benefits to the Company's USWA employees while on layoff status and to administer payment of monthly contributions to the Steelworker's Pension Trust on behalf of local union officials while on union business. To fund this program the USWA provided a cash contribution of $3.0 million. As of December 31, 2004, the balance of this cash account totaled $2.8 million. Expenditures from this account were used to provide health insurance to laid off USWA employees. The Company has agreed to continue to administer this program until the fund is exhausted. The Company will provide the USWA with periodic reports regarding the financial status of the fund. The cash account of $2.8 million is recorded as an other asset and the related liability is recorded as an other long-term liability.



(17) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK



The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:



(A)  CASH AND CASH EQUIVALENTS


The carrying amount approximates fair value because of the short maturity of these investments.



(B)  REVOLVING CREDIT FACILITIES


Since these borrowings are based on short-term interest notes available to the Company, the estimated fair values of these financials instruments approximate their recorded carrying amounts.


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


(C)  LONG-TERM DEBT


The fair value of the Company's long-term debt obligations are estimated based upon quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities. The estimated fair values of the Company's financial instruments are as follows:



The estimated fair values of the Company's financial instruments are as follows:



                                               DECEMBER 31, 2004          DECEMBER 31, 2003
                                             CARRYING                  CARRYING
                                               AMOUNT    FAIR VALUE      AMOUNT     FAIR VALUE
----------------------------------------------------------------------------------------------
Cash and cash equivalents..................  $  3,748     $  3,748     $  5,672      $  5,672
Revolving credit facilities................   142,219      142,219       91,904        91,904
Long-term debt.............................    77,027       77,027      105,948       105,948



(18)  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES



The Company purchases natural gas under short term supply contracts. In an effort to manage the risks associated with fluctuations in market prices, we periodically use hedging instruments including options on natural gas. We purchase options for a portion of our natural gas requirements. These options are designed to cap our exposure to extreme price volatility thereby limiting the unfavorable effect of price increases on our operating costs. Changes to the fair value of the premiums paid for these option contracts are recorded as a change in the value of prepaid assets and as an increase or offset to cost of goods sold.



(19)  COMPREHENSIVE INCOME



Other comprehensive income consists of foreign currency translation adjustments. At December 31, 2004, the Company recognized $0.2 million in other comprehensive income relating to foreign currency translation adjustments. Total comprehensive income was $39.5 million for the year ended December 31, 2003.



(20)  OTHER POSTRETIREMENT BENEFITS



In connection with the acquisition of the operating assets of REPH LLC, the Company assumed a defined retiree health care plan covering approximately 14 union hourly employees. These benefits are provided under the terms of the collective bargaining agreement with the Bricklayers & Allied Craftsman International Union and are based upon years of service and age. Health care benefits that are provided include comprehensive hospital, surgical, major medical and drug benefit provisions. Participation in the plan requires the retiree to contribute 50% of the cost of the benefit plan. Currently there are no plan assets and the Company funds the benefits as claims are paid.



The postretirement benefit obligation was determined by application of the terms of the health care provided together with relevant actuarial assumptions and healthcare cost trends. The Company uses a December 31 measurement date.


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


                                                                DECEMBER 31, 2004
FISCAL YEAR ENDING:                                           (DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------
CHANGE IN ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION
  Accumulated postretirement benefit obligation at beginning
    of year.................................................          $ 537
  Service cost..............................................             14
  Interest cost.............................................             33
  Actuarial loss/(gain).....................................             26
  Benefits paid.............................................            (21)
                                                                      -----
  Accumulated postretirement benefit obligation at end of
    year....................................................            591
CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year............             --
  Employer contribution.....................................             21
  Benefits paid.............................................            (21)
                                                                      -----
  Fair value of assets at end of year.......................             --
INFORMATION ON FUNDED STATUS
  Funded status.............................................           (591)
  Unrecognized net actuarial loss (gain)....................             26
                                                                      -----
  Net amount recognized.....................................           (564)
COMPONENTS OF NET PERIODIC POSTRETIREMENT BENEFIT COST
  Service cost..............................................          $  14
  Interest cost.............................................             33
                                                                      -----
  Net periodic postretirement benefit cost..................             47
ASSUMPTIONS
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE ACCUMULATED
  POSTRETIREMENT BENEFIT OBLIGATION AS OF DECEMBER 31
  a. Discount rate..........................................           6.00%
  b. Rate of compensation increase..........................            N/A
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE NET PERIODIC
  POSTRETIREMENT BENEFIT COST FOR YEARS ENDED DECEMBER 31
  a. Discount rate..........................................           6.25%
  b. Rate of compensation increase..........................            N/A
  c. Expected return on plan assets.........................            N/A
ASSUMED HEALTH CARE COST TREND RATES AT END OF YEAR
  a. Assumed health care cost trend rate for the coming
    year....................................................          10.00%
  b. Rate that the cost trend gradually declines to.........           5.00%
  c. Year that the rate reaches the rate it is assumed to
    remain at...............................................           2009



                                                               1-PERCENTAGE POINT
                    SENSITIVITY ANALYSIS                            INCREASE
---------------------------------------------------------------------------------
Effect on total of service and interest cost components.....         $  11
Effect on postretirement benefit obligation.................           131
ESTIMATE FUTURE BENEFIT PAYMENTS
2005........................................................         $  22
2006........................................................            22
2007........................................................            19
2008........................................................            20
2009........................................................            18
2010 -- 2014................................................         $ 108



In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In accordance with FASB Staff Position (FSP)


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


FAS 106-1 (issued January 2004), "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003," the Company elected to defer recognition of the effects of the Act in any measures of the benefit obligation or cost in 2003 and 2004. FSP FAS 106-2 (issued May 2004), "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" will require the Company to determine whether its plan is at least actuarially equivalent to the Medicare benefit as at January 1, 2005 and account for the effects of the Act, if any, beginning in 2005. The Company is currently assessing whether the benefits provided by its plan are actuarially equivalent to the Medicare benefit.



(21)  SUBSEQUENT EVENT



The Company announced in November 2004 its intent for an initial public offering
(IPO) of PAV Republic Inc. The Company plans to sell approximately 30% to 35% of its equity in the IPO and expects to complete the IPO in the first half of 2005, subject to market conditions and receipt of various regulatory approvals.



On March 15, 2005, the Company amended its 2004 Equity Incentive Plan in order to bring it into compliance with new Section 409A of the Internal Revenue Code. In addition, outstanding stock options issued to certain executives were also amended in response to new Section 409A of the Code. As amended, the stock options are exercisable only on the earliest of (i) a fixed date or pursuant to a fixed schedule, (ii) death, (iii) disability, or (iv) in certain circumstances, the executive's separation from employment with the Company and/or its subsidiaries. The repurchase provisions with respect to shares received on the exercise of the outstanding options were also modified so that after this offering (i) the Company will have no contractual right to repurchase shares held by Mr. Lapinsky upon termination of his employment with the Company and (ii) the Company's right to repurchase shares held by the other executives shall be limited to a contractual repurchase right entitling the Company to repurchase shares held by executives only if that executive's employment is terminated for Cause for a price per share equal to the lesser of its original cost or fair market value. The Company has granted to each executive in 2005 an additional grant exercisable for a number of shares of the Company equal to five percent of the shares of the Company executive would have received upon exercise in full of his or her 2004 grant, assuming such 2004 grant had been exercisable in full at the time of the subsequent 2005 grant.



(22)  SEGMENT INFORMATION



The Company is primarily engaged in one line of business that produces and sells engineered steel bars. Our products include hot rolled bars, cold finished bars, semi-finished seamless tube rounds and other semi-finished trade products. On December 19, 2003, Republic Engineered Products, Inc., our wholly-owned subsidiary, acquired substantially all of the operating assets and assumed certain liabilities of REPH LLC. Upon completion of the acquisition the company implemented a strategy to manage our product mix by focusing on higher value-added bar product with more engineering content and metallurgical specificity, which command premium margins. Our product lines are marketed to a common customer base. Our customers include automotive and industrial equipment manufacturers, first tier suppliers to automotive, forgers and tubular and pipe product manufacturers. We differentiated the Company from its predecessor by exiting the lower commodity business. The transition to a single segment culminated in the fourth quarter of 2004.



The previously reported segment information for our predecessor, REPH LLC, has been recast to conform with the single segment composition the Company.


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


The manufacturing process for all our engineered products begins with steel being melted in either Canton or Lorain, Ohio. The molten steel is then poured into either a four, five or six-strand continuous caster through which the steel flows and cools. The cooled blooms or billets solidify, then are cut to length before further processing. The casters produce round blooms and billets that are feedstock for hot-rolled seamless tube products or rectangular blooms or square billets that are transported to one of three bar rolling mills.



At the rolling mill, blooms and billets are converted to hot rolled bars by reheating, then rolling the products through a series of continuous roll stands. The steel is reduced in cross-section and elongates through this process. The completed hot-rolled products are either coiled or are placed on a cooling bed and then cut into required lengths. The items are then stacked into coils or bundles and placed in warehouses from which they are shipped directly to the customer or to one of our cold finishing mills for further processing.



OUR PRODUCT LINES INCLUDE:



Hot rolled bar products. Hot rolling changes the internal physical properties, size, and shape of the steel. As a direct cast billet or bloom is reduced in size, the strength and integrity of the resulting bar or rod product is increased. Since blooms have larger cross-sectional area than billets, a greater reduction to finished size occurs. Accordingly, a bar or rod product rolled from a cast bloom is generally stronger than a direct cast billet product of the same size and metallurgical content. Typically customers concerned about product quality and strength as related to reduction of area require bloom-based hot-rolled bar products. Direct cast billet products are generally used for smaller bar product sizes and for less demanding end-use applications.



Cold finished bar products. Cold finishing improves the physical properties of hot-rolled products through value-added processes. Cold finishing processes generate products with more precise size and straightness tolerances as well as a surface finish that provides customers with a more efficient means of producing a number of end products by often eliminating the first processing step in the customer's process.



Semi-Finished Seamless Tube Rounds. In connection with our current supply arrangement with US Steel Corporation, we produce semi-finished seamless rounds at our Lorain, Ohio facility for purchase by US Steel's Lorain, Ohio and Fairfield, Alabama facilities. Seamless tubes are used in oil and gas drilling and exploration applications.



Other Semi-Finished Trade Products. We also sell semi-finished trade products to trade customers that are cast or rolled into round cornered squares. These products are typically sold for forging applications or to rolling mills operated by competitors that do not have melt shop facilities or to steel service centers or distributors, for further processing before they reach the ultimate end user.


--------------------------------------------------------------------------------

PAV REPUBLIC, INC. AND SUBSIDIARIES AND REPH LLC AND SUBSIDIARIES--

--------------------------------------------------------------------------------


The following table presents the sales of our product lines as a percentage of our total sales, for the year ended December 31, 2004.



                                                                  PAV REPUBLIC          REPH LLC
                                              PAV REPUBLIC      FOR THE PERIOD      FOR THE PERIOD
                                              FOR THE           DECEMBER 19, 2003   JANUARY 1, 2003
                                            YEAR ENDED              TO                  TO
                 PRODUCT                    DECEMBER 31, 2004   DECEMBER 31, 2003   DECEMBER 18, 2003
-----------------------------------------------------------------------------------------------------
Hot-rolled bars...........................         70.1%               66.4%               68.5%
Cold-finished bars........................         13.8%               10.1%               16.9%
Semi-finished seamless tube rounds........         10.8%               22.8%               10.8%
Other semi-finished trade products........          5.3%                0.7%                3.8%
                                                  -----               -----               -----
          Total...........................        100.0%              100.0%              100.0%
                                                  =====               =====               =====



Foreign sales for all product lines were 6.3% of the Company's total sales for the year ended December 31, 2004. The Company's foreign long-lived assets, located in Ontario, Canada, represent 0.5% of the Company's total assets. The Company did not own any foreign long-lived assets until the acquisition of Republic Canadian Drawn, Inc. on January 29, 2004. REPH LLC did not own any foreign long-lived assets.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Managers


REPH LLC



We have audited the accompanying consolidated statements of operations, member's interest, and cash flows for the period from August 16, 2002 to December 31, 2002 of REPH LLC (formerly known as Republic Engineered Products Holdings LLC) and subsidiaries (the "Company"). We have also audited the consolidated statement of changes in net liabilities in liquidation, members' interest, and cash flows for the period from January 1, 2002 to August 15, 2002 (liquidation basis) of the Predecessor, Republic Technologies International Holdings, LLC and subsidiaries (Debtor-in-Possession). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the period from August 16, 2002 to December 31, 2002, and the results of operations and of cash flows of the Predecessor for the period from January 1, 2002 to August 15, 2002, in conformity with accounting principles generally accepted in the United States of America.



The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's net losses from operations and the Company's limited available liquidity from existing credit resources raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The Company's consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ DELOITTE & TOUCHE LLP


Cleveland, Ohio
March 31, 2003
(November 23, 2004 as to Note 3
and March 18, 2005 as to Note 11(a))


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPH LLC AND SUBSIDIARIES (FORMERLY KNOWN AS REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC)
Consolidated statement of operations
for the period from August 16, 2002 to December 31, 2002 and

REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
Consolidated statement of changes in net liabilities in liquidation (liquidation basis)

for the period from January 1, 2002 to August 15, 2002


(In thousands of dollars, except per unit amounts)



                                                                          THE COMPANY        THE PREDECESSOR
                                                           --------------------------   --------------------
                                                                                                 PERIOD FROM
                                                                          PERIOD FROM        JANUARY 1, 2002
                                                                      AUGUST 16, 2002     TO AUGUST 15, 2002
                                                                 TO DECEMBER 31, 2002    (LIQUIDATION BASIS)
------------------------------------------------------------------------------------------------------------
Net sales................................................                    $300,131               $611,983
Cost of goods sold.......................................                     293,824                588,841
                                                           --------------------------   --------------------
Gross profit.............................................                       6,307                 23,142
Selling, general and administrative expense..............                      15,558                 23,401
Depreciation and amortization expense....................                       2,586                 28,345
Special charges (Note 8).................................                          --                 10,541
Other operating expense, net.............................                         423                    615
                                                           --------------------------   --------------------
Operating loss...........................................                     (12,260)               (39,760)
Interest expense.........................................                       8,553                 17,840
Interest income..........................................                          (2)                  (119)
Reorganization items--expense, net (Note 7)..............                          --                  2,377
                                                           --------------------------   --------------------
Loss before income taxes.................................                     (20,811)               (59,858)
Provision for income taxes...............................                          --                     45
                                                           --------------------------   --------------------
Net Loss.................................................                    $(20,811)               (59,903)
                                                           ==========================
Net liabilities at January 1, 2002 (going concern
  basis).................................................                                           (671,132)
Adjustment to liquidation basis (Note 2).................                                           (458,371)
Foreign currency translation adjustment..................                                                230
                                                                                        --------------------
Net liabilities in liquidation at August 15, 2002........                                        $(1,189,176)
                                                                                        ====================
Loss per unit of members' interest:
Net loss per unit........................................                    $(20,811)           $   (59,903)
                                                           ==========================   ====================


The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPH LLC AND SUBSIDIARIES (FORMERLY KNOWN AS REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC)
Consolidated statement of member's interest for the period from August 16, 2002 to December 31, 2002 and REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES Consolidated statement of members' interest
(liquidation basis)

for the period from January 1, 2002 to August 15, 2002


(In thousands of dollars)



                                  THE COMPANY                                THE PREDECESSOR
                               -----------------   -------------------------------------------------------------------
                                                                            ACCUMULATED
                               MEMBER'S INTEREST     MEMBERS' INTEREST         OTHER          TOTAL
                                                     CLASS B     CLASS C   COMPREHENSIVE    MEMBERS'     COMPREHENSIVE
                                                      UNITS       UNITS    INCOME (LOSS)    INTEREST     INCOME (LOSS)
----------------------------------------------------------------------------------------------------------------------
Balance, January 1, 2002.....                      $  (618,715)  $32,500     $(88,617)     $  (674,832)
Accrual of preferred
  return.....................                               --        --           --               --
Net loss.....................                          (59,903)       --           --          (59,903)    $ (59,903)
Other comprehensive income:
  Foreign currency
    translation adjustment...                               --        --          230              230           230
  Adjustment to liquidation
    basis (Note 2)...........                         (458,371)       --           --         (458,371)     (458,371)
                                                   -----------   -------     --------      -----------     ---------
Balance, August 15, 2002.....                      $(1,136,989)  $32,500     $(88,387)     $(1,192,876)    $(518,044)
                                                   ===========   =======     ========      ===========     =========
Capital contribution, August
  16, 2002...................      $ 52,000
Net loss.....................       (20,811)
                                   --------
Balance, December 31, 2002...      $ 31,189
                                   ========


The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
REPH LLC AND SUBSIDIARIES (FORMERLY KNOWN AS REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC)
Consolidated statement of cash flows
for the period from August 16, 2002 to December 31, 2002 and REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
Consolidated statement of cash flows
(liquidation basis)

for the period from January 1, 2002 to August 15, 2002


(In thousands of dollars)



                                                                  THE COMPANY     THE PREDECESSOR
                                                              ---------------   -------------------
                                                                                        PERIOD FROM
                                                                  PERIOD FROM       JANUARY 1, 2002
                                                              AUGUST 16, 2002         TO AUGUST 15,
                                                              TO DECEMBER 31,                  2002
                                                                         2002   (LIQUIDATION BASIS)
---------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................         $(20,811)             $(59,903)
  Adjustments to reconcile net cash provided by (used in)
    operating activities:
  Depreciation and amortization.............................            2,586                28,345
  Amortization of deferred financing cost...................               48                 2,607
  Gain on sale of fixed assets..............................               --                (4,190)
  Restructuring charges.....................................               --                   687
  Reorganization items......................................               --                 2,377
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable..............           24,355                (5,294)
    Increase in inventory...................................           15,842                37,872
    (Increase) decrease in prepaid and other assets.........          (10,355)                5,815
    Increase (decrease) in accounts payable.................           11,269                (6,901)
    Decrease in accrued compensation and benefits...........           (5,826)                 (328)
    Increase in defined benefit pension obligations.........               --                19,422
    Increase (decrease) in other postretirement benefits....               --                 6,550
    Decrease in accrued environmental liabilities...........               --                  (103)
    Increase (decrease) in other current liabilities........            6,709               (15,733)
  Other.....................................................               --                 6,666
                                                              ---------------   -------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................           23,817                17,889
                                                              ---------------   -------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................          (17,297)               (8,180)
  Acquisition, net of $1,972 cash acquired..................         (323,599)                   --
  Disposition of property, plant and equipment..............               --                 7,005
                                                              ---------------   -------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........         (340,896)               (1,175)
                                                              ---------------   -------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (payments)/proceeds under revolving credit
    facilities..............................................          268,378               (17,118)
  Repayments of long-term debt..............................               --                (3,600)
  Financing costs...........................................           (1,192)                   --
  Proceeds from capital contributions.......................           52,000                    --
                                                              ---------------   -------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........          319,186               (20,718)
                                                              ---------------   -------------------
Effect of exchange rate changes on cash.....................               --                   231
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........            2,107                (3,773)
Cash and cash equivalents -- beginning of period............               --                 5,745
                                                              ---------------   -------------------
Cash and cash equivalents -- end of period..................           $2,107               $ 1,972
                                                              ===============   ===================
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest......................................           $6,537               $11,150
                                                              ===============   ===================
Cash paid for income taxes..................................            $  --                $   --
                                                              ===============   ===================


The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPH LLC AND SUBSIDIARIES (FORMERLY KNOWN AS REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC) AND
REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC
AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
Notes to consolidated financial statements
(In thousands of dollars, except as otherwise noted)

NOTE 1.  NATURE OF OPERATIONS, ORGANIZATION AND OTHER RELATED INFORMATION

REPH LLC and subsidiaries (formerly known as Republic Engineered Products Holdings LLC), a Delaware limited liability company ("REPH", and together with its subsidiaries, the "Company") produces special bar quality steel products. Special bar quality steel products are high quality hot-rolled and cold-finished carbon and alloy steel bars and rods used primarily in critical applications in automotive and industrial equipment. Special bar quality steel products are sold to customers who require precise metallurgical content and quality characteristics. Special bar quality steel products generally contain more alloys, and sell for substantially higher prices, than merchant and commodity steel bar and rod products. The Company produces a wide range of special bar quality steel products and supplies a diverse customer base that includes leading automobile and industrial equipment manufacturers and their first tier suppliers.


REPH holds all of the outstanding membership interests of Republic Engineered Products LLC ("Republic"). Blue Steel Capital Corp., N&T Railway Company LLC and 2011448 Ontario Limited are wholly owned subsidiaries of Republic. Blue Steel Capital Corp. is a Delaware corporation formed for the sole purpose of issuing notes (see Note 5) and holds no assets. N&T Railway Company LLC is a Delaware limited liability company and operates the railroad assets located at the Canton and Lorain, Ohio facilities. 2011448 Ontario Limited is an Ontario corporation and its sole asset is an option to acquire the assets and properties associated with Republic Technologies' Hamilton, Ontario cold-finishing facility.


KPS Special Situations Fund, L.P., a Delaware limited partnership ("KPS"), together with certain of its affiliates, may be deemed to beneficially own the membership interests in Republic held of record by REPH. Blue Steel Corporation, a Delaware corporation controlled by KPS, is the sole general partner and a limited partner of Blue Bar Holdings, L.P., a Delaware limited partnership and the sole member of REPH ("Blue Bar Holdings"), and holds an 80.8% economic interest in such partnership. Hunt Investment Group. L.P., a Delaware limited partnership ("Hunt"), together with certain of its affiliates, may be deemed to beneficially own the membership interests held of record by REPH. HIG-Steel Investors, L.P., a Delaware limited partnership, is a limited partner of Blue Bar Holdings and holds a 19.2% economic interest in such partnership.


The Company commenced operations on August 16, 2002 after it acquired a substantial portion of the operating assets of Republic Technologies International, LLC and its subsidiaries ("Republic Technologies" or "the Predecessor") in a sale of assets under Section 363 of the United States Bankruptcy Code. The acquired operating assets accounted for all of Republic Technologies' steel melting capacity, over one-half of its hot-rolling capacity and approximately two-thirds of its cold-finishing production capacity. Management plans to create a more efficient, higher quality network of production facilities operated by a smaller and more flexible workforce. The transaction eliminated significant liabilities that had been associated with the business acquired from Republic Technologies. The Company also acquired an option to purchase the assets associated with Republic Technologies' cold-finishing plant located in Hamilton, Ontario on or prior to August 16, 2003 for nominal consideration and the assumption of certain liabilities. The Company incurred significant indebtedness in connection with the consummation of the acquisition, including $80.0 million aggregate principal amount of senior secured notes and borrowings of $301.9 million under the credit facility (see
Note 5).


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The Company hired approximately 2,400 of the approximately 3,700 employees of Republic Technologies and entered into a new labor agreement with the United Steelworkers of America ("USWA"), which covers most of the hourly employees and has a five-year term. In comparison to the labor agreement between Republic Technologies and the USWA, the new labor agreement reduces the number of employees and employment costs and provides increased staffing flexibility.


In order to facilitate the orderly transfer of the special bar quality steel product business from Republic Technologies to the Company, Republic Technologies entered into a transition services agreement with the Company (the "Transition Services Agreement"). Under the Transition Services Agreement, Republic Technologies provided the Company with the ability to maintain an interim supply of certain inventory to sell to customers while the Company modernized its Lorain facility. Specifically, Republic Technologies continued to operate certain facilities that the Company did not acquire. These facilities included the operation of the 12" mill at Lorain until September 2002, the finishing operation at Canton until October 2002 and the Massillon 18' mill until December 2002. Republic Technologies' railroad company, Nimishillen & Tuscarawas, LLC, operated until December 31, 2002, at which time it's operations were acquired by Republic. Canadian Drawn Steel Company, Inc., a subsidiary of Republic Technologies, continues to operate under the Transition Services Agreement (Note 13). In addition, the parties supplied other services to each other to ensure the smooth transition of Republic Technologies' business to the Company and the wind down of the Republic Technologies' bankruptcy estate. The Company was also obligated to pay $5.0 million to Republic Technologies for its operation of assets it retained. This fee was paid in five $1.0 million monthly installments which commenced on September 15, 2002. The final payment was paid on January 16, 2003. Under the terms of the Transition Services Agreement, the Company paid these fees to The Bank of New York for the benefit of the holders of Republic Technologies 13 3/4% senior secured notes.


The Company reimburses Republic Technologies for costs it incurs from providing the services under the terms of the Transition Services Agreement, including the costs of operating the assets, costs associated with materials owned or acquired that are necessary to provide the services and costs of the employees involved in providing the services. Other costs, including those related to environmental compliance, are the sole responsibility of Republic Technologies.

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern. The Company's performance since December 2002 has been below expectations, negatively affecting liquidity. The Company's liquidity position has also been negatively impacted by an unplanned outage at the Lorain #3 blast furnace resulting from property damage and greater than expected increases in the cost of natural gas during the first quarter of 2003. The Company's net availability on its revolving credit facility at March 28, 2003 was $11.8 million. These factors raise substantial doubt about the Company's ability to continue as a going concern and, therefore, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business.


Management has sought to improve the Company's liquidity position by taking a number of actions, including reducing its planned capital expenditures from $20 million to $6 million for 2003, pursuing additional financing from the State of Ohio, seeking reimbursement from business interruption and property insurance for damage incurred to the #3 blast furnace at the Lorain facility, and seeking to negotiate possible extensions to June 30, 2003 contractual reductions in borrowing capacity under its senior revolving credit facility (see Note 5). There can be no assurance that any of such actions will be successful. Notwithstanding these efforts, the Company may need to obtain additional financing to meet its cash flow requirements, including financing through the sale of additional debt or equity securities. In light of the Company's liquidity, its ability to raise additional capital is negatively


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

impacted. Restrictive covenants included in revolving credit facility and senior secured notes limit the Company's ability to incur additional indebtedness or sell assets (all of which are pledged), and may otherwise limit the operational and financial flexibility of the Company.

NOTE 2.  BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION


The accompanying consolidated financial statements contain results for REPH for the period from August 16, 2002 to December 31, 2002 and Republic Technologies International Holdings, LLC for the period from January 1, 2002 to August 15, 2002, which reflects the transition to the liquidation basis of accounting as of June 30, 2002.


On July 11, 2002, the Predecessor received U.S. Bankruptcy Court approval to sell a substantial portion of its assets to the Company and liquidate the remaining assets. Accordingly, the accompanying consolidated financial statements for the period from January 1, 2002 to August 15, 2002 were prepared to reflect the transition to the liquidation basis of accounting as of June 30, 2002. Under this basis of accounting, assets and liabilities are stated at their net realizable value, and estimated costs through the liquidation date are provided to the extent reasonably determinable. The liquidation basis of accounting requires the determination of significant estimates and judgments. Adjustments to report certain assets and liabilities at net realizable value have been recorded based on actual information derived from the asset purchase agreement between Republic Technologies and the Company and independent appraisals. All assets and liabilities were revalued to liquidation value with the exception of certain liabilities, primarily consisting of liabilities subject to compromise which will continue to be subject to further adjustment in the bankruptcy proceedings of the Predecessor. Members' interest has been eliminated to be consistent with the reporting requirements under the liquidation basis of accounting, as all members' interest is now classified as "net liabilities in liquidation". The amount of accrued costs to liquidate the Predecessor is not material. Actual liquidation values may differ from the amounts estimated. The Predecessor's adjustment required to convert from the going concern (historical cost) basis to the liquidation basis of accounting includes:

Decrease to reflect net realizable value of property, plant
  and equipment.............................................  $433,748
Write-off of deferred financing costs.......................    22,192
Decrease to reflect the net realizable value of goodwill....     2,431
                                                              --------
  Net decrease in carrying value............................  $458,371
                                                              ========

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all short-term investments with maturities at the date of purchase of three months or less to be cash equivalents.


INVENTORIES
Inventories are carried at the lower of cost or market (net realizable value). Cost is determined using the first-in, first-out (FIFO) method.

The Company establishes obsolescence reserves for slow-moving and inactive inventories. Obsolescence reserves reduce the carrying value of slow-moving and inactive inventories to their estimated net realizable value, which generally approximates the recoverable scrap value. The Company also periodically evaluates its inventory carrying value to ensure that the amounts are stated at lower of cost or market.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost and include improvements that significantly extend the useful lives of existing plant and equipment. The Company and its Predecessor provides for depreciation of property, plant and equipment on the straight-line method based upon the estimated useful lives of the assets. The range of estimated useful lives of the Company's and its Predecessor's assets are as follows:

Buildings and improvements..................................  15-40 years
Land improvements...........................................  10-20 years
Machinery and equipment.....................................   3-30 years

Repairs and maintenance costs are expensed as incurred. Capital expenditures that cannot be put into use immediately are included in construction-in-progress. As these projects are completed, they are transferred to depreciable assets. Net gains or losses related to asset dispositions are recognized in the Company's operating results in the period in which the disposition occurs.

GOODWILL

Goodwill has arisen from the acquisition of a substantial portion of the operating assets of Republic Technologies. Goodwill is not amortized, but is periodically reviewed for impairment. The Company is required to test goodwill for impairment on an annual basis and whenever changes in circumstances indicate that the carrying amount of goodwill may be impaired. The Company intends to use July 1 (first day of third quarter) as its annual measurement date. Impairment charges are recorded, if necessary, based on management's review and analysis of the estimated fair value as compared to the carrying amount of goodwill.


IMPAIRMENT OF LONG-LIVED ASSETS
Long-lived assets, consisting of property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the recovery amount or fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

INCOME TAXES
The Company is a limited liability company that is treated similar to a partnership for U.S. federal and state income tax purposes and, accordingly, has no income tax provision or deferred income tax assets or liabilities related to these jurisdictions.

The Predecessor was a limited liability company that was treated similar to a partnership for U.S. federal and state income tax purposes and, accordingly, had no income tax provision or deferred income tax assets or liabilities related to those jurisdictions. Amounts for income taxes consisted primarily of a provision for foreign taxes relating to the Predecessor's Canadian subsidiary, Canadian Drawn Steel Company, Inc.

ENVIRONMENTAL COSTS
The Company and other steel companies have in recent years become subject to increasingly stringent environmental laws and regulations. It is the policy of the Company to endeavor to comply with applicable environmental laws and regulations. The Company established a liability for an amount which the Company believes is adequate, based on information currently available, to cover costs of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

remedial actions it will likely be required to take to comply with existing environmental laws and regulations.

The recorded amounts represent an estimate of the environmental remediation costs associated with future events triggering or confirming the costs that, in management's judgment, are likely to occur. This estimate is based on currently available facts, existing technology and presently enacted laws and regulations, and it takes into consideration the likely effects of inflation and other societal and economic factors. The precise timing of such events cannot be reliably determined at this time due to the absence of any deadlines for remediation under the applicable environmental laws and regulations pursuant to which such remediation costs will be expended. No claims for recovery are netted against the stated amount.

MEMBERS' INTEREST
REPH is a Delaware limited liability company with one class of member interests consisting of 1,000 units.


Republic Technologies had three classes of member interest units: Class A, Class B and Class C. Class A units, which were mandatorily redeemable and initially consisted of 1,100 units, had a stated value of $5,000 per unit and carried a preferred return of $350 per unit, which was paid quarterly. Class B units, consisting of 1,000 units, had no stated value and were allocated all net income/loss after preferred returns had been allocated. Class C units, consisting of 30,000 units had a stated value of $1,000 per unit and carried a preferred return of 5% of stated value which was payable in kind or cash at the Predecessor's option. The accumulated and unpaid preferred return was $3.1 million at April 2, 2001, the date on which the Predecessor filed for bankruptcy protection (the "Petition Date"). The Predecessor ceased accruing preferred return at the Petition Date. Both Class A and C units had distribution and dissolution preferences ahead of Class B units. The mandatory redemption feature of the Class A units caused it to be classified in the consolidated balance sheets outside of the members' interest section.


REVENUE RECOGNITION
The Company recognizes revenue upon shipment where there is a contract or purchase order, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured. The Company's customers have no rights to return product, other than for defective materials. As sales are recognized, reserves for defective materials are recorded as a percentage of sales. This percentage is based on historical experience. The adequacy of reserve estimates is periodically reviewed by comparison to actual experience.

ALLOWANCES FOR DOUBTFUL ACCOUNTS
Allowances for doubtful accounts are maintained to provide for estimated losses resulting from the inability of customers to make required payments. If the financial condition of these customers deteriorates, resulting in their inability to make payments, additional allowances may be required. Claims reserves are maintained to provide for known and estimated customer claims for defective materials.


COST OF GOODS SOLD


The Company expenses inbound and outbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, and internal transfer costs as cost of goods sold.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


SELLING, GENERAL AND ADMINISTRATIVE EXPENSE


The Company includes overhead expenses not directly associated with the manufacture or delivery of goods, administrative salaries, rent, utilities, telephone, travel, property and casualty insurance and expenses related to order taking and product sales in selling, general and administrative expense.


FOREIGN CURRENCY TRANSLATION
Asset and liability accounts of Republic Technologies' foreign operations are translated into U.S. dollars using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Translation adjustments are reflected as a component of members' interest.

Transaction gains and losses are included in the consolidated statements of operations as incurred. These amounts were not significant in all periods presented.

USE OF ESTIMATES
The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements included herein were prepared with the use of estimates. The Company has made significant accounting estimates with respect to the allocation of the purchase price of the acquisition of assets from Republic Technologies, the allowance for doubtful accounts, claims reserves, inventory market and obsolescence reserves, impairment of goodwill and other long-lived assets, and accrued environmental liabilities. The Predecessor used estimates for, among other things, defined benefit pension obligations, other postretirement benefit obligations, environmental remediation, shutdown reserves, liabilities subject to compromise, impairment of long-lived assets, and loss from disposition of discontinued operations, all of which are significant to the consolidated financial statements taken as a whole.

LOSS PER UNIT OF MEMBERS' INTEREST
Loss per unit of member's interest is computed by dividing the net loss attributable to REPH's one class of member's interest, or in the case of Republic Technologies, the net loss attributable to Class B members' interest, by the weighted-average number of members' interest units outstanding during the period. Per unit amounts are calculated as follows:


                                                               THE COMPANY         THE PREDECESSOR
                                                           --------------------   ------------------
                                                                    PERIOD FROM          PERIOD FROM
                                                                AUGUST 16, 2002      JANUARY 1, 2002
                                                           TO DECEMBER 31, 2002   TO AUGUST 15, 2002
----------------------------------------------------------------------------------------------------
COMPUTATION OF LOSS PER UNIT OF MEMBERS' INTEREST:
Net loss attributable to members' interest...............              $(20,811)            $(59,903)
                                                           ====================   ==================
Weighted-average members' units outstanding..............                 1,000                1,000
                                                           ====================   ==================
LOSS PER UNIT OF MEMBERS' INTEREST:
Net loss per unit........................................              $(20,811)            $(59,903)
                                                           ====================   ==================


NEW ACCOUNTING PRONOUNCEMENTS
In June 2001, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142").

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SFAS No. 142 eliminates the amortization of goodwill and certain intangible assets upon adoption and also requires an initial goodwill impairment assessment in the year of adoption and annual impairment tests thereafter. Republic Technologies adopted this accounting standard effective January 1, 2002 and has reported accordingly for the consolidated financial statements included herein.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which requires recognition of the fair value of liabilities associated with the retirement of long-lived assets when a legal obligation to incur such costs arises as a result of the acquisition, construction, development and/or the normal operation of a long-lived asset. Upon recognition of the liability, a corresponding asset is recorded and depreciated over the remaining life of the long-lived asset. SFAS No. 143 defines a legal obligation as one that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. SFAS No. 143 is effective for fiscal years beginning after December 15, 2002. The Company anticipates an immaterial impact, if any, of SFAS No. 143 on its financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposals of Long-Lived Assets". This statement establishes a single accounting model for long-lived assets to be disposed of by sale and provides additional implementation guidance for assets to be held and used and assets to be disposed of other than by sale. There was no financial statement implication related to the adoption of this Statement by Republic Technologies effective January 1, 2002.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities. The scope of SFAS No. 146 includes (1) costs to terminate contracts that are not capital leases; (2) costs to consolidate facilities or relocate employees; and (3) termination benefits provided to employees who are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. The provisions of this Statement will be effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The Company anticipates an immaterial impact, if any, of SFAS No. 146 on its financial statements.

NOTE 4.  ACQUISITION

On August 16, 2002, Republic acquired a substantial portion of the operating assets of Republic Technologies and its subsidiaries. The total purchase price was $410.6 million, which consists of $10.0 million paid to Republic Technologies, $13.7 million in acquisition fees and expenses, and indebtedness totaling $386.9 million, which included $301.9 million under a senior revolving credit facility, the issuance of $80.0 million in senior secured notes, and $5.0 million under a transition services agreement between the Company and its Predecessor. The total purchase price was allocated to the assets acquired and liabilities assumed, based on a preliminary estimate of their respective fair values. The final purchase accounting adjustment of the Company to reflect the fair value of the assets acquired and liabilities assumed, will be based upon appraisals by independent parties and other estimates of fair values that are still in progress, and are subject to change.

As a result of the acquisition of a substantial portion of the operating assets from Republic Technologies, the Company has become the largest domestic producer of special bar quality steel products. In connection with the acquisition, the Company was able to select the assets and properties of Republic Technologies and negotiate a modified successor labor contract that it expects will enable it to create a more efficient, higher quality network of production facilities operated by a smaller and more flexible workforce.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at August 16, 2002, as determined based on independent appraisals, and also reflects subsequent adjustments to the estimated fair values through December 31, 2002. As the fair values are estimates, the allocation of the purchase price is subject to adjustment while Republic finalizes plans and assumptions relating to the transaction.

Current assets..............................................  $299,898
Property, plant and equipment...............................   129,298
Goodwill....................................................    58,680
Other assets................................................       376
                                                              --------
     Total assets...........................................   488,252
Current liabilities.........................................    72,059
Long-term liabilities.......................................     5,622
                                                              --------
     Total liabilities......................................    77,681
                                                              --------
     Net assets acquired....................................  $410,571
                                                              ========

As discussed in Note 1, the Company also acquired an option to purchase the assets associated with Republic Technologies' cold-finishing plant located in Hamilton, Ontario on or prior to August 16, 2003 for nominal consideration and the assumption of certain liabilities. If the Company decides to purchase the cold-finishing plant, the purchase price allocation will be adjusted accordingly.


In connection with the closing of the asset purchase transaction with Republic Technologies, the USWA took the position that the Company's new labor agreement did not apply to the unionized employees of Canadian Drawn Steel Company, Inc., a Canadian subsidiary of Republic Technologies. In light of the USWA's position and rather than delay consummation of the entire transaction, the parties negotiated the first amendment to the Asset Purchase Agreement, which among various other matters included the inventory and receivables of Canadian Drawn Steel in the assets the Company acquired and gave the Company a one-year option to purchase the other assets of Canadian Drawn Steel for nominal additional consideration, without adjustment to the overall purchase price. Under the option, if the business of Canadian Drawn Steel is sold to a third party, Republic Technologies will pay the net proceeds of that sale to the Company.



On August 30, 2002, the USWA filed a motion with the Bankruptcy Court seeking to compel the sale to the Company of substantially all of the assets of Canadian Drawn Steel. On September 17, 2002, the Company and Republic Technologies filed separate objections to the USWA's motion, asserting among other things that the USWA had breached the agreement with Republic Technologies with respect to the unionized employees of Canadian Drawn Steel and was attempting to force the Company to assume additional liabilities for legacy costs which the Company did not agree to assume under the Asset Purchase Agreement. In addition, Republic Technologies asserted various procedural defenses against the USWA and the Company objected to several of the factual assumptions underlying the USWA's proposed orders.



The USWA withdrew its motion described above and on October 21, 2002 filed a complaint with the Bankruptcy Court seeking similar relief as in the motion. The complaint alleged, among other things, that because the Company did not purchase substantially all of the assets of Canadian Drawn Steel, (i) Republic Technologies breached a shutdown agreement with the USWA, (ii) the Company breached a letter agreement with the USWA, (iii) the Company breached the Asset Purchase Agreement and (iv) the Company and Republic Technologies violated an order of the Bankruptcy Court which approved the sale of assets by Republic Technologies to the Company. In the complaint, the USWA


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


requested the Bankruptcy Court to compel the sale to the Company of substantially all of the assets of Canadian Drawn Steel. On December 4, 2002, the Company and Republic Technologies filed separate answers to the USWA's complaint in which the Company and Republic Technologies denied the principal allegations of the USWA and asserted various defenses and counterclaims. The Company expects to vigorously pursue this litigation.



NOTE 5.  REVOLVING CREDIT FACILITIES AND LONG-TERM DEBT


On August 16, 2002, Republic entered into a credit facility, which matures on June 30, 2007, with Fleet Capital Corporation, as administrative agent, and other lenders. The credit facility consists of a senior revolving credit facility with a total commitment of up to $336.0 million. This total commitment will automatically reduce by $5.0 million on the first day of each quarter commencing the fiscal quarter that begins on July 1, 2003 until such time as the total commitment is reduced to $275.0 million. Availability under the credit facility is limited to a borrowing base as defined in the credit facility. The borrowing base equals 85% of eligible accounts receivable plus the sum of 70% of the net book value of eligible inventory plus the eligible fixed asset component which is currently $100.0 million. Under the current contractual terms of the senior revolving credit facility the borrowing base, effective June 30, 2003, will be reduced to 85% of eligible accounts receivable plus the sum of 60% of the net book value of the eligible fixed asset component which will be $92.0 million. The Company is seeking to negotiate possible extensions to this contractual reduction to the borrowing base. The Company borrowed an aggregate of $301.9 million in connection with the closing of the acquisition of assets of Republic Technologies, and the Company is entitled to draw amounts under the new credit facility to finance working capital and capital expenditures, and for other general corporate purposes. The availability under the credit facility at December 31, 2002 was $15.2 million.

The borrowings under the credit facility are secured by a first priority perfected security interest in the capital stock and other equity interests of each direct and indirect subsidiary of Republic Holdings and all of the Company's presently owned and subsequently acquired inventory, accounts receivable, intellectual property and related assets (other than those of Republic Holdings) and the real estate and fixed assets comprising, and the intellectual property relating to, the Canton, Ohio Caster and Continuing Rolling Facility, or Canton CR(TM).

Borrowings under the credit facility bear interest, at the Company's option, at either a base rate equal to the higher of the "prime rate" by Fleet National Bank, the weighted average of rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus the applicable margin, or a Eurodollar rate on deposits for one, two, three or six month periods, plus the applicable margin. The Company's credit facility balance as of December 31, 2002 was $268.4 million and the average interest rate for the Company's credit facility for the period from August 16, 2002 to December 31, 2002 was approximately 4.76%.

The credit facility contains negative covenants and provisions that restrict, among other things, the ability to incur additional indebtedness or guarantee the obligations of others, grant liens, make investments, pay dividends, repurchase stock or make other forms of restricted payments, merge, consolidate and acquire assets or stock, engage in sale and leaseback transactions or dispose of assets, make capital expenditures in excess of specified annual amounts, engage in transactions with the affiliates, and prepay or amend the senior secured notes. The credit facility also requires the Company to meet financial covenants and ratios, particularly a minimum fixed charge coverage ratio based on operating cash flow to total debt service to be tested quarterly commencing on March 31, 2004.

The outstanding notes are senior secured obligations of the issuers, aggregating $80.0 million of principal amount, and will mature on August 16, 2009. Interest on the notes accrues at the rate of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

10% per annum and is payable quarterly in cash on each March 31, June 30, September 30 and December 31, commencing September 30, 2002.

The notes were issued under an indenture dated as of August 16, 2002 among Republic and Blue Steel Capital Corp., as issuers, N&T Railway Company LLC and Blue Bar, L.P., as guarantors, and LaSalle Bank National Association, as trustee. As described in Note 18, the indenture was amended pursuant to the First Supplemental Indenture among Republic, Blue Steel Capital Corp., N&T Railway Company LLC, Republic Holdings and LaSalle Bank National Association. The indenture governing the notes requires the Company to secure the notes and contains significant affirmative and negative covenants including separate provisions imposing restrictions on additional borrowings, certain investments, certain payments, sale or disposal of assets, payment of dividends and change of control provisions, in each case, subject to certain exceptions. The notes are secured, subject to exceptions and limitations, by (1) a first priority lien on, and security interest in, substantially all of the existing assets of the Company and its subsidiaries, other than the Canton CR(TM), inventory, accounts receivable and intellectual property and related assets, and (2) a first priority interest in the capital stock and other equity interests of each direct and indirect subsidiary of Republic Holdings, other than 2011448 Ontario Limited. Each of Republic Holdings and N&T Railway Company LLC has jointly and severally guaranteed the notes on a senior secured basis, and each guarantee is full and unconditional. 2011448 Ontario Limited does not currently guarantee the notes, but it must become a guarantor of the notes in order to exercise its option to acquire the assets and properties associated with the Hamilton, Ontario cold-finishing plant owned by Canadian Drawn Steel Company, Inc., a subsidiary of Republic Technologies. Any domestic subsidiary that Republic may form or acquire in the future will guarantee the notes on a joint and several and full and unconditional basis. See Note 18.

The expression of substantial doubt about the Company's ability to continue as a going concern in the Independent Auditor's Report, for the period ended December 31, 2002, constitutes a covenant violation and a default under our revolving credit facility which would result in an event of default on April 15, 2003.

During March 2003 the Company notified the Agents and the lenders that the Company will not comply with the requirement of the senior revolving credit facility with respect to the annual audited financial statements for the fiscal year ended December 31, 2002 as a result of an expression of uncertainty about the Company's ability to continue as a going concern. Failure to comply constitutes a default and following a fifteen day grace period, an Event of Default. The Company has received a limited waiver to permit non-compliance of this requirement until April 30, 2003.


NOTE 6.  REORGANIZATION ITEMS



The Predecessor's reorganization items consist of expenses directly incurred or realized as a result of the Chapter 11 cases and have been segregated from normal operations. Reorganization expense of $2.4 million is included in the Predecessor's consolidated statements of operations. These items were primarily professional fees and administrative expenses.



NOTE 7.  SPECIAL CHARGES


The Predecessor maintained a Master Collective Bargaining Agreement and settlement agreement (collectively, the "Master CBA") with employees represented by the USWA which required Republic Technologies to offer Early Retirement Buyouts ("ERBs") to at least 1,000 employees and permitted Republic Technologies International, LLC to offer a Voluntary Severance Plan ("VSP"). The purpose of these programs was to reduce the hourly workforce by a net reduction of over 1,900 hourly employees over four years. These programs were substantially voluntary in nature. Accordingly, the costs associated with these workforce reductions were being recognized as the offers were accepted by the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


employees and intended to be awarded by the Predecessor. During the period from January 1, 2002 to August 15, 2002 there were 43 ERB's accepted amounting to $8.8 million.



During the period from January 1, 2002 to August 15, 2002, the Predecessor recorded $1.9 million of severance-related costs for administrative staff reductions and $0.6 million of miscellaneous facility closure costs. A gain of $0.8 million as a result of the Predecessor's Willimantic plant sale and the reversal of the Predecessor's related shutdown reserve offset these charges.



NOTE 8.  BENEFIT PLANS


In connection with the Company's acquisition of assets from Republic Technologies, it entered into a new labor agreement with the USWA that covers the vast majority of the Company's hourly employees. This labor agreement expires on August 15, 2007.

Wage and benefit provisions under this collective bargaining agreement are specified until expiration of the agreement and will be subject to negotiations at that time. The labor agreement also provides for the creation of a benefits trust. The Company made an initial contribution of $3.0 million and will contribute $3.00 for every hour worked by an employee who is covered by the new labor agreement. In year three of the labor agreement, the contribution increases to $3.50 for every hour worked and in years four and five it increases to $3.80 for every hour worked. The allocation of the funds is directed by the USWA to provide pension benefits and/or retiree medical coverage for future eligible employees of the Company and/or medical coverage for retirees of Republic Technologies. However, no contributions may be used for the purpose of providing medical coverage for the retirees of Republic Technologies if they create, or result in, any liability whatsoever on the part of the Company for any obligation of Republic Technologies, or any independent obligation to the retirees of Republic Technologies. The Company's contributions to the benefits trust constitute its sole obligation with respect to providing these benefits. The Company recorded $4.3 million of expense and made contributions of $2.3 million related to this provision in the labor agreement during the period from August 16, 2002 to December 31, 2002.

The new labor agreement also calls for the establishment of a profit sharing plan to which the Company will contribute 15% of its quarterly pre-tax income, as defined in the labor agreement, over $12.5 million. Twenty-five percent of these contributions will be divided among USWA-represented employees who are covered by the new labor agreement based on the numbers of hours worked and the remaining 75% will be contributed to the benefits trust described above. Contributions, if any, will be distributed to employees and the benefits trust within 45 days of the end of each fiscal quarter. During the period from August 16, 2002 to December 31, 2002, the Company did not meet the criteria discussed above and was not required to make a contribution under this agreement.

The Company has a defined contribution retirement plan that covers substantially all salary and non-union hourly employees. Contributions to the plan are based on age and compensation. The Company funds contributions to this plan as accrued. Contributions to this plan by the Company were $0.8 million for the period from August 16, 2002 to December 31, 2002.


NOTE 9.  PREDECESSOR'S DEFINED CONTRIBUTION BENEFIT PLANS



The Predecessor had a defined contribution retirement plan that covered substantially all salary and non-union hourly employees. Contributions to the plan were based on age and compensation. The Predecessor funded contributions to these plans as accrued.


The Predecessor had a profit sharing plan covering all of its USWA employees. Amounts provided to the profit sharing pool were based on percentages of the consolidated excess cash flows of the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Company, as defined in the Master CBA. There was no expense relating to this plan for the period from January 1, 2002 to August 15, 2002.



NOTE 10.  PREDECESSOR'S DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT
BENEFITS


The Master CBA covering all of the former Republic Engineered Steels, Inc., Bar Technologies and USS/Kobe facilities with employees represented by the USWA was entered into with the USWA. The Master CBA provided for improvements in the existing defined benefit pension plans covering employees at former Republic Engineered Steels, Inc. facilities, former USS/Kobe facilities and the former Bliss & Laughlin Harvey, Illinois facility, and the creation of a defined benefit pension plan obligation covering employees at former Bar Technologies facilities. The Master CBA was modified by the Modified Labor Agreement ("MLA"), effective January 1, 2002. On January 24, 2002 the USWA ratified the MLA modifying the Master CBA. The MLA provided interim support designed to permit the Predecessor to continue operating at its current level while working to secure the financing necessary to emerge from Bankruptcy. Under the terms of the MLA all employee wages were reduced 15% for the period of January 1, 2002 to May 31, 2002. Other modifications included immediate elimination of 125 jobs and modifications to the employment security plan allowing the Predecessor to layoff employees as business conditions and operational requirements dictated.

The following is a general description of the Predecessor's defined benefit plans.

REPUBLIC ENGINEERED STEELS, INC.
The Predecessor maintained a defined benefit "floor offset" plan, which covered all former Republic Engineered Steels, Inc. USWA employees. The plan, when combined with benefits from an LTV Steel Defined Benefit Pension Plan, provided a minimum level of pension benefits for USWA employees. Benefits were based on a combination of employees' age and years of service. The Predecessor's policy was to fund this plan based on legal requirements and tax considerations. As a result of the Chapter 11 filing, the Predecessor has not funded this plan since the Petition Date.


As a result of the Chapter 11 filings, the Predecessor defaulted on the required pension funding for this plan.


The Predecessor also sponsored postretirement plans for health care and life insurance that cover most full-time employees. The plans pay stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Hourly employees became eligible for benefits after completing 15 years of service and reaching age 60. Salary employees became eligible for benefits if they retired after reaching age 65.

BAR TECHNOLOGIES INC.
Bliss & Laughlin ("BLI") maintained a defined benefit pension plan covering substantially all hourly employees of its Harvey, Illinois plant. As of January 1, 2000, the plan and covered employees were merged into the pension plan described above. Employees at the Cartersville, Georgia plant were non-union hourly employees and were not covered under a defined benefit pension plan. Canadian Drawn Steel Corporation ("CDSC") maintained pension plans covering substantially all employees. Benefits for the CDSC salaried employees' plans were based on an average salary for the five most recent years prior to retirement. Benefits for the CDSC bargaining unit employees' plans were based on years of service. Republic Technologies' policy was to fund pension cost in accordance with the requirements of the Employee Retirement Income Security Act of 1974 in the United States and local regulations in Canada.

CDSC also sponsored postretirement plans for health care and life insurance that covered most full-time employees. The plans paid stated percentages of most necessary medical expenses incurred by

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

retirees, after subtracting payments by other providers and after a stated deductible has been met. Participants became eligible for benefits if they retired from CDSC after reaching age 55 with 10 or more years of service. BLI employees at its Harvey, Illinois plant were covered under the Republic Engineered Steels, Inc post-retirement plan for health and life insurance.

USS/KOBE
The Predecessor sponsored two noncontributory defined benefit plans covering substantially all former USS/Kobe employees. Benefits under these plans were based upon years of service and final average pensionable earnings, or a minimum benefit based upon years of service, whichever was greater. Assets held by the plans were invested primarily in corporate equity and debt securities and interest bearing cash accounts. In addition, pension benefits from USS/Kobe's two defined contribution plans, which covered participating employees, were based upon years of service and career earnings.


Republic Technologies International, LLC agreed with the PBGC to maintain a specified level of funding for the USS/Kobe Union Eligible Pension Plan, a defined benefit plan for union employees, based on statutory funding requirements. The agreement with the PBGC with respect to this plan contemplated that contributions would be made as follows: for the year 2000, an amount necessary to avoid an accumulated funding deficiency plus $4.0 million; for 2001, an amount so that the December 31, 2001 credit balance equaled that of December 31, 2000 with interest plus $2.0 million; for 2002, an amount so that the December 31, 2002 credit balance equaled that of December 2001 with interest plus $2.0 million; and for 2003, an amount so that the December 31, 2003 credit balance equaled that of December 31, 2002 with interest plus $2.0 million. The agreement with the PBGC further contemplated that, beginning with 2004, the Predecessor would make contributions to maintain the December 31, 2003 credit balance with interest. As security for such obligation, Republic Technologies International, LLC provided the PBGC with a $5.0 million letter of credit. As a result of the Chapter 11 filings, the Predecessor defaulted on the required pension funding. The PBGC accordingly presented the letter of credit for payment.



During the period from January 1, 2002 to August 15, 2002, the Predecessor recorded net periodic pension costs of $13.2 million.



During the period from January 1, 2002 to August 15, 2002, the Predecessor recorded net periodic postretirement benefit costs of $13.1 million.



NOTE 11.  SEGMENT INFORMATION



(A)  REPH LLC



In December 2003, the Company sold substantially all of its operating assets to PAV Republic, Inc. (the "Successor") in a sale of assets under Section 363 of the United States Bankruptcy Code. Upon completion of the acquisition, PAV Republic implemented a strategy to manage its product mix by focusing on higher value-added bar products. The Successor's product lines are marketed to a common customer base. The Successor currently operates its business as a single segment producing four products: hot-rolled bar, cold-finished bar, semi-finished seamless tube rounds and other semi-finished trade products. The transition to a single segment culminated in the fourth quarter of 2004.



The previously reported segment information for the Company has been recast to conform to the single segment composition of the Successor.



The manufacturing process for all the Company's engineered products begins with steel being melted in either Canton or Lorain, Ohio. The molten steel is then poured into either a five-strand continuous bloom caster or a six-strand billet caster through which the steel flows and cools. The cooled blooms or billets solidify, then are cut to length before further processing. The casters produce round blooms


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


and billets that are feedstock for hot-rolled seamless tube products or rectangular blooms or square billets that are transported to one of three bar rolling mills.



At the rolling mill, blooms and billets are converted to hot rolled bars by reheating, then rolling the products through a series of continuous roll stands. The steel is reduced in cross-section and elongates through this process. The completed hot-rolled products are either coiled or are placed on a cooling bed and then cut into required lengths. The items are then stacked into coils or bundles and placed in warehouses from which they are shipped directly to the customer or to one of our cold finishing mills for further processing.



THE COMPANY'S PRODUCT LINES INCLUDE:



Hot rolled bar products. Hot rolling changes the internal physical properties, size, and shape of the steel. As a direct cast billet or bloom is reduced in size, the strength and integrity of the resulting bar or rod product is increased. Since blooms have larger cross-sectional area than billets, a greater reduction to finished size occurs. Accordingly, a bar or rod product rolled from a cast bloom is generally stronger than a direct cast billet product of the same size and metallurgical content. Typically customers concerned about product quality and strength as related to reduction of area require bloom-based hot-rolled bar products. Direct cast billet products are generally used for smaller bar product sizes and for less demanding end-use applications.



Cold finished bar products. Cold finishing improves the physical properties of hot-rolled products through value-added processes. Cold finishing processes generate products with more precise size and straightness tolerances as well as a surface finish that provides customers with a more efficient means of producing a number of end products by often eliminating the first processing step in the customer's process.



Semi-Finished Seamless Tube Rounds. In connection with the Company's current supply arrangement with US Steel Corporation, the Company produces semi-finished seamless rounds at its Lorain, Ohio facility for purchases by US Steel's Lorain, Ohio and Fairfield, Alabama facilities. On October 22, 2004, the Company entered into a supply agreement with US Steel pursuant to which it will continue to supply US Steel with semi-finished rounds through June 30, 2005. The Company cannot guarantee that it will extend this agreement beyond June 30, 2005. Depending on the desired end-use application for the Lorain facility, these products are cast to diameters of 6", 10.5", 12.25" or 13.5". For the Fairfield facility, the Company produces semi-finished rounds at 11.6" diameters. Seamless tubes are used in oil and gas drilling and exploration applications.



Other Semi-Finished Trade Products. The Company also sells semi-finished trade products to trade customers that are cast or rolled into round cornered squares. These products are typically sold for forging applications or to rolling mills operated by competitors that do not have melt shop facilities or to steel service centers or distributors, for further processing before they reach the ultimate end user.



The following table presents the sales of our products as a percentage of our total sales for the period from August 16, 2002 to December 16, 2002.



                      PRODUCT
----------------------------------------------------------------------
Hot-rolled bars....................................         72.4%
Cold-finished bars.................................         14.9%
Semi-finished seamless tube rounds.................         10.9%
Other semi-finished trade products.................          1.8%
                                                           -----
          Total....................................        100.0%
                                                           =====


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Foreign product sales information is not available for the period from August 16, 2002 to December 16, 2002. During this period the Company did not own any foreign long-lived assets.



(B) REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC



The Predecessor operated in two reported segments: hot-rolled and cold finished. The Predecessor operated its Specialty Steel division as a third segment, however, as discussed in Note 14, the Specialty Steel division was accounted for as a discontinued operation. As such, the following information related to the Predecessor does not reflect the Specialty Steel division as a reportable segment. The Predecessor managed the reportable segments as separate strategic business units. Differences between the segments include manufacturing techniques and equipment, competition and end-users. The Predecessor measured segment performance based on earnings before interest, taxes, depreciation and amortization, other post-retirement benefits ("OPEB"), workforce reduction charges, restructuring charges, monitoring fees, gain or loss from the sale of fixed assets, and reorganization items ("EBITDA, as defined").


HOT-ROLLED

Hot-rolled bars and rods are processed from blooms and billets on rolling mills to change the internal physical properties, size or shape of the steel. Desirable characteristics of hot-rolled products include internal soundness, uniformity of chemical composition and freedom from surface imperfection. Hot-rolled products include rounds, squares and hexagons, in both cut lengths and coils. Customers for hot-rolled products include manufacturers of automotive parts, industrial equipment, independent forgers, steel service centers, and converters. The Predecessor's hot-rolled products are used in the manufacture of end-use products such as automotive drivetrains, engine and transmission parts, bearings and tractor components.


COLD FINISHED

Cold finishing is a value-added process which improves the physical properties of hot-rolled bars and rods. Cold finished products are produced from hot-rolled bars by cold-drawing, turning, grinding, thermal treating or a combination of these processes. The manufacturing process allows for production of products with more precise size and straightness tolerances, as well as improved strength and surface finish, that provides customers with a more efficient means of producing a number of end products by often eliminating processing steps in the customers' use of the products. Cold finished products include rounds, squares, hexagons and flats, all of which can be further processed by turning, grinding or polishing, or a combination thereof. Customers for cold finished products include the manufacturers of automotive parts, industrial equipment, steel service centers and distributors. The Predecessor's cold finished products are used in the manufacture of end-use products such as automotive steering assemblies, electrical motor shafts, ball and roller bearings, valves and hand tools.



Inter-segment sales are made at an agreed upon transfer cost which is adjusted quarterly and are eliminated in consolidation. Selling, general and administrative and other costs are allocated 80% to hot-rolled and 20% to cold finished for the Predecessor. Pension costs are allocated by the Predecessor based on the amount of payroll incurred by each segment.




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                  THE PREDECESSOR FOR THE PERIOD FROM JANUARY 1, 2002 TO AUGUST 15, 2002
                                 ------------------------------------------------------------------------
                                                 COLD        TOTAL       INTER-SEGMENT
                                 HOT-ROLLED    FINISHED    SEGMENTS    ELIMINATION/OTHER    CONSOLIDATED
                                 ----------    --------    --------    -----------------    ------------
Net sales......................   $558,290     $117,863    $676,153         $(64,170)         $611,983
Depreciation and
  amortization.................     25,840        2,505      28,345               --            28,345
Segment profit (loss) (EBITDA,
  as defined)..................     17,456       (9,276)      8,180               --             8,180
Capital expenditures...........      7,253            -       7,253               --             7,253



                                                                 PERIOD
                                                                  FROM
                                                               JANUARY 1,
                                                                2002 TO
                                                               AUGUST 15,
                                                                  2002
                                                               ----------
Segment profit (loss) EBITDA, as defined....................    $  7,998
Depreciation and amortization expense.......................      28,345
Interest expense............................................      17,721
Special charges.............................................      10,541
OPEB expense................................................      13,062
Gain from sale of fixed assets..............................      (4,190)
Reorganization items........................................       2,377
                                                                --------
Loss before income taxes....................................    $(59,858)
                                                                ========



NOTE 12.  DISCONTINUED OPERATIONS



The Predecessor historically reported its Specialty Steel division as a discontinued operation. The assets of the Canton plant were sold on September 5, 2002.



A reserve for the estimated operating losses of the Specialty Steel division was made as part of the accounting for the discontinued operations and periodically revised as part of the periodic reassessment of the carrying values of the net assets relating to the discontinued operations. In the period from January 1, 2002 to August 15, 2002, no provision was recorded for any gain or loss from the disposition of the discontinued operations.


Sales and related losses for the discontinued operations were as follows (net loss on discontinued operations were reflected in the Predecessor's financial statements as a reduction in the accrual for losses on the discontinued operations that was provided as part of the estimated loss on disposition):


                                                                     PERIOD FROM
                                                              JANUARY 1, 2002 TO
                                                                 AUGUST 15, 2002
--------------------------------------------------------------------------------
Net sales...................................................             $10,111
Gross loss..................................................              (6,243)
Loss before income taxes....................................              (6,672)
Provision for income taxes..................................                  --
                                                              ------------------
Net loss....................................................             $(6,672)
                                                              ==================


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

As part of the acquisition of substantially all of the assets of Republic Technologies, the Company purchased $1.9 million of inventory which was related to the Predecessor's specialty steels division facilities.


NOTE 13.  RELATED PARTY TRANSACTIONS


THE COMPANY
A Management Services Agreement dated as of August 16, 2002 between Blue Bar, L.P. and Republic provides that Blue Bar, L.P. will provide certain ongoing advisory and management services to Republic as requested by Republic from time to time. Republic pays Blue Bar, L.P. a quarterly fee of $250,000 for such services and reimburses Blue Bar, L.P. and its affiliates for all reasonable costs and expenses incurred by them in providing such advisory and management services. Republic's obligation to make such payments will terminate upon the first to occur of (i) August 16, 2012, or (ii) the end of the fiscal year in which Blue Bar, L.P., or any of its affiliates, directly or indirectly, ceases to own any membership interests in Republic. As part of the restructuring described in Note 18, Blue Bar, L.P. assigned to Blue Bar Holdings its interests and obligations under the Management Services Agreement.

On August 16, 2002, Republic paid one-time transaction fees of $3.2 million to an affiliate of KPS Special Situations Fund, L.P. and $0.8 million to an affiliate of Hunt Investment Group, which together owned all of the equity of Blue Bar, L.P., the predecessor of REPH. These transaction fees were paid out of the proceeds of the capital contribution made by Blue Bar, L.P. to Republic contemporaneously with the Company's acquisition of assets from Republic Technologies.

THE PREDECESSOR

The Predecessor had a monitoring agreement with Blackstone, Veritas, USX and Kobe, where the parties were to receive an aggregate annual fee of $4.0 million. This agreement was stayed due to the Chapter 11 proceedings.



During the period from January 1, 2002 to August 15, 2002, the Predecessor had approximately $50.4 million of net sales to American Axle & Manufacturing, a company controlled by Blackstone.


The Predecessor also had entered into the following agreements with USX, Kobe and FirstEnergy Service Corp. ("FirstEnergy") (another equity investor in the Predecessor's indirect parent) or their affiliates:

ROUND SUPPLY AGREEMENT

The Predecessor entered into a five-year supply agreement with USX and the new tubular company owned by USX, which provides for the tubular joint venture purchasing all of its requirements for steel rounds at its Lorain, Ohio pipemill from the Predecessor up to a maximum of 400,000 tons per year for a price equal to the Predecessor's production costs plus an agreed upon margin per ton. The tubular company also had the right to purchase up to an additional 200,000 tons per year for a price equal to the Predecessor's fixed production costs plus an agreed upon margin per ton. If the tubular company was unable to purchase at least 400,000 tons of steel rounds per year for its Lorain, Ohio pipemill, USX was required to purchase any shortfall, under specified circumstances, to satisfy the steel round requirements of its Fairfield, Alabama pipemill facility that could not be satisfied from USX's internal production of steel rounds. The Predecessor sold $73.7 of seamless rounds to USX in the period from January 1, 2002 to August 15, 2002.


COKE SUPPLY AGREEMENT
The Predecessor entered into a five-year supply agreement with USX, which provided that Republic Technologies purchase substantially all of its requirements for coke for use in its Lorain, Ohio blast furnace from USX. The purchase price for coke was based on market prices and adjusted annually,

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


subject to most favored nations provisions for price and other conditions, which allowed the Predecessor to receive the most favorable terms that USX granted to any of its coke customers. The Predecessor purchased $39.0 million of coke from USX in the period from January 1, 2002 to August 15, 2002.


PELLET SUPPLY AGREEMENT

Under this agreement, the Predecessor agreed to purchase all of its iron ore pellet requirements for its Lorain, Ohio blast furnace from USX for a period of five years. The purchase price for pellets were generally based on market prices and were adjusted annually, subject to most favored nations provisions for price and other conditions, which allowed the Predecessor to receive the most favorable terms that USX granted to any of its pellet customers. The Predecessor purchased $47.1 million of iron ore pellets from USX in the period from January 1, 2002 to August 15, 2002.


SAFE HARBOR LEASE MATTERS AGREEMENT
Pursuant to the master restructuring agreement, the Predecessor received certain property formerly owned by USS/Kobe that qualified as "Safe Harbor Lease Property," thus affording USX and Kobe with tax benefits. The Safe Harbor Lease Matters Agreement contained covenants and warranties to ensure that the property remain qualified as Safe Harbor Lease Property and to ensure the continuation of the tax benefits.

ENERGY MANAGEMENT AGREEMENT
The Predecessor entered into an agreement with FirstEnergy under which it appointed FirstEnergy as its exclusive representative for the procurement of energy supply and services. FirstEnergy purchased $30.0 million of the Series C convertible preferred stock of Republic Technologies International, Inc. (the Predecessor's ultimate parent).

The Predecessor also entered into an agreement with the new tubular steel company owned by USX regarding the provision of various utilities and an agreement with USX regarding the provision of various transitional services. In addition, the Predecessor entered into an agreement with USX regarding payment of certain payables owed by USS/KOBE to USX.


NOTE 14.  OPERATING LEASES



The Company also uses certain lease arrangements to supplement its financing activities. Rental expense under operating leases was approximately $4.2 million for the period from August 16, 2002 to December 31, 2002.



NOTE 15.  ENVIRONMENTAL MATTERS



As is the case with most steel producers, the Company could incur significant costs related to environmental issues in the future. The Company's operations are subject to federal, state and local environmental laws and regulations that in the event of environmental contamination could result in the Company incurring significant liabilities.



The Company continuously monitors its compliance with applicable environmental laws and regulations and believes that it currently is in substantial compliance with them. The Company anticipates that its expenditures for environmental control measures during the next 12-month period will be approximately $0.3 million. The Company currently believes that estimated aggregate cost to resolve environmental contingencies are likely to be in the range of $3.9 million to $8.4 million over the lives of its facilities. The Company's reserve to cover probable environmental liabilities was approximately $5.6 million as of December 31, 2002. To the extent the Company incurs any such remediation costs, these costs will most likely be incurred over a number of years; however, future


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


regulatory action regarding historical disposal practices at the Company's facilities, as well as continued compliance with environmental requirements, may require it to incur significant costs that may have a material adverse effect on its future financial performance.



NOTE 16.  RESTRUCTURING


Republic effected a restructuring so that the presentation of the consolidated financial statements of REPH will satisfy the financial reporting obligations of each of the issuers and guarantors of the notes. As part of the restructuring, Blue Bar, L.P., a Delaware limited partnership and the present parent company of Republic, merged with and into REPH. In addition, the indenture governing the Company's notes was amended so that the guarantee of REPH, as successor by merger of Blue Bar, L.P., is full and unconditional. The indenture was also amended to permit REPH to satisfy Republic's reporting obligations under the indenture so long as REPH holds 100% of Republic's membership interests and has no material business operations, assets or liabilities of its own. REPH was formed on January 28, 2003. The consolidated financial statements presented give effect to the common control merger of Blue Bar, L.P. with REPH (successor to Blue Bar L.P.) that was completed on February 10, 2003 as part of the restructuring.

--------------------------------------------------------------------------------

               Modern, Well-Maintained SBQ Steelmaking Facilities

            [Photo of electric arc furnace at Canton, OH facility.]

          [Photo of four-strand bloom caster at Canton, OH facility.]

                        Producer of Value-Added SBQ Steel

        [Photo of cold finishing operations at Massillon, OH facility.]

             [Photo of cold drawing process at Gary, IN facility.]

        Highly Engineered and Critical Performance Customer Applications

                     [Graphic of SBQ vehicle applications.]

     [Photo of machine components manufactured from Republic SBQ product.]

--------------------------------------------------------------------------------

                      (REPUBLIC ENGINEERED PRODUCTS LOGO)


You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized anyone to provide you with any information other than the information contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses (other than underwriting discounts and commissions and the underwriter's non-accountable expense allowance) payable in connection with the sale of the common stock offered in this Registration Statement are as follows:


Securities and Exchange Commission registration fee.........  $14,570.50
NASD filing fee.............................................  $   12,000
Nasdaq National Market listing fee..........................           *
Printing and engraving expenses.............................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Blue Sky fees and expenses (including legal fees)...........           *
Transfer agent and rights agent and registrar fees and
  expenses..................................................           *
Miscellaneous...............................................           *
                                                              ----------
  Total.....................................................  $        *
                                                              ==========


------------
*  To be filed by amendment

All expenses are estimated except for the SEC fee and the NASD fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, associate or agent of Republic may and, in certain cases, must be indemnified by Republic against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Republic. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, associate or agent is liable to Republic, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Article 8, Section 1 of Republic's certificate of incorporation provides that Republic shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at Republic's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Reference is made to Section 9 of the underwriting agreement to be filed as
Exhibit 1.1 hereto, pursuant to which the underwriter has agreed to indemnify officers and directors of Republic against certain liabilities under the Securities Act.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


CERTAIN SALES OF SECURITIES.

Except as set forth below, in the three years preceding the filing of this registration statement, the registrant has not issued any securities that were not registered under the Securities Act.

In the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

The following is a summary of sales of securities by our subsidiaries during the past three years involving securities that were not registered under the Securities Act of 1933:


On December 19, 2003, we issued 100 shares of restricted common stock, par value $0.01 per share, to Perry Capital for an aggregate purchase price of
 $30,000,000. On January 21, 2004, we effected a 300-to-1 stock split of these shares. This transaction was exempt from registration under the Securities Act by virtue of the exemption provided under Section 4(2) of the Securities Act for transactions not involving a public offering.



On December 19, 2003, we issued $21.0 million aggregate principal amount of 10% Senior Secured Notes due August 31, 2009 in favor of certain accredited investors. This transaction was exempt from registration under the Securities Act by virtue of the exemption provided under Section 4(2) of the Securities Act for transactions not involving a public offering.



On January 20, 2004, Perry Capital sold 1,065 shares of our restricted common stock, par value $0.01 per share, to Contrarian Funds LLC for an aggregate purchase price of $1,198,125. This transaction was exempt from registration under the Securities Act by virtue of the exemption provided under Section 4(2) of the Securities Act for transactions not involving a public offering.



On May 20, 2004, we issued 20,000 shares of restricted common stock, par value $0.01 per share, to Perry Capital for an aggregate purchase price of
 $20,000,000. This transaction was exempt from registration under the Securities Act by virtue of the exemption provided under Section 4(2) of the Securities Act for transactions not involving a public offering.



On May 20, 2004, we issued a Senior Subordinated Note due August 20, 2009 in the amount of $8,365,367 in favor of Perry Principals Investments, L.L.C. This transaction was exempt from registration under the Securities Act by virtue of the exemption provided under Section 4(2) of the Securities Act for transactions not involving a public offering.



On June 15, 2004, Perry Capital sold 710 shares of our restricted common stock, par value $0.01 per share, to Contrarian Funds LLC for an aggregate purchase price of $798,750. This transaction was exempt from registration under the Securities Act by virtue of the exemption provided under Section 4(2) of the Securities Act for transactions not involving a public offering.



On May 20, 2004, we issued a 11% Senior Secured Promissory Note due August 20, 2009 in the amount of $61.8 million in favor of Perry Principals Investments,
 L.L.C. This transaction was exempt from registration under the Securities Act by virtue of the exemption provided under Section 4(2) of the Securities Act for transaction not involving a public offering.


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


On October 5, 2004, we issued 20 shares of restricted common stock, par value $0.01 per share, to each of Stephen G. Kasnet, Lynn R. Williams and Robert L.
 Norton as an equity retainer for their service on the Board of Directors. The issuances of the securities listed above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under
 Section 3(b) of the Securities Act as transactions pursuant to compensation benefit plans and contracts relating to compensation.



ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


(a) Exhibits.



 1.1   Form of Underwriting Agreement.*
 3.1   Form of Amended and Restated Certificate of Incorporation
       (to be filed with the Delaware Secretary of State immediately prior to the closing of the offering covered by this Registration Statement).*
 3.2 Form of Amended and Restated Bylaws (to be adopted immediately prior to the closing of the offering covered by this Registration Statement).*
 4.1   Specimen common stock certificate.*
 4.2 Stockholders Agreement dated as of January 20, 2004 by and among PAV Republic, Inc., Perry Partners LP, Perry Partners
       International, Inc. and Contrarian Funds LLC.
 4.3   Form of Registration Rights Agreement by and among PAV
       Republic, Inc., Perry Partners LP, Perry Partners
       International, Inc. and Contrarian Funds LLC.*
 5.1   Opinion of Kirkland & Ellis LLP.*
10.1   Employment Agreement dated March 2, 2004 by and between
       Republic Engineered Products, Inc. and Joseph F. Lapinsky.
10.2   Credit Agreement dated as of May 20, 2004, among Republic
       Engineered Products, Inc., as borrower, the other credit parties signatory thereto, the lenders signatory thereto from time to time, General Electric Capital Corporation as agent and lender, GECC Capital Markets Group, Inc. and UBS
       Securities, LLC as lead arrangers, UBS Securities, LLC as syndication agent and Bank One, NA (Main Office Chicago) and
       Merrill Lynch Capital, a division of Merrill Lynch Business
       Financial Services Inc. as documentation agents.
10.3   First Amendment to Credit Agreement dated as of November 10,
       2004, among Republic Engineered Products, Inc., as borrower, the other credit parties signatory thereto, the lenders signatory thereto from time to time and General Electric
       Capital Corporation as agent and lender.
10.4   Senior Secured Note Purchase Agreement dated as of May 20,
       2004, among Republic Engineered Products, Inc. as borrower, the other note parties signatory thereto and Perry
       Principals Investments, L.L.C. as Term 2 noteholder and its successors and assigns.
10.5   Security Agreement dated as of May 20, 2004, among Republic
       Engineered Products, Inc. as borrower, Republic N&T
       Railroad, Inc. and Republic Machine, LLC as grantors and
       Perry Principals Investments, L.L.C. as agent for Term 2
       Noteholder and its successors and assigns.
10.6   Form of 11% Senior Secured Promissory Note due August 20,
       2009.
10.7   Note Purchase Agreement dated as of December 19, 2003 among
       Republic Engineered Products, Inc. as issuer and PAV
       Republic, Inc., PAV Railroad, Inc. and PAV Machine, LLC as guarantors, and the purchasers named in Schedule A thereto relating to Republic Engineered Products, Inc.'s 10% Senior
       Secured Notes due 2009.


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------



10.8   Security Agreement, dated as of December 19, 2003, between
       Republic Engineered Products, Inc. and Fleet Capital
       Corporation, as collateral agent for itself and other
       holders of notes.
10.9   Form of 10% Senior Secured Notes due August 31, 2009
       (included in Exhibit 10.7).
10.10  Loan Agreement dated as of March 20, 2003, by and between
       The Director of Development of the State of Ohio acting on behalf of the State of Ohio as lender and Republic
       Engineered Products, LLC as borrower.
10.11  Security Agreement dated as of December 19, 2003, between
       Republic Engineered Products, Inc. as debtor and The
       Director of Development of the State of Ohio as secured
       party.
10.12  Intercreditor Agreement dated as of May 20, 2004 between
       Republic Engineered Products, Inc., the Director of
       Development of the State of Ohio, General Electric Capital
       Corporation, as agent and PAV Republic, Inc., PAV Railroad,
       Inc. and PAV Machine, LLC.
10.13  Intercreditor Agreement dated as of May 20, 2004, between
       Republic Engineered Products, Inc. as borrower and The
       Director of Development of the State of Ohio acting on
       behalf of the State of Ohio as lender, Perry Principals
       Investments, L.L.C. as a holder and as the initial
       collateral agent and PAV Republic, Inc., PAV Railroad, Inc.
       and PAV Machine, LLC.
10.14  Amended and Restated 2004 Equity Incentive Plan.
10.15  Republic Engineered Products LLC Deferred Compensation Plan.
10.16  Republic Engineered Products LLC Key Executive Severance
       Plan.
10.17  Republic Engineered Products LLC Retirement and Capital
       Accumulation Plan.
10.18  2004 Key Employee Bonus Plan Description.
10.19  Purchase Order dated as of October 13, 2004 by and between
       Republic Engineered Products, LLC, Republic Technologies
       International and American Axle and Manufacturing Inc.
       (Portions of this exhibit have been omitted pursuant to a
       confidential treatment request submitted under C.F.R.
       Sections 200.80(b)(4), 200.83 and 230.406)
10.20  Rounds Supply Agreement by and between Republic Engineered
       Products, Inc. and United States Steel Corporation dated
       October 22, 2004. (Portions of this exhibit have been
       omitted pursuant to a confidential treatment request
       submitted under C.F.R. Sections 200.80(b)(4), 200.83 and
       230.406)
10.21  Pellet Supply Agreement by and between Republic Engineered
       Products, Inc. and United States Steel Corporation dated
       October 22, 2004. (Portions of this exhibit have been
       omitted pursuant to a confidential treatment request
       submitted under C.F.R. Sections 200.80(b)(4), 200.83 and
       230.406)
10.22  Coke Supply Agreement by and between Republic Engineered
       Products, Inc. and United States Steel Corporation dated
       October 22, 2004. (Portions of this exhibit have been
       omitted pursuant to a confidential treatment request
       submitted under C.F.R. Sections 200.80(b)(4), 200.83 and
       230.406)
10.23  Contract dated as of August 16, 2002 by and between Ohio
       Power Company dba American Electric Power and Republic
       Engineered Products, LLC. (Portions of this exhibit have
       been omitted pursuant to a confidential treatment request
       submitted under C.F.R. Sections 200.80(b)(4), 200.83 and
       230.406)
10.24  Product Supply Agreement dated as of July 31, 2002 by and between Praxair, Inc. and Republic Engineered Products, LLC.
       (Portions of this exhibit have been omitted pursuant to a
       confidential treatment request submitted under C.F.R.
       Sections 200.80(b)(4), 200.83 and 230.406)


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------



10.25 Supply Agreement dated as of September 20, 2002 by and between Praxair, Inc. and Republic Engineered Products, LLC.
       (Portions of this exhibit have been omitted pursuant to a confidential treatment request submitted under C.F.R.
       Sections 200.80(b)(4), 200.83 and 230.406)
10.26 Asset Purchase Agreement dated as of December 16, 2003 by and among PAV Republic, Inc., as purchaser and Republic
       Engineered Products, LLC, N&T Railway Company LLC and Blue
       Steel Capital Corp. as sellers.
10.27 Collective Bargaining Agreement, effective August 16, 2002, between Republic Engineered Products, Inc. and United
       Steelworkers of America, AFL-CIO, LLC.
21.1   List of subsidiaries.*
23.1   Consent of Deloitte & Touche LLP.
23.2   Consent of KPMG LLP with respect to PAV Republic, Inc.
23.3   Consent of KPMG LLP with respect to REPH LLC.
23.4   Consent of Kirkland & Ellis LLP (Included in Exhibit 5.1).*
24.1 Power of Attorney (contained in the signature page to the original Registration Statement filed on November 24, 2004, being amended hereby).+


------------
* To be filed by amendment.


+ Previously filed with the original Registration Statement filed on November
  24, 2004, being amended hereby.


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

(b) Financial Statement Schedules

All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements, is not required under the related instructions or are inapplicable, and therefore have been omitted, or is included below:

VALUATION AND QUALIFYING ACCOUNTS
PAV REPUBLIC, INC. AND SUBSIDIARIES

FOR THE YEAR ENDED DECEMBER 31, 2004 AND

THE PERIOD FROM OCTOBER 7, 2003 (INCEPTION) TO DECEMBER 31, 2003
REPH LLC AND SUBSIDIARIES
FOR THE PERIOD FROM JANUARY 1, 2003 TO DECEMBER 18, 2003


                                                                    CHARGED
                             BALANCE AT   CHARGED TO                TO OTHER    DEDUCTIONS   BALANCE AT
                             BEGINNING    COSTS AND                ACCOUNTS--      FROM        END OF
                              OF YEAR      EXPENSES    ADDITIONS    DESCRIBE     RESERVES       YEAR
        DESCRIPTION                                       ($ in thousands)
-------------------------------------------------------------------------------------------------------
ALLOWANCE FOR DOUBTFUL
  ACCOUNTS AND FOR OTHER
  ACCOUNTS RECEIVABLE
  ALLOWANCES
1/1/2004 to 12/31/2004.....     $10,026      $13,527     $   --       $   --      $12,307      $11,246
10/7/03 (inception) to
  12/31/2003...............          --          453      9,588           --           15       10,026
-------------------------------------------------------------------------------------------------------
1/1/2003 to 12/18/2003.....      10,875       15,335         --           --       16,622        9,588


VALUATION AND QUALIFYING ACCOUNTS
REPH LLC AND SUBSIDIARIES
FOR THE PERIOD FROM AUGUST 16, 2002 TO DECEMBER 31, 2002 AND
REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES

FOR THE PERIOD FROM JANUARY 1, 2002 TO AUGUST 15, 2002



                                                       ADDITIONS
                                          ------------------------------------
                                                                     CHARGED
                             BALANCE AT   CHARGED TO                 TO OTHER    DEDUCTIONS   BALANCE AT
                             BEGINNING    COSTS AND                 ACCOUNTS--      FROM        END OF
                              OF YEAR      EXPENSES    RECOVERIES    DESCRIBE     RESERVES       YEAR
        DESCRIPTION                                       ($ in thousands)
--------------------------------------------------------------------------------------------------------
ALLOWANCE FOR DOUBTFUL
  ACCOUNTS
8/16/2002 to 12/31/2002....     $12,262         $308         $--          $--       $5,556       $7,014
--------------------------------------------------------------------------------------------------------
1/1/2002 to 8/15/2002......       9,422        6,016          --           --        3,176       12,262


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

ITEM 17.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the standby underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

Signatures


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairlawn, Ohio, on March 22, 2005.


                                          PAV REPUBLIC, INC.

                                          By:      /s/ JOSEPH F. LAPINSKY
                                            ------------------------------------
                                                  Chief Executive Officer

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by or on behalf of the following persons in the capacities and on the date indicated.



                  SIGNATURE                          TITLE                     DATE
----------------------------------------------------------------------------------------
                  *                     President, Chief Executive        March 22, 2005
--------------------------------------  Officer, Secretary and Director
          Joseph F. Lapinsky            (Principal Executive Officer)

                  *                     Chief Financial Officer           March 22, 2005
--------------------------------------  (Principal Financial and
         George E. Strickler            Accounting Officer)

                  *                     Chairman of the Board and         March 22, 2005
--------------------------------------  Directors
             Paul A. Leff

                  *                     Director                          March 22, 2005
--------------------------------------
           Richard C. Perry

                  *                     Director                          March 22, 2005
--------------------------------------
           E.J. Antonio III

                  *                     Director                          March 22, 2005
--------------------------------------
          Stephen G. Kasnet

                  *                     Director                          March 22, 2005
--------------------------------------
           Robert L. Norton

                  *                     Director                          March 22, 2005
--------------------------------------
           Lynn R. Williams


 *By:       /s/ JOSEPH F. LAPINSKY
        ------------------------------
              Joseph F. Lapinsky
               Attorney-in-Fact


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Exhibit index



 1.1   Form of Underwriting Agreement.*
 3.1   Form of Amended and Restated Certificate of Incorporation
       (to be filed with the Delaware Secretary of State immediately prior to the closing of the offering covered by this Registration Statement).*
 3.2 Form of Amended and Restated Bylaws (to be adopted immediately prior to the closing of the offering covered by this Registration Statement).*
 4.1   Specimen common stock certificate.*
 4.2 Stockholders Agreement dated as of January 20, 2004 by and among PAV Republic, Inc., Perry Partners LP, Perry Partners
       International, Inc. and Contrarian Funds LLC.
 4.3   Form of Registration Rights Agreement by and among PAV
       Republic, Inc., Perry Partners LP, Perry Partners
       International, Inc. and Contrarian Funds LLC.*
 5.1   Opinion of Kirkland & Ellis LLP.*
10.1   Employment Agreement dated March 2, 2004 by and between
       Republic Engineered Products, Inc. and Joseph F. Lapinsky.
10.2   Credit Agreement dated as of May 20, 2004, among Republic
       Engineered Products, Inc., as borrower, the other credit parties signatory thereto, the lenders signatory thereto from time to time, General Electric Capital Corporation as agent and lender, GECC Capital Markets Group, Inc. and UBS
       Securities, LLC as lead arrangers, UBS Securities, LLC as syndication agent and Bank One, NA (Main Office Chicago) and
       Merrill Lynch Capital, a division of Merrill Lynch Business
       Financial Services Inc. as documentation agents.
10.3   First Amendment to Credit Agreement dated as of November 10,
       2004, among Republic Engineered Products, Inc., as borrower, the other credit parties signatory thereto, the lenders signatory thereto from time to time and General Electric
       Capital Corporation as agent and lender.
10.4   Senior Secured Note Purchase Agreement dated as of May 20,
       2004, among Republic Engineered Products, Inc. as borrower, the other note parties signatory thereto and Perry
       Principals Investments, L.L.C. as Term 2 noteholder and its successors and assigns.
10.5   Security Agreement dated as of May 20, 2004, among Republic
       Engineered Products, Inc. as borrower, Republic N&T
       Railroad, Inc. and Republic Machine, LLC as grantors and
       Perry Principals Investments, L.L.C. as agent for Term 2
       Noteholder and its successors and assigns.
10.6   Form of 11% Senior Secured Promissory Note due August 20,
       2009.
10.7   Note Purchase Agreement dated as of December 19, 2003 among
       Republic Engineered Products, Inc. as issuer and PAV
       Republic, Inc., PAV Railroad, Inc. and PAV Machine, LLC as guarantors, and the purchasers named in Schedule A thereto relating to Republic Engineered Products, Inc.'s 10% Senior
       Secured Notes due 2009.
10.8   Security Agreement, dated as of December 19, 2003, between
       Republic Engineered Products, Inc. and Fleet Capital
       Corporation, as collateral agent for itself and other holders of notes.
10.9   Form of 10% Senior Secured Notes due August 31, 2009
       (included in Exhibit 10.7).
10.10 Loan Agreement dated as of March 20, 2003, by and between The Director of Development of the State of Ohio acting on behalf of the State of Ohio as lender and Republic
       Engineered Products, LLC as borrower.
10.11  Security Agreement dated as of December 19, 2003, between
       Republic Engineered Products, Inc. as debtor and The
       Director of Development of the State of Ohio as secured party.


--------------------------------------------------------------------------------

EXHIBIT INDEX
--------------------------------------------------------------------------------



10.12  Intercreditor Agreement dated as of May 20, 2004 between
       Republic Engineered Products, Inc., the Director of
       Development of the State of Ohio, General Electric Capital
       Corporation, as agent and PAV Republic, Inc., PAV Railroad,
       Inc. and PAV Machine, LLC.
10.13  Intercreditor Agreement dated as of May 20, 2004, between
       Republic Engineered Products, Inc. as borrower and The
       Director of Development of the State of Ohio acting on
       behalf of the State of Ohio as lender, Perry Principals
       Investments, L.L.C. as a holder and as the initial
       collateral agent and PAV Republic, Inc., PAV Railroad, Inc.
       and PAV Machine, LLC.
10.14  Amended and Restated 2004 Equity Incentive Plan.
10.15  Republic Engineered Products LLC Deferred Compensation Plan.
10.16  Republic Engineered Products LLC Key Executive Severance
       Plan.
10.17  Republic Engineered Products LLC Retirement and Capital
       Accumulation Plan.
10.18  2004 Key Employee Bonus Plan Description.
10.19  Purchase Order dated as of October 13, 2004 by and between
       Republic Engineered Products, LLC, Republic Technologies
       International and American Axle and Manufacturing Inc.
       (Portions of this exhibit have been omitted pursuant to a
       confidential treatment request submitted under C.F.R.
       Sections 200.80(b)(4), 200.83 and 230.406)
10.20  Rounds Supply Agreement by and between Republic Engineered
       Products, Inc. and United States Steel Corporation dated
       October 22, 2004. (Portions of this exhibit have been
       omitted pursuant to a confidential treatment request
       submitted under C.F.R. Sections 200.80(b)(4), 200.83 and
       230.406)
10.21  Pellet Supply Agreement by and between Republic Engineered
       Products, Inc. and United States Steel Corporation dated
       October 22, 2004. (Portions of this exhibit have been
       omitted pursuant to a confidential treatment request
       submitted under C.F.R. Sections 200.80(b)(4), 200.83 and
       230.406)
10.22  Coke Supply Agreement by and between Republic Engineered
       Products, Inc. and United States Steel Corporation dated
       October 22, 2004. (Portions of this exhibit have been
       omitted pursuant to a confidential treatment request
       submitted under C.F.R. Sections 200.80(b)(4), 200.83 and
       230.406)
10.23  Contract dated as of August 16, 2002 by and between Ohio
       Power Company dba American Electric Power and Republic
       Engineered Products, LLC. (Portions of this exhibit have
       been omitted pursuant to a confidential treatment request
       submitted under C.F.R. Sections 200.80(b)(4), 200.83 and
       230.406)
10.24  Product Supply Agreement dated as of July 31, 2002 by and between Praxair, Inc. and Republic Engineered Products, LLC.
       (Portions of this exhibit have been omitted pursuant to a
       confidential treatment request submitted under C.F.R.
       Sections 200.80(b)(4), 200.83 and 230.406)
10.25  Supply Agreement dated as of September 20, 2002 by and between Praxair, Inc. and Republic Engineered Products, LLC.
       (Portions of this exhibit have been omitted pursuant to a
       confidential treatment request submitted under C.F.R.
       Sections 200.80(b)(4), 200.83 and 230.406)
10.26  Asset Purchase Agreement dated as of December 16, 2003 by and among PAV Republic, Inc., as purchaser and Republic
       Engineered Products, LLC, N&T Railway Company LLC and Blue
       Steel Capital Corp. as sellers.
10.27  Collective Bargaining Agreement, effective August 16, 2002, between Republic Engineered Products, Inc. and United
       Steelworkers of America, AFL-CIO, LLC.
21.1   List of subsidiaries.*


--------------------------------------------------------------------------------

EXHIBIT INDEX
--------------------------------------------------------------------------------



23.1   Consent of Deloitte & Touche LLP.
23.2   Consent of KPMG LLP with respect to PAV Republic, Inc.
23.3   Consent of KPMG LLP with respect to REPH LLC.
23.4   Consent of Kirkland & Ellis LLP (Included in Exhibit 5.1).*
24.1 Power of Attorney (contained in the signature page to the original Registration Statement filed on November 24, 2004, being amended hereby).+


------------
* To be filed by amendment.

+ Previously filed with the original Registration Statement filed on November
  24, 2004, being amended hereby.

--------------------------------------------------------------------------------